EXECUTION COPY

Exhibit 10.1

$175,000,000 CREDIT AGREEMENT

dated as of February 27, 2004

among

KINGPIN INTERMEDIATE CORP.,

KINGPIN MERGER SUB, INC.

(to be merged with and into AMF BOWLING WORLDWIDE, INC.),

THE LENDERS FROM TIME TO TIME PARTY HERETO,

CREDIT SUISSE FIRST BOSTON, CAYMAN ISLANDS BRANCH,

as Administrative Agent

and

MERRILL LYNCH & CO.,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Syndication Agent and Documentation Agent

MERRILL LYNCH & CO.,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

and

CREDIT SUISSE FIRST BOSTON LLC,

as Co-Lead Arrangers and Joint Bookrunners

Table of Contents*

*	The Table of Contents is not part of the Credit Agreement.

-i-

Table of Contents* (cont,)

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Table of Contents* (cont,)

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Table of Contents* (cont,)

Schedules:

Schedule 1.01A	—	Lenders and Commitments
Schedule 1.01B	—	Adjustments Relating to Consolidated EBITDA
Schedule 1.01C	—	Refinanced Agreements
Schedule 1.01D	—	Lender Addresses
Schedule 1.01E	—	Mandatory Cost Formula
Schedule 1.01F	—	Insignificant Subsidiaries
Schedule 1.01G	—	Liquor License Subsidiaries
Schedule 1.01H	—	Historical Financial Covenant Information
Schedule 4.01(m)(i)	—	Mortgaged Properties
Schedule 5.02	—	Required Consents, Authorizations, Notices and Filings
Schedule 5.04	—	Defaults, Etc.
Schedule 5.05	—	Financial Condition; Sarbanes – Oxley
Schedule 5.08	—	Litigation
Schedule 5.09	—	Taxes
Schedule 5.10	—	Compliance with Law
Schedule 5.11	—	Pension and Benefit Plans
Schedule 5.12	—	Subsidiaries
Schedule 5.16	—	Environmental Matters
Schedule 5.17	—	Intellectual Property
Schedule 5.20(c)	—	Mortgage Recordings
Schedule 5.21	—	Ownership
Schedule 5.22	—	Broker’s Fees
Schedule 6.10(b)	—	Exceptions to Additional Security
Schedule 7.01	—	Existing Debt
Schedule 7.02	—	Existing Liens
Schedule 7.05	—	Scheduled Asset Dispositions
Schedule 7.06	—	Existing Investments
Schedule 7.09	—	Transactions with Affiliates

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Table of Contents* (cont,)

Page
Exhibits:
Exhibit A-1	—	Form of Notice of Borrowing
Exhibit A-2	—	Form of Notice of Extension/Conversion
Exhibit A-3	—	Form of Letter of Credit Request
Exhibit B-1	—	Form of Revolving Note
Exhibit B-2	—	Form of Term Note
Exhibit C	—	Form of Assignment and Acceptance
Exhibit D-1	—	Form of Opinion of Counsel for the Borrower and the Other Credit Parties
Exhibit D-2	—	Form of Opinion of Special Local Counsel for the Borrower and the Other Credit Parties (UCC Collateral)
Exhibit D-3	—	Form of Opinion of Special Local Counsel for the Borrower and the Other Credit Parties (Real Property Collateral)
Exhibit E	—	Form of Guaranty
Exhibit F-1	—	Form of Perfection Certificate
Exhibit F-2	—	Form of Security Agreement
Exhibit F-3	—	Form of Pledge Agreement
Exhibit F-4	—	Form of Mortgage
Exhibit G	—	Form of Intercompany Note
Exhibit H	—	Form of Intercompany Note Subordination Provisions
Exhibit I	—	Form of Accession Agreement
Exhibit J	—	Form of Acknowledgement Agreement
Exhibit K	—	Form of OFAC/Anti-Terrorism Compliance Certificate
Exhibit L	—	Form of Solvency Certificate
Exhibit M	—	Form of Secretary’s Certificate

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CREDIT AGREEMENT

This Credit Agreement is dated as of February 27, 2004 and is among KINGPIN INTERMEDIATE CORP., a Delaware corporation (“Holdings”), KINGPIN MERGER SUB, INC., a Delaware corporation (the “Borrower”) which is to be merged with and into AMF BOWLING WORLDWIDE, INC., the banks and other financial institutions from time to time party hereto (the “Lenders”), CREDIT SUISSE FIRST BOSTON, CAYMAN ISLANDS BRANCH, as Administrative Agent, and MERRILL LYNCH & CO., MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Syndication Agent and Documentation Agent.

Holdings and the Borrower have requested the Lenders to provide credit facilities to the Borrower having an aggregate U.S. dollar equivalent principal amount of up to $175,000,000 for the purposes described herein. The Lenders are willing to make the requested credit facilities available on the terms and conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms. The following terms, as used herein, have the following meanings:

“Accession Agreement” means a Credit Party Accession Agreement, substantially in the form of Exhibit I hereto, executed and delivered by an Additional Subsidiary Guarantor after the Closing Date in accordance with Section 6.10(a) or (d).

“Acknowledgment Agreement” means the Acknowledgment Agreement, substantially in the form of Exhibit J hereto, dated as of the Closing Date, executed by the Target immediately following the consummation of the Merger, as the same may be amended, modified or supplemented from time to time.

“Acquisition” means the acquisition contemplated by the Acquisition Agreement.

“Acquisition Agreement” means the Agreement and Plan of Merger dated as of November 26, 2003 among Kingpin Holdings, LLC, Kingpin Merger Sub, Inc. and the Target, as the same may be amended, modified or supplemented from time to time in accordance with the provisions thereof and of this Agreement.

“Acquisition Documents” means the Acquisition Agreement, including all exhibits and schedules thereto, and all other agreements, documents and instruments relating to the Acquisition, in each case as the same may be amended, modified or supplemented from time to time in accordance with the provisions thereof and of this Agreement.

“Additional Collateral Documents” has the meaning set forth in Section 6.10.

“Additional Cost Rate” has the meaning set forth on Schedule 1.01E.

“Additional Subsidiary Guarantor” means each Person that becomes a Subsidiary Guarantor after the Closing Date by execution of an Accession Agreement as provided in Section 6.10.

“Adjusted Eurocurrency Rate” means, for the Interest Period for each Eurocurrency Loan comprising part of the same Group, (i) in the case of Eurocurrency Loans denominated in Dollars or an Available Foreign Currency other than Sterling, the quotient obtained by dividing (A) the applicable Eurocurrency Rate for such Interest Period by (B) 1.00 minus the applicable Eurocurrency Reserve Percentage or (ii) in the case of Eurocurrency Loans denominated in Sterling, the sum of (A) the applicable Eurocurrency Rate for such Interest Period plus (B) if applicable with respect to Eurocurrency Loans to the Borrower, Mandatory Cost, if any.

“Administrative Agent” means Credit Suisse First Boston, Cayman Islands Branch, in its capacity as administrative agent for the Lenders hereunder and under the other Senior Finance Documents, and its successor or successors in such capacity.

“Administrative Office” means the Administrative Agent’s office located at Eleven Madison Avenue, New York, New York 10010, or such other office in New York City as may be designated by the Administrative Agent by written notice to the Borrower and the Lenders.

“Affiliate” means, with respect to any Person, (i) any Person that directly, or indirectly through one or more intermediaries, controls such Person (a “Controlling Person”) or (ii) any other Person which is controlled by or is under common control with a Controlling Person. As used herein, the term “control” means (i) with respect to any Person having voting shares or their equivalent and elected directors, managers or Persons performing similar functions, the possession, directly or indirectly, of the power to vote 10% or more of the Equity Interests having ordinary voting power of such Person or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting shares or their equivalent, by contract or otherwise.

“Agent” means the Administrative Agent, the Syndication Agent, the Documentation Agent or the Collateral Agent and any successors and assigns in such capacity, and “Agents” means any two or more of them.

“Aggregate Revolving Commitment Percentage” means, for each Lender, the quotient (expressed as a percentage) obtained by dividing (i) the aggregate amount of such Lender’s Revolving Commitments (determined in the case of Multi-Currency Revolving Commitments, by using the Dollar Equivalent thereof) by (ii) the Aggregate Revolving Committed Amount, in each case as in effect on the relevant date of determination.

“Aggregate Revolving Committed Amount” means at any time the sum of the Domestic Revolving Committed Amount in effect at such time plus the Multi-Currency Revolving Committed Amount in effect at such time.

“Aggregate Revolving Outstandings” means on any date the sum of (i) the Domestic Revolving Outstandings plus (ii) the Multi-Currency Revolving Outstandings, in each case determined based upon the Exchange Rates as in effect on the most recent Reset Date.

“Agreed Foreign Currency” means at any time any of the respective lawful currencies of the United Kingdom and the European Economic Union, so long as at such time (i) such currency is dealt in in the London interbank deposit market or, in the case of Euros, the European interbank deposit market, (ii) such currency is fully transferable and convertible into Dollars in the London foreign exchange market or, in the case of Euros, the European foreign exchange market and (iii) no central bank or other governmental authorization in the country of issue of such currency is required to permit the use of such currency by any Multi-Currency Revolving Lender for making or maintaining any Loan hereunder and/or to permit the Borrower to borrow and repay the principal thereof and to pay the interest thereon, unless such authorization has been obtained and remains in full force and effect.

“Agreement” means this Credit Agreement, as amended, restated, modified or supplemented from time to time.

“Anti-Terrorism Laws” means any Laws relating to terrorism or money-laundering, including, without limitation, (i) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 and relating to Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, (ii) the U.S. Patriot Act, (iii) the International Emergency Economic Power Act, 50 U.S.C. §1701 et seq., (iv) the Bank Secrecy Act, (v) the Trading with the Enemy Act, 50 U.S.C. App. 1 et seq. and (vi) any related rules and regulations of the U.S. Treasury Department’s Office of Foreign Assets Control or any other Governmental Authority, in each case as the same may be amended, supplemented, modified, replaced or otherwise in effect from time to time.

“Applicable Lending Office” means (i) with respect to any Lender and for each Type of Loan, the “Lending Office” of such Lender (or of an Affiliate of such Lender) designated for such Type of Loan on Schedule 1.01D hereto or in any applicable Assignment and Acceptance pursuant to which such Lender became a Lender hereunder or such other office of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time (so long as no additional cost to the Borrower results) specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained; provided that any Lender may from time to time by notice to the Borrower and the Administrative Agent designate separate Lending Offices for Eurocurrency Loans in different currencies, in which case all references herein to the Applicable Lending Office of such Lender shall, with respect to its Eurocurrency Loans, be deemed to refer to any or all of such offices, as the context may require, and (ii) with respect to any Issuing Lender and for each Letter of Credit, the “Lending Office” of such Issuing Lender (or of an Affiliate of such Issuing Lender) designated on the signature pages hereto or such other office of such Issuing Lender (or of an Affiliate of such Issuing Lender) as such Issuing Lender may from time to time specify (so long as no additional cost to the Borrower results) to the Administrative Agent and the Borrower as the office by which its Letters of Credit are to be issued and maintained.

“Applicable Margin” means (i) for purposes of calculating the applicable interest rate for any day for any Term B Loan, (A) if the Leverage Ratio as of the most recent Calculation Date is greater than or equal to 2.5 to 1.0, 3.00% in the case of Eurocurrency Loans and 2.00% in the case of Base Rate Loans, and (B) if the Leverage Ratio as of the most recent Calculation Date is less than 2.5 to 1.0, 2.75% in the case of Eurocurrency Loans and 1.75% in the case of Base Rate Loans, and (ii) for purposes of calculating the applicable interest rate for any day for any Revolving Loan or the applicable rate of the Letter of Credit Fee for any day for purposes of Section 2.11(b)(i), the appropriate applicable margin set forth below corresponding to the Leverage Ratio as of the most recent Calculation Date:

		REVOLVING LOANS		LETTER OF CREDIT FEES
Pricing Level	Leverage Ratio	Applicable Margin For Eurocurrency Loans	Applicable Margin For Base Rate Loans	Applicable Margin For Letter of Credit Fees
I	≥2.75 to 1.0	3.00%	2.00%	3.00%
II	<2.75 to 1.0 but ≥2.25 to 1.0	2.75%	1.75%	2.75%
III	<2.25 to 1.0 but ≥1.75 to 1.0	2.50%	1.50%	2.50%
IV	<1.75 to 1.0	2.25%	1.25%	2.25%

Each Applicable Margin shall be determined and adjusted quarterly on the date (each a “Calculation Date”) five Business Days after the date by which the Borrower is required to provide the consolidated financial information required by Section 6.01(a) or (b) and the officer’s certificate required by Section 6.01(c) for the fiscal quarter or year of the Borrower most recently ended prior to the Calculation Date; provided, however, that: (i) the initial Applicable Margin for Revolving Eurocurrency Loans and the Applicable Margin for Letter of Credit Fees shall be 3.00%, (ii) the initial Applicable Margin for Revolving Base Rate Loans shall be 2.00%; (iii) the initial Applicable Margins determined in accordance with the immediately preceding clauses (i) and (ii) shall remain in effect until the first Calculation Date occurring after the end of the first full fiscal quarter of the Borrower ending at least three months after the Closing Date and, thereafter, each Applicable Margin for Revolving Loans and Letter of Credit Fees shall be based on the Pricing Level (as shown above) corresponding to the Leverage Ratio as of the last day of the most recently ended fiscal quarter or year of the Borrower preceding the applicable Calculation Date; and (iv) if the Borrower fails to provide the consolidated financial information required by Section 6.01(a) or (b) or the officer’s certificate required by Section 6.01(c) for the most recently ended fiscal quarter or year of the Borrower preceding any applicable Calculation Date, (A) each such Applicable Margin for Revolving Loans and Letter of Credit Fees from such Calculation Date shall be based on the Pricing Level (as shown above) one level above that theretofore in effect (with Pricing Level I being one level higher than Pricing Level II and so on) and (B) the Applicable Margin for Term B Loans shall be 3.00%, in the case of Eurocurrency Loans, and 2.00%, in the case of Base Rate Loans, in each case until such time as such consolidated financial information and the officer’s certificate is provided, whereupon each such Applicable Margin for Term B Loans, Revolving Loans and Letter of Credit Fees shall be based on the Pricing Level (as shown or described above) corresponding to the Leverage Ratio as of the last day of the most recently ended fiscal quarter or year of the Borrower preceding such Calculation Date. Each Applicable Margin for Term B Loans, Revolving Loans and Letter of Credit Fees shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Applicable Margins for Term B Loans, Revolving Loans and Letter of Credit Fees shall be applicable to all Term B Loans, Revolving Loans and Letters of Credit then existing or subsequently made or issued.

“Approved Fund” means (i) with respect to any Lender, an entity (whether a corporation, partnership, limited liability company, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is managed by such Lender, its parent holding company or any of their respective Subsidiaries, (ii) with respect to any Lender that is a fund that invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by any parent company of such Lender or any of their respective Subsidiaries and (iii) any special purpose funding vehicle described in Section 10.06(h).

“Asset Disposition” means any sale (including any Sale/Leaseback Transaction, whether or not involving a Capital Lease), lease (as lessor), transfer or other disposition (including any such transaction effected by way of merger or consolidation and including any sale or other disposition of Equity Interests of a Subsidiary, but excluding any sale or other disposition by way of Casualty or Condemnation) by any Group Company of any asset. For the avoidance of doubt, an Equity Issuance by any Person shall not constitute an Asset Disposition by that Person.

“Assignment and Acceptance” means an Assignment and Acceptance, substantially in the form of Exhibit C hereto, under which an interest of a Lender hereunder is transferred to an Eligible Assignee pursuant to Section 10.06(b).

“Attributable Debt” means, at any date (i) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (ii) in respect of any Synthetic Lease Obligation of any Person, the capitalized or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement were accounted for as a Capital Lease and (iii) in respect of any Sale/Leaseback Transaction, the lesser of (A) the present value, discounted in accordance with GAAP at the interest rate implicit in the related lease, of the obligations of the lessee for net rental payments over the remaining term of such lease (including any period for which such lease has been extended or may, at the option of the lessor be extended) and (B) the fair market value of the assets subject to such transaction.

“Availability Period” means the period from the Closing Date to the Revolving Termination Date.

“Available Foreign Currency” means at any time (i) in the case of Multi-Currency Revolving Loans, any Agreed Foreign Currency and any other currency (other than Dollars) that the Borrower requests, by notice to the Multi-Currency Revolving Lenders through the Administrative Agent, be included as an additional Available Foreign Currency for purposes of this Agreement, so long as at such time (A) such currency is dealt in in the London interbank deposit market, (B) such currency is freely transferable and convertible into Dollars in the London foreign exchange market or the European foreign exchange market, as applicable, (C) no central bank or other governmental authorization in the country of issue of such currency is required to permit the use of such currency by any Multi-Currency Revolving Lender for making any Loan hereunder and/or to permit the Borrower to borrow and repay the principal thereof and to pay interest thereon, unless such authorization has been obtained and remains in full force and effect, and (D) no Multi-Currency Revolving Lender shall have objected to the inclusion of such currency as an Available Foreign Currency by notice to the Borrower and the Administrative Agent given within five Business Days of such Multi-Currency Revolving Lender’s receipt of the notice referred to above and (ii) in the case of Letters of Credit issued or to be issued by any Issuing Lender in any currency other than Dollars, any Agreed Foreign Currency, Australian Dollars or any other currency approved by the Administrative Agent and such Issuing Lender.

“Bank Secrecy Act” means the Financial Recordkeeping and Reporting of Currency and Foreign Transactions Act of 1970, 31 U.S.C. 1051, et seq., as the same may be amended, supplemented, modified, replaced or otherwise in effect from time to time.

“Base Rate” means, for any day, a rate per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of 1/2 of 1% plus the Federal Funds Rate for such day. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Rate.

“Base Rate Loan” means at any date a Loan bearing interest at a rate determined by reference to the Base Rate.

“Borrower” means (i) at any time prior to the consummation of the Merger, Kingpin Merger Sub, Inc., a Delaware corporation and its successors, and (ii) upon the consummation of the Merger, the Target as the surviving entity of the Merger, and its successors.

“Borrowing” has the meaning set forth in Section 1.04.

“Bowling Equipment” means any of the following, whether now existing or hereafter arising: all pin setting machines (pinsetters/pinspotters), ball returns, settees, scoring systems (including front desk systems), lanes, lane cleaning machines, bumpers, approaches, foul lights, gutters and masking units.

“Business Acquisition” means the acquisition by the Borrower or one or more of its Wholly-Owned Subsidiaries of all of the Equity Interests of, or all (or any division, line of business or substantial part for which financial statements or other financial information reasonably satisfactory to the Administrative Agent is available) of the assets or property of, another Person.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required to close, except that:

(i) when used in Section 2.05 with respect to any action taken by or with respect to any Issuing Lender, or to the issuance of, drawing under, or reimbursement obligation arising in respect of, a Letter of Credit or a notice by the Borrower with respect to any such issuance, drawing or reimbursement obligation, the term “Business Day” shall not include any day on which commercial banks are authorized by law to close in the jurisdiction where such Issuing Lender’s Applicable Lending Office is located;

(ii) if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, or the Interest Period for, a Eurocurrency Loan denominated in Dollars, or a notice by the Borrower with respect to any such borrowing, payment, prepayment or Interest Period, such day shall also be a day on which commercial banks are open for international business (including dealings in Dollar deposits) in London;

(iii) if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, or the Interest Period for, a Multi-Currency Revolving Loan denominated in Euros, or to the issuance of, drawing under, or reimbursement of obligations in respect of a Letter of Credit denominated in Euros, or a notice by the Borrower with respect to any such borrowing, payment, prepayment, Interest Period, issuance, drawing or reimbursement obligation, such day shall also be a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer System (TARGET) (or, if such clearing system ceases to be operative, such other clearing system (if any) determined by the Administrative Agent to be a suitable replacement) is open for settlement of payment in Euros; and

(iv) if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, or the Interest Period for, a Multi-Currency Revolving Loan denominated in an Available Foreign Currency other than Euros, or to the issuance of, drawing under or reimbursement of obligations in respect of a Letter of Credit denominated in an Available Foreign Currency other than Euros, or a notice by the Borrower with respect to any such borrowing, payment, prepayment, Interest Period or issuance, drawing or reimbursement obligation, such day shall also be a day on which commercial banks are open for international business (including dealings in deposits in such Available Foreign Currency) in both London and the Principal Financial Center for such Available Foreign Currency.

“Capital Lease” of any Person means any lease of (or other arrangement conveying the right to use) property (whether real, personal or mixed) by such Person as lessee which would, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of such Person.

“Capital Lease Obligations” means, with respect to any Person, all obligations of such Person as lessee under Capital Leases, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

“Capitalization Documents” has the meaning set forth in Section 4.01(f).

“Cash Collateralize” means to pledge and deposit with or deliver to the Collateral Agent, for the benefit of the Issuing Lenders and the Domestic Revolving Lenders, as collateral for the LC Obligations, cash or deposit balances pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Issuing Lenders.

“Cash Equivalents” means, at any date of determination:

(i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) or, with respect to any Foreign Subsidiary, an equivalent obligation of the government of the country in which such Foreign Subsidiary transacts business, in each case maturing within one year after such date;

(ii) time deposits and certificates of deposit, including eurodollar time deposits, and, with respect to any Foreign Subsidiary, time deposits in the currency of any country in which such Foreign Subsidiary transacts business, of any commercial bank organized in the United States having capital and surplus in excess of $100,000,000 or, with respect to any Foreign Subsidiary, a commercial bank organized under the laws of any other country in which such Foreign Subsidiary transacts business having total assets in excess of $100,000,000 (or its foreign currency equivalent) with a maturity date not more than one year from the date of acquisition;

(iii) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (ii) above and organized in the United States;

(iv) direct obligations issued by any state of the United States or any political subdivision of any state or any public instrumentality thereof maturing within 90 days after the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from such other nationally recognized rating service reasonably acceptable to the Administrative Agent);

(v) commercial paper issued by the parent corporation of any commercial bank organized in the United States having capital and surplus in excess of $100,000,000 or, with respect to any Foreign Subsidiary, a commercial bank organized under the laws of any other country in which such Foreign Subsidiary transacts business having total assets in excess of $100,000,000 (or its foreign currency equivalent), and commercial paper issued by others having one of the two highest ratings obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from such other nationally recognized rating services reasonably acceptable to the Administrative Agent) and in each case maturing within one year after the date of acquisition;

(vi) overnight bank deposits and bankers’ acceptances at any commercial bank organized in the United States having capital and surplus in excess of $100,000,000, or with respect to any Foreign Subsidiary, a commercial bank organized under the laws of any other country in which such Foreign Subsidiary transacts business having total assets in excess of $100,000,000 (or its foreign currency equivalent);

(vii) deposits available for withdrawal on demand with commercial banks organized in the United States having capital and surplus in excess of $50,000,000 or, with respect to any Foreign Subsidiary, a commercial bank organized under the laws of any other country in which such Foreign Subsidiary transacts business having total assets in excess of $50,000,000 (or its foreign currency equivalent); and

(viii) investments in money market funds substantially all of whose assets comprise securities of the types described in clauses (i) through (vii).

“Casualty” means any casualty, loss, damage, destruction or other similar loss with respect to real or personal property or improvements.

“Casualty Insurance Policy” means any insurance policy maintained by any Group Company covering losses with respect to Casualties.

“Change of Control” means the occurrence of any of the following events:

(i) (A) Holdings shall cease to own directly 100% of the Equity Interests of the Borrower, on a fully-diluted basis assuming the conversion and exercise of all outstanding Equity Equivalents (whether or not such securities are then currently convertible or exercisable), (B) on or prior to the first anniversary of the Closing Date, the Sponsor Group shall cease to own beneficially (as defined in the Exchange Act), directly or indirectly, at least 45% of the Equity Interests of Holdings, (C) at any time after the first anniversary of the Closing Date the Sponsor Group shall cease to own beneficially (as defined in the Exchange Act), directly or indirectly, at least 35% of the Equity Interests of Holdings, (D) any “person” or “group” (as each such term is defined in the Exchange Act), other than the Sponsor Group, is or becomes the “beneficial owner” (as defined in the Exchange Act except that a Person will be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of a greater percentage of the voting Equity Interests of Holdings than the percentage of the voting Equity Interests of Holdings then owned beneficially, directly or indirectly, by the Sponsor Group or (E) the failure at any time of the Investor Group to control, whether through the ownership of voting securities or by contract, a majority of the seats on the board of directors (or persons performing similar functions) of Holdings; or

(ii) during any period of two consecutive calendar years, individuals who at the beginning of such period constituted the board of directors (or persons performing similar functions) of Holdings together with any new members of such board of directors (A) whose elections by such board of directors or whose nominations for election by the equityholders of Holdings was approved by a vote of a majority of the members of such board of directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved or by any new directors who were nominated to serve on behalf of the Investor Group or (B) elected or appointed by the Investor Group, cease for any reason to constitute a majority of the directors of Holdings still in office; or

(iii) a “change of control” (as defined in the Senior Subordinated Note Indenture) occurs.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any applicable law, rule, regulation or treaty, (ii) any change in any applicable law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Class” has the meaning set forth in Section 1.04.

“Closing Date” means the date on or after the Effective Date when the first Credit Extension occurs in accordance with Section 4.01.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time.

“Collateral” means all of the property which is subject or is purported to be subject to the Liens granted by the Collateral Documents.

“Collateral Agent” means Credit Suisse First Boston, Cayman Islands Branch, in its capacity as collateral agent for the Finance Parties under the Collateral Documents, and its successor or successors in such capacity.

“Collateral Documents” means, collectively, the Security Agreement, the Pledge Agreement, each Mortgage, any Additional Collateral Documents, any additional pledges, security agreements, patent, trademark or copyright filings or mortgages required to be delivered pursuant to the Finance Documents and any instruments of assignment, control agreements, lockbox letters or other instruments or agreements executed pursuant to the foregoing.

“Commitment” means (i) with respect to each Lender, its Domestic Revolving Commitment, Multi-Currency Revolving Commitment or Term B Commitment, as and to the extent applicable, and (ii) with respect to each Issuing Lender, its LC Commitment, in each case as set forth on Schedule 1.01A or in the applicable Assignment and Acceptance as its Commitment of the applicable Class, as any such amount may be increased or decreased from time to time pursuant to this Agreement.

“Commitment Fee” has the meaning set forth in Section 2.11(a).

“Computer Hardware” means all computer and other electronic data processing hardware of a Credit Party, whether now or hereafter owned, licensed or leased by such Credit Party, including, without limitation, all integrated computer systems, central processing units, memory units, display terminals, printers, features, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories, peripheral devices and other related computer hardware, all documentation, flowcharts, logic diagrams, manuals, specifications, training materials, charts and pseudo codes associated with any of the foregoing and all options, warranties, services contracts, program services, test rights, maintenance rights, support rights, renewal rights and indemnifications relating to any of the foregoing.

“Condemnation” means any taking by a Governmental Authority of property or assets, or any part thereof or interest therein, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation.

“Condemnation Award” means all proceeds of any Condemnation or transfer in lieu thereof.

“Consolidated Adjusted Working Capital” means at any date the excess of (i) Consolidated Current Assets (excluding cash and Cash Equivalents classified as such in accordance with GAAP) over (ii) Consolidated Current Liabilities (excluding (A) the current portion of any Consolidated Funded Debt, (B) the aggregate principal amount of outstanding Revolving Loans, (C) accrued and unpaid interest on any Consolidated Funded Debt and/or Revolving Loans and (D) deferred taxes calculated in accordance with GAAP).

“Consolidated Capital Expenditures” means for any period the aggregate amount of all expenditures (whether paid in cash or other consideration or accrued as a liability) that would, in accordance with GAAP, be included as additions to property, plant and equipment and other capital expenditures of Holdings and its Consolidated Subsidiaries for such period, as the same are or would be set forth in a consolidated statement of cash flows of Holdings and its Consolidated Subsidiaries for such period (including the amount of assets leased under any Capital Lease), but excluding (to the extent that they would otherwise be included): (i) any such expenditures made for the replacement or restoration of assets in amounts not exceeding the aggregate amount of Insurance Proceeds or Condemnation Awards with respect to the asset or assets being replaced or restored, (ii) for purposes of Section 7.14 only, capital expenditures for Permitted Business Acquisitions, (iii) any such expenditures made with proceeds of a Qualifying Equity Issuance, (iv) any such expenditures to the extent Holdings or any of its Consolidated Subsidiaries has received reimbursement in cash from a third party other than Holdings or one or more of its Consolidated Subsidiaries and (v) capitalized interest; provided, however, that Consolidated Capital Expenditures for any fiscal quarter shown on Schedule 1.01H hereto shall be deemed to equal the applicable amount set forth opposite such fiscal quarter on Schedule 1.01H.

“Consolidated Cash Interest Expense” means for any period Consolidated Interest Expense that has been paid in cash for such period, other than (to the extent, but only to the extent, included in the determination of Consolidated Interest Expense for such period in accordance with GAAP and paid in cash for such period): (i) amortization of debt discount and debt issuance fees, (ii) any fees (including underwriting fees and expenses paid in connection with the consummation of the Transaction or Permitted Business Acquisitions, (iii) any payments made to obtain Derivatives Agreements, (iv) any agent or collateral monitoring fees paid or required to be paid pursuant to any Senior Finance Document, (v) the actual or implied interest component of any consulting payments and (vi) annual agency fees, unused line fees and letter of credit fees and expenses paid hereunder; provided, however, that Consolidated Cash Interest Expense for any fiscal quarter shown on Schedule 1.01H hereto shall be deemed to equal the applicable amount set forth opposite such fiscal quarter on Schedule 1.01H.

“Consolidated Cash Tax Expense” means for any period the aggregate Federal, state, local and foreign income, franchise, state single business unitary and similar taxes that have been paid in cash by Holdings and its Consolidated Subsidiaries for such period; provided, however, that Consolidated Cash Tax Expense for any fiscal quarter shown on Schedule 1.01H hereto shall be deemed to equal the applicable amount set forth opposite such fiscal quarter on Schedule 1.01H.

“Consolidated Current Assets” means at any date the consolidated current assets of Holdings and its Consolidated Subsidiaries determined as of such date.

“Consolidated Current Liabilities” means at any date the consolidated current liabilities of Holdings and its Consolidated Subsidiaries determined as of such date.

“Consolidated Debt” means at any date the Debt of Holdings and its Consolidated Subsidiaries, determined on a consolidated basis as of such date.

“Consolidated EBITDA” means for any period the sum of (i) Consolidated Net Income for such period (excluding therefrom (x) any extraordinary, unusual or non-recurring items of gain or loss, (y) any gain or loss from discontinued operations and (z) any gain or loss attributable to Asset Dispositions made other than in the ordinary course of business), plus (ii) to the extent not otherwise included in the determination of Consolidated Net Income for such period, all proceeds of business interruption insurance policies, if any, received during such period plus (iii) (without duplication) an amount which, in the determination of Consolidated Net Income for such period, has been deducted for (A) Consolidated Interest Expense, (B) provisions for Federal, state, local and foreign income, franchise, state single business unitary and similar taxes, (C) depreciation, amortization (including, without limitation, amortization of goodwill and other intangible assets), impairment of goodwill and other non-cash charges or expenses (excluding any such non-cash charge to the extent that it represents amortization of a prepaid cash expense that was paid in a prior period), (D) non-cash compensation expense, or other non-cash expenses or charges, arising from the sale of stock, the granting of stock options, the granting of stock appreciation rights and similar arrangements (including any repricing, amendment, modification, substitution or change of any such stock, stock option, stock appreciation rights or similar arrangements), (E) non-cash rent expense, (F) any financial advisory fees, accounting fees, legal fees and other similar advisory and consulting fees and related out-of-pocket expenses of the Borrower incurred as a result of the Transaction, all determined in accordance with GAAP, eliminating any increase or decrease in income resulting from non-cash accounting adjustments made in connection with the Acquisition, (G) Transaction related expenditures (including cash charges in respect of strategic market reviews, management bonuses, early retirement of Debt, restructuring, consolidation, severance or discontinuance of any portion of operations, employees and/or management) described on Schedule 1.01B, (H) expenses incurred by Holdings or any Consolidated Subsidiary to the extent reimbursed in cash by a third party other than Holdings or one or more of its Consolidated Subsidiaries, (I) fees and expenses in connection with the exchange of the Senior Subordinated Notes, (J) unrealized losses on Derivatives Agreements, (K) losses from foreign currency adjustments, (L) losses in respect of pension or other post-retirement benefits or pension assets, (M) write-offs of deferred financing costs, (N) expenses in respect of earn-out obligations and (O) any financial advisory fees, accounting fees, legal fees and similar advisory and consulting fees and related out-of-pocket expenses of the Borrower and its Consolidated Subsidiaries incurred as a result of Permitted Business Acquisitions, Foreign Asset Dispositions and/or the sale or potential sale of substantially all of the assets of the Borrower’s bowling products business, all determined in accordance with GAAP and in each case eliminating any increase or decrease in income resulting from non-cash accounting adjustments made in connection with the related Permitted Business Acquisition, Foreign Asset Disposition or sale or potential sale of the bowling products business, minus (iv) any amount which, in the determination of Consolidated Net Income for such period, has been added for any non-cash income or non-cash gains, all as determined in accordance with GAAP minus (v) the aggregate amount of cash payments made during such period in respect of any non-cash accrual, reserve or other non-cash charge or expense accounted for in a prior period and not otherwise reducing Consolidated Net Income for such period; provided, however, that Consolidated EBITDA for any fiscal quarter shown on Schedule 1.01H hereto shall be deemed to equal the applicable amount set forth opposite such fiscal quarter on Schedule 1.01H; and provided, further, that Consolidated EBITDA for the fiscal quarter during which the Closing Date occurs shall be calculated on a Pro-Forma Basis by reducing Consolidated Net Income for such quarter by (i) the rental expense attributable to the iStar Sale/Leaseback Transaction as if it had occurred on the first day of such quarter and (ii) the aggregate amount of management fees payable to the Sponsor in respect of such quarter or which would have been payable in respect of such quarter if the Closing Date had occurred on the first day of such quarter, each such pro-forma reduction to be in the applicable amount shown therefor for such quarter on Schedule 1.01H.

For purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Leverage Ratio, the Senior Leverage Ratio, the Interest Coverage Ratio and the Fixed Charge Coverage Ratio, if during such Reference Period (or in the case of pro-forma calculations, during the period from the last day of such Reference Period to and including the date as of which such calculation is made) any Group Company shall have made an Asset Disposition or a series of Asset Dispositions involving assets comprising all or substantially all of an operating unit of a business or constituting all or substantially all of the common stock of a Subsidiary or made a Permitted Business Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving effect thereto on a Pro-Forma Basis, giving effect to projected or anticipated cost savings permitted or required by regulations S-X or S-K under the Securities Act or otherwise agreed to by the Administrative Agent in its reasonable discretion.

“Consolidated Fixed Charges” means, for any period, the sum of (i) Consolidated Cash Interest Expense for such period plus (ii) Consolidated Scheduled Debt Payments for such period plus (iii) Consolidated Cash Tax Expense for such period.

“Consolidated Funded Debt” means at any date the Funded Debt of Holdings and its Consolidated Subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, the total interest expense, whether paid or accrued and whether or not capitalized, (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments under Capital Leases and the implied interest component of Synthetic Leases (regardless of whether accounted for as interest expense under GAAP), all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptances and net costs in respect of Derivatives Obligations constituting interest rate swaps, collars, caps or other arrangements requiring payments contingent upon interest rates of Holdings and its Consolidated Subsidiaries), net of interest income, in each case determined on a consolidated basis for such period.

“Consolidated Net Income” means, for any period, the net income (or net loss) after taxes of Holdings and its Consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from the calculation of Consolidated Net Income for any period (i) the income (or loss) of any Person in which any other Person (other than Holdings or any of its Wholly-Owned Consolidated Subsidiaries) has an ownership interest, except to the extent that any such income is actually received in cash by Holdings or such Wholly-Owned Consolidated Subsidiary in the form of Restricted Payments during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Consolidated Subsidiary of Holdings or is merged with or into or consolidated with Holdings or any of its Consolidated Subsidiaries or that Person’s assets are acquired by Holdings or any of its Consolidated Subsidiaries, except as provided in the definitions of Consolidated EBITDA and “Pro-Forma Basis” herein and (iv) the income of any Subsidiary of Holdings to the extent that the declaration or payment of Restricted Payments or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.

“Consolidated Scheduled Debt Payments” means, for any period, the sum of all scheduled payments of principal on the Loans and all other Consolidated Funded Debt (including, without limitation, the principal component of Capital Lease Obligations and Purchase Money Debt paid or payable during such period), but excluding payments due on Domestic Revolving Loans and Multi-Currency Revolving Loans during such period; provided that Consolidated Scheduled Debt Payments for any period shall not include voluntary prepayments of Consolidated Funded Debt, mandatory prepayments of the Term B Loans pursuant to Section 2.09(b) or other mandatory prepayments (other than by virtue of scheduled amortization) of Consolidated Funded Debt (but Consolidated Scheduled Debt Payments for a period shall be adjusted to reflect the effect on scheduled payments of principal for such period of the application of any prepayments of Consolidated Funded Debt during or preceding such period); provided, however, that Consolidated Scheduled Debt Payments for any fiscal quarter shown on Schedule 1.01H hereto shall be deemed to equal the applicable amount set forth opposite such fiscal quarter on Schedule 1.01H.

“Consolidated Subsidiary” means with respect to any Person at any date any Subsidiary of such Person or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date in accordance with GAAP.

“Consolidated Total Assets” means at any date the total consolidated assets of Holdings and its Consolidated Subsidiaries determined as of such date.

“Copyright” means any of the following, whether now existing or hereafter arising, created or acquired: (i) all common law and/or statutory rights in all copyrightable subject matter under the laws of the United States or any other country (whether or not the underlying works of authorship have been published); (ii) all registrations and applications for registration of any such copyright in the United States or any other country, including registrations, recordings, supplemental, derivative or collective work registrations and pending applications for registrations in the United States Copyright Office or any other country; (iii) all computer programs, web pages, computer data bases and computer program flow diagrams, including all source codes and object codes related to any or all of the foregoing; (iv) all tangible property embodying or incorporating any or all of the foregoing, whether in completed form or in some lesser state of completion, and all masters, duplicates, drafts, versions, variations and copies thereof, in all formats; (v) all claims for, and rights to sue for, past, present and future infringement of any of the foregoing; (vi) all income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing, including, without limitation, damages and payments for past, present or future infringements thereof and payments and damages under all Copyright Licenses in connection therewith; (vii) all rights in any of the foregoing, whether arising under the laws of the United States or any foreign country or otherwise, to copy, record, synchronize, broadcast, transmit, perform and/or display any of the foregoing or any matter which is the subject of any of the foregoing in any manner and by any process now known or hereafter devised; and (viii) the name and title of each Copyright item and all rights of any Credit Party to the use thereof, including, without limitation, rights protected pursuant to trademark, service mark, unfair competition, anti-cybersquatting and/or the rules and principles of any other applicable statute, common law or other rule or principle of law now existing or hereafter arising.

“Copyright License” means any agreement now or hereafter in existence granting to any Credit Party any rights, whether exclusive or non-exclusive, to use another Person’s copyrights or copyright applications, or pursuant to which any Credit Party has granted to any other Person, any right, whether exclusive or non-exclusive, with respect to any Copyright, whether or not registered.

“Credit Exposure” has the meaning set forth in the definition of “Required Lenders” in this Section 1.01.

“Credit Extension” means a Borrowing or the issuance, renewal or extension of a Letter of Credit.

“Credit Party” means each of Holdings, the Borrower and each Subsidiary Guarantor, and “Credit Parties” means any combination of the foregoing.

“Currency Calculation Date” means (i) the last Business Day of each calendar quarter (or such other day as may be selected by the Administrative Agent (each, an “Optional Calculation Date”)), (ii) in respect of any Eurocurrency Borrowing or Group of outstanding Eurocurrency Loans, (A) the date falling three Business Days prior to the date of such Borrowing, (B) the date falling three Business Days prior to the last day of the current Interest Period for such Group of Loans and (C) any date on which such Group of Loans is automatically converted to Loans in Dollars pursuant to the terms of this Agreement and (iii) in respect of any Letter of Credit denominated in a currency other than Dollars, (A) the date of issuance of such Letter of Credit, (B) the last Business Day of each calendar quarter during any period that such Letter of Credit remains outstanding (or such Optional Calculation Date as may be selected by the Administrative Agent) and (C) any date on which the Borrower’s obligation to repay LC Disbursements in respect of such Letter of Credit is automatically converted into Dollars pursuant to the terms of this Agreement.

“Debt” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (iv) all obligations, other than intercompany items, of such Person to pay the deferred purchase price of property or services (other than trade accounts and accrued expenses arising in the ordinary course of business), (v) the Attributable Debt of such Person in respect of Capital Lease Obligations, (vi) all obligations of such Person to purchase securities or other property which arise out of or in connection with the sale of the same or substantially similar securities or property and which mature or otherwise become non-contingent on or prior to the later of the Revolving Termination Date and the Term Maturity Date, (vii) all non-contingent obligations (and, solely for purposes of Section 7.01 and Section 8.01(e), all contingent obligations) of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, bankers’ acceptance or similar instrument, (viii) all obligations of others secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) a Lien on, or payable out of the proceeds of production from, any property or asset of such Person, whether or not such obligation is assumed by such Person; provided that the amount of any Debt of others that constitutes Debt of such Person solely by reason of this clause (viii) shall not for purposes of this Agreement exceed the greater of the book value or the fair market value of the properties or assets subject to such Lien, (ix) all Guaranty Obligations of such Person in respect of Debt of another Person, (x) all Debt Equivalents of such Person and (xi) the Debt of any other Person (including any partnership in which such Person is a general partner and any unincorporated joint venture in which such Person is a joint venturer) to the extent such Person would be liable therefor under applicable law or any agreement or instrument by virtue of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Debt provide that such person shall not be liable therefor; provided that (i) Debt shall not include earn-out obligations until matured or earned or employee consulting agreements and (ii) the amount of any Limited Recourse Debt of any Person shall be equal to the lesser of (A) the aggregate principal amount of such Limited Recourse Debt for which such Person provides credit support of any kind (including any undertaking agreement or instrument that would constitute Debt), is directly or indirectly liable as a guarantor or otherwise or is the lender and (B) the fair market value of any assets securing such Debt or to which such Debt is otherwise recourse.

“Debt Equivalents” of any Person means any Equity Interest of such Person which by its terms (or by the terms of any security for which it is convertible or for which it is exchangeable or exercisable), or upon the happening of any event or otherwise (including an event which would constitute a Change of Control but only to the extent such an event occurs), (A) matures or is mandatorily redeemable or subject to any mandatory repurchase requirement, pursuant to a sinking fund or otherwise, (B) is convertible into or exchangeable for Debt or Debt Equivalents or (C) is redeemable or subject to any repurchase requirement arising at the option of the holder thereof, in each case, in whole or in part, on or prior to the first anniversary of the latest of the Revolving Termination Date or the Term Maturity Date.

“Debt Issuance” means the issuance by any Group Company of any Debt.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means at any time any Lender that, within one Business Day of when due, (i) has failed to make a Loan or purchase a Participation Interest in an LC Obligation required pursuant to the terms of this Agreement, (ii) other than as set forth in clause (i) above, has failed to pay to any Agent or any Lender an amount owed by such Lender pursuant to the terms of the Agreement or any other Senior Finance Document unless such amount is subject to a good faith dispute or (iii) has been deemed insolvent or has become subject to a receivership or insolvency event.

“Derivatives Agreement” means (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement.

“Derivatives Creditor” means any Lender or any Affiliate of any Lender from time to time party to one or more Derivatives Agreements permitted hereunder with a Credit Party (even if any such Lender for any reason ceases after the execution of such agreement to be a Lender hereunder), and its successors and assigns, and “Derivatives Creditors” means any two or more of them, collectively.

“Derivatives Obligations” of any Person means all obligations (including, without limitation, any amounts which accrue after the commencement of any bankruptcy or insolvency proceeding with respect to such Person, whether or not allowed or allowable as a claim under any bankruptcy or insolvency proceeding) of such Person in respect of any Derivatives Agreement, excluding any amounts which such Person is entitled to set-off against its obligations under applicable law.

“Derivatives Termination Value” means, at any date and in respect of any one or more Derivatives Agreements, after taking into account the effect of any legally enforceable netting agreements relating to such Derivatives Agreements, (i) for any date on or after the date such Derivatives Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (ii) for any date prior to the date referenced in clause (i), the amount(s) determined as the mark-to-market value(s) for such Derivatives Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Derivatives Agreements (which may include any Lender).

“Dollar Amount” means on any date:

(i) with respect to Dollar-Denominated Loans, the aggregate outstanding principal amount thereof after giving effect to any Borrowings, conversions, continuations and prepayments or repayments of such Loans occurring on such date;

(ii) with respect to Multi-Currency Revolving Loans, the Dollar Equivalent of the aggregate outstanding principal amount thereof after giving effect to any Borrowings, continuations, prepayments or repayments of any such Loans occurring on such date;

(iii) with respect to LC Obligations in respect of Letters of Credit denominated in Dollars, the aggregate amount of such LC Obligations after giving effect to any changes in the aggregate amount of such LC Obligations as of such date; and

(iv) with respect to LC Obligations in respect of Foreign Currency Letters of Credit, the Dollar Equivalent of the aggregate amount of such LC Obligations after giving effect to any changes in the aggregate amount of such LC Obligations on such date.

“Dollar-Denominated Loan” means any Loan that is made in Dollars in accordance with the applicable Notice of Borrowing.

“Dollar Equivalent” means, on any date of determination with respect to any Loan, any LC Obligation, any Commitment or any other amount determined in a currency other than Dollars, the equivalent of such amount in Dollars determined by the Administrative Agent pursuant to Section 1.05 using the applicable Exchange Rate.

“Dollars” and the sign “$” means lawful money of the United States of America.

“Domestic Revolving Borrowing” means a Borrowing comprised of Domestic Revolving Loans and identified as such in the Notice of Borrowing with respect thereto.

“Domestic Revolving Commitment” means, with respect to any Lender, the commitment of such Lender, in an aggregate principal amount at any time outstanding of up to such Lender’s Domestic Revolving Commitment Percentage of the Domestic Revolving Committed Amount, (i) to make Domestic Revolving Loans in accordance with the provisions of Section 2.01(a)(i) and (ii) to purchase Participation Interests in Letters of Credit in accordance with the provisions of Section 2.05(d).

“Domestic Revolving Commitment Percentage” means, for each Lender, the percentage identified as its Domestic Revolving Commitment Percentage on Schedule 1.01A hereto, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 10.06(b).

“Domestic Revolving Committed Amount” means at any time the difference of (i) $40,000,000 less (ii) the Multi-Currency Revolving Committed Amount in effect at such time, or such lesser amount to which the Domestic Revolving Committed Amount may be reduced pursuant to Section 2.10.

“Domestic Revolving Credit Exposure” has the meaning set forth in the definition of “Required Domestic Revolving Lenders” contained in this Section 1.01.

“Domestic Revolving Lender” means each Lender identified in Schedule 1.01A as having a Domestic Revolving Commitment and each Eligible Assignee which acquires a Domestic Revolving Commitment and/or Domestic Revolving Loan pursuant to Section 10.06(b) and their respective successors.

“Domestic Revolving Loan” means a Loan made under Section 2.01(a)(i).

“Domestic Revolving Outstandings” means at any date the aggregate outstanding principal amount of all Domestic Revolving Loans plus the aggregate outstanding amount of all LC Obligations.

“Domestic Subsidiary” means with respect to any Person each Subsidiary of such Person which is incorporated under the laws of the United States or any state thereof and the District of Columbia, and “Domestic Subsidiaries” means any two or more of them.

“Effective Date” means the date this Agreement becomes effective in accordance with Section 10.18.

“Eligible Assignee” means (i) any Lender, (ii) any Affiliate of a Lender, (iii) any Approved Fund and (iv) any other commercial bank, finance company, insurance company or other financial institution or fund (other than a natural Person) approved by (A) the Administrative Agent, (B) in the case of any assignment of a Domestic Revolving Commitment, the Issuing Lenders and (C) unless (y) the assignment is being made to such person by an Agent on or prior to the Syndication Date in consultation with the Borrower or (z) a Default or an Event of Default has occurred and is continuing at the time any assignment is effected pursuant to Section 10.06(b), the Borrower (each such approval not to be unreasonably withheld, conditioned or delayed and any such approval required of the Borrower to be deemed given by the Borrower if no objection from the Borrower is received by the assigning Lender and the Administrative Agent within five Business Days after notice of such proposed assignment has been provided by the assigning Lender to the Borrower); provided, however, that (i) if Credit Suisse First Boston, Cayman Islands Branch or one or more of its Affiliates is an Issuing Lender, any assignment of a Domestic Revolving Commitment (including any assignment to a Lender, an Affiliate of a lender or an Approved Fund) shall require its consent, (ii) Holdings and its Affiliates shall not qualify as Eligible Assignees, (iii) no assignment of Multi-Currency Revolving Loans or Multi-Currency Revolving Commitments may be made to a Person that cannot make or maintain Loans in each of the then applicable Available Foreign Currencies and (iv) no Person shall be an Eligible Assignee if such Person appears on the list of Specially Designated Nationals and Blocked Persons prepared by the U.S. Treasury Department’s Office of Foreign Assets Control or the purchase by such Person of an assignment or the performance by any Agent of its duties under the Senior Finance Documents with respect to such Person violates or would violate any Anti-Terrorism Law.

“Employee Benefit Arrangements” means in any jurisdiction the benefit schemes or arrangements in respect of any employees or past employees operated by any Group Company or in which any Group Company participates and which provide benefits on retirement, ill-health, injury, death or voluntary withdrawal from or termination of employment, including termination indemnity payments and life assurance and post-retirement medical benefits, other than Plans and Foreign Pension Plans.

“EMU” means the Economic and Monetary Union as contemplated in the EU Treaty.

“EMU Legislation” means the legislative measures of the EMU for the introduction of, changeover to, or operation of the Euro in one or more member states.

“Environmental Laws” means all Laws relating in any way to the environment, the preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of remediation, fines, penalties or indemnities), of any Group Company directly or indirectly resulting from or based on (i) violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Material, (iii) exposure to any Hazardous Material, (iv) the release or threatened release of any Hazardous Material into the environment or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Equivalents” means with respect to any Person any rights, warrants, options, convertible securities, exchangeable securities, indebtedness or other rights, in each case exercisable for or convertible or exchangeable into, directly or indirectly, Equity Interests of such Person or securities exercisable for or convertible or exchangeable into Equity Interests of such Person, whether at the time of issuance or upon the passage of time or the occurrence of some future event.

“Equity Interests” means all shares of capital stock, partnership interests (whether general or limited), limited liability company membership interests, beneficial interests in a trust and any other interest or participation that confers on a Person the right to receive a share of profits or losses, or distributions of assets, of an issuing Person, but excluding any debt securities convertible into such Equity Interests.

“Equity Issuance” means (i) any sale or issuance by any Group Company to any Person other than Holdings or a Subsidiary of Holdings of any Equity Interests or any Equity Equivalents (other than any such Equity Equivalents that constitute Debt) and (ii) the receipt by any Group Company of any cash capital contributions, whether or not paid in connection with any issuance of Equity Interests of any Group Company, from any Person other than Holdings or a Subsidiary of Holdings.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any rule or regulation issued thereunder.

“ERISA Affiliate” means each business or entity which is a member of a “controlled group of corporations”, under “common control” or an “affiliated service group” with a Group Company within the meaning of Section 414(b), (c) or (m) of the Code, or required to be aggregated with a Group Company under Section 414(o) of the Code or is under “common control” with a Group Company, within the meaning of Section 4001(a)(14) of ERISA.

“ERISA Event” means:

(i) a reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event;

(ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of any Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days;

(iii) (x) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Plan (whether or not waived in accordance with Section 412(d) of the Code), the application for a minimum funding waiver under Section 303 of ERISA with respect to any Plan, or the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Plan; or (y) the failure to make any required contribution to a Multiemployer Plan;

(iv) the incurrence of any material liability by a Group Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA), or the occurrence or existence of any event, transaction or condition that could reasonably be expected to result in the incurrence of any such material liability by a Group Company or any ERISA Affiliate, or in the imposition of any lien on any of the rights, properties or assets of a Group Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions of the Code or to Section 401(a)(29) or 412 of the Code;

(v) the provision by the administrator of any Plan pursuant to Section 4041(a)(2) of ERISA of a notice (or the reasonable expectation of such provision of notice) of intent to terminate such Plan in a distress termination described in Section 4041(c) of ERISA, the institution by the PBGC of proceedings to terminate any Plan or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee by the PBGC to administer, any Plan;

(vi) the withdrawal of a Group Company or ERISA Affiliate in a complete or partial withdrawal (within the meaning of Section 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by a Group Company or ERISA Affiliate of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA;

(vii) the imposition of liability (or the reasonable expectation thereof) on a Group Company or ERISA Affiliate pursuant to Section 4062, 4063, 4064 or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA;

(viii) the assertion of a material claim (other than routine claims for benefits) against any Plan other than a Multiemployer Plan or the assets thereof, or against a Group Company in connection with any Plan;

(ix) the receipt from the United States Internal Revenue Service of notice of the failure of any Plan (or any Employee Benefit Arrangement intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Plan to qualify for exemption from taxation under Section 501(a) of the Code, and, with respect to Multiemployer Plans, notice thereof to any Group Company; and

(x) the establishment or amendment by a Group Company of any Welfare Plan that provides post-employment welfare benefits in a manner that would increase the liability of a Group Company.

“EU Treaty” means the Treaty establishing the European Economic Community, being the Treaty of Rome of March 25, 1957, as amended by the Single European Act of 1986 and the Maastricht Treaty (which was signed on February 7, 1992 and became effective on November 1, 1993), as the same may be further amended, modified or supplemented from time to time.

“Euro” means the single currency of the Participating Member States introduced in accordance with the provisions of Article 109(i)4 of the EU Treaty.

“Eurocurrency Loan” means at any date a Loan which bears interest at a Eurocurrency Rate.

“Eurocurrency Rate” means, for any Eurocurrency Loan for the Interest Period applicable thereto:

(i) with respect to Eurocurrency Loans denominated in a currency other than Euros:

(A) the rate per annum equal to the rate determined by the Administrative Agent to be the average British Bankers Association Interest Settlement Rate for deposits in the relevant currency (for delivery on the first day of such Interest

Period) for a period of time comparable to such Interest Period, determined as of approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period; or

(B) if the rate referenced in the preceding clause (i)(A) is not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in the relevant currency for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurocurrency Loan being made, continued or converted by Credit Suisse First Boston, Cayman Islands Branch and with a term equivalent to such Interest Period as would be offered by Credit Suisse First Boston’s London branch to major banks in the offshore market for the relevant currency at their request at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period; or

(ii) in the case of Eurocurrency Loans denominated in Euros:

(A) the rate per annum equal to the rate determined by the Administrative Agent to be the average rate offered by the Banking Federation of the European Union for deposits in Euros as of 11:00 A.M. (Brussels time) two Business Days prior to the first day of such Interest Period and having a maturity approximately equal to such Interest Period; or

(B) if the rate referenced in the preceding clause (ii)(A) is not available, the rate per annum determined by the Administrative Agent as the rate at which the Banking Federation of the European Union offers deposits in Euros for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurocurrency Loan so denominated in Euros being made, continued or converted by Credit Suisse First Boston, Cayman Islands and with a term approximately equal to such Interest Period at approximately 11:00 A.M. (Brussels time) two Business Days prior to the first day of such Interest Period.

“Eurocurrency Reserve Percentage” means, with respect to any currency for any day, any reserve, liquid asset or similar requirement (expressed as a decimal) which is in effect on such day, as prescribed by any Governmental Authority of the United States of America or of the jurisdiction of such currency or any jurisdiction in which Loans in such currency are made to which banks in such jurisdiction are subject in respect of “Eurocurrency liabilities” (or in respect of any other category of deposits or liabilities customarily used to fund loans in such currency by reference to which the interest rate on Eurocurrency Loans is determined, whether or not a Lender has any such Eurocurrency liabilities or other deposits or liabilities subject to such reserve, liquid asset or similar requirement at that time. Eurocurrency Loans shall be deemed to constitute Eurocurrency or other such liabilities and as such shall be deemed subject to such reserve, liquid asset or similar requirements without benefits of credits for prorations, exceptions or offsets that may be available from time to time to a Lender. The Adjusted Eurocurrency Rate shall be adjusted automatically on and as of the effective date of any change in the Eurocurrency Reserve Percentage.

“Event of Default” has the meaning set forth in Section 8.01.

“Evergreen Letter of Credit” has the meaning set forth in Section 2.05(b).

“Excess Cash Flow” means for any period an amount equal to (i) Consolidated EBITDA for such period, plus (ii) all cash extraordinary, unusual or non-recurring gains, if any, during such period (whether or not accrued in such period), plus (iii) (x) the decrease, if any, in Consolidated Adjusted Working Capital less (y) the decrease, if any, in the principal amount of Revolving Loans from the first day to the last day of such period, plus (iv) the net increase in deferred tax accounts from the first day to the last day of such period, minus (v) the amount, if any, which, in the determination of Consolidated Net Income for such period, has been included in respect of income or gain from Asset Dispositions of Holdings and its Consolidated Subsidiaries to the extent utilized or repay or prepay Loans pursuant to Section 2.09(b)(vi), minus (vi) the aggregate amount (without duplication and in each case except to the extent paid, directly or indirectly, with proceeds of any Equity Issuance or Debt Issuance (other than Revolving Loans) by any Group Company) of (A) the sum of (x) cash payments during such period in respect of Consolidated Capital Expenditures allowed under Section 7.14 plus (y) to the extent amounts permitted to be paid during such period in respect of Consolidated Capital Expenditures are carried forward to the next succeeding period in accordance with Section 7.14(b), the aggregate amounts of all cash payments (not to exceed such permitted carryforward amount) in respect of such Consolidated Capital Expenditures made during the first 90 days of such next succeeding period (it being understood and agreed that any cash payments in respect of Consolidated Capital Expenditures deducted from Excess Cash Flow pursuant to this clause (vi)(A)(z) shall not thereafter be deducted pursuant to clause (vi)(A)(y) above in the determination of Excess Cash Flow for the period during which such payments were actually paid), (B) cash payments during such period in respect of (x) Permitted Business Acquisitions allowed under Section 7.06(a)(xii), (y) Permitted Joint Ventures allowed under Section 7.06(a)(xvi) and (z) other permitted Investments allowed under Section 7.06(a)(xx), (C) optional prepayments of Debt (other than Subordinated Debt) during such period, (D) to the extent not included in clause (v) above, repayments or prepayments of the Revolving Loans to the extent the Revolving Commitments are permanently reduced at the time of such payment, (E) earn-out payments paid in cash during such period, (F) the aggregate amount of all Restricted Payments actually paid in cash by Holdings during such period, (G) the aggregate amount of all financial advisory fees, accounting fees, legal fees and other similar advisory and consulting fees and related out-of-pocket expenses incurred as a result of the Transaction or any Permitted Business Acquisition, Foreign Asset Disposition and/or the sale or potential sale of substantially all of the Borrower’s bowling products business and actually paid in cash by Holdings and its Consolidated Subsidiaries during such period, in each case to the extent added to Consolidated Net Income in the determination of Consolidated EBITDA for such period, (H) Transaction related expenditures (including cash charges arising out of strategic market reviews, early extinguishment of Debt, management bonuses, restructuring, consolidation, severance or discontinuance of any portion of operations, employees and/or management) described on Schedule 1.01B and actually paid in cash by Holdings and its Consolidated Subsidiaries during such period, in each case to the extent added to Consolidated Net Income in the determination of Consolidated EBITDA for such period, (I) fees and expenses in connection with the exchange of the Senior Subordinated Notes actually paid in cash by Holdings and its Consolidated Subsidiaries during such period, (J) Consolidated Cash Interest Expense and, without duplication and only to the extent included in Consolidated Interest Expense for such period, any expenses identified in clauses (i) through (vi) of the definition of Consolidated Cash Interest Expense actually paid in cash by Holdings and its Consolidated Subsidiaries during such period, (K) Consolidated Cash Tax Expense actually paid by Holdings and its Consolidated Subsidiaries during such period, and (L) Consolidated Scheduled Debt Payments actually paid by Holdings and its Consolidated Subsidiaries during such period, minus (vii) all cash extraordinary, unusual or non-recurring losses, if any, during such period

(whether or not accrued in such period), minus (viii) (x) the increase, if any, in Consolidated Adjusted Working Capital less (y) the increase, if any, in the principal amount Revolving Loans from the first day to the last day of such period, minus (ix) to the extent included in the determination of Consolidated EBITDA for such period, amounts (whether positive or negative) derived from changes in foreign currency exchange rates during such period, minus (x) the net decrease in deferred tax accounts from the first day to the last day of such period.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Rate” means on any day, with respect to any currency other than Dollars, the rate at which such currency may be exchanged into Dollars, as set forth at approximately 11:00 A.M. (London time) on such day on the Bloomberg Key Cross Currency Rates Page. If any such rate does not appear on the Bloomberg Key Cross Currency Rates Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates reasonably selected by the Administrative Agent for such purpose or, at the reasonable discretion of the Administrative Agent, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are being conducted, at or about 11:00 A.M. (local time in such market) on such day for the purchase of the applicable currency for delivery two Business Days later; provided that, if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any other reasonable method it deems appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.

“Excluded Asset Disposition” means an Asset Disposition permitted pursuant to Section 7.05 other than Asset Dispositions pursuant to Sections 7.05(vii), (xiii)(B), (xv), (xvi) and (xix).

“Excluded Equity Issuance” means (i) any issuance by any Subsidiary of the Borrower of its Equity Interests to the Borrower or any other Subsidiary of the Borrower, (ii) the receipt by any Subsidiary of the Borrower of a capital contribution from the Borrower or a Subsidiary of the Borrower, (iii) any Qualifying Equity Issuance and (iv) any issuance of Equity Interests to qualify directors where required by applicable Law or to satisfy other requirements of applicable Law with respect to the ownership of Equity Interests of Foreign Subsidiaries or Liquor License Subsidiaries.

“Excluded Taxes” means with respect to any Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (i) income or franchise taxes imposed on (or measured by) its net income by the United States or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located, (ii) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located, and (iii) in the case of any Borrowing, with respect to any Lender (other than an Eligible Assignee pursuant to a request by the Borrower under Section 2.10(d)), any withholding tax imposed by the jurisdiction in which the Borrower is located that is (A) imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement or (B) is attributable to such Lender’s failure to comply (other than as a result of a Change in Law) with Section 3.01(d), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Sections 3.01(a).

“Existing 13% Notes” means the 13.00% Senior Subordinated Notes due 2008 of the Target.

“Existing 13% Notes Indenture” means the Indenture dated as of March 8, 2002 between the Target and Wilmington Trust Company, as trustee, as amended, supplemented, modified and otherwise in effect on the Closing Date.

“Failed Loan” has the meaning set forth in Section 2.03(e).

“Federal Funds Rate” means for any day the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Credit Suisse First Boston, Cayman Islands Branch on such day on such transactions as determined by the Administrative Agent.

“Finance Document” means each Senior Finance Document and each Derivatives Agreement between one or more Credit Parties and a Derivatives Creditor evidencing Derivatives Obligations permitted hereunder, and “Finance Documents” means all of them, collectively.

“Finance Obligations” means, at any date, (i) all Senior Obligations and (ii) all Derivatives Obligations of a Credit Party permitted hereunder owed or owing to any Derivatives Creditor.

“Finance Party” means each Lender, each Issuing Lender, each Derivatives Creditor, each Agent and each Indemnitee and their respective successors and assigns, and “Finance Parties” means any two or more of them, collectively.

“Fixed Charge Coverage Ratio” means, for any period, the ratio of (i) Consolidated EBITDA less the aggregate amount of Consolidated Capital Expenditures for such period (exclusive of the portion thereof financed with (i) Capital Leases, Purchase Money Debt or other Debt (exclusive of Loans) permitted by Section 7.01 incurred during such period or any Qualifying Equity Issuance or (ii) Net Cash Proceeds of Asset Dispositions received during such period and not required to be applied to repay Loans or cash collateralize Letter of Credit Liabilities pursuant to Section 2.09(b)(v)) to (ii) Consolidated Fixed Charges for such period.

“Foreign Asset Disposition” means an Asset Disposition where the relevant asset is (i) the stock or assets of a Foreign Subsidiary or (ii) one or more assets of the Borrower or a Domestic Subsidiary which are located outside the United States or any territory thereof.

“Foreign Currency LC Committed Amount” has the meaning set forth in Section 2.05(a).

“Foreign Currency LC Exposure” means at any time, the sum of (i) the Dollar Amount of the aggregate undrawn and unexpired amount of all outstanding Foreign Currency Letters of Credit at such time plus (ii) the Dollar Amount of the aggregate amount of LC Disbursements in respect of Foreign Currency Letters of Credit that have not been reimbursed at such time.

“Foreign Currency Letter of Credit” means a Letter of Credit denominated in an Available Foreign Currency other than Dollars.

“Foreign Pension Plan” means any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States by any Group Company primarily for the benefit of employees of any Group Company residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Foreign Subsidiary” means with respect to any Person any Subsidiary of such Person that is not a Domestic Subsidiary of such Person.

“Funded Debt” means, with respect to any Person, all Debt of such Person (including, in respect of the Credit Parties, the Senior Obligations) that by its terms matures more than one year after the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year after such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year after such date, including, without limitation, all amounts of Funded Debt of such Person required to be paid or prepaid within one year after the date of determination.

“GAAP” means at any time generally accepted accounting principles as then in effect in the United States, applied on a basis consistent (except for changes with which the Borrower’s independent public accountants have concurred) with the most recent audited consolidated financial statements of Holdings and its Consolidated Subsidiaries previously delivered to the Lenders.

“Government Acts” has the meaning set forth in Section 2.05(p)(i).

“Governmental Authority” means any federal, state, local, provincial or foreign government, authority, agency, central bank, quasi-governmental or regulatory authority, court or other body or entity, and any arbitrator with authority to bind a party at law.

“Group Company” means any of Holdings, the Borrower or their respective Subsidiaries (regardless of whether or not consolidated with Holdings or the Borrower for purposes of GAAP), and “Group Companies” means all of them, collectively.

“Group of Loans” means at any time a group of Loans consisting of (i) all Loans which are Base Rate Loans at such time (ii) all Loans which are Eurocurrency Loans denominated in the same currency and having the same Interest Period at such time; provided that, if a Loan of any particular Lender is converted to or made as a Base Rate Loan pursuant to Article III, such Loan shall be included in the same Group or Group of Loans from time to time as it would have been had it not been so converted or made.

“Guaranty” means the Guaranty, substantially in the form of Exhibit E hereto, by Holdings and the Subsidiary Guarantors in favor of the Administrative Agent, as the same may be amended, modified or supplemented from time to time.

“Guaranty Obligation” means, with respect to any Person, without duplication, any obligation (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guarantying, intended to guaranty, or having the economic effect of guarantying, any Debt or other obligation of any other Person in any manner, whether direct or indirect, and including, without limitation, any obligation, whether or not contingent, (i) to purchase any such Debt or other obligation or any property constituting security therefor, (ii) to advance or provide funds or other support for the payment or purchase of such indebtedness or obligation or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, maintenance agreements, comfort letters, take or pay arrangements, put agreements or similar agreements or arrangements) for the benefit of the holder of Debt or other obligation of such other Person, (iii) to lease or purchase property, securities or services primarily for the purpose of assuring the owner of such Debt or other obligation or (iv) to otherwise assure or hold harmless the owner of such Debt or obligation against loss in respect thereof, it being understood and agreed that indemnification and similar reimbursement obligations entered into in the ordinary course of business in favor of the obligor on any such Debt or other obligation which are not enforceable by any holder of such Debt or other obligation and which do not otherwise constitute Debt hereunder shall not be deemed to constitute Guaranty Obligations for purposes of this Agreement and the other Senior Finance Documents. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the lesser of the outstanding principal amount or maximum principal amount of the Debt or other obligation in respect of which such Guaranty Obligation is made.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants or environmental contaminants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environment Law.

“Holdings” means Kingpin Intermediate Corp., a Delaware corporation and its successors.

“Holdings Equity Issuance” has the meaning set forth in Section 4.01(f).

“Indemnified Liabilities” has the meaning set forth in Section 10.05.

“Indemnitee” has the meaning set forth in Section 10.05.

“Insignificant Subsidiaries” means (i) as of the Closing Date, the Subsidiaries of the Borrower listed on Schedule 1.01F hereto and, thereafter, (ii) any Subsidiary of Holdings which is formed or acquired after the Closing Date and designated as such by the Borrower; provided, however, that no Subsidiary of Holdings may remain, or be designated, as an Insignificant Subsidiary if the assets of such Subsidiary, when taken together with the assets of the other Insignificant Subsidiaries at such time exceed the lesser of (i) 3% Consolidated Total Assets or (ii) $15,000,000 in asset value.

“Insurance Proceeds” means all insurance proceeds (other than business interruption insurance proceeds), damages, awards, claims and rights of action with respect to any Casualty.

“Intellectual Property” means all Patents, Trademarks, Copyrights, Software, Licenses, rights in intellectual property, goodwill, trade names, service marks, trade secrets, confidential or proprietary technical and business information, know-how, show-how, domain names, mask works, customer lists, vendor lists, subscription lists, data bases and related documentation, registrations, franchises and all other intellectual or other similar property rights.

“Intercompany Note” means a promissory note contemplated by Section 7.06(a)(viii), substantially in the form of Exhibit G hereto, and “Intercompany Notes” means any two or more of them.

“Interest Coverage Ratio” means for any period the ratio of (i) Consolidated EBITDA to (ii) Consolidated Cash Interest Expense for such period.

“Interest Payment Date” means (i) as to Base Rate Loans, the last Business Day of each March, June, September and December and the Maturity Date for Loans of the applicable Class and (ii) as to Eurocurrency Loans, the last day of each applicable Interest Period and the Maturity Date for Loans of the applicable Class, and in addition where the applicable Interest Period for a Eurocurrency Loan is greater than three months, then also the date three months from the beginning of the Interest Period and each three months thereafter.

“Interest Period” means with respect to each Eurocurrency Loan, a period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in the applicable Notice of Extension/Conversion and ending one, two, three, six or, if available to all of the Lenders having Commitments or Loans of the applicable Class, nine or twelve months thereafter, as the Borrower may elect in the applicable notice; provided that:

(i) any Interest Period which would otherwise end on a day which is not a Business Day for the relevant currency shall, subject to clause (v) below, be extended to the next succeeding Business Day for such currency unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day for such currency;

(ii) any Interest Period which begins on the last Business Day for the relevant currency in a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day for the relevant currency of a calendar month;

(iii) no Interest Period in respect of Term Loans may be selected which extends beyond a Principal Amortization Payment Date for Loans of the applicable Class unless, after giving effect to the selection of such Interest Period, the aggregate principal amount of Term Loans of the applicable Class which are comprised of Base Rate Loans together with such Term Loans comprised of Eurocurrency Loans with Interest Periods expiring on or prior to such Principal Amortization Payment Date are at least equal to the aggregate principal amount of Term Loans of the applicable Class due on such date;

(iv) no Interest Period in excess of one month may be elected at any time when a Default or an Event of Default is then in existence; and

(v) no Interest Period shall be elected which would end after the Maturity Date for Loans of the applicable Class.

“Investment” in any Person means (i) the acquisition (whether for cash, property, services, assumption of Debt, securities or otherwise) of assets, shares of Capital Stock, bonds, notes, debentures, time deposits or other securities of such Person, (ii) any deposit with, or advance, loan or other extension of credit to or for the benefit of such Person (other than deposits made in connection with the purchase of equipment or inventory in the ordinary course of business) or (iii) any other capital contribution to or investment in such Person, including by way of Guaranty Obligations of any Debt or other obligation of such Person, any support for a letter of credit issued on behalf of such Person incurred for the benefit of such Person or any release, cancellation, compromise or forgiveness in whole or in part of any Debt owing by such Person. The outstanding amount of any Investment shall be deemed to equal the difference of (i) the aggregate initial amount of such Investment less (ii) all returns of principal thereof or capital with respect thereto and all dividends and other distributions of income received in respect thereof and all liabilities expressly assumed by another Person (and with respect to which Holdings and its Subsidiaries, as applicable, shall have received a novation) in connection with the sale of such Investment.

“Investor Group” means the Sponsor Group and certain other investors identified to the Lead Arrangers prior to the Closing Date.

“Issuing Lender” means (i) Credit Suisse First Boston, Cayman Islands Branch, in its capacity as issuer of Letters of Credit under Section 2.05(a), and its successor or successors in such capacity and (ii) any other Domestic Revolving Lender which the Borrower shall have designated as an “Issuing Lender” by notice to the Administrative Agent.

“iStar Sale/Leaseback” means the Sale/Leaseback Transaction effected pursuant to the iStar Sale/Leaseback Documents.

“iStar Sale/Leaseback Documents” means (i) the Lease I Agreement dated as of February 27, 2004 between iStar Bowling Centers I LLC, as landlord, and AMF Bowling Centers, Inc., as tenant, (ii) the Lease II Agreement dated as of February 27, 2004 between iStar Bowling Centers I LLC, as landlord, and AMF Recreation Centers, Inc., as tenant, (iii) the Guaranty dated as of February 27, 2004 by Holdings in favor of iStar Bowling Centers I LLC and (iv) the Seller’s Certificates dated as of February 27, 2004 by each of AMF Bowling Centers, Inc. and AMF Recreation Centers, Inc., in each case as seller, in each case as the same may be amended, modified or supplemented from time to time in accordance with the provisions thereof and of this Agreement, and including all basic lease information and all other agreements, documents and instruments relating to the iStar Sale/Leaseback and all exhibits and schedules to any of the foregoing.

“Judgment Currency” has the meaning set forth in Section 10.19.

“Judgment Currency Conversion Rate” has the meaning set forth in Section 10.19.

“Landlord Consent and Estoppel” means with respect to any Leased Mortgaged Property, a Landlord Consent and Estoppel with respect to such Leased Mortgaged Property, or similar letter, certificate or other instrument in writing from the lessor under the related lease, reasonably satisfactory in form and substance to the Lead Arrangers.

“Law” means any international, foreign, Federal, state or local statute, treaty, rule, guideline, regulation, ordinance, code, or administrative or judicial precedent or authority, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“LC Cash Collateral Account” has the meaning set forth in the Security Agreement.

“LC Commitment” means the commitment of one or more Issuing Lenders to issue Letters of Credit in an aggregate face amount (calculated at the Dollar Amount thereof) at any one time outstanding (together with the aggregate Dollar Amount of any unreimbursed drawings thereon) of up to the LC Committed Amount.

“LC Committed Amount” has the meaning set forth in Section 2.05(a).

“LC Disbursement” means a payment or disbursement made by an Issuing Lender pursuant to a Letter of Credit.

“LC Documents” means, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor and any agreements, instruments, guaranties or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (i) the rights and obligations of the parties concerned or at risk or (ii) any collateral security for such obligations.

“LC Obligations” means at any time, the sum of (i) the maximum Dollar Amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus, without duplication, (ii) the aggregate Dollar Amount of all LC Disbursements not yet reimbursed by the Borrower as provided in Section 2.05(g) to the applicable Issuing Lenders in respect of drawings under Letters of Credit, including any portion of any such obligation to which a Lender has become subrogated pursuant to Section 2.05(h).

“Lead Arrangers” means Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse First Boston, Cayman Islands Branch, in their capacities as co-lead arrangers and joint bookrunners.

“Leased Mortgaged Property” and “Leased Mortgaged Properties” have the respective meanings set forth in Section 4.01(m).

“Leaseholds” means with respect to any Person all of the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender” means each bank or other lending institution listed on Schedule 1.01A, each Eligible Assignee that becomes a Lender pursuant to Section 10.06(b) and their respective successors and shall include, as the context may require, each Issuing Lender in such capacity.

“Letter of Credit” means a Standby Letter of Credit or a Trade Letter of Credit, and “Letters of Credit” means any combination of the foregoing.

“Letter of Credit Fee” has the meaning set forth in Section 2.11(b).

“Letter of Credit Request” has the meaning set forth in Section 2.05(b).

“Leverage Ratio” means on any day the ratio of (i) Consolidated Funded Debt as of such date (excluding the Existing 13% Notes, to the extent such Existing 13% Notes have been covenant defeased or legally defeased as contemplated by Section 4.01(i) and excluding the aggregate principal amount of all Subordinated Seller Paper then outstanding) to (ii) Consolidated EBITDA for the four consecutive fiscal quarters of the Borrower ended on, or most recently preceding, such day.

“Lien” means, with respect to any asset, any mortgage, pledge, hypothecation, assignment, deposit arrangement, lien (statutory or other) or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable Laws of any jurisdiction). Solely for the avoidance of doubt, neither the filing of a Uniform Commercial Code financing statement that is a protective lease filing in respect of an operating lease that does not constitute a security interest in the leased property or otherwise give rise to a Lien nor the filing of a Uniform Commercial Code financing statement in respect of consigned goods that does not constitute a security interest in the consigned goods or otherwise give rise to a Lien shall constitute a Lien solely on account of being filed in a public office.

“Limited Recourse Debt” means with respect to any Persons, Debt to the extent: (i) such Person (A) provides no credit support of any kind (including any undertaking, agreement or instrument that would constitute Debt), (B) is not directly or indirectly liable as a guarantor or otherwise or (C) does not constitute the lender; and (ii) no default with respect thereto would permit upon notice, lapse of time or both any holder of any other Debt (other than the Loans or the Notes) of such Person to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its stated maturity.

“Liquor License Subsidiaries” means (i) as of the Closing Date, each of the Subsidiaries listed on Schedule 1.01G hereto and, thereafter, (ii) any other Subsidiary of the Borrower established solely for the purpose of satisfying applicable requirements of local Law with respect to the ownership and use of liquor licenses and which has entered into (A) a lease pursuant to which such Subsidiary leases, as lessee, from the Borrower or one or more of its Consolidated Subsidiaries (other than another Liquor License Subsidiary) snack bar and related space at one or more bowling centers and (B) a management services agreement with AMF Bowling Centers, Inc. pursuant to which AMF Bowling Centers, Inc. provides employees, management and related services to such Subsidiary.

“Loan” means a Revolving Loan or a Term Loan (or a portion of any Revolving Loans or Term Loans), individually or collectively as appropriate; provided that, if any such loan or loans (or portions thereof) are combined or subdivided pursuant to a Notice of Extension/Conversion, the term “Loan” shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.

“Management Agreement” means the Management Agreement dated as of February 27, 2004 between the Borrower and CHS Management IV LP, a Delaware limited partnership, as the same may be amended, supplemented or modified from time to time in accordance with the terms thereof and of this Agreement.

“Mandatory Cost” means the percentage rate per annum calculated by the Administrative Agent in accordance with Schedule 1.01E.

“Margin Stock” means “margin stock” as such term is defined in Regulation U.

“Material Adverse Effect” means (i) any material adverse effect upon the business, operations, assets, condition (financial or otherwise) liabilities (contingent or otherwise) or prospects of Holdings and its Consolidated Subsidiaries, taken as a whole, (ii) a material adverse effect on the ability of a Credit Party to consummate the transactions contemplated hereby to occur on the Closing Date or (iii) a material impairment of the rights and remedies of the Lenders, in the aggregate, under any Senior Finance Document.

“Maturity Date” means (i) as to Revolving Loans, the Revolving Termination Date and (ii) as to Term Loans and the Term Maturity Date.

“Merger” means the merger of Kingpin Merger Sub, Inc. with and into the Target pursuant to, and in accordance with the terms of, the Acquisition Documents, with the Target as the surviving entity of said merger.

“Moody’s” means Moody’s Investors Service, Inc., a Delaware corporation, and its successors or, absent any such successor, such nationally recognized statistical rating organization as the Borrower and the Administrative Agent may select.

“Mortgage” means (i) in the case of owned real property interests, a mortgage or deed of trust, substantially in the form of, or otherwise substantially identical in substance to the provisions of, Exhibit F-4 hereto, among any Credit Party, the Collateral Agent and one or more trustees, as the same may be amended, modified or supplemented from time to time, or (ii) in the case of a Leasehold, a leasehold mortgage or leasehold deed of trust, substantially in the form of, or otherwise substantially identical in substance to the provisions of, Exhibit F-4 hereto, among any Credit Party, the Collateral Agent and one or more trustees, as the same may be amended, modified or supplemented from time to time.

“Mortgage Policies” has the meaning set forth in Section 4.01(m) hereto.

“Mortgaged Properties” means the real property interests of the Borrower and its Subsidiaries described in Schedule 4.01(m) hereto.

“Multi-Currency Revolving Borrowing” means a Borrowing comprised of Multi-Currency Revolving Loans and identified as such in the Notice of Borrowing with respect thereto.

“Multi-Currency Revolving Commitment” means, with respect to any Lender, the commitment of such Lender, to make Multi-Currency Revolving Loans in accordance with the provisions of Section 2.01(a)(ii) in an aggregate principal amount at any one time outstanding identified on Schedule 1.01A hereto, as such commitment may be modified in connection with any assignment made in accordance with the provisions of Section 10.06(b).

“Multi-Currency Revolving Commitment Percentage” means, for each Lender at any time, the percentage (rounded to the nearest five decimal places and rounded upward to the next highest five decimal places in the event there is no nearest five decimal places) obtained by dividing the Multi-Currency Revolving Commitment of such Lender by the Multi-Currency Revolving Committed Amount in effect at such time.

“Multi-Currency Revolving Committed Amount” means at any time the aggregate amount of all Multi-Currency Revolving Commitments of the Lenders set forth on Schedule 1.01A at such time or such lesser amount to which the Multi-Currency Revolving Committed Amount may be reduced pursuant to Section 2.10.

“Multi-Currency Revolving Lender” means each Lender identified in Schedule 1.01A as having a Multi-Currency Revolving Commitment and each Eligible Assignee which acquires a Multi-Currency Revolving Commitment or Multi-Currency Revolving Loan pursuant to Section 10.06(b) and their respective successors.

“Multi-Currency Revolving Loan” means a Loan made under Section 2.01(a)(ii).

“Multi-Currency Revolving Outstandings” means at any date the aggregate Dollar Amount of all outstanding Multi-Currency Revolving Loans as of such date.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA.

“Net Cash Proceeds” means:

(i) with respect to any Asset Disposition (other than an Asset Disposition consisting of a lease where one or more Group Companies is acting as lessor entered into in the ordinary course of business), Casualty or Condemnation, (A) the gross Dollar Equivalent of all cash proceeds (including Insurance Proceeds and Condemnation Awards in the case of any Casualty or Condemnation, except to the extent and for so long as such Insurance Proceeds or Condemnation Awards constitute Reinvestment Funds or unless such Insurance Proceeds or Condemnation Awards are to be used for repair, restoration or replacement pursuant to plans approved by the Required Lenders) actually paid to or actually received by any Group Company in respect of such Asset Disposition, Casualty or Condemnation (including any cash proceeds received as income or other proceeds of any noncash proceeds of any Asset Disposition, Casualty or Condemnation as and when received), less (B) the sum of (x) the Dollar Equivalent, if any, of all taxes (other than income taxes) and all income taxes (as estimated in good faith by the applicable financial or accounting officer of the Borrower giving effect to the overall tax position of the Borrower and its Subsidiaries), and customary fees, brokerage fees, commissions, costs and other expenses (other than those payable to any Group Company or to Affiliates of any Group Company other than pursuant to the Management Agreement as in effect on the Closing Date) that are incurred in connection with such Asset Disposition, Casualty or Condemnation and are payable by any Group Company, but only to the extent not already deducted in arriving at the amount referred to in clause (i)(A) above, (B) the Dollar Equivalent of all appropriate amounts that must be set aside as a reserve in accordance with GAAP against any liabilities associated with such Asset Disposition, Casualty or Condemnation, (C) if applicable, the Dollar Equivalent of the amount of any Debt secured by a Permitted Lien that has been repaid or refinanced in accordance with its terms with the proceeds of such Asset Disposition, Casualty or Condemnation; and (D) the Dollar Equivalent of any payments to be made by any Group Company as agreed between such Group Company and the purchaser of any assets subject to an Asset Disposition, Casualty or Condemnation in connection therewith; and

(ii) with respect to any Equity Issuance or Debt Issuance, the Dollar Equivalent of the gross amount of cash proceeds paid to or received by any Group Company in respect of such Equity Issuance or Debt Issuance as the case may be (including cash proceeds subsequently as and when received at any time in respect of such Equity Issuance or Debt Issuance from non-cash consideration initially received or otherwise), net of underwriting discounts and commissions or placement fees, investment banking fees, legal fees, consulting fees, accounting fees and other customary fees and expenses incurred by any Group Company in connection therewith (other than those payable to any Group Company or to any Affiliate of any Group Company other than pursuant to the Management Agreement as in effect on the Closing Date).

“Non-Renewal Notice Date” has the meaning set forth in Section 2.05(b).

“Note” means a Revolving Note or a Term Note or a Term Note, and “Notes” means any combination of the foregoing.

“Notice of Borrowing” means a request by the Borrower for a Borrowing, substantially in the form of Exhibit A-1 hereto.

“Notice of Extension/Conversion” has the meaning set forth in Section 2.07.

“Obligation Currency” has the meaning set forth in Section 10.19.

“Operating Lease” means, as applied to any Person, a lease (including leases which may be terminated by the lessee at any time) of any property (whether real, personal or mixed) by such Person as lessee which is not a Capital Lease.

“Optional Calculation Date” has the meaning set forth in the definition of “Currency Calculation Date” in this Section 1.01.

“Other Taxes” has the meaning set forth in Section 3.01.

“Owned Mortgaged Property” and “Owned Mortgaged Properties” have the respective meanings set forth in Section 4.01(m).

“Participating Member State” means each state as described in any EMU Legislation.

“Participation Interest” means a Credit Extension by a Lender by way of a purchase of a participation interest in Letters of Credit or LC Obligations as provided in Section 2.05(d) or in any Loans as provided in Section 2.13.

“Patent” means any of the following: (i) all letters patent and design letters patent of the United States or any other country; (ii) all applications filed or in preparation for filing for letters patent and design letters patent of the United States or any other country including, without limitation, applications in the United States Patent and Trademark Office or in any similar office or agency of the United States or any other country or political subdivision thereof; (iii) all reissues, divisions, continuations, continuations-in-part, revisions, renewals or extensions thereof; (iv) all claims for, and rights to sue for, past, present or future infringement of any of the foregoing; (v) all income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing, including, without limitation, damages and payments for past, present or future infringements thereof and payments and damages under all Patent Licenses in connection therewith; and (vi) all rights corresponding to any of the foregoing whether arising under the laws of the United States or any foreign country or otherwise.

“Patent License” means any agreement now or hereafter in existence granting to any Credit Party any right, whether exclusive or non-exclusive, with respect to any Person’s patent or any invention now or hereafter in existence, whether or not patentable, or pursuant to which any Credit Party has granted to any other Person, any right, whether exclusive or non-exclusive, with respect to any Patent or any invention now or hereafter in existence, whether or not patentable and whether or not a Patent or application for Patent is in or hereafter comes into existence on such invention.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any entity succeeding to any or all of its functions under ERISA.

“Perfection Certificate” means with respect to any Credit Party a certificate, substantially in the form of Exhibit F-1 to this Agreement, completed and supplemented with the schedules and attachments contemplated thereby and duly executed by a Responsible Officer of such Credit Party.

“Permit” means any license, permit, franchise, right or privilege, certificate of authority or order, or any waiver of the foregoing, issued or issuable by any Governmental Authority.

“Permitted Business Acquisition” means a Business Acquisition; provided that:

(i) the Equity Interests or property or assets acquired in such acquisition relate to a line of business similar to the business of the Borrower or any of its Subsidiaries engaged in on the Closing Date or reasonably related or ancillary or complimentary thereto;

(ii) the representations and warranties made by the Credit Parties in each Senior Finance Document shall be true and correct in all material respects at and as of the date of such acquisition (as if made on such date after giving effect to such acquisition), except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects at and as of such earlier date);

(iii) the Administrative Agent or the Collateral Agent, as applicable, shall have received all items in respect of the Equity Interests or property or assets acquired in such acquisition (and/or the seller thereof) required to be delivered by Section 6.10;

(iv) in the case of an acquisition of the Equity Interests of another Person, (A) except in the case of the incorporation of a new Subsidiary, the board of directors (or other comparable governing body) of such other Person shall have duly approved such acquisition and (B) the Equity Interests so acquired shall constitute at least 100% of the total Equity Interests of the issuer thereof (it being understood that, subject to the limitations set forth in Section 7.06(a)(ix) and other provisions of this Agreement, the foregoing restriction shall not prohibit the acquisition of a Person which itself has non-Wholly-Owned Subsidiaries and/or Affiliates which will become Liquor License Subsidiaries of the Borrower as a result of the proposed Permitted Business Acquisition);

(v) no Default or Event of Default shall have occurred and be continuing immediately before or immediately after giving effect to such acquisition, and the Borrower shall have delivered to the Administrative Agent a Pro-Forma Compliance Certificate demonstrating that, upon giving effect to such acquisition on a Pro-Forma Basis (with pro-forma adjustments reasonably satisfactory to the Lead Arrangers), the Borrower shall be in compliance with all of the financial covenants set forth in Section 7.17(a) and (b) hereof as of the last day of the most recent period of four consecutive fiscal quarters of the Borrower which precedes or ends on the date of such acquisition and with respect to which the Administrative Agent has received the consolidated financial information required under Section 6.01(a) and (b) and the certificate required by Section 6.01(c);

(vi) after giving effect to such acquisition, the Aggregate Revolving Committed Amount shall be at least $10,000,000 greater than the Aggregate Revolving Outstandings; and

(vii) the Dollar Equivalent of the aggregate consideration (including cash, earn-out payments, assumption of Debt and non-cash consideration but excluding Subordinated Seller Paper) for all such acquisitions occurring after the Closing Date, to the extent not funded with the Net Cash Proceeds of one or more Qualifying Equity Issuances, shall not exceed $25,000,000.

“Permitted Encumbrances” means (i) those liens, encumbrances and other matters affecting title to any Mortgaged Property listed in the Mortgage Policies in respect thereof and found, on the date of delivery of such Mortgage Policies to the Collateral Agent in accordance with the terms hereof, reasonably acceptable by the Collateral Agent, (ii) zoning, building codes, land use and other similar laws and municipal ordinances which are not violated in any material respect by the existing improvements and the present use by the mortgagor of the Premises (as defined in the respective Mortgage), (iii) such other items to which the Collateral Agent may consent (such consent not to be unreasonably withheld) and (iv) encumbrances, rights of way and other matters that would not have a Material Adverse Effect.

“Permitted Joint Venture” means a joint venture, in the form of a corporation, limited liability company, business trust, joint venture, association, company or partnership, entered into by the Borrower or any of its Subsidiaries which (i) is engaged in a line of business related, ancillary or complementary to those engaged in by the Borrower and its Subsidiaries and (ii) is formed or organized in a manner that limits the exposure of the Borrower and its Subsidiaries for the liabilities thereof to (A) the Investments of the Borrower and its Subsidiaries therein permitted under Section 7.06(a)(xvi) and (B) any Debt of any Permitted Joint Venture or any Guaranty Obligations by the Borrower or any of its Subsidiaries in respect of such Debt, which Debt or Guaranty Obligations are permitted at the time under Section 7.01.

“Permitted Liens” has the meaning set forth in Section 7.02.

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a trust or an unincorporated association or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code maintained by or contributed to by any Group Company or any ERISA Affiliate, including a Multiemployer Plan.

“Pledge Agreement” means the Pledge Agreement, substantially in the form of Exhibit F-3 hereto, dated as of the date hereof among Holdings, the Borrower, the Subsidiary Guarantors and the Collateral Agent, as the same may be amended, supplemented or modified from time to time.

“Pledged Collateral” has the meaning set forth in the Pledge Agreement.

“Pre-Commitment Information” means, taken as an entirety, (i) information with respect to the Borrower and its Subsidiaries contained in the Confidential Information Memorandum dated February 5, 2004 and (ii) any other written information in respect of the Borrower, any Subsidiary of the Borrower or the Acquisition provided to any Agent or Lender by or on behalf of the Sponsor or the Borrower prior to the Closing Date.

“Preferred Stock” means, as applied to the Equity Interests of a Person, Equity Interests of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over the Equity Interests of any other class of such Person.

“Prepayment Account” has the meaning set forth in Section 2.09(b)(xi).

“Prime Rate” means for any day the rate of interest announced by Credit Suisse First Boston in New York City (or such other principal office of the Administrative Agent as communicated in writing to the Borrower and the Lenders) from time to time as its Prime Rate for Dollars loaned in the United States. It is a rate set by Credit Suisse First Boston based upon a variety of factors, including Credit Suisse First Boston’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate. Any change in the interest rate resulting from a change in the Prime Rate shall take effect at the opening of business on the day specified in the announcement of such change.

“Principal Amortization Payment” means a scheduled principal payment on the Term B Loans pursuant to Section 2.08(b).

“Principal Amortization Payment Date” means (i) the last Business Day of each calendar quarter, commencing with the first such date occurring at least three months after the Closing Date and ending on the Term Maturity Date and (ii) the Term Maturity Date.

“Principal Financial Center” means (i) in the case of each currency identified in Section 1.4(a)(i)(A) of the 1991 ISDA Definitions (as amended and supplemented by the 1998 Supplement to the 1991 ISDA Definitions and the 1998 ISDA Euro Definitions) published by the International Swaps and Derivatives Association, Inc., the financial center identified in said Section opposite such currency and (ii) in the case of any other currency, the principal financial center of the country that issues such currency, as determined by the Administrative Agent.

“Pro-Forma Basis” means, for purposes of calculating compliance of any transaction with any provision hereof, that the transaction in question shall be deemed to have occurred as of the first day of the most recent period of four consecutive fiscal quarters of the Borrower which precedes or ends on the date of such transaction and with respect to which the Administrative Agent has received the financial information for Holdings and its Consolidated Subsidiaries required under Section 6.01(a) and (b), as applicable, and the certificate required by Section 6.01(c) for such period. As used in this definition, “transaction” means (i) any incurrence or assumption by a Group Company of Debt under Section 7.01(xxii) or Attributable Debt in respect of a Sale/Leaseback Transaction (other than the iStar Sale/Leaseback) under Section 7.13, (ii) any Permitted Business Acquisition referred to in Section 7.06(a)(xii) or in clause (v) of the definition of “Permitted Business Acquisition” set forth in Section 1.01, (iii) any Restricted Payment referred to in clause (iii) of Section 7.07, (iv) any Asset Disposition referred to in Section 7.05(xvii) or (v) any computation of Consolidated EBITDA under the circumstances contemplated by the second sentence of the definition thereof. In connection with any calculation of the financial covenants set forth in Section 7.17(a) and (b) upon giving effect to a transaction on a “Pro-Forma Basis”, (i) any Debt incurred by the Borrower or any of its Subsidiaries in connection with such transaction (or any other transaction which occurred during the relevant four fiscal quarter period) shall be deemed to have been incurred as of the first day of the relevant four fiscal-quarter period, (ii) if such Debt has a floating or formula rate, then the rate of interest for such Debt for the applicable period for purposes of the calculations contemplated by this definition shall be determined by utilizing the rate which is or would be in effect with respect to such Debt as at the relevant date of such calculations, (iii) income statement items (whether positive or negative) attributable to all property acquired in such transaction or to the Investment comprising such transaction, as applicable, shall be included as if such transaction has occurred as of the first day of the relevant four-fiscal-quarter period, (iv) such other pro-forma adjustments which would be permitted or required by Regulation S-X or S-K under the Securities Act shall be taken into account and (v) such other adjustments as may be reasonably agreed between the Borrower and the Administrative Agent shall be taken into account.

“Pro-Forma Compliance Certificate” means a certificate of the chief financial officer or chief accounting officer of the Borrower delivered to the Administrative Agent in connection with any “transaction” as defined in the definition of “Pro-Forma Basis” above and containing reasonably detailed calculations, upon giving effect to the applicable transaction on a Pro-Forma Basis, of the Interest Coverage Ratio and the Leverage Ratio as of the last day of the most recent period of four consecutive fiscal quarters of the Borrower which precedes or ends on the date of the applicable transaction and with respect to which the Administrative Agent shall have received the consolidated financial information for Holdings and its Consolidated Subsidiaries required under Section 6.01(a) or (b), as applicable, and the certificate required by Section 6.01(c) for such period.

“Purchase Money Debt” means Debt of the Borrower or any of its Subsidiaries incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property used in the business of the Borrower or such Subsidiary; provided that such Debt is incurred within 120 days after such property is acquired or, in the case of improvements, constructed.

“Qualifying Equity Issuance” means (i) any Equity Issuance by Holdings to, or any receipt by Holdings of a capital contribution from, the Investor Group and any other Person holding Equity Interests, directly or indirectly, of Holdings on the Closing Date and any subsequent holders of preemptive rights in respect of Equity Interests of Holdings or its parent company, the Net Cash Proceeds of which are contributed immediately to the common equity of the Borrower and (ii) the issuance by Holdings for cash of its common Equity Interests to the Sponsor Group or any other Person if: (A) 100% of the proceeds of such issuance shall be immediately contributed by Holdings to the Borrower; (B) after giving effect thereto, no Change of Control shall have occurred; (C) such stock shall be issued in a private placement exempt from registration under the Securities Act; (D) the proceeds thereof shall be used (without duplication) only (w) to make Consolidated Capital Expenditures, (x) to make Permitted Business Acquisitions pursuant to Section 7.06(a)(xii), Investments in Permitted Joint Ventures pursuant to Section 7.06(a)(xvi) and other Investments pursuant to Section 7.06(a)(xx), (y) to repay Debt of the Borrower and its Subsidiaries or (z) to make Restricted Payments pursuant to Section 7.07(vii), and in any event the proceeds thereof shall not be used to repay any Subordinated Debt or to make any Restricted Payment other than Restricted Payments expressly permitted pursuant to Section 7.07(vii); (E) within five Business Days after such issuance, the Borrower shall have delivered to the Administrative Agent a certificate of the chief financial officer or chief accounting officer of the Borrower attesting to the satisfaction of the foregoing conditions, describing the uses of the proceeds of such issuance and attesting that such use shall not constitute a Default or an Event of Default; and (F) such proceeds shall be used within 30 days after such issuance as described in such certificate.

“Real Property” means, with respect to any Person, all of the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Recorded Leasehold Interest” means a Leased Mortgaged Property with respect to which a Recorded Document has been recorded in all places necessary or desirable, in the reasonable judgment of the Lead Arrangers, to give constructive notice of such Leased Mortgaged Property to third-party purchasers and encumbrancers of the affected real property. For purposes of this definition, the term “Recorded Document” means, with respect to any Leased Mortgaged Property, (i) the lease evidencing such Leased Mortgaged Property or a memorandum thereof, executed and acknowledged by the owner of the affected real property, as lessor, or (ii) if such Leased Mortgaged Property was acquired or subleased from the holder of a Recorded Leasehold Interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form and sufficient to give such constructive notice upon recordation and otherwise in form reasonably satisfactory to the Lead Arrangers.

“Refinanced Agreements” means those instruments, documents and agreements listed on Schedule 1.01C.

“Register” has the meaning set forth in Section 10.06(d).

“Regulation D, T, U or X” means Regulation D, T, U or X, respectively, of the Board of Governors of the Federal Reserve System as amended, or any successor regulation.

“Regulation S-X” means Regulation S-X under the Securities Act, as amended, or any successor regulation.

“Reinvestment Funds” means, with respect to any Insurance Proceeds or any Condemnation Award, that portion of such funds as shall, according to a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent within 30 days after an executive officer of the Borrower becoming aware of the occurrence of the Casualty or Condemnation giving rise thereto, be reinvested or contractually committed to be reinvested within two years after the date of receipt of such Insurance Proceeds or Condemnation Award in the repair, restoration or replacement of the properties that were the subject of such Casualty or Condemnation or in other tangible assets of a like nature used or useful in the ordinary course of business of the Borrower and its Subsidiaries; provided that (i) the aggregate amount of such proceeds with respect to any such event or series of related events shall not exceed $25,000,000 without the prior written consent of the Required Lenders, (ii) such certificate shall be accompanied by evidence reasonably satisfactory to the Administrative Agent that any property subject to such Casualty or Condemnation has been or will be repaired, restored or replaced to, or better than, its condition immediately prior to such Casualty or Condemnation or that such Insurance Proceeds or Condemnation Awards have otherwise been or will be reinvested in tangible assets of a like nature used or useful in the ordinary course of business of the Borrower and its Subsidiaries, (iii) at the request of the Collateral Agent or the Administrative Agent, pending such reinvestment in the case of Insurance Proceeds or Condemnation Awards in excess of $10,000,000, the entire amount of such proceeds shall be deposited in an account with respect to which an Account Control Agreement (as defined in the Security Agreement) is in full force and effect and (iv) from and after the date of delivery of such certificate, the Borrower or one or more of its Subsidiaries shall diligently proceed, in a commercially reasonable manner, to complete the repair, restoration or replacement of the properties that were the subject of such Casualty or Condemnation or otherwise reinvest such Insurance Proceeds or Condemnation Awards as described in such certificate; and provided, further, that, if any of the foregoing conditions shall cease to be satisfied at any time, such funds shall no longer be deemed Reinvestment Funds and such funds shall immediately be applied to prepayment of the Loans in accordance with Section 2.09(b); and provided, further, that any funds not so reinvested within such two-year period shall immediately be applied to the payment of the Loans in accordance with Section 2.09(b).

“Replacement Date” has the meaning set forth in Section 2.10(d).

“Required Domestic Revolving Lenders” means Lenders whose aggregate Domestic Revolving Credit Exposure (as hereinafter defined) constitutes more than 50% of the Domestic Revolving Credit Exposure of all Lenders at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time then there shall be excluded from the determination of Required Domestic Revolving Lenders such Lender and the aggregate principal amount of Domestic Revolving Credit Exposure of such Lender at such time. For purposes of the preceding sentence, the term “Domestic Revolving Credit Exposure” as applied to each Lender shall mean (i) at any time prior to the termination of the Domestic Revolving Commitments, the Domestic Revolving Commitment Percentage of such Lender multiplied by the Domestic Revolving Committed Amount, and (ii) at any time after the termination of the Domestic Revolving Commitments, the sum of (A) the principal balance of the outstanding Domestic Revolving Loans of such Lender plus (B) the Dollar Amount of such Lender’s Participation Interests in all LC Obligations.

“Required Lenders” means Lenders whose aggregate Credit Exposure (as hereinafter defined) constitutes more than 50% of the Credit Exposure of all Lenders at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time then there shall be excluded from the determination of Required Lenders such Lender and the aggregate principal amount of Credit Exposure of such Lender at such time. For purposes of the preceding sentence, the term “Credit Exposure” as applied to each Lender shall mean (i) at any time prior to the termination of the Commitments, the sum of (A) the Domestic Revolving Commitment Percentage of such Lender multiplied by the Domestic Revolving Committed Amount plus (B) the Multi-Currency Revolving Commitment Percentage of such Lender multiplied by the Multi-Currency Revolving Committed Amount plus (C) the Term B Commitment Percentage of such Lender multiplied by the aggregate principal amount of the Term B Loans outstanding at such time, and (ii) at any time after the termination of the Commitments, the sum of (A) the aggregate Dollar Amount of the outstanding Loans of such Lender plus (B) the Dollar Amount of such Lender’s Participation Interests in all LC Obligations.

“Reset Date” has the meaning set forth in Section 1.05.

“Responsible Officer” means the chief executive officer, president, senior vice president, vice president, chief financial officer, treasurer or assistant treasurer, secretary or assistant secretary of a Credit Party. Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

“Restricted Payment” means (i) any dividend or other distribution, direct or indirect, on account of any class of Equity Interests or Equity Equivalents of any Group Company, now or hereafter outstanding, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any class of Equity Interests or Equity Equivalents of any Group Company, now or hereafter outstanding and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any class of Equity Interests or Equity Equivalents of any Group Company, now or hereafter outstanding.

“Revolving Borrowing” means a Domestic Revolving Borrowing or a Multi-Currency Revolving Borrowing, and “Revolving Borrowings” means any combination of two or more of them.

“Revolving Commitment” means a Domestic Revolving Commitment or a Multi-Currency Revolving Commitment, and “Revolving Commitments” means any combination of two or more of them.

“Revolving Loan” means a Domestic Revolving Loan or a Multi-Currency Revolving Loan, and “Revolving Loans” means any two or more of them.

“Revolving Note” means a promissory note, substantially in the form of Exhibit B-1 hereto, evidencing the obligation of the Borrower to repay outstanding Revolving Loans, as such note may be amended, supplemented, extended, renewed or replaced from time to time.

“Revolving Outstandings” means at any date the sum of the Domestic Revolving Outstandings and the Multi-Currency Revolving Outstandings as of such date.

“Revolving Termination Date” means the fifth anniversary of the Closing Date (or, if such day is not a Business Day for the relevant currency, the next preceding Business Day for such currency) or such earlier date upon which the Revolving Commitments shall have been terminated in their entirety in accordance with this Agreement. Unless the context otherwise requires, references to the Revolving Termination Date are to the Revolving Termination Date determined by reference to the Domestic Revolving Loans.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., a New York corporation, and its successors or, absent any such successor, such nationally recognized statistical rating organization as the Borrower and the Administrative Agent may select.

“Sale/Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party providing for the leasing to Holdings or any of its Subsidiaries of any property, whether owned by Holdings or any of its Subsidiaries as of the Closing Date or later acquired, which has been or is to be sold or transferred by Holdings or any of its Subsidiaries to such Person or to any other Person from whom funds have been, or are to be, advanced by such Person on the security of such property.

“Sarbanes-Oxley Act” has the meaning set forth in Section 5.05(g).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” means the Security Agreement, substantially in the form of Exhibit F-2 hereto, dated as of the date hereof among Holdings, the Borrower, the Subsidiary Guarantors and the Collateral Agent, as the same may be amended, modified or supplemented from time to time.

“Senior Finance Documents” means this Agreement, the Notes, the Acknowledgement Agreement, the Guaranty, the Collateral Documents, each Perfection Certificate, the Intercompany Notes, each Accession Agreement and each LC Document, collectively, and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto, in each case as the same may be amended, modified or supplemented from time to time.

“Senior Leverage Ratio” means on any date the ratio of (i) Consolidated Funded Debt (exclusive of Subordinated Debt and exclusive of the Existing 13% Notes, to the extent such Existing 13% Notes have been covenant defeased or legally defeased as contemplated by Section 4.01(i)) as of such date to (ii) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower ending on, or most recently preceding, such date.

“Senior Obligations” means with respect to each Credit Party, without duplication:

(i) in the case of Borrower, all principal of and interest (including, without limitation, any interest which accrues after the commencement of any bankruptcy or insolvency proceeding with respect to the Borrower, whether or not allowed or allowable as a claim under any bankruptcy or insolvency proceeding) on any Loan made or LC Obligation issued under, or any Note issued pursuant to, this Agreement or any other Senior Finance Document;

(ii) all fees, expenses, indemnification obligations, foreign currency exchange obligations and other amounts of whatever nature now or hereafter payable by such Credit Party (including, without limitation, any amounts which accrue after the commencement of any bankruptcy or insolvency proceeding with respect to such Credit Party, whether or not allowed or allowable as a claim under any bankruptcy or insolvency proceeding) pursuant to this Agreement or any other Senior Finance Document;

(iii) all expenses of the Agents as to which one or more of the Agents have a right to reimbursement by such Credit Party under Section 10.04 of this Agreement or under any other similar provision of any other Senior Finance Document, including, without limitation, any and all sums advanced by the Collateral Agent to preserve the Collateral or preserve its security interests in the Collateral to the extent permitted hereunder or under any Senior Finance Document;

(iv) all amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement by such Credit Party under Section 10.05 of this Agreement or under any other similar provision of any other Senior Finance Document; and

(v) in the case of each Guarantor, all amounts now or hereafter payable by such Guarantor and all other obligations or liabilities now existing or hereafter arising or incurred (including, without limitation, any amounts which accrue after the commencement of any bankruptcy or insolvency proceeding with respect to the Borrower, Holdings or such Guarantor, whether or not allowed or allowable as a claim under any bankruptcy or insolvency proceeding) on the part of such Guarantor pursuant to this Agreement, the Guaranty or any other Senior Finance Document;

together in each case with all renewals, modifications, consolidations or extensions thereof.

“Senior Subordinated Note” means any one of the 10.00% Senior Subordinated Notes due 2010 issued by the Borrower in favor of the Senior Subordinated Noteholders pursuant to the Senior Subordinated Note Indenture, as such Senior Subordinated Notes may be amended, modified or supplemented from time to time in accordance with the limitations set forth herein, and “Senior Subordinated Notes” means any two or more of them, collectively.

“Senior Subordinated Note Documents” means the Subordinated Note Indenture, the Purchase Agreement among the Borrower and the initial Senior Subordinated Noteholders, in each case including all exhibits and schedules thereto, and all other agreements, documents and instruments relating to the Senior Subordinated Notes, in each case as the same may be amended, modified or supplemented from time to time in accordance with the provisions thereof and of this Agreement.

“Senior Subordinated Note Indenture” means Indenture dated as of the Closing Date between the Borrower and Wilmington Trust Company, as trustee, as such Senior Subordinated Note Indenture may be amended, modified or supplemented from time to time.

“Senior Subordinated Noteholder” means any one of the holders from time to time of the Senior Subordinated Notes.

“Software” means all “software” (as defined in the UCC), and also means and includes all software programs, whether now or hereafter owned, licensed or leased by a Credit Party, designed for use on Computer Hardware, including, without limitation, all operating system software, utilities and application programs in whatever form and whether or not embedded in goods, all source code and object code in magnetic tape, disk or hard copy format or any other listings whatsoever, all firmware associated with any of the foregoing all documentation, flowcharts, logic diagrams, manuals, specifications, training materials, charts and pseudo codes associated with any of the foregoing, and all options, warranties, services contracts, program services, test rights, maintenance rights, support rights, renewal rights and indemnifications relating to any of the foregoing.

“Software License” means any agreement (including any agreement constituting a Copyright License, Patent License and/or Trademark License) now or hereafter in existence granting to any Credit Party any right, whether exclusive or non-exclusive, to use another Person’s Software, or pursuant to which any Credit Party has granted to any other Person, any right, whether exclusive or non-exclusive, to use any Software, whether or not subject to any registration.

“Solvent” means, with respect to any Person as of a particular date, that on such date (i) such Person is able generally to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (ii) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature, (iii) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (iv) the fair value (determined in accordance with the United States Bankruptcy Code) of the assets of such Person is greater than the total amount of liabilities, including, without limitation, probable liabilities, of such Person and (v) the present fair value (i.e., the amount that may be realized within a commercially reasonable time either through collection or sale at the regular market value, conceiving the latter as the amount that could be obtained for the assets in question within such period by a capable and diligent businessman from a buyer who is willing to purchase under ordinary selling conditions) of the assets of such Person will exceed the amount that will be required to pay the probable liability on such Person’s existing debts as they become absolute and matured. For purposes of this definition, “debt” means any legal liability, whether matured, unmatured, liquidated or unliquidated, absolute, fixed or contingent, or (ii) a right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right is an equitable remedy, is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

“Sponsor” means Code Hennessy & Simmons LLC and Code Hennessy & Simmons IV, LP, collectively, and their respective successors.

“Sponsor Group” means the Sponsor and any of its Subsidiaries or Affiliates.

“Standby Letter of Credit” has the meaning set forth in Section 2.05(a).

“Sterling” and “£” means the lawful currency of the United Kingdom.

“Subordinated Debt” of any Person means (i) the Senior Subordinated Notes and (ii) all other Debt (A) the principal of which by its terms is not required to be repaid, in whole or in part, before the first anniversary of the later of the Revolving Termination Date and the Term Maturity Date, except to the extent allowed by the proviso to the first sentence of Section 7.08(c), (B) is subordinated in right of payment to such Person’s indebtedness, obligations and liabilities to the Finance Parties under the Senior Finance Documents pursuant to payment and subordination provisions reasonably satisfactory in form and substance to the Lead Arrangers and (C) is issued pursuant to credit documents having covenants, subordination provisions and events of default that are in no event are less favorable, including with respect to rights of acceleration, to such Person than the terms hereof or are otherwise reasonably satisfactory in form and substance to the Lead Arrangers.

“Subordinated Seller Paper” of any Person means unsecured Subordinated Debt of such Person which (i) is issued to a seller of assets or a Person the subject of a Permitted Business Acquisition in a transaction permitted by this Agreement, (ii) by its terms does not require the payment of interest in cash or Cash Equivalents until a date on or after the first anniversary of the later of the Revolving

Termination Date and the Term Maturity Date and (iii) is issued on terms, covenants and conditions satisfactory in all respects to the Lead Arrangers.

“Subsidiary” means with respect to any Person any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, more than 50% of the total voting power of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or business entity other than a corporation, more than 50% of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have more than 50% ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated more than 50% of partnership, association or other business entity gains or losses or shall be or control the managing director, manager or a general partner of such partnership, association or other business entity.

“Subsidiary Guarantor” means each Subsidiary of Holdings existing on the Closing Date (other than a Foreign Subsidiary, a non-Wholly-Owned Liquor License Subsidiary and AMF Catering Services Pty. Ltd.) and each Subsidiary of Holdings (other than a Foreign Subsidiary, except to the extent otherwise provided in Section 6.10(d) or a non-Wholly-Owned Liquor License Subsidiary) that becomes a party to the Guaranty after the Closing Date (by execution of an Accession Agreement referring to the Guaranty or otherwise), and “Subsidiary Guarantors” means any two or more of them.

“Syndication Date” means the earliest of (i) the date which is 30 days after the Closing Date, (ii) the date on which the Lead Arrangers determine in their sole discretion (and notify the Borrower) that the primary syndication (and the resulting addition of Lenders pursuant to Section 10.06(b)) has been completed and (iii) the date on which the Syndication Agent has received Term B Commitments, or Term B Lenders other than the Lead Arrangers and their respective Affiliates have acquired Term B Loans, in an aggregate amount equal to the Term B Committed Amount.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (i) a so-called synthetic, off-balance sheet or tax retention lease or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such person (without regard to accounting treatment).

“Target” means AMF Bowling Worldwide, Inc., a Delaware corporation.

“Taxes” has the meaning set forth in Section 3.01.

“Term B Borrowing” means a Borrowing comprised of Term B Loans and identified as such in the Notice of Borrowing with respect thereto.

“Term B Commitment” means, with respect to any Lender, the commitment of such Lender to make a Term B Loan on the Closing Date in a principal amount equal to such Lender’s Term B Commitment Percentage of the Term B Committed Amount.

“Term B Commitment Percentage” means, for each Lender, the percentage identified as its Term B Commitment Percentage on Schedule 1.01A, as such percentage may be (i) reduced pursuant to Section 2.10(c) and (ii) modified in connection with any assignment made in accordance with the provisions of Section 10.06(b).

“Term B Committed Amount” means $135,000,000.

“Term B Lender” means each Lender identified on Schedule 1.01A as having a Term B Commitment and each Eligible Assignee which acquires a Term B Loan pursuant to Section 10.06(b) and their respective successors.

“Term B Loan” means a Loan made under Section 2.01(b).

“Term Maturity Date” means August 27, 2009 (or if such day is not a Business Day, the next preceding Business Day).

“Term Note” means a promissory note, substantially in the form of Exhibit B-2 hereto, evidencing the obligation of the Borrower to repay outstanding Term B Loans, as such note may be amended, modified or supplemented from time to time.

“Title Insurance Company” has the meaning set forth in Section 4.01(l).

“Trade Letter of Credit” has the meaning set forth in Section 2.05(a).

“Trademark” means any of the following: (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, certification marks, collective marks, brand names and trade dress which are or have been used in the United States or in any state, territory or possession thereof, or in any other place, nation or jurisdiction, along with all prints and labels on which any of the foregoing have appeared or appear, package and other designs, and any other source or business identifiers, and general intangibles of like nature, and the rights in any of the foregoing which arise under applicable law; (ii) the goodwill of the business symbolized thereby or associated with each of the foregoing; (iii) all registrations and applications in connection therewith, including, without limitation, registrations and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state thereof or any other country or any political subdivision thereof, (iv) all reissues, extensions and renewals thereof; (v) all claims for, and rights to sue for, past, present or future infringements of any of the foregoing; (vi) all income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing, including, without limitation, damages and payments for past, present or future infringements thereof and payments and damages under all Trademark Licenses in connection therewith; and (vii) all rights corresponding to any of the foregoing whether arising under the laws of the United States or any foreign country or otherwise.

“Trademark License” means any agreement now or hereafter in existence granting to any Credit Party any right, whether exclusive or non-exclusive, to use another Person’s trademarks or trademark applications, or pursuant to which any Credit Party has granted to any other Person, any right, whether exclusive or non-exclusive, to use any Trademark, whether or not registered, and the rights to prepare for sale, sell and advertise for sale, all of the inventory now or hereafter owned by any Credit Party and now or hereafter covered by such license agreements.

“Transaction” means the events contemplated by the Transaction Documents to occur on the Closing Date.

“Transaction Documents” means the Acquisition Documents, the Capitalization Documents, the iStar Sale/Leaseback Documents, the Senior Subordinated Note Documents and the Senior Finance Documents, collectively, and “Transaction Document” means any one of them.

“Type” has the meaning set forth in Section 1.04.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if by reason of mandatory provisions of law, the perfection, the effect of perfection or non-perfection or the priority of the security interests of the Collateral Agent in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unfunded Liabilities” means (i) with respect to each Plan other than a Multiemployer Plan, the amount (if any) by which the present value of all nonforfeitable benefits under each Plan exceeds the current value of such Plan’s assets allocable to such benefits, all determined in accordance with the respective most recent valuations for such Plan using applicable PBGC plan termination actuarial assumptions (the terms “present value” and “current value” shall have the same meanings specified in Section 3 of ERISA) and (ii) with respect to each Foreign Pension Plan required to be funded under local law, the amount (if any) by which the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan exceeds the current value of the assets of such Foreign Pension Plan’s assets allocable to such benefits, all determined as of the end of the Borrower’s most recently ended fiscal year on the basis of actuarial assumptions utilized by the Foreign Pension Plan, each of which is reasonable.

“United States” means the United States of America, including each of the States and the District of Columbia, but excluding its territories and possessions.

“Unused Revolving Commitment Amount” means, for any period, the amount by which (i) the then applicable Aggregate Revolving Committed Amount of all non-Defaulting Lenders exceeds

(ii) the daily average sum for such period of (A) the aggregate Dollar Amount of all outstanding Revolving Loans plus (B) the aggregate Dollar Amount of all outstanding LC Obligations.

“U.S. Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as the same may be amended, supplemented, modified, replaced or otherwise in effect from time to time.

“Welfare Plan” means a “welfare plan” as such term is defined in Section 3(1) of ERISA.

“Wholly-Owned Subsidiary” means, with respect to any Person at any date, any Subsidiary of such Person all of the shares of capital stock or other ownership interests of which (except directors’ qualifying shares and/or other nominal shares required by applicable Law to be owned by another Person) are at the time directly or indirectly owned by such Person.

Section 1.02 Computation of Time Periods and Other Definitional Provisions. For purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”. All references to time herein shall be references to Eastern Standard time or Eastern Daylight time, as the case may be, unless specified otherwise. References in this Agreement to Articles, Sections, Schedules, Appendices or Exhibits shall be to Articles, Sections, Schedules, Appendices or Exhibits of or to this Agreement unless otherwise specifically provided. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined.

Section 1.03 Accounting Terms and Determinations. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall be prepared, in accordance with GAAP applied on a consistent basis. All financial statements delivered to the Lenders hereunder shall be accompanied by a statement from the Borrower that GAAP has not changed since the most recent financial statements delivered by the Borrower to the Lenders or if GAAP has changed describing such changes in detail and explaining how such changes affect the financial statements. All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with the most recent annual or quarterly financial statements delivered pursuant to Section 6.01 (or, prior to the delivery of the first financial statements pursuant to Section 6.01, consistent with the financial statements described in Section 5.05(a) (but without giving effect to any deviations from GAAP disclosed therein)); provided, however, if (i) the Borrower shall object to determining such compliance on such basis at the time of delivery of such financial statements due to any change in GAAP or the rules promulgated with respect thereto or (ii) either the Administrative Agent or the Required Lenders shall so object in writing within 60 days after delivery of such financial statements (or after the Lenders have been informed of the change in GAAP affecting such financial statements, if later), then such calculations shall be made on a basis consistent with the most recent financial statements delivered by the Borrower to the Lenders as to which no such objection shall have been made. Any financial ratios required to be maintained by any Group Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.04 Classes and Types of Borrowings. The term “Borrowing” denotes the aggregation of Loans of one or more Lenders made to the Borrower pursuant to Article II on the same date, all of which Loans are of the same Class, Type and currency (subject to Article III) and, except in the case of Base Rate Loans, have the same initial Interest Period. Loans hereunder are distinguished by “Class” and “Type”. The “Class” of a Loan (or of a Commitment to make such a Loan or of a Borrowing comprised of such Loans) refers to whether such Loan is a Domestic Revolving Loan, a Multi-Currency Revolving Loan or a Term B Loan. The “Type” of a Loan refers to whether such Loan is a Eurocurrency Loan (whether a Dollar-Denominated Loan or Loan denominated in an Available Foreign Currency) or a Base Rate Loan. Identification of a Loan (or a Borrowing) by both Class and Type (e.g., a “Term B Eurocurrency Loan”) indicates that such Loan is a Loan of both such Class and such Type (e.g., both a Term B Loan and a Eurocurrency Loan) or that such Borrowing is comprised of such Loans.

Section 1.05 Exchange Rates. On each Currency Calculation Date, the Administrative Agent shall determine the applicable Exchange Rates as of such Currency Calculation Date used for calculating relevant Dollar Equivalents. The Exchange Rates so determined shall become effective on the relevant Currency Calculation Date (a “Reset Date”), shall remain effective until the next succeeding Reset Date and shall for all purposes of this Agreement (other than provisions expressly requiring the use of a current Exchange Rate) be the Exchange Rates employed in converting any amounts between Dollars and currencies other than Dollars. Whenever in this Agreement in connection with a Borrowing, conversion or continuation of a Loan, the issuance or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Loan or Letter of Credit is denominated in a currency other than Dollars, such amount shall be the relevant equivalent in such currency of such Dollar Amount (rounded as determined by the Administrative Agent in its sole discretion).

Section 1.06 Redenomination of Certain Foreign Currencies into Euros.

(a) Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the EMU that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euros at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the European interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b) Without prejudice and in addition to any method of conversion or rounding prescribed by any EMU Legislation and without limiting the liability of the Borrower for any amount due under this Agreement or any other Senior Finance Document, all references in this Agreement to minimum amounts (or integral multiples thereof) denominated in the national currency unit of any member state of the EMU that adopts the Euro as its lawful currency after the date hereof shall, immediately upon such adoption, be replaced by references to such reasonably comparable and convenient amounts (or integral multiples hereof) in the Euro as the Administrative Agency may specify.

(c) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the EMU and any relevant market conventions or practices relating to the Euro.

Section 1.07 Currency Conversion.

(a) If more than one currency or currency unit are at the same time recognized by the central bank of any country as the lawful currency of that country, then (i) any reference in the Senior Finance Documents to, and any obligations arising under the Senior Finance Documents in, the currency of that country shall be translated into or paid in the currency or currency unit of that country designated by the Administrative Agent and the Borrower and (ii) any translation from one currency or currency unit to another shall be at the official rate of exchange recognized by the central bank of the relevant country for conversion of that currency or currency unit into the other, rounded up or down by the Administrative Agent as it deems reasonably appropriate.

(b) If a change in any currency of a country occurs (other than as contemplated in Section 1.06 above), this Agreement shall be amended (and each party hereto agrees to enter into any supplemental agreement necessary to effect any such amendment) to the extent that the Administrative Agent specifies to be necessary to reflect the change in currency and to put the Lenders in the same position, so far as possible, that they would have been in if no change in currency had occurred.

ARTICLE II

THE CREDIT FACILITIES

Section 2.01 Commitments to Lend.

(a)	Revolving Loans.

(i) Domestic Revolving Loans. Each Domestic Revolving Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Revolving Loans denominated in Dollars to the Borrower pursuant to this Section 2.01(a)(i) from time to time during the Availability Period in amounts such that its Domestic Revolving Outstandings shall not exceed (after giving effect to all Domestic Revolving Loans repaid and all reimbursements of LC Disbursements made concurrently with the making of any Domestic Revolving Loans) its Domestic Revolving Commitment; provided that, immediately after giving effect to each such Domestic Revolving Loan, (A) the aggregate Domestic Revolving Outstandings shall not exceed the Domestic Revolving Committed Amount, (B) the Aggregate Revolving Outstandings shall not exceed the Aggregate Revolving Committed Amount and (C) with respect to each Domestic Revolving Lender individually, such Lender’s outstanding Domestic Revolving Loans plus its

Participation Interests in outstanding LC Obligations shall not exceed such Lender’s Domestic Revolving Commitment Percentage of the Domestic Revolving Committed Amount. Each Domestic Revolving Borrowing shall be in an aggregate principal amount of $1,000,000 or any larger multiple of $100,000 (except that any such Borrowing may be in the aggregate amount of the unused Domestic Revolving Commitments) and shall be made from the several Domestic Revolving Lenders ratably in proportion to their respective Domestic Revolving Commitments. Within the foregoing limits, the Borrower may borrow under this Section 2.01(a)(i), repay, or, to the extent permitted by Section 2.09, prepay, Domestic Revolving Loans and reborrow under this Section 2.01(a)(i).

(ii) Multi-Currency Revolving Loans. Each Multi-Currency Revolving Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Multi-Currency Revolving Loans denominated in Dollars or any Available Foreign Currency to the Borrower pursuant to this Section 2.01(a)(ii) from time to time during the Availability Period in amounts such that the Dollar Amount of its Multi-Currency Revolving Outstandings shall not exceed (after giving effect to all Multi-Currency Revolving Loans repaid concurrently with the making of any Multi-Currency Revolving Loans) its Multi-Currency Revolving Commitment; provided that, immediately after giving effect to each such Revolving Loan, (A) the aggregate Multi-Currency Revolving Outstandings shall not exceed the Multi-Currency Revolving Committed Amount and (B) the Aggregate Revolving Outstandings shall not exceed the Aggregate Revolving Committed Amount (it being understood and agreed that the Administrative Agent shall calculate the Dollar Amount of the then outstanding Multi-Currency Revolving Loans on the date on which the Borrower has given the Administrative Agent a Notice of Borrowing with respect to any Multi-Currency Revolving Loan for purposes of determining compliance with this Section 2.01(a)(ii)). Each Multi-Currency Revolving Borrowing shall be made from the several Multi-Currency Revolving Lenders ratably in proportion to their respective Multi-Currency Revolving Commitments. Within the foregoing limits, the Borrower may borrow under this Section 2.01(a)(ii), repay, or, to the extent permitted by Section 2.09, prepay, Multi-Currency Revolving Loans and reborrow under this Section 2.01(a)(ii).

(b) Term B Loans. Each Term B Lender severally agrees, on the terms and conditions set forth in this Agreement, to make a Term B Loan to the Borrower on the Closing Date in a principal amount not exceeding its Term B Commitment. The Term B Borrowing shall be made from the several Term B Lenders ratably in proportion to their respective Term B Commitments. The Term B Commitments are not revolving in nature, and amounts repaid or prepaid prior to the Term Maturity Date may not be reborrowed.

Section 2.02 Notice of Borrowings.

(a) Borrowings of Dollar-Denominated Loans. The Borrower shall give the Administrative Agent a Notice of Borrowing (or telephone notice promptly confirmed by a Notice of Borrowing) not later than 12:00 Noon on (i) the Business Day of each Base Rate Borrowing and (ii) the third Business Day before each Eurocurrency Borrowing. Each such Notice of Borrowing shall be irrevocable and shall specify:

(A) the date of such Borrowing, which shall be a Business Day;

(B) the aggregate principal amount of such Borrowing;

(C) the Class and initial Type of the Loans comprising such Borrowing;

(D) in the case of a Eurocurrency Borrowing, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period and to Section 2.06(a); and

(E) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.03.

If the duration of the initial Interest Period is not specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an initial Interest Period of one month, subject to the provisions of the definition of Interest Period and to Section 2.06(a).

(b) Borrowings of Multi-Currency Revolving Loans Other Than Dollar-Denominated Loans. The Borrower shall give the Administrative Agent a Notice of Borrowing (a telephone notice promptly confirmed by a Notice of Borrowing) not later than 12:00 Noon on the third Business Day before each Borrowing of Multi-Currency Revolving Loans denominated in a currency other than Dollars. Each such Notice of Borrowing shall be irrevocable and shall specify:

(i) the date of such Borrowing, which shall be a Business Day for the relevant currency;

(ii) the currency and aggregate principal amount of such Borrowing;

(iii) the duration of the initial Interest Period applicable to such Borrowing, subject to the provisions of the definition of Interest Period and to Section 2.06(a); and

(iv) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.03.

If the currency is not specified with respect to any requested Borrowing of Multi-Currency Revolving Loans, then the Borrower shall be deemed to have selected Euros. If the duration of the initial Interest Period is not specified with respect to any requested Borrowing of Multi-Currency Revolving Loans, then the Borrower shall be deemed to have selected an initial Interest Period of one month, subject to the provisions of the definition of Interest Period and to Section 2.06(a).

Section 2.03 Notice to Lenders; Funding of Loans.

(a) Notice to Lenders. Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Lender of such Lender’s ratable share (if any) of the Borrowing referred to therein.

(b) Funding of Loans. On the date of each Borrowing, each Lender participating therein shall: (i) if such Borrowing is to be made in Dollars, make available its share of such Borrowing in Dollars no later than 3:00 P.M., in immediately available funds, to the Administrative Agent at the Administrative Office or (ii) if such Borrowing is to be made in an Available Foreign Currency, make available its share of such Borrowing in such Available Foreign Currency (in such funds as may then be customary for the settlement of international transactions in such Available Foreign Currency) no later than 3:00 P.M. to the account of the Administrative Agent. Unless the Administrative Agent determines that any applicable condition specified in Article IV has not been satisfied, the Administrative Agent shall promptly credit the amounts so received to the general deposit account of the Borrower designated by the Borrower in the applicable Notice of Borrowing, which account must be in the United States or, if a Borrowing shall not occur on such date because any condition precedent herein shall not have been met, promptly return the amounts received from the Lenders in like funds.

(c) Funding by Administrative Agent in Anticipation of Amounts Due from the Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available to the Administrative Agent on the date of such Borrowing in accordance with subsection (b) of this Section, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such share available to the Administrative Agent such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith within two Business Days of such corresponding amount, together with interest thereon for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (i) a rate per annum equal to the higher of the Federal Funds Rate (if such Borrowing is in Dollars) and the interest rate applicable thereto pursuant to Section 2.06, in the case of the Borrower, and (ii) the Federal Funds Rate (if such Borrowing is in Dollars) or the applicable Eurocurrency Rate (if such Borrowing is in an Available Foreign Currency), in the case of such Lender. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Loan included in such Borrowing for purposes of this Agreement.

(d) Obligations of Lenders Several. The failure of any Lender to make a Loan required to be made by it as part of any Borrowing hereunder shall not relieve any other Lender of its obligation, if any, hereunder to make any Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on such date of Borrowing.

(e) Failed Loans. If any Lender shall fail to make any Loan (a “Failed Loan”) which such Lender is otherwise obligated hereunder to make to the Borrower on the date of Borrowing thereof, and the Administrative Agent shall not have received notice from the Borrower or such Lender that any condition precedent to the making of the Failed Loan has not been satisfied, then, until such Lender shall have made or be deemed to have made (pursuant to the last sentence of this subsection (e)) the Failed Loan in full or the Administrative Agent shall have received notice from the Borrower or such Lender that any condition precedent to the making of the Failed Loan was not satisfied at the time the Failed Loan was to have been made, whenever the Administrative Agent shall receive any amount from the Borrower for the account of such Lender, (i) the amount so received (up to the amount of such Failed Loan) will, upon receipt by the Administrative Agent be deemed to have been paid to the Lender in satisfaction of the obligation for which paid, without actual disbursement of such amount to the Lender, (ii) the Lender will be deemed to have made the same amount available to the Administrative Agent for disbursement as a Loan to the Borrower (up to the amount of such Failed Loan) and (iii) the Administrative Agent will disburse such amount (up to the amount of the Failed Loan) to the Borrower or, if the Administrative Agent has previously made such amount available to the Borrower on behalf of such Lender pursuant to the provisions hereof, reimburse itself (up to the amount of the amount made available to the Borrower); provided, however, that the Administrative Agent shall have no obligation to disburse any such amount to the Borrower or otherwise apply it or deem it applied as provided herein unless the Administrative Agent shall have determined in its sole discretion that to so disburse such amount will not violate any law, rule, regulation or requirement applicable to it. Upon any such disbursement by the Administrative Agent such Lender shall be deemed to have made a Base Rate Loan of the same Class as the Failed Loan (in the case of Dollar-Denominated Loans), or a Eurocurrency Loan in the same currency as the Failed Loan (in the case of Loans denominated in an Available Foreign Currency) to the Borrower in satisfaction, to the extent thereof, of such Lender’s obligation to make the Failed Loan.

Section 2.04 Evidence of Loans.

(a) Lender Accounts. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b) Administrative Agent Records. The Administrative Agent shall maintain accounts in which it will record (i) the amount (in the applicable currency) of each Loan made hereunder and the currency, Dollar Amount (if applicable), Class and Type of each Loan made and the Interest Period, if any, applicable thereto, (ii) the Dollar Amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the Dollar Amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c) Evidence of Debt. The entries made in the accounts maintained pursuant to subsections (a) and (b) of this Section 2.04 shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans made to it in accordance with their terms.

(d) Notes. Notwithstanding any other provision of this Agreement, if any Lender shall request and receive a Note or Notes as provided in Section 10.06 or otherwise, then the Loans of such Lender shall be evidenced by one or more Revolving Note or Term Notes, as applicable, in each case, substantially in the form of Exhibit B-1 or B-2, as applicable, payable to the order of such Lender for the account of its Applicable Lending Office in an amount equal to the aggregate unpaid principal amount of such Lender’s Domestic Revolving, Multi-Currency Revolving or Term B Loans, as applicable.

(e) Note Endorsements. Each Lender having one or more Notes issued by the Borrower shall record the date, amount (in the applicable currency), currency, Dollar Amount (if applicable), Class and Type of each Loan made by it to the Borrower evidenced by such Note and the date and amount of each payment of principal made by the Borrower with respect thereto, and may, if such Lender so elects in connection with any transfer or enforcement of any Note, endorse on the reverse side or on the schedule, if any, forming a part thereof appropriate notations to evidence the foregoing information with respect to each outstanding Loan evidenced thereby; provided that the failure of any Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under any such Note. Each Lender is hereby irrevocably authorized by the Borrower so to endorse each of its Notes and to attach to and make a part of each of its Notes a continuation of any such schedule as and when required.

Section 2.05 Letters of Credit.

(a) Letters of Credit. Each Issuing Lender agrees, on the terms and conditions set forth in this Agreement, to issue Letters of Credit denominated in Dollars or an Available Foreign Currency from time to time before the 30th day prior to the Revolving Termination Date for the account, and upon the request, of the Borrower and in support of (i) trade obligations of the Borrower and/or its Subsidiaries, which shall be payable at sight (each such letter of credit, a “Trade Letter of Credit” and, collectively, the “Trade Letters of Credit”) and (ii) such other obligations of the Borrower that are acceptable to the Domestic Revolving Lenders (each such letter of credit, a “Standby Letter of Credit” and, collectively, the “Standby Letters of Credit”); provided that, immediately after each Letter of Credit is issued, (i) the aggregate LC Obligations shall not exceed $25,000,000 (the “LC Committed Amount”), (ii) the aggregate Domestic Revolving Outstandings shall not exceed the Domestic Revolving Committed Amount; (iii) the Aggregate Revolving Outstandings shall not exceed the Aggregate Revolving Committed Amount, (iv) with respect to each individual Domestic Revolving Lender, the aggregate outstanding principal amount of the Domestic Revolving Lender’s Domestic Revolving Loans plus the aggregate Dollar Amount of its Participation Interests in outstanding LC Obligations shall not exceed such Domestic Revolving Lender’s Domestic Revolving Commitment Percentage of the Domestic Revolving Committed Amount; and (v) the Foreign Currency LC Exposure shall not exceed $10,000,000 (the “Foreign Currency LC Committed Amount”). Notwithstanding the foregoing, the account party for each Additional Letter of Credit shall be the Borrower.

(b) Method of Issuance of Letters of Credit. The Borrower shall give the applicable Issuing Lender notice (with a copy to the Administrative Agent) substantially in the form of Exhibit A-3 hereto (a “Letter of Credit Request”) of the requested issuance or amendment of a Letter of Credit prior to 1:00 P.M. on the proposed date of the issuance or amendment of Trade Letters of Credit (which shall be a Business Day) and at least three Business Days before the proposed date of issuance or extension of Standby Letters of Credit (which shall be a Business Day) (or such shorter period as may be agreed by the applicable Issuing Lender in any particular instance). In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Request shall specify in form and detail reasonably satisfactory to the Issuing Lender: (i) the name of the Borrower requesting the issuance of such Letter of Credit; (ii) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (iii) the currency in which such Letter of Credit is to be denominated (which shall be Dollars or an Available Foreign Currency); (iv) the amount thereof (in the applicable currency); (v) the expiry date thereof; (vi) the name and address of the beneficiary thereof; (vi) the documents to be presented by such beneficiary in case of any drawing thereunder; (vii) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (viii) such other matters as the Issuing Lender may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Request shall specify in form and detail reasonably satisfactory to the Issuing Lender: (i) the Letter of Credit to be amended; (ii) the proposed date of amendment thereof (which shall be a Business Day); (iii) the nature of the proposed amendment; and (iv) such other matters as the Issuing Lender may require. If requested by the applicable Issuing Lender, the Borrower shall also submit a letter of credit application or such Issuing Lender’s standard form in connection with any request for a letter of credit. The extension or renewal of any Letter of Credit shall be deemed to be an issuance of such Letter of Credit. Subject to the provisions of the following paragraph with respect to Evergreen Letters of Credit, no Letter of Credit shall have a term of more than one year or shall have a term extending or be extendible beyond the fifth Business Day before the Revolving Termination Date.

If the Borrower so requests in any applicable Letter of Credit Request, the Issuing Lender may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Evergreen Letter of Credit”); provided that any such Evergreen Letter of Credit must permit the Issuing Lender to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Issuing Lender, the Borrower shall not be required to make a specific request to the Issuing Lender for any such renewal. Once an Evergreen Letter of Credit has been issued, the Domestic Revolving Lenders shall be deemed to have authorized (but may not require) the Issuing Lender to permit the renewal of such Letter of Credit at any time to a date not later than the Domestic Revolving Termination Date; provided, however, that the Issuing Lender shall not permit any such renewal if (i) the Issuing Lender would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof or (ii) it has received notice (which may be by telephone or in writing) on or before the Business Day immediately preceding the Nonrenewal Notice Date (A) from the Administrative Agent that the Required Domestic Revolving Lenders have elected not to permit such renewal or (B) from the Administrative Agent, any Domestic Revolving Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied. Notwithstanding anything to the contrary contained herein, the Issuing Lender shall have no obligation to permit the renewal of any Evergreen Letter of Credit at any time.

Promptly after receipt of any Letter of Credit Request, the Issuing Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Request from the Borrower and, if not, the Issuing Lender will provide the Administrative Agent with a copy thereof. Upon receipt by the Issuing Lender of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions thereof, the Issuing Lender shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the Issuing Lender’s usual and customary business practices.

Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Issuing Lender will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Conditions to Issuance of Letters of Credit. The issuance by an Issuing Lender of each Letter of Credit shall, in addition to the conditions precedent set forth in Section 4.02, be subject to the conditions precedent that (i) such Letter of Credit shall be reasonably satisfactory in form and substance to the applicable Issuing Lender, (ii) the Borrower shall have executed and delivered such other instruments and agreements relating to such Letter of Credit as the Issuing Lender shall have reasonably requested, (iii) the Issuing Lender shall have confirmed with the Administrative Agent on the date of (and after giving effect to) such issuance that (A) the aggregate amount of all LC Obligations will not exceed the LC Committed Amount, (B) the Foreign Currency LC Exposure will not exceed the Foreign Currency LC Committed Amount, (C) the aggregate Domestic Revolving Outstandings will not exceed the Domestic Revolving Committed Amount and (D) the Aggregate Revolving Outstandings will not exceed the Aggregate Revolving Committed Amount and (iv) the Issuing Lender shall not have been notified by the Administrative Agent that any condition specified in Section 4.02(b) or (c) is not satisfied on the date such Letter of Credit is to be issued. Notwithstanding any other provision of this Section 2.05, no Issuing Lender shall be under any obligation to issue any Letter of Credit if: (i) any order, judgment or decree of any Governmental Authority shall by its terms purport to enjoin or restrain the Issuing Lender from issuing such Letter of Credit, or any requirement of Law applicable to such Issuing Lender or any request or directive (whether or not having a force of Law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Lender in good faith deems material to it; or (ii) the issuance of such Letter of Credit shall violate any applicable general policies of such Issuing Lender.

(d) Purchase and Sale of Letter of Credit Participations. Upon the issuance by an Issuing Lender of a Letter of Credit, such Issuing Lender shall be deemed, without further action by any party hereto, to have sold to each Domestic Revolving Lender, and each Domestic Revolving Lender shall be deemed, without further action by any party hereto, to have purchased from such Issuing Lender, without recourse or warranty, an undivided participation interest in such Letter of Credit and the related LC Obligations in the proportion its Domestic Revolving Commitment Percentage bears to the Domestic Revolving Committed Amount (although any fronting fee payable under Section 2.11 shall be payable directly to the Administrative Agent for the account of the applicable Issuing Lender, and the Lenders (other than such Issuing Lender) shall have no right to receive any portion of any such fronting fee) and any security therefor or guaranty pertaining thereto. Upon any change in the Domestic Revolving Commitments pursuant to Section 10.06, there shall be an automatic adjustment to the Participation Interests in all outstanding Letters of Credit and all LC Obligations to reflect the adjusted Domestic Revolving Commitments of the assigning and assignee Lenders or of all Lenders having Domestic Revolving Commitments, as the case may be.

(e) Drawings Under Letters of Credit. Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable Issuing Lender shall determine in accordance with the terms of such Letter of Credit whether such drawing should be honored.

If the Issuing Lender determines that any such drawing shall be honored, such Issuing Lender shall make available to such beneficiary in accordance with the terms of such Letter of Credit the amount of the drawing and shall notify the Borrower and the Administrative Agent as to the amount to be paid as a result of such drawing and the payment date.

(f) Duties of Issuing Lenders to Domestic Revolving Lenders; Reliance. In determining whether to pay under any Letter of Credit, the relevant Issuing Lender shall not have any obligation relative to the Domestic Revolving Lenders participating in such Letter of Credit or the related LC Obligations other than to determine that any document or documents required to be delivered under such Letter of Credit have been delivered and that they substantially comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by an Issuing Lender under or in connection with any Letter of Credit shall not create for the Issuing Lender any resulting liability if taken or omitted in the absence of bad faith, gross negligence or willful misconduct. Each Issuing Lender shall be entitled (but not obligated) to rely, and shall be fully protected in relying, on the representation and warranty by the Borrower set forth in the last sentence of Section 4.02 to establish whether the conditions specified in paragraphs (b) and (c) of Section 4.02 are met in connection with any issuance or extension of a Letter of Credit. Each Issuing Lender shall be entitled to rely, and shall be fully protected in relying, upon advice and statements of legal counsel, independent accountants and other experts selected by such Issuing Lender and upon any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopier, telex or teletype message, statement, order or other document believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary unless the beneficiary and the Borrower shall have notified such Issuing Lender that such documents do not comply with the terms and conditions of the Letter of Credit. Each Issuing Lender shall be fully justified in refusing to take any action requested of it under this Section 2.05 in respect of any Letter of Credit unless it shall first have received such advice or concurrence of the Required Domestic Revolving Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Domestic Revolving Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take, or omitting or continuing to omit, any such action. Notwithstanding any other provision of this Section 2.05, each Issuing Lender shall in all cases be fully protected in acting, or in refraining from acting, under this Section in respect of any Letter of Credit in accordance with a request of the Required Domestic Revolving Lenders, and such request and any action taken or failure to act pursuant hereto shall be binding upon all Domestic Revolving Lenders and all future holders of participations in such Letter of Credit.

(g) Reimbursement Obligations. The Borrower shall be irrevocably and unconditionally obligated forthwith to reimburse each Issuing Lender in Dollars or, subject to this Section 2.05(g), the relevant Available Foreign Currency, as applicable, for any amounts paid by such Issuing Lender upon any drawing under any Letter of Credit, together with any and all reasonable charges and expenses which the Issuing Lender may pay or incur relative to such drawing and interest on the amount drawn at the rate applicable to Revolving Base Rate Loans for each day from and including the date such amount is drawn to but excluding the date such reimbursement payment is due and payable; provided that, in the case of an LC Disbursement made under a Foreign Currency Letter of Credit, the amount of interest due with respect thereto shall (i) in the case of any LC Disbursement that is reimbursed on or before the third Business Day immediately succeeding such LC Disbursement, (A) be payable in the applicable Available Foreign Currency and (B) if not reimbursed on the date of such LC Disbursement, bear interest at a rate equal to the rate reasonably determined by the applicable Issuing Lender to be the cost to such Issuing Lender of funding such LC Disbursement plus the Applicable Margin applicable to

Revolving Eurocurrency Loans at such time and (ii) in the case of any LC Disbursement that is reimbursed after the third Business Day immediately succeeding such LC Disbursement (A) be payable in Dollars and (B) accrue interest on the Dollar Amount thereof, calculated using the Exchange Rate in effect on the date such LC Disbursement was made, at the rate per annum then applicable to Revolving Base Rate Loans. Such reimbursement payment shall be due and payable (i) at or before 2:00 P.M. (New York time or the relevant local time, as applicable) on the third Business Day after the date the Issuing Lender notifies the Borrower of such drawing; provided that no payment otherwise required by this sentence to be made by the Borrower at or before 2:00 P.M. (New York time or the relevant local time, as applicable) on any day shall be overdue hereunder if arrangements for such payment satisfactory to the applicable Issuing Lender, in its reasonable discretion, shall have been made by the Borrower at or before 2:00 P.M. (New York time or the relevant local time, as applicable) on such day and such payment is actually made at or before 3:00 P.M. (New York time or the relevant local time, as applicable) on such day. If the Borrower’s reimbursement of, or obligation to reimburse, any amounts in any Available Foreign Currency would subject the Administrative Agent, the applicable Issuing Lender or any Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in Dollars, the Borrower shall, at its option, either (i) pay the amount of such tax requested by the Administrative Agent, the relevant Issuing Lender or the relevant Lender or (ii) reimburse each LC Disbursement made in such Available Foreign Currency in Dollars, in an amount equal to the Dollar Amount thereof, calculated using the applicable Exchange Rate in effect on the date such LC Disbursement is made. If the Borrower fails to make any reimbursement when due hereunder, then (i) if such payment relates to a Foreign Currency Letter of Credit, automatically and with no further action required, the Borrower’s obligation to reimburse the applicable Issuing Lender and each other Domestic Revolving Lender for the applicable LC Disbursement shall be permanently converted into an obligation to reimburse the Dollar Amount thereof, calculated using the Exchange Rate in effect on the date when such payment was due and (ii) the Administrative Agent shall promptly notify the applicable Issuing Lender and each other Domestic Revolving Lender of the applicable LC Disbursement, the Dollar Amount thereof (if such LC Disbursement relates to a Foreign Currency Letter of Credit) and the payment then due from the Borrower in respect thereof. In addition to the foregoing, the Borrower agrees to pay to the Issuing Lender interest, payable on demand, on any and all amounts not paid by the Borrower to the Issuing Lender when due under this subsection (g), for each day from and including the date when such amount becomes due to but excluding the date such amount is paid in full, whether before or after judgment, at a rate per annum equal to the sum of 2.00% plus the rate applicable to Revolving Base Rate Loans for such day. Subject to the satisfaction of all applicable conditions set forth in Article IV, the Borrower may, at its option, utilize the Revolving Commitments, or make other arrangements for payment satisfactory to the Issuing Lender, for the reimbursement of all LC Disbursements as required by this subsection (g). Each reimbursement payment to be made by the Borrower pursuant to this subsection (g) shall be made to the Issuing Lender in Federal or other funds immediately available to it at its address referred to in Section 10.01.

(h) Obligations of Domestic Revolving Lenders to Reimburse Issuing Lender for Unpaid LC Disbursements. If the Borrower shall not have reimbursed an Issuing Lender in full for any LC Disbursement as required pursuant to subsection (g) of this Section 2.05, the Issuing Lender shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Domestic Revolving Lender (other than the relevant Issuing Lender), and each such Domestic Revolving Lender shall promptly and unconditionally pay to the Administrative Agent, for the account of such Issuing Lender, such Domestic Revolving Lender’s pro-rata share of (i) such unreimbursed LC Disbursement, in the case of LC Disbursements made by an Issuing Lender in Dollars, or (ii) the Dollar Amount of such LC Disbursement, calculated using the Exchange Rate in effect on the date such payment is required, in the case of LC Disbursements made by an Issuing Lender in an Available Foreign Currency (each such Lender’s pro rata share of such LC Disbursement to be determined by the proportion its

Domestic Revolving Commitment Percentage bears to the aggregate Domestic Revolving Committed Amount) in Dollars in Federal or other immediately available funds. Such payment from the Domestic Revolving Lenders shall be due (i) at or before 1:00 P.M. on the date the Administrative Agent so notifies a Domestic Revolving Lender, if such notice is given at or before 10:00 A.M. on such date or (ii) at or before 10:00 A.M. on the next succeeding Business Day, together with interest on such amount for each day from and including the date of such drawing to but excluding the day such payment is due from such Domestic Revolving Lender at the Federal Funds Rate for such day (which funds the Administrative Agent shall promptly remit to the applicable Issuing Lender). The failure of any Domestic Revolving Lender to make available to the Administrative Agent for the account of an Issuing Lender its pro-rata share of any unreimbursed LC Disbursement shall not relieve any other Domestic Revolving Lender of its obligation hereunder to make available to the Administrative Agent for the account of such Issuing Lender its pro-rata share of any payment made under any Letter of Credit on the date required, as specified above, but no such Lender shall be responsible for the failure of any other Lender to make available to the Administrative Agent for the account of the Issuing Lender such other Lender’s pro-rata share of any such payment. Upon payment in full of all amounts payable by a Lender under this subsection (h), such Lender shall be subrogated to the rights of the Issuing Lender against the Borrower to the extent of such Lender’s pro-rata share of the related LC Obligation so paid (including interest accrued thereon). If any Domestic Revolving Lender fails to pay any amount required to be paid by it pursuant to this subsection (h) on the date on which such payment is due, interest shall accrue on such Lender’s obligation to make such payment, for each day from and including the date such payment became due to but excluding the date such Lender makes such payment, whether before or after judgment, at a rate per annum equal to (i) for each day from the date such payment is due to the third succeeding Business Day, inclusive, the Federal Funds Rate for such day as determined by the relevant Issuing Lender and (ii) for each day thereafter, the sum of 2% plus the rate applicable to its Revolving Base Rate Loans for such day. Any payment made by any Lender after 3:00 P.M. on any Business Day shall be deemed for purposes of the preceding sentence to have been made on the next succeeding Business Day.

(i) Funds Received from the Borrower in Respect of Drawn Letters of Credit. Whenever an Issuing Lender receives a payment of an LC Obligation as to which the Administrative Agent has received for the account of such Issuing Lender any payments from the Lenders pursuant to subsection (h) above, such Issuing Lender shall pay the amount of such payment to the Administrative Agent, and the Administrative Agent shall promptly pay to each Domestic Revolving Lender which has paid its pro-rata share thereof, in Dollars in Federal or other immediately available funds, an amount equal to such Lender’s pro-rata share of the principal amount thereof and interest thereon for each day after relevant date of payment at the Federal Funds Rate.

(j) Obligations in Respect of Letters of Credit Unconditional. The obligations of the Borrower under Section 2.05(g) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including, without limitation, the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any Letter of Credit or any document related hereto or thereto;

(ii) any amendment or waiver of or any consent to departure from all or any of the provisions of this Agreement or any Letter of Credit or any document related hereto or thereto, in each case consented to by the Borrower;

(iii) the use which may be made of the Letter of Credit by, or any acts or omission of, a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting);

(iv) the existence of any claim, set-off, defense or other rights that the Borrower may have at any time against a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting), any Issuing Lender or any other Person, whether in connection with this Agreement or any Letter of Credit or any document related hereto or thereto or any unrelated transaction;

(v) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(vi) payment under a Letter of Credit against presentation to an Issuing Lender of a draft or certificate that does not comply with the terms of such Letter of Credit; provided that the relevant Issuing Lender’s determination that documents presented under such Letter of Credit comply with the terms thereof shall not have constituted gross negligence or willful misconduct of such Issuing Lender; or

(vii) any other act or omission to act or delay of any kind by any Issuing Lender or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this subsection (vii), constitute a legal or equitable discharge of the Borrower’s obligations hereunder.

(k) Designation of Subsidiaries as Account Parties. Notwithstanding anything to the contrary set forth in this Agreement, a Letter of Credit issued hereunder may contain a statement to the effect that such Letter of Credit is issued for the account of a Subsidiary of the Borrower; provided that notwithstanding such statement, the Borrower shall be the actual account party for all purposes of this Agreement for such Letter of Credit and such statement shall not affect the Borrower’s reimbursement obligations hereunder with respect to such Letter of Credit.

(l) Modification and Extension. The issuance of any supplement, restatement, modification, amendment, renewal, or extensions to any Letter of Credit shall, for purposes hereof, be treated in all respects the same as a Credit Extension hereunder.

(m) Uniform Customs and Practices. Unless otherwise expressly agreed by the Issuing Lender and the Borrower when a Letter of Credit is issued, (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each Standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance (including the ICC decision published by the Commission on Banking Technique and Practice on April 6, 1998 regarding the European single currency (euro)) shall apply to each Trade Letter of Credit.

(n) Responsibility of Issuing Lenders. It is expressly understood and agreed that the obligations of the Issuing Lenders hereunder to the Domestic Revolving Lenders are only those expressly set forth in this Agreement and that each Issuing Lender shall be entitled to assume that the conditions precedent set forth in Section 4.02 have been satisfied unless it shall have acquired actual knowledge that any such condition precedent has not been satisfied; provided, however, that nothing set forth in this Section 2.05 shall be deemed to prejudice the right of any Domestic Revolving Lender to recover from any Issuing Lender any amounts made available by such Domestic Revolving Lender to such Issuing Lender pursuant to this Section 2.05 in the event that it is determined by a court of competent jurisdiction that the payment with respect to a Letter of Credit constituted gross negligence or willful misconduct on the part of the Issuing Lender.

(o) Conflict with LC Documents. In the event of any conflict between this Agreement and any LC Document, this Agreement shall govern.

(p) Indemnification of Issuing Lenders.

(i) In addition to its other obligations under this Agreement, the Borrower hereby agrees to protect, indemnify, pay and save each Issuing Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) that such Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or (B) the failure of such Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority (all such acts or omissions, herein called “Government Acts”).

(ii) As between the Borrower and each Issuing Lender, the Borrower shall assume all risks of the acts or omissions of or the misuse of any Letter of Credit by the beneficiary thereof. The Issuing Lender shall not be responsible for: (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) failure of the beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon a Letter of Credit; (D) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any documents required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (G) any consequences arising from causes beyond the control of the Issuing Lender, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of the Issuing Lender’s rights or powers hereunder.

(iii) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by an Issuing Lender, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in good faith, shall not put the Issuing Lender under any resulting liability to the Borrower or any other Credit Party other than for gross negligence, bad faith or willful misconduct. It is the intention of the parties that this Agreement shall be construed and applied to protect and indemnify the Issuing Lenders against any and all risks involved in the issuance of any Letter of Credit, all of which risks are hereby assumed by the Credit Parties, including, without limitation, any and all risks, whether rightful or wrongful, of any present or future Government Acts. The Issuing Lenders shall not, in any way, be liable for any failure by the Issuing Lenders or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of the Issuing Lenders.

(iv) Nothing in this subsection (p) is intended to limit the reimbursement obligation of the Borrower contained in this Section 2.05. The obligations of the Borrower under this subsection (p) shall survive the termination of this Agreement. No act or omission of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of any Issuing Lender to enforce any right, power or benefit under this Agreement.

(v) Notwithstanding anything to the contrary contained in this subsection (p), the Borrower shall not have any obligation to indemnify any Issuing Lender in respect of any liability to the extent incurred by the Issuing Lender arising out of the gross negligence, bad faith or willful misconduct of the Issuing Lender, as determined by a court of competent jurisdiction. Nothing in this Agreement shall relieve any Issuing Lender of any liability to the Borrower in respect of any action taken by the Issuing Lender which action constitutes gross negligence, bad faith or willful misconduct of the Issuing Lender or a violation of the UCP or Uniform Commercial Code, as applicable, as determined by a court of competent jurisdiction.

(q) Cash Collateral. If the Borrower is required pursuant to the terms of this Agreement to Cash Collateralize any LC Obligations, the Borrower shall deposit in an account (which may be an LC Cash Collateral Account under the Security Agreement) with the Collateral Agent an amount in Dollars in cash equal to 100% of such LC Obligations; provided that the portions of such amount attributable to undrawn Foreign Currency Letters of Credit or LC Disbursements in an Available Foreign Currency reimbursement for which is not yet overdue shall be deposited in such Available Foreign Currency, as applicable, in the actual amounts of such undrawn Letters of Credit and LC Disbursements. Such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the LC Obligations. For purposes of this paragraph (q), the Foreign Currency LC Exposure shall be calculated using the Exchange Rates in effect on the date the Borrower is required to cash collateralize the relevant Foreign Currency Letter of Credit pursuant to this Agreement. The Collateral Agent shall have exclusive control, including the exclusive right of withdrawal, over each collateral account referred to in this subsection (q). The Collateral Agent will, at the request of the Borrower, invest amounts deposited in such accounts in Cash Equivalents; provided, however, that (i) the Collateral Agent shall not be required to make any investment that, in its sole judgment, would require or cause the Collateral Agent to be in, or would result in any, violation of any Law, (ii) such Cash Equivalents shall be subjected to a first priority perfected security interest in favor of the Collateral Agent and (iii) if an Event of Default shall have occurred and be continuing, the selection of such Cash Equivalents shall be in the sole discretion of the Collateral Agent. The Borrower shall indemnify the Collateral Agent for any losses relating to such investments in Cash Equivalents. Other than any interest or profits earned on such investments, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such accounts. Moneys in such accounts shall be applied by the Collateral Agent to reimburse the Issuing Lenders immediately for drawings under the applicable Letters of Credit and, if the maturity of the Loans has been accelerated, to satisfy the LC Obligations of the Borrower. If the Borrower is required to provide an amount of cash collateral hereunder as a result of an Event of Default, such amount, together with any interest or profits earned thereon (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.08(a) or 2.09(b)(i), such amount, together with any interest or profits earned thereon (to the extent not applied as aforesaid) shall be returned to the Borrower upon demand; provided that, after giving effect to the return, (i) the aggregate Domestic Revolving Outstandings would not exceed the Domestic Revolving Committed Amount, (ii) the Aggregate Revolving Outstandings would not exceed the Aggregate Revolving Committed Amount and (iii) no Default or Event of Default shall have occurred and be continuing. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.09(b)(iii), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower upon demand; provided that (i) the aggregate Foreign Currency LC Exposure would not exceed the Foreign Currency LC Committed Amount and (ii) no Default or Event of Default shall have occurred and be continuing. If the Borrower is required to deposit an amount of cash collateral hereunder pursuant to Section 2.09(b)(iv), (v), (vi), (vii) or (viii), interest or profits thereon (to the extent not applied as aforesaid) shall be returned to the Borrower after the full amount of such deposit has been applied by the Collateral Agent to reimburse the Issuing Lender for drawings under Letters of Credit. The Borrower hereby pledges and assigns to the Collateral Agent, for its benefit and the benefit of the Finance Parties, each cash collateral account established by it hereunder (and all monies and investments held therein) to secure its Finance Obligations.

(r) Conversion. If the Loans become immediately due and payable on any date pursuant to Article VIII, all amounts (i) that the Borrower is at the time or thereafter becomes required to reimburse or otherwise pay to the Administrative Agent in respect of LC Disbursements made under any Foreign Currency Letter of Credit (other than amounts in respect of which the Borrower has deposited cash collateral pursuant to Section 2.05(q), if such cash collateral was deposited in the applicable Available Foreign Currency, to the extent so deposited or applied), (ii) that the Domestic Revolving Lenders are at the time or thereafter become required to pay to the Administrative Agent and the Administrative Agent is at the time or thereafter becomes required to distribute to the applicable Issuing Lender pursuant to Section 2.05(h) above in respect of unreimbursed LC Disbursements made under any Foreign Currency Letter of Credit and (iii) of each Domestic Revolving Lender’s Participation Interest in any Foreign Currency Letter of Credit under which an LC Disbursement has been made shall, in each case automatically and with no further action required, be converted into the Dollar Amount thereof, calculated using the Exchange Rates in effect on such date (or in the case of any LC Disbursements made after such date, on the date such LC Disbursement is made). On and after such conversion, all amounts accruing and owed to the Administrative Agent, the applicable Issuing Lender or any Lender in respect of the Senior Obligations described in this paragraph shall accrue and be payable in Dollars at the rates otherwise applicable hereunder.

(s) Resignation or Removal of an Issuing Lender. An Issuing Lender may resign at any time by giving 60 days’ notice to the Administrative Agent, the Domestic Revolving Lenders and the Borrower; provided, however, that such resignation shall not affect the status of any outstanding Letters of Credit issued by such resigning Issuing Lender as set forth in subsection (t) below. Upon any such resignation, the Borrower shall (within 60 days after such notice of resignation) either appoint a successor, or terminate the unutilized LC Commitment of such Issuing Lender; provided, however, that, if the Borrower elects to terminate such unutilized LC Commitment, the Borrower may at any time thereafter that the Domestic Revolving Commitments are in effect reinstate such LC Commitment in connection with the appointment of another Issuing Lender. Subject to subsection (t) below, upon the acceptance of any appointment as an Issuing Lender hereunder by a successor Issuing Lender, such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring Issuing Lender and the retiring Issuing Lender shall be discharged from its obligations to issue Letters of Credit hereunder. The acceptance of any appointment as Issuing Lender hereunder by a successor Issuing Lender shall be evidenced by an agreement entered into by such successor, in a form reasonably satisfactory to the Borrower and the Administrative Agent, and, from and after the effective date of such agreement, (i) such successor shall be a party hereto and have all the rights and obligations of an Issuing Lender under this Agreement and the other Senior Finance Documents and (ii) references herein and in the other Senior Finance Documents to the “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require.

(t) Rights with Respect to Outstanding Letters of Credit. After the resignation of an Issuing Lender hereunder the retiring Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement and the other Senior Finance Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit.

(u) Reporting. Each Issuing Lender will report in writing to the Administrative Agent (i) on the first Business Day of each week, the aggregate Dollar Amount of the face amount of Letters of Credit issued by it and outstanding as of the last Business Day of the preceding week, (ii) on or prior to each Business Day on which such Issuing Lender expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance or amendment, and the aggregate Dollar Amount of the face amount of Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and such Issuing Lender shall advise the Administrative Agent on such Business Day whether such issuance, amendment, renewal or extension occurred and whether the amount thereof changed), (iii) on each Business Day on which such Issuing Lender makes any LC Disbursement, the date of such LC Disbursement, the amount (in the applicable currency), the currency and the Dollar Amount, if applicable, of such LC Disbursement and (iv) on any Business Day on which the Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Lender on such day, the date of such failure, the Borrower, amount (in the applicable currency), the currency and the Dollar Amount, if applicable, of such LC Disbursement.

Section 2.06 Interest.

(a) Rate Options Applicable to Loans. Each Borrowing made prior to the Syndication Date shall be comprised of (i) in the case of Domestic Revolving Loans and Term B Loans, Base Rate Loans or a single group of Eurocurrency Loans having an Interest Period of one month and (ii) in the case of Multi-Currency Revolving Loans, Eurocurrency Loans with a one-month Interest Period (with no more than one such Eurocurrency Loan to be outstanding at any time in any given currency). Each Borrowing made on or after the Syndication Date shall be comprised of (i) in the case of Domestic Revolving Loans and Term B Loans, Base Rate Loans or Eurocurrency Loans and (ii) in the case of Multi-Currency Revolving Loans, Eurocurrency Loans, in each case as the Borrower may request pursuant to Section 2.02. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower may not request any Borrowing that, if made, would result in an aggregate of more than 15 separate Groups of Eurocurrency Loans being outstanding hereunder at any one time. For this purpose, Loans having different Interest Periods, regardless of whether commencing on the same date, shall be considered separate Groups.

(b) Base Rate Loans. Each Loan of a Class which is made as, or converted into, a Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made as, or converted into, a Base Rate Loan until it becomes due or is converted into a Loan of any other Type, at a rate per annum equal to the Base Rate for such day plus the then Applicable Margin. Such interest shall be payable in arrears on each Interest Payment Date.

(c) Eurocurrency Loans. Each Eurocurrency Loan of a Class shall bear interest on the outstanding principal amount thereof, for each day during the Interest Period applicable thereto, at a rate per annum equal to the sum of the applicable Adjusted Eurocurrency Rate for such Interest Period plus the then Applicable Margin. Such interest shall be payable for each Interest Period on each Interest Payment Date.

(d) Determination and Notice of Interest Rates. The Administrative Agent shall determine each interest rate applicable to the Loans hereunder. The Administrative Agent shall give prompt notice to the Borrower and the participating Lenders of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error. Any such notice shall, without the necessity of the Administrative Agent so stating in such notice, be subject to the provisions of the definition of “Applicable Margin” providing for adjustments in the Applicable Margin from time to time. When during an Interest Period any event occurs that causes an adjustment in the Applicable Margin applicable to Loans to which such Interest Period is applicable, the Administrative Agent shall give prompt notice to the Borrower and the Lenders of such event and the adjusted rate of interest so determined for such Loans, and its determination thereof shall be conclusive in the absence of manifest error.

(e) Default Interest. Upon the occurrence and during the continuance of a payment or insolvency Event of Default, the overdue principal of and, to the extent permitted by law, overdue interest on the Loans and any other overdue amounts owing herein or under the other Senior Finance Documents shall bear interest, payable on demand, at a per annum rate equal to (i) in the case of principal of any Loan, the rate otherwise applicable to such Loan during such period pursuant to this Section 2.06 plus 2.00%, (ii) in the case of interest on any Loan, the Base Rate plus the Applicable Margin for Loans of such Class on such day plus 2.00% and (iii) in the case of any other amount, if expressly provided for herein, at the rate so provided and otherwise at the Base Rate plus the Applicable Margin for Revolving Base Rate Loans plus 2.00%.

Section 2.07 Extension and Conversion.

(a) Continuation and Conversion Options. The Loans included in each Borrowing shall bear interest initially at the type of rate allowed by Section 2.06 and as specified by the Borrower in the applicable Notice of Borrowing. Thereafter, the Borrower shall have the option to elect to change or continue the type of interest rate borne by each Group of Loans (subject in each case to the provisions of Article III and subsection 2.07(d)), as follows:

(i) if such Loans are Base Rate Loans, the Borrower may elect pursuant to a Notice of Extension/Conversion to convert such Loans to Eurocurrency Loans as of any Business Day;

(ii) if such Loans are Eurocurrency Loans, the Borrower may elect to continue such Loans as Eurocurrency Loans for an additional Interest Period, subject to Section 3.05 in the case of any such continuation effective on any day other than the last day of the then current Interest Period applicable to such Loans; and

(iii) if such Loans are Eurocurrency Loans denominated in Dollars, the Borrower may elect to convert such loans to Base Rate Loans, subject to Section 3.05 in the case of any such conversion effective on any day other than the last day of the then current Interest Period applicable to such Loans.

Each such election shall be made by delivering a notice, substantially in the form of Exhibit A-2 hereto (a “Notice of Extension/Conversion”) (or telephone notice promptly confirmed by a Notice of Extension/Conversion), which notice shall not thereafter be revocable by the Borrower, to the Administrative Agent not later than 12:00 Noon on the third Business Day before the conversion or continuation selected in such notice is to be effective. A Notice of Extension/Conversion may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group and (ii) the portion to which such Notice applies, and the remaining portion to which it does not apply, are each $1,000,000 or any larger multiple of $100,000. Notwithstanding the foregoing, the Borrower may not (i) elect to convert the currency in which any Loan is denominated or (ii) elect to convert any Multi-Currency Revolving Loan from a Eurocurrency Loan to a Base Rate Loan.

(b) Contents of Notice of Extension/Conversion. Each Notice of Extension/Conversion shall specify:

(i) the Group of Loans (or portion thereof) to which such notice applies;

(ii) the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of subsection 2.07(a) above;

(iii) if the Loans comprising such Group are to be converted, the new Type of Loans and, if the Loans being converted are to be Eurocurrency Loans, the duration of the next succeeding Interest Period applicable thereto; and

(iv) if such Loans are to be continued as Eurocurrency Loans for an additional Interest Period, the duration of such additional Interest Period.

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definitions of the terms “Interest Period”. If no Notice of Extension/Conversion is timely received prior to the end of an Interest Period for any Group of Eurocurrency Loans denominated in Dollars, the Borrower shall be deemed to have elected that such Group be converted to Base Rate Loans as of the last day of such Interest Period. If no Notice of Extension/Conversion is received prior to the end of an Interest Period for any Group of Eurocurrency Loans denominated in an Available Foreign Currency, the Borrower shall be deemed to have elected that such Group be continued for an additional Interest Period of one month.

(c) Notification to Lenders. Upon receipt of a Notice of Extension/Conversion (written or telephonic as set forth above) from the Borrower pursuant to Section 2.07(a) above, the Administrative Agent shall promptly notify each relevant Lender of the contents thereof.

(d) Limitation on Conversion/Continuation Options. The Borrower shall not be entitled to elect to convert any Dollar-Denominated Loans to, or continue any Dollar-Denominated Loans for an additional Interest Period as, Eurocurrency Loans if the aggregate principal amount of any Group of Eurocurrency Loans created or continued as a result of such election would be less than $1,000,000. If an Event of Default shall have occurred and be continuing when the Borrower delivers notice of such election to the Administrative Agent, the Borrower shall not be entitled to elect to convert any Eurocurrency Loans to, or continue any Eurocurrency Loans for an additional Interest Period as, Eurocurrency Loans having an Interest Period in excess of one month.

(e) Certain Mandatory Conversions of Eurocurrency Loans. Upon the occurrence and during the continuance of any Event of Default, (i) each Eurocurrency Loan denominated in an Available Foreign Currency shall automatically, on the last day of the then current Interest Period therefor, be redenominated into Dollars in an amount equal to the then Dollar Equivalent thereof as of the date of determination and (ii) the obligation of the Lenders to make, or to continue or convert Loans into, Eurocurrency Loans denominated in an Available Foreign Currency shall be suspended. The Administrative Agent shall promptly notify each Lender of the aggregate Dollar Amount of any such Eurocurrency Loan which is redenominated into Dollars and such Lender’s pro-rata share of such Loan.

(f) Accrued Interest. Accrued interest on a Loan (or portion thereof) being extended or converted shall be paid by the Borrower (i) with respect to any Base Rate Loan being converted to a Eurocurrency Loan on next Interest Payment Date on or after the date of conversion and (ii) otherwise, on the date of extension or conversion.

Section 2.08 Maturity of Loans.

(a) Maturity of Revolving Loans. The Revolving Loans shall mature on the Revolving Termination Date, and any Revolving Loans and LC Obligations then outstanding (together with accrued interest thereon and fees in respect thereof) shall be due and payable on such date.

(b) Scheduled Amortization of Term Loans. The Borrower shall repay, and there shall become due and payable (together with accrued interest thereon) on each Principal Amortization Payment Date, (i) 1/4 of 1% of the aggregate initial principal of the Term Loans, in the case of each of the first 21 Principal Amortization Payment Dates and (ii) the remaining outstanding principal amount of all

Term Loans, in the case of the Term Maturity Date, and in each case the Term Loans of each class of each Lender shall be ratably repaid.

Section 2.09 Prepayments.

(a) Voluntary Prepayments. The Borrower shall have the right voluntarily to prepay Loans in whole or in part from time to time, subject to Section 3.05, in the case of Eurocurrency Loans, but otherwise without premium or penalty; provided, however, that (i) each partial prepayment of Loans shall be in a minimum principal amount of $1,000,000 and integral multiples of $100,000 in excess thereof, in the case of Domestic Revolving Loans and Term Loans, (ii) the Borrower shall have given prior written or telecopy notice (or telephone notice promptly confirmed by written or telecopy notice) to the Administrative Agent (A) in the case of any Revolving Loan which is a Base Rate Loan, by 12:00 Noon, on the date of prepayment, and (B) in the case of any other Loan, by 12:00 Noon at least two Business Days prior to the date of prepayment and (iii) voluntary prepayments of Term Loans under this Section 2.09(a) shall be applied ratably to the Principal Amortization Payments thereof. Each notice of prepayment shall specify the prepayment date, the principal amount remaining (in the relevant currency) and Dollar Amount (if applicable) to be prepaid, whether the Loan to be prepaid is a Domestic Revolving Loan, Multi-Currency Revolving Loan or Term B Loan, the currency of the Loan to be prepaid, whether the Loan to be prepaid is a Eurocurrency Loan or a Base Rate Loan and, in the case of a Eurocurrency Loan, the Interest Period of such Loan. Each notice of prepayment shall be irrevocable and shall commit the Borrower to prepay such Loan by the amount, and on the date, stated therein. Subject to the foregoing, amounts prepaid under this Section 2.09(a) shall be applied as the Borrower may elect; provided that if the Borrower fails to specify the application of a voluntary prepayment, then such prepayment shall be applied first to Domestic Revolving Loans to the full extent thereof (without a permanent reduction in the Revolving Committed Amount), then to the Multi-Currency Revolving Loans to the final extent thereof (without a permanent reduction in the Multi-Currency Revolving Committed Amount), then to Term B Loans (ratably to the remaining Principal Amortization Payments thereof), in each case first to Base Rate Loans and then to Eurocurrency Loans of the applicable Class in direct order of Interest Period maturity. All prepayments of Eurocurrency Loans under this Section 2.09(a) shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment.

(b) Mandatory Prepayments.

(i) Domestic Revolving Committed Amount. If on any date the aggregate Domestic Revolving Outstandings exceed the Domestic Revolving Committed Amount, the Borrower shall repay, and there shall become due and payable (together with accrued interest thereon), on such date an aggregate principal amount of Domestic Revolving Loans equal to excess. If the outstanding Domestic Revolving Loans have been repaid in full, the Borrower shall Cash Collateralize LC Obligations so that, after giving effect to the repayment of Domestic Revolving Loans and the Cash Collateralization of LC Obligations pursuant to this subsection (i), the aggregate Domestic Revolving Outstandings do not exceed the Domestic Revolving Committed Amount. In determining the aggregate Domestic Revolving Outstandings for purposes of this subsection (i), LC Obligations shall be reduced to the extent that they are Cash Collateralized as contemplated by this subsection (i). Each prepayment of Domestic Revolving Loans required pursuant to this subsection (i) shall be applied ratably among outstanding Domestic Revolving Loans based on the respective amounts of principal then outstanding. Each

Cash Collateralization of LC Obligations required by this subsection (i) shall be applied ratably among LC Obligations based on the respective amounts thereof then outstanding.

(ii) Multi-Currency Revolving Committed Amount. If on any Currency Calculation Date after giving effect to the determination of all relevant Dollar Amounts hereunder, the aggregate Multi-Currency Revolving Outstandings exceed 105.0% of the Multi-Currency Revolving Committed Amount, the Borrower shall repay, and there shall become due and payable (together with accrued interest thereon), on the second Business Day immediately succeeding such Currency Calculation Date an aggregate Dollar Amount of Multi-Currency Revolving Loans equal to the excess of the aggregate Multi-Currency Revolving Outstandings over 105.0% of the Multi-Currency Revolving Committed Amount. Each prepayment of Multi-Currency Revolving Loans required pursuant to this subsection (ii) shall be applied among the outstanding Groups of Multi-Currency Revolving Loans as reasonably agreed between the Borrower and the Administrative Agent (and, within each such Group, ratably among the Multi-Currency Revolving Lenders).

(iii) Foreign Currency Letters of Credit. If on any Currency Calculation Date after giving effect to the determination of all relevant Dollar Amounts hereunder, the aggregate Foreign Currency LC Exposure exceeds 105.0% of the Foreign Currency LC Committed Amount, the Borrower shall Cash Collateralize LC Obligations in respect of Foreign Currency Letters of Credit so that, after giving effect to the Cash Collateralization of LC Obligations pursuant to this subsection (iii), the aggregate Foreign Currency LC Exposure does not exceed 105.0% of the Foreign Currency LC Committed Amount. In determining the aggregate Foreign Currency LC Exposure for purposes of this subsection (iii), LC Obligations shall be reduced to the extent that they are Cash Collateralized as contemplated by this subsection (iii). Each Cash Collateralization of LC Obligations required by this subsection (iii) shall be applied ratably among LC Obligations in respect of Foreign Currency Letters of Credit based on the respective amounts thereof then outstanding.

(iv) Excess Cash Flow. Within 150 days after the end of each fiscal year of the Borrower (commencing with the fiscal year ending July 3, 2005), the Borrower shall prepay the Loans and/or Cash Collateralize or pay the LC Obligations in an aggregate Dollar Amount equal to (A) 75% of the Excess Cash Flow for such prior fiscal year, if the Senior Leverage Ratio as of the last day of such prior fiscal year was equal to or greater than 1.25 to 1.0, (B) 50% of the Excess Cash Flow for such prior fiscal year, if the Senior Leverage Ratio as of the last day of such prior fiscal year was less than 1.25 to 1.0 but equal to or greater than 0.75 to 1.0 or (C) 25% of the Excess Cash Flow for the prior fiscal year, if the Senior Leverage Ratio as of the last day of such prior fiscal year was less than 0.75 to 1.0.

(v) Asset Dispositions, Casualties and Condemnations, etc. Within five Business Days after receipt by any Group Company of proceeds from any Asset Disposition (other than any Excluded Asset Disposition), Casualty or Condemnation, the Borrower shall prepay the Loans and/or Cash Collateralize or pay the LC Obligations in an aggregate Dollar Amount equal to (i) 65% of the Net Cash Proceeds of any Foreign Asset Disposition and (ii) 100% of the Net Cash Proceeds of any other Asset Disposition or any Casualty or Condemnation.

(vi) Debt Issuances. Within five Business Days after receipt by any Group Company of proceeds from any Debt Issuance (other than such Debt Issuance permitted pursuant to Section 7.01 of this Agreement), the Borrower shall prepay the Loans and/or Cash Collateralize the LC Obligations in an aggregate Dollar Amount equal to 100% of the Net Cash Proceeds of such Debt Issuance.

(vii) Equity Issuances. Within five Business Days after receipt by any Group Company of proceeds from any Equity Issuance (other than any Excluded Equity Issuance), the Borrower shall prepay the Loans and/or Cash Collateralize the LC Obligations in an aggregate Dollar Amount equal to (A) 50% of the Net Cash Proceeds of such Equity Issuance, if the Senior Leverage Ratio as of the last day of the fiscal year of the Borrower ended on or most recently preceding the date of the receipt of such proceeds was equal to or greater than 0.75 to 1.0, or (B) 25% of the Net Cash Proceeds of such Equity Issuance, if the Senior Leverage Ratio as of the last day of the fiscal year of the Borrower ended on or most recently preceding the date of the receipt of such proceeds was less than 0.75 to 1.0

(viii) Payments in Respect of Subordinated Debt. Immediately upon receipt by the Administrative Agent or any Lender of any amount pursuant to the subordination provision of any Debt of Holdings or any of its Subsidiaries that is subordinate to the Senior Obligations, all proceeds thereof shall be applied as set forth in subsection (ix)(B) below.

(ix) Application of Mandatory Prepayments. All amounts required to be paid pursuant to this Section 2.09(b) shall be applied as follows:

(A) with respect to all amounts paid pursuant to Section 2.09(b)(i), (ii) or (iii), in the order provided in such Section; and

(B) with respect to all amounts paid pursuant to Section 2.09(b)(iv), (v), (vi), (vii) or (viii), (1) first, to the Term B Loans (ratably to the remaining Principal Amortization Payments thereof) and (2) second, (x) to the Domestic Revolving Loans (with a corresponding reduction in the Domestic Revolving Committed Amount pursuant to Section 2.09(b)(i)), (y) then to Cash Collateralize LC Obligations (z) then to the Multi-Currency Revolving Loans, ratably based upon the remaining outstanding Dollar Amounts thereof (with a corresponding reduction in the Multi-Currency Revolving Commitment).

(x) Order of Applications. All amounts allocated to Revolving Outstandings as provided in this Section 2.09(b) shall be applied (A) in the case of Domestic Revolving Outstandings, first, to Revolving Loans, and second, after all Revolving Loans have been repaid, to Cash Collateralize or pay the LC Obligations and (B) in the case of Multi-Currency Revolving Outstandings, to Multi-Currency Revolving Loans; provided that any balance of such amounts remaining after all Revolving Loans of the applicable Class have been repaid and, if applicable, all LC Obligations have been Cash Collateralized shall be applied pro-rata to the Term Loans and (in each case ratably to the remaining Principal Amortization Payments thereof. Within the parameters of the applications set forth above, prepayments of Domestic Revolving Loans and

Term B Loans shall be applied first to Base Rate Loans and then, subject to subsection (xi) below, to Eurocurrency Loans in direct order of Interest Period maturities. All amounts allocated to Multi-Currency Revolving Outstandings as provided in this subsection (x) shall be applied ratably to the outstanding Multi-Currency Revolving Loans in direct order of Interest Period maturities. All prepayments under this Section 2.09(b) shall be subject to Section 3.05. All prepayments under this Section 2.09(b) shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment.

(xi) Prepayment Accounts. Amounts to be applied as provided in subsection (ix) above to the prepayment of Domestic Revolving Loans or Term B Loans shall be applied first to reduce outstanding Base Rate Loans of such Class. Any amounts remaining after each such application, and any amount to be applied as provided in subsection (ix) above to the prepayment of Multi-Currency Revolving Loans, shall, at the option of the Borrower, be applied to prepay Eurocurrency Loans of the relevant Class immediately and/or shall be deposited in a separate Prepayment Account (as defined below) for the Loans of such Class. The Administrative Agent shall apply any cash deposited in the Prepayment Account for any Class of Loans, upon withdrawal by the Collateral Agent, to prepay Eurocurrency Loans of such Class on the last day of their respective Interest Periods (or, at the direction of the Borrower, on any earlier date) until all outstanding Loans of such Class have been prepaid or until all the allocable cash on deposit in the Prepayment Account for such Class has been exhausted. Concurrently with such application, the aggregate amount of any interest or profits earned on the amount so applied shall be withdrawn by the Collateral Agent and paid to the order of the Borrower. For purposes of this Agreement, the term “Prepayment Account” for any Class of Loans shall mean an account (which may include the Prepayment Account established under the Security Agreement) established by the Borrower with the Collateral Agent and over which the Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal for application in accordance with this subsection (xi). The Collateral Agent will, at the request of the Borrower, invest amounts on deposit in the Prepayment Account for any Class of Loans in Cash Equivalents that mature prior to the last day of the applicable Interest Periods of the Eurocurrency Loans of such Class to be prepaid; provided, however, that (i) the Collateral Agent shall not be required to make any investment that, in its sole judgment, would require or cause the Collateral Agent to be in, or would result in any, violation of any Law, (ii) such Cash Equivalents shall be subjected to a first priority perfected security interest in favor of the Collateral Agent and (iii) if any Event of Default shall have occurred and be continuing, the selection of such Cash Equivalents shall be in the sole discretion of the Collateral Agent. The Borrower shall indemnify the Collateral Agent for any losses relating to such investments in Cash Equivalents so that the amount available to prepay Eurocurrency Loans on the last day of the applicable Interest Periods is not less than the amount that would have been available had no investments been made pursuant thereto. Other than any interest or profits earned on such investments, the Prepayment Accounts shall not bear interest. Interest or profits, if any, on the investments in any Prepayment Account shall accumulate in such Prepayment Account and be paid to the Borrower as provided above. If the maturity of the Loans has been accelerated pursuant to Section 8.02, the Administrative Agent may, in its sole discretion, cause the Collateral Agent to withdraw amounts on deposit in the Prepayment Account for any Class of Loans and apply such funds to satisfy any of the Senior Obligations related to such Class of Loans.

(xii) Payments Cumulative. Except as otherwise expressly provided in this Section 2.09, payments required under any subsection or clause of this Section 2.09 are in addition to payments made or required under any other subsection or clause of this Section 2.09.

(xiii) Notice. The Borrower shall give to the Administrative Agent and the Lenders at least five Business Days’ prior written or telecopy notice of each and every event or occurrence requiring a prepayment under Section 2.09(b)(iv), (v), (vi), (vii) or (viii), including the amount of Net Cash Proceeds expected to be received therefrom and the expected schedule for receiving such proceeds; provided, however, that in the case of any prepayment event consisting of a Casualty or Condemnation, the Borrower shall give such notice within five Business Days after the occurrence of such event.

Section 2.10 Adjustment of Commitments.

(a) Optional Termination or Reduction of Commitments (Pro-Rata). The Borrower may from time to time permanently reduce or terminate the Domestic Revolving Committed Amount and/or the Multi-Currency Revolving Committed Amount in whole or in part (in minimum aggregate Dollar Amounts of $1,000,000 or in integral multiples of $1,000,000 in excess thereof, (or, if less, the full remaining amount of the then applicable Domestic Revolving Committed Amount and/or the Multi-Currency Revolving Committed Amount) upon two Business Days’ prior written or telecopy notice to the Administrative Agent; provided, however, that no such termination or reduction shall be made which would cause (i) the Domestic Revolving Outstandings to exceed the Domestic Revolving Committed Amount as so reduced, (ii) the Multi-Currency Revolving Outstandings to exceed the Multi-Currency Revolving Committed Amount as so reduced or (iii) the Aggregate Revolving Outstandings to exceed the Aggregate Revolving Committed Amount, as so reduced unless, concurrently with such termination or reduction, the Loans of the applicable Class are repaid or, if no Loans of the applicable Class are outstanding, LC Obligations are Cash Collateralized to the extent necessary to eliminate such excess. The Administrative Agent shall promptly notify each affected Lender of the receipt by the Administrative Agent of any notice from the Borrower pursuant to this Section 2.10(a). Any partial reduction of the Domestic Revolving Committed Amount, and/or the Multi-Currency Revolving Committed Amount pursuant to this Section 2.10(a) shall be applied to the Revolving Commitments of the Lenders of the applicable Class pro-rata based upon their respective Domestic Revolving Commitment Percentages or Multi-Currency Revolving Commitment Percentages, as applicable. The Borrower shall pay to the Administrative Agent for the account of the Lenders in accordance with the terms of Section 2.11, on the date of each termination or reduction of the Domestic Revolving Committed Amount and/or the Multi-Currency Revolving Committed Amount, any fees accrued through the date of such termination or reduction on the amount of the Domestic Revolving Committed Amount, and/or the Multi-Currency Revolving Committed Amount so terminated or reduced.

(b) Mandatory Reductions. On any date that any Revolving Loans are required to be prepaid and/or LC Obligations are required to be Cash Collateralized pursuant to the terms of Section 2.09(b)(iv), (v), (vi), (vii) or (viii) (or would be so required if any Revolving Loans or LC Obligations were outstanding), the Domestic Revolving Committed Amount and/or the Multi-Currency Revolving Committed Amount, as applicable, shall be automatically and permanently reduced by the total amount of such required prepayments and cash collateral (and, in the event that the amount of any payment referred to in Section 2.09(b)(iv), (v), (vi), (vii), or (viii) which is allocable to the Domestic Revolving Outstandings or Multi-Currency Revolving Outstandings exceeds the aggregate outstanding Dollar Amount thereof, the Domestic Revolving Committed Amount and/or the Multi-Currency Revolving Committed Amount, as applicable, shall be further reduced by 100% of such excess).

(c) Termination. The Revolving Commitments of the Lenders and the LC Commitments of the Issuing Lenders shall terminate automatically on the Revolving Termination Date. The Term B Commitments of the Lenders shall terminate automatically immediately after the making of the Term B Loans on the Closing Date.

(d) Optional Termination of Commitments (Non-Pro-Rata). If (i) any Lender has demanded compensation or indemnification pursuant to Section 3.01 or Section 3.04, (ii) the obligation of any Lender to make Eurocurrency Loans has been suspended pursuant to Section 3.02, (iii) any Lender is a Defaulting Lender or (iv) any Lender has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 10.03 or any other provision of any Senior Finance Document requires the consent of more than the Required Lenders and with respect to which the Required Lenders shall have granted their consent, the Borrower shall have the right, if no Default or Event of Default then exists, to (i) remove such Lender by terminating such Lender’s Commitment in full or (ii) replace such Lender by causing such Lender to assign its Commitment to one or more existing Lenders or Eligible Assignees pursuant to Section 10.06; provided, however, that if the Borrower elects to exercise such right with respect to any Lender pursuant to clause (i) or (ii) above, it shall be obligated to remove or replace, as the case may be, all Lenders that have similar requests then outstanding for compensation pursuant to Section 3.01 or 3.04 or whose obligation to make Eurocurrency Loans has been similarly suspended. The replacement of a Lender pursuant to this Section 2.10(d) shall be effective on the date of notice of such replacement to the Lenders through the Administrative Agent (the “Replacement Date”), subject to the satisfaction of the following conditions:

(i) each replacement Lender and/or Eligible Assignee, and the Administrative Agent acting on behalf of each Lender subject to replacement, shall have satisfied the conditions to an Assignment and Acceptance set forth in Section 10.06(b) and, in connection therewith, the replacement Lender(s) and/or Eligible Assignee(s) shall pay:

(A) to each Lender subject to replacement an amount equal in the aggregate to the sum of (x) the Dollar Amount of, and the Dollar Amount of all accrued but unpaid interest on, its outstanding Loans, (y) the Dollar Amount of all LC Disbursements that have been funded by (and not reimbursed to) it under Section 2.05, together with all accrued but unpaid interest with respect thereto and (z) all accrued but unpaid fees owing to it pursuant to Section 2.11; and

(B) to the Issuing Lenders an amount equal to the aggregate Dollar Amount owing by the replaced Lenders to the Issuing Lenders as reimbursement pursuant to Section 2.05, to the extent such amount was not theretofore funded by such replaced Lenders; and

(ii) the Borrower shall have paid to the Administrative Agent for the account of each replaced Lender an amount equal to all obligations owing to such replaced Lenders by the Borrower pursuant to this Agreement and the other Senior Finance Documents (other than those obligations of the Borrower referred to in clause (i)(A) above).

In the case of the removal of a Lender pursuant to this Section 2.10(d), upon (i) payment by the Borrower to the Administrative Agent for the account of the Lender subject to such removal of an amount equal to the Dollar Amount of the sum of (A) the aggregate principal amount of all Loans and LC Obligations held by such Lender and (B) all accrued interest, fees and other amounts owing to such Lender hereunder, including, without limitation, all amounts payable by the Borrower to such Lender under Article III or Sections 10.04 and 10.05, and (ii) provision by the Borrower to each Issuing Lender of appropriate assurances and indemnities (which may include letters of credit) as each may reasonably require with respect to any continuing obligation of such removed Lender to purchase Participation Interests in any LC Obligations then outstanding, such Lender shall, without any further consent or other action by it, cease to constitute a Lender hereunder; provided that the provisions of this Agreement (including, without limitation, the provisions of Article III and Sections 10.04 and 10.05) shall continue to govern the rights and obligations of a removed Lender with respect to any Loans made, any Letters of Credit issued or any other actions taken by such removed Lender while it was a Lender.

(e) General. The Borrower shall pay to the Administrative Agent for the account of the Lenders in accordance with the terms of Section 2.11, on the date of each termination or reduction of the Revolving Committed Amount or the Multi-Currency Revolving Committed Amount, as applicable, the Commitment Fee accrued through the date of such termination or reduction on the Dollar Amount of the Aggregate Revolving Committed Amount so terminated or reduced.

(f) Designation of Multi-Currency Revolving Commitments.

(i) The Borrower shall have the right at any time on or after the Closing Date to increase the Multi-Currency Revolving Committed Amount hereunder by causing one or more Eligible Assignees to become a Multi-Currency Revolving Lender under this Agreement or by causing one or more existing Lenders to designate all or a portion of its then current Domestic Revolving Commitment as a Multi-Currency Revolving Commitment or to increase the amount of such Lender’s existing Multi-Currency Revolving Commitment; provided that the Multi-Currency Revolving Commitment of each Eligible Assignee or Lender and any increase in the amount of the Multi-Currency Revolving Commitment of each existing Lender shall be in a Dollar Amount equal to $5,000,000 or any larger multiple of $1,000,000; and provided, further, that no Lender shall at any time be required to agree to a request of the Borrower to designate any portion of its Domestic Revolving Commitment as, or to increase, a Multi-Currency Revolving Commitment. On the Multi-Currency Commitment Increase Date, the Multi-Currency Committed Amount shall be increased and the Domestic Revolving Committed Amount shall be decreased by the applicable amount referred to above, and, if one or more Domestic Revolving Lenders shall have redesignated all or any portion of their respective Domestic Revolving Commitments as Multi-Currency Revolving Commitments, the Domestic Revolving Commitment Percentages of the Domestic Revolving Lenders shall be adjusted appropriately to reflect such redesignations.

(ii) Any increase in the aggregate Multi-Currency Revolving Committed Amount pursuant to subsection (e)(i) shall be effective only upon the execution and delivery by each Eligible Assignee or existing Lender, as the case may be, to the Borrower and the Administrative Agent at least five Business Days before any such increase is to become effective of an instrument satisfactory to the Borrower and the Administrative Agent:

(A) in the case of an Eligible Assignee, setting forth the amount of its Multi-Currency Revolving Commitment and the date upon which it is to become effective (the “Multi-Currency Commitment Increase Date”) and containing its agreement to become, and to perform all the obligations of, a Lender hereunder; and

(B) in the case of an existing Lender, setting forth the amount by which its Domestic Revolving Commitment hereunder is to be designated as a Multi-Currency Revolving Commitment or by which its existing Multi-Currency Revolving Commitment is to be increased and the Multi-Currency Commitment Increase Date applicable thereto.

Section 2.11 Fees.

(a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender a fee (the “Commitment Fee”) on such Lender’s Aggregate Revolving Commitment Percentage of the daily Unused Revolving Commitment Amount, computed at a per annum rate for each day equal to 0.50%. The Commitment Fee shall commence to accrue on the Closing Date and shall be due and payable in arrears on the last Business Day of each March, June, September and December (and any date that the Aggregate Revolving Committed Amount is reduced as provided in Section 2.10(a) or (b) and the Revolving Termination Date for the applicable Class) for the quarter or portion thereof ending on each such date, beginning with the first of such dates to occur after the Closing Date.

(b) Fees In Respect of Letters of Credit.

(i) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Domestic Revolving Lender a fee (the “Letter of Credit Fee”) on such Lender’s Domestic Revolving Commitment Percentage of the average daily maximum amount available to be drawn under each such Letter of Credit computed at a per annum rate for each day from the date of issuance to the date of expiration equal to the Applicable Margin for Letter of Credit Fees in effect from time to time. The Letter of Credit Fee will be payable quarterly in arrears on the last Business Day of each March, June, September and December for the immediately preceding quarter (or portion thereof), beginning with the first of such dates to occur after the date of issuance of such Letter of Credit, and on the Revolving Termination Date for Domestic Revolving Loans.

(ii) Fronting Fees. The Borrower shall pay directly to each Issuing Lender for its own account a fronting fee with respect to each Letter of Credit, in an amount to be agreed between the Borrower and the relevant Issuing Lender, such fronting fee to be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date after the issuance of such Letter of Credit, and on the Revolving Termination Date for Domestic Revolving Loans.

(iii) Issuing Lender Fees. In addition to the Letter of Credit Fee payable pursuant to clause (i) above and any fronting fees payable pursuant to clause (ii) above, the Borrower promises to pay to the Issuing Lender for its own account without sharing by the other Lenders the letter of credit fronting and negotiation fees agreed to by the Borrower and the Issuing Lender from time to time and the customary charges from time to time of the Issuing Lender with respect to the issuance, amendment, transfer, administration, cancellation and conversion of, and drawings under, each Letter of Credit (collectively, the “Issuing Lender Fees”).

(iv) Computation of Fees With Respect to Foreign Currency Letters of Credit. For the purposes of calculating the average daily maximum amount available to be drawn under any Foreign Currency Letter of Credit for any period under Section 2.12(b)(i) above, such average daily maximum amount shall be calculated by multiplying (A) the average daily balance of such Foreign Currency Letter of Credit (expressed in the currency in which such Foreign Currency Letter of Credit is denominated) by (B) the Exchange Rate for each relevant Available Foreign Currency in effect on the last Business Day of such period or by such other reasonable method that the Administrative Agent deems appropriate.

(v) Computation of Certain Fees after Default. Upon the occurrence and during the continuance of a payment or insolvency Event of Default under Section 8.01(a), any overdue Letter of Credit Fees payable under subsection (i) above shall be computed at a rate per annum equal to the relevant “Applicable Margin for Letter of Credit Fee” as set forth in the applicable table in the definition of “Applicable Margin” in Section 1.01 hereof plus 2.00%.

Section 2.12 Pro-Rata Treatment. Except to the extent otherwise provided herein:

(a) Loans. Each Borrowing, each payment or prepayment of principal of or interest on any Loan, each payment of fees (other than the Issuing Lender Fees retained by an Issuing Lender for its own account and the administrative fees retained by the Agents for their own account), each reduction of the Domestic Revolving Committed Amount or Multi-Currency Revolving Committed Amount and each conversion or continuation of any Loan, shall be allocated pro-rata among the relevant Lenders in accordance with the respective Domestic Revolving Commitment Percentages, Multi-Currency Revolving Commitment Percentages and Term B Commitment Percentages, as applicable, of such Lenders (or, if the Commitments of such Lenders have expired or been terminated, in accordance with the respective principal amounts of the outstanding Loans of the applicable Class and Participation Interests of such Lenders); provided that, in the event any amount paid to any Lender pursuant to this subsection (a) is rescinded or must otherwise be returned by the Administrative Agent, each Lender shall, upon the request of the Administrative Agent, repay to the Administrative Agent the amount so paid to such Lender, with interest for the period commencing on the date such payment is returned by the Administrative until the date the Administrative Agent receives such repayment at a rate per annum equal to, during the period to but excluding the date two Business Days after such request, the Federal Funds Rate (in the case of amounts denominated in Dollars) or (in all other cases) the rate determined by the Administrative Agent as its cost of funds for the relevant currency borrowed in the relevant interbank market, and thereafter, the Base Rate or Eurocurrency Rate for one-day deposits in the applicable currency, as applicable, plus 2.00% per annum.

(b) Letters of Credit. Each payment of LC Obligations shall be allocated to each Domestic Revolving Lender pro-rata in accordance with its Domestic Revolving Commitment Percentage; provided that, if any Domestic Revolving Lender shall have failed to pay its applicable pro-rata share of any LC Disbursement, then any amount to which such Domestic Revolving Lender would otherwise be entitled pursuant to this subsection (b) shall instead be payable to the Issuing Lender; provided, further, that in the event any amount paid to any Domestic Revolving Lender pursuant to this subsection (b) is rescinded or must otherwise be returned by the Issuing Lender, each Domestic Revolving Lender shall, upon the request of the Issuing Lender, repay to the Administrative Agent for the account of the Issuing Lender the amount so paid to such Domestic Revolving Lender, with interest for the period commencing on the date such payment is returned by the Issuing Lender until the date the Issuing Lender receives such repayment at a rate per annum equal to, during the period to but excluding the date two Business Days after such request, the Federal Funds Rate, and thereafter, the Base Rate plus 2.00% per annum.

Section 2.13 Sharing of Payments. The Lenders agree among themselves that, except to the extent otherwise provided herein, if any Lender shall obtain payment in respect of any Loan, unreimbursed LC Disbursements or any other obligation owing to such Lender under this Agreement through the exercise of a right of setoff, banker’s lien or counterclaim, or pursuant to a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, in excess of its pro-rata share of such payment as provided for in this Agreement, such Lender shall promptly pay in cash or purchase from the other Lenders a participation in such Loans, unreimbursed LC Disbursements and other obligations in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that all Lenders share such payment in accordance with their respective ratable shares as provided for in this Agreement; provided that nothing in this Section 2.13 shall impair the right of any Lender to exercise any right of set-off or counterclaim it may have for payment of indebtedness of the Borrower other than its indebtedness hereunder. The Lenders further agree among themselves that if payment to a Lender obtained by such Lender through the exercise of a right of setoff, banker’s lien, counterclaim or other event as aforesaid shall be rescinded or must otherwise be restored, each Lender which shall have shared the benefit of such payment shall, by payment in cash or a repurchase of a participation theretofore sold, return its share of that benefit (together with its share of any accrued interest payable with respect thereto) to each Lender whose payment shall have been rescinded or otherwise restored. Holdings and the Borrower agree that any Lender so purchasing such a participation may, to the fullest extent permitted by law, exercise all rights of payment, including setoff, banker’s lien or counterclaim, with respect to such participation as fully as if such Lender were a holder of such Loan, LC Obligation or other obligation in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 2.13 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders under this Section 2.13 to share in the benefits of any recovery on such secured claim.

Section 2.14 Payments; Computation.

(a) Payments by the Borrower. Each payment of principal of and interest on Loans, LC Obligations and fees hereunder (other than fees payable directly to the Issuing Lenders) shall be paid not later than 2:00 P.M. on the date when due, in the applicable currency and in funds immediately available to the Administrative Agent at the account designated by it by notice to the Borrower. Each such payment shall be made irrespective of any set-off, counterclaim or defense to payment which might in the absence of this provision be asserted by the Borrower or any Affiliate against any Agent or any Lender. Payments received after 2:00 P.M. shall be deemed to have been received on the next Business Day. The Borrower shall, at the time it makes any payments under this Agreement, specify to the Administrative Agent the Loan, Letters of Credit, fees or other amounts payable by the Borrower hereunder to which such payment is to be applied (and if any such specified application would be inconsistent with the terms hereof, the Administrative Agent shall, subject to Section 2.12, distribute such payment to the Lenders in such manner as the Administrative Agent may deem reasonably appropriate). The Administrative Agent will distribute such payments to the applicable Lenders on the date of receipt thereof, if such payment is received prior to 2:00 P.M.; otherwise, the Administrative Agent may, in its sole discretion, distribute such payment to the applicable Lenders on the date of receipt thereof or on the immediately succeeding Business Day. Whenever any payment hereunder shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time. The Borrower hereby authorizes and directs each Agent to debit any account maintained by the Borrower for such purpose with such Agent to pay when due any amounts required to be paid from time to time under this Agreement as directed at such time(s) by the Borrower. Unless converted to Dollars pursuant to the express terms of this Agreement, all payments in respect of the principal of or interest on Loans denominated in any Available Foreign Currency, and all reimbursement of amounts drawn under Letters of Credit denominated in an Available Foreign Currency, shall be made by the Borrower in such relevant currency.

(b) Distributions by the Administrative Agent. Unless the Administrative Agent shall have received notice (written or telephonic) from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date, and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have so made such payment, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at (i) the Federal Funds Rate (if such amount was distributed in Dollars) or (ii) the rate per annum at which one day deposits in the relevant amount are offered to the Administrative Agent in the appropriate interbank market for such day (if such amount was distributed in an Available Foreign Currency).

(c) Computations. Except for interest on Base Rate Loans which shall be computed on the basis of a 365 or 366 day year as the case may be (unless the Base Rate is determined by reference to the Federal Funds Rate), all computations of interest and fees hereunder shall be made on the basis of the actual number of days elapsed over a year of 360 days. Interest shall accrue from and including the date of borrowing (or continuation or conversion) but excluding the date of payment.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

Section 3.01 Taxes.

(a) Payments Net of Certain Taxes. Any and all payments by any Credit Party to or for the account of any Lender or any Agent hereunder or under any other Senior Finance Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding any and all Excluded Taxes (all such non-Excluded Taxes being hereinafter referred to as “Taxes”). If any Credit Party shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable under this Agreement or any other Senior Finance Document to any Lender or any Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 3.01) such Lender or such Agent receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) such Credit Party shall make such deductions and withholdings, (ii) such Credit Party shall pay the full amount deducted or withheld to the relevant taxation authority or other authority in accordance with applicable law and (iv) such Credit Party shall furnish to the Administrative Agent, at the Administrative Office, the original or a certified copy of a receipt, if any, evidencing payment thereof or other documentation evidencing such payment.

(b) Other Taxes. In addition, the Borrower agrees to pay any and all present or future stamp or documentary, excise or property taxes or similar charges or levies (including mortgage recording taxes) which arise from any payment made by it under this Agreement or any other Senior Finance Document or from the execution, delivery, registration or enforcement of, or otherwise with respect to, this Agreement or any other Senior Finance Document (hereinafter referred to as “Other Taxes”).

(c) Additional Taxes. The Borrower agrees to indemnify each Lender and each Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.01), as applicable, whether or not correctly or legally asserted, paid by such Lender or such Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto; provided, however, that if the Borrower reasonably believes that such Taxes or Other Taxes were not correctly or legally asserted, the Administrative Agent or the Lender, as the case may be, will use reasonable efforts to cooperate with the Borrower to obtain a refund of such Taxes or other Taxes so long as such efforts would not, in the sole discretion of the Administrative Agent or the Lender, as the case may be, result in any additional costs, expenses or risks or be otherwise disadvantageous to it.

(d) U.S. Tax Forms and Certificates. Each Lender organized under the laws of a jurisdiction outside the United States (a “Non-U.S. Lender”), on or prior to the date of its execution and delivery of this Agreement in the case of each Lender listed on the signature pages hereof and on or prior to the date on which it becomes a Lender in the case of each other Lender, and from time to time thereafter as required by law, shall provide the Borrower and the Administrative Agent with (i) Internal Revenue Service Form W-8 BEN, W-8 IMY or W-8 ECI, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States, and/or (ii) any other form or certificate required by any taxing authority (including any certificate required by Sections 871(h) and 881(c) of the Internal Revenue Code), certifying that such Lender is entitled to an exemption from or a reduced rate of tax on payments pursuant to this Agreement or any of the other Senior Finance Documents. Should a Lender, which is otherwise exempt from or subject to a reduced rate of withholding tax, become subject to Taxes because of its failure to deliver a form required to be delivered hereunder, the Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

(e) Obligations in Respect of Non-U.S. Lenders. The Borrower shall not be required to indemnify any Non-U.S. Lender or to pay any additional amounts to any Non-U.S. Lender, in respect of Taxes (other than Other Taxes) pursuant to subsections (a) above to the extent that the obligation to withhold amounts with respect to Taxes (other than Other Taxes) existed on the date such Non-U.S. Lender became a party to this Agreement (or, in the case of a participant, on the date such participant acquired its participation interest) or, with respect to payments to a new Applicable Lending Office, the date such Non-U.S. Lender designated such new Applicable Lending Office with respect to a Loan; provided, however, that this subsection (e) shall not apply (i) to any participant or new Applicable Lending Office that becomes a participant or new Applicable Lending Office as a result of an assignment, participation, transfer or designation made at the request of the Borrower and (ii) to the extent the indemnity payment or additional amounts any participant, or any Lender acting through a new Applicable Lending Office, would be entitled to receive (without regard to this subsection (e)) do not exceed the indemnity payment or additional amounts that the Person making the assignment, participation or transfer to such participant, or Lender (or participant) making the designation of such new Applicable Lending Office, would have been entitled to receive in the absence of such assignment, participation, transfer or designation.

(f) Mitigation. If any Credit Party is required to pay additional amounts to or for the account of any Lender pursuant to this Section 3.01, then such Lender will agree to use reasonable efforts to change the jurisdiction of its Applicable Lending Office or to file or deliver to the Borrower any certificate or document so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, filing or delivery, in the judgment of such Lender, is not otherwise disadvantageous to such Lender.

(g) Tax Receipts. Within thirty days after the date of any payment of Taxes, the Borrower shall furnish to the Administrative Agent the original or a certified copy of a receipt evidencing such payment (to the extent the Borrower receives a receipt for such payment).

(h) Refunds or Credits. If any Lender or Agent (i) receives a refund from a taxation authority in respect of any tax for which it has been indemnified by a Credit Party or with respect to which a Credit Party has paid additional amounts pursuant to this Section 3.01 or (ii) claims any credit or other tax benefit (such credit to include any increase in any foreign tax credit) with respect to any tax for which it has been indemnified by a Credit Party or with respect to which a Credit Party has paid additional amounts pursuant to this Section 3.01, which refund, credit or other tax benefit in the sole judgment of such Lender or Agent is directly attributable to any such indemnified tax or additional amounts, such Lender or Agent shall (within 30 days from the date of such receipt) pay over to such

Credit Party the amount of such refund, credit or other tax benefit (but only to the extent of indemnity payments made, or additional amounts paid, by such Credit Party with respect to the tax giving rise to such refund or credit), net of all out-of-pocket expenses (including any taxes on a refund or on interest received or credited) which such Lender or Agent certifies that it has reasonably determined to have been incurred in connection with obtaining such refund, credit or other tax benefit; provided, however, that (i) each Credit Party shall repay, upon the request of such Lender or Agent, the amount paid over to such Credit Party (plus penalties, interest or other charges) to such Lender or Agent in the event such Lender or Agent is required to repay such refund or credit to such tax authority, (ii) such Lender or Agent, as the case may be, shall have no obligation to cooperate with respect to any contest (or continue to cooperate with respect to any contest), or to seek or claim any refund, credit or other tax benefit if such Lender or Agent determines that its interest would be adversely affected by so cooperating (or continuing to cooperate) or by seeking or claiming any such refund, credit or other tax benefit and (iii) no Credit Party shall have any right to examine the tax returns or other records of any Lender or Agent or to obtain any information with respect thereto by reason of the provisions of this Section 3.01 or any judgment or determination made by any Lender or Agent pursuant to this Section 3.01.

Section 3.02 Change in Law, Etc. If, on or after the date of this Agreement, (i) the adoption of any applicable Law, or any change in any applicable Law, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of Law) of any such authority, central bank or comparable agency shall make it unlawful or impossible (A) for any Lender (or its Applicable Lending Office) to make, maintain or fund any of its Eurocurrency Loans or (B) for any Issuing Lender to issue Letters of Credit denominated in an Available Foreign Currency or (ii) there shall have occurred any change in national or international financial, political or economic conditions (including the imposition of or any change in exchange controls) or currency exchange rates that would make it impracticable (A) for any Lender (or its Applicable Lending Office) to make, maintain or fund any of its Eurocurrency Loans or (B) for any Issuing Lender to issue Letters of Credit denominated in an Available Foreign Currency, and, in each such case, the affected Lender shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Borrower, whereupon, until each affected Lender notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, (i) the obligation of each affected Lender to make Eurocurrency Loans in the affected currency or currencies, or to convert outstanding Loans into Eurocurrency Loans in the affected currency or currencies, shall be suspended and (ii) the obligation of the affected Issuing Lender to issue Letters of Credit in the affected Agreed Foreign Currency or Currencies shall be suspended. Before giving any notice to the Administrative Agent pursuant to this Section 3.02, such Lender shall designate a different Applicable Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. If such notice is given, each Eurocurrency Loan of such Lender in the affected currency or currencies then outstanding shall be converted (at the Dollar Equivalent on the date of conversion, in the case of a Loan denominated in currency other than Dollars) to a Dollar-Denominated Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such Eurocurrency Loan, if such Lender may lawfully continue to maintain and fund such Loan to such day or (ii) immediately, if such Lender shall determine that it may not lawfully continue to maintain and fund such Loan to such day.

Section 3.03 Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period for any Eurocurrency Borrowing:

(i) the Administrative Agent determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the applicable Eurocurrency Rate for such Interest Period; or

(ii) Lenders having 50% or more of the aggregate amount of the Commitments of the relevant Class advise the Administrative Agent that the Eurocurrency Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding their Eurocurrency Loans included in such Borrowing for such Interest Period; or

(iii) the Administrative Agent reasonably determines (which determination shall be conclusive) that deposits in the principal amounts of the Loans comprising such Borrowing and in the currency in which such Loans are to be denominated are not generally available in the relevant market;

the Administrative Agent shall forthwith give notice thereof to the Borrower and the relevant Lenders, whereupon, until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, (i) the obligations of the Lenders to make Eurocurrency Loans of such Class or in the affected currency, or to continue or convert outstanding Loans as or into Eurocurrency Loans of such Class or in the affected currency, shall be suspended and (ii) each outstanding Eurocurrency Loan shall be converted (in the case of a Loan denominated in a currency other than Dollars, at the then current Dollar Equivalent) into a Dollar-Denominated Base Rate Loan on the last day of the then current Interest Period applicable thereto. Unless the Borrower notifies the Administrative Agent at least two Business Days before the date of any Eurocurrency Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made in Dollars in the same aggregate Dollar Amount as the requested Borrowing and shall bear interest for each day from and including the first day to but excluding the last day of the Interest Period applicable thereto at the rate applicable to Revolving Base Rate Loans for such day.

Section 3.04 Increased Costs and Reduced Return.

(a) If on or after the date hereof, the adoption of or any change in any applicable Law or in the interpretation or application thereof applicable to any Lender (or its Applicable Lending Office), or compliance by any Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of Law) from any central bank or other Governmental Authority, in each case made subsequent to the Effective Date (or, if later, the date on which such Lender becomes a Lender):

(i) shall subject such Lender (or its Applicable Lending Office) to any tax of any kind whatsoever with respect to any Letter of Credit, any Eurocurrency Loans made by it or any of its Notes or its obligation to make Eurocurrency Loans or to participate in Letters of Credit, or change the basis of taxation of payments to such Lender (or its Applicable Lending Office) in respect thereof (except for (A) Taxes and Other Taxes covered by Section 3.01

(including Taxes imposed solely by reason of any failure of such Lender to comply with its obligations under Section 3.01(d)) and (B) Excluded Taxes);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender (or its Applicable Lending Office) which is not otherwise included in the determination of the Eurocurrency Rate hereunder; or

(iii) shall impose on such Lender (or its Applicable Lending Office) any other condition (excluding any tax of any kind whatsoever);

and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making, converting into, continuing or maintaining any Eurocurrency Loans or issuing or participating in Letters of Credit or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon notice to the Borrower from such Lender, through the Administrative Agent, in accordance herewith, the Borrower shall be obligated to pay such Lender, within 10 Business Days of its demand, any additional amounts necessary to compensate such Lender on an after-tax basis (after taking into account applicable deductions and credits in respect of the amount indemnified) for such increased cost or reduced amount receivable.

(b) If any Lender shall have determined that the adoption or the becoming effective of, or any change in, or any change by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof in the interpretation or administration of, any applicable Law regarding capital adequacy, or compliance by such Lender, or its parent corporation, with any request or directive regarding capital adequacy (whether or not having the force of Law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s (or parent corporation’s) capital or assets as a consequence of its commitments or obligations hereunder to a level below that which such Lender, or its parent corporation, could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s (or parent corporation’s) policies with respect to capital adequacy), then, upon notice from such Lender to the Borrower, the Borrower shall be obligated to pay to such Lender such additional amount or amounts as will compensate such Lender on an after-tax basis (after taking into account applicable deductions and credits in respect of the amount indemnified) for such reduction; provided that the Borrower shall not be required to compensate any Lender pursuant to subsection (a) above or this subsection (b) for any additional costs or reductions suffered more than 180 days prior to the date such Lender notifies the Borrower of the circumstances giving rise to such additional costs or reductions and of such Lender’s intentions to claim compensation therefor, and provided further that, if the Change in Law or in the interpretation or administration thereof giving rise to such additional costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. Each determination by any such Lender of amounts owing under this Section 3.04 shall, absent manifest error, be conclusive and binding on the parties hereto.

(c) A certificate in reasonable detail of each Lender setting forth such amount or amounts as shall be necessary to compensate such Lender or its holding company as specified in subsection (a) or (b) above, as the case may be, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay each Lender or the Issuing Lender the amount shown as due on any such certificate delivered by it within 10 Business Days after receipt of the same.

(d) Promptly after any Lender becomes aware of any circumstance that will, in its reasonable judgment, result in a request for increased compensation pursuant to this Section 3.04, such Lender shall notify the Borrower thereof. Failure on the part of any Lender so to notify the Borrower or to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such Lender’s right to demand compensation with respect to such period or any other period, except as expressly otherwise provided above. The protection of this Section 3.04 shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed.

Section 3.05 Funding Losses. The Borrower shall indemnify each Lender against any loss or expense (but excluding in any event loss of anticipated profit) which such Lender may sustain or incur as a consequence of (i) any failure by the Borrower to fulfill on the date of any Borrowing hereunder the applicable conditions set forth in Article IV, (ii) any failure by the Borrower to borrow or to refinance, convert or continue any Loan hereunder after irrevocable notice of such Borrowing, refinancing, conversion or continuation has been given pursuant to Section 2.02 or 2.07, (iii) any payment, prepayment or conversion of a Eurocurrency Loan, whether voluntary or involuntary, pursuant to any other provision of this Agreement or otherwise made on a date other than the last day of the Interest Period applicable thereto, or (iv) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.10(d), including, in each such case, any loss or reasonable expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Loan or any part thereof as a Eurocurrency Loan. Such loss or reasonable expense (other than loss of anticipated profits) shall include an amount equal to the excess, if any, as reasonably determined by such Lender, of (i) its cost of obtaining the funds for the Loan being paid, prepaid, converted, not borrowed, redenominated or assigned (based on the applicable Eurocurrency Rate), for the period from the date of such payment, prepayment, conversion, failure to borrow, convert or continue to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan which would have commenced on the date of such failure to borrow, convert or continue), redenomination or assignment over (ii) the amount of interest at the then current Eurocurrency Rate (as reasonably determined by such Lender) that would be realized by such Lender in reemploying the funds so paid, prepaid, converted, not borrowed, converted or continued for such period or Interest Period, redenomination or assignment, as the case may be. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 3.05 shall be delivered to the Borrower and shall be conclusive absent manifest error.

Section 3.06 Base Rate Loans Substituted for Affected Eurocurrency Loans. If (i) the obligation of any Lender to make, or to continue or convert outstanding Loans as or to, Eurocurrency Loans in one or more currencies has been suspended pursuant to Section 3.02 or (ii) any Lender has demanded compensation under Section 3.01 or 3.04 with respect to its Eurocurrency Loans denominated in any currency, and in any such case the Borrower shall, by at least five Business Days’ prior notice to such Lender through the Administrative Agent, have elected that the provisions of this Section 3.06 shall apply to such Lender, then, unless and until such Lender notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist, all Loans which would otherwise be made by such Lender as (or continued as or converted to) Eurocurrency Loans in the affected currency or currencies shall instead be Dollar-Denominated Loans bearing interest at the Base Rate then in effect for Revolving Loans (in the case of Loans denominated in a currency other than Dollars, in the same Dollar Amount as the Eurocurrency Loan that such Lender would otherwise have made in the applicable Available Foreign Currency) (on which interest and principal shall be payable contemporaneously with the related Eurocurrency Loans of the other Lenders). If such Lender notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist, the principal amount of each such Loan shall be converted into a Eurocurrency Loan of the relevant Class on the first day of the next succeeding Interest Period applicable to the related Eurocurrency Loans of the other Lenders. If such Loan is converted into a Eurocurrency Loan denominated in an Available Foreign Currency, such Lender, the Administrative Agent and the Borrower shall make such arrangements as shall be required (including increasing or decreasing the amount of such Eurocurrency Loan) so that such Eurocurrency Loan shall be in the same amount as it would have been if the provisions of this Section 3.06 has never been applied thereto.

ARTICLE IV

CONDITIONS

Section 4.01 Conditions to Closing. The obligation of each Lender to make a Loan or issue a Letter of Credit on the Closing Date is subject to the satisfaction of the following conditions:

(a) Executed Senior Finance Documents. Receipt by the Administrative Agent of duly executed copies of: (i) this Agreement; (ii) the Notes; (iii) the Guaranty; (iv) the Collateral Documents and (v) all other Senior Finance Documents, each in form and substance satisfactory to the Lead Arrangers and the Required Lenders in their sole discretion.

(b) Legal Matters. All legal matters incident to this Agreement and the borrowings hereunder shall be reasonably satisfactory to the Lead Arrangers and to Fried, Frank, Harris, Shriver & Jacobson LLP, counsel for the Lead Arrangers.

(c) Organizational Documents. After giving effect to the transactions contemplated by the Transaction Documents, the ownership, capital, corporate, organizational and legal structure of each Credit Party shall be reasonably satisfactory to the Lead Arrangers, and the Administrative Agent shall have received: (i) a copy of the certificate or articles of incorporation or other organizational documents, as applicable, including all amendments thereto, of each Credit Party, certified as of a recent date by the Secretary of State or other applicable authority of its respective jurisdiction of organization; (ii) a certificate as to the good standing of each Credit Party, as of a recent date, from the Secretary of State or other applicable authority of its respective jurisdiction of organization and, to the extent reasonably available, from each other state in which such Credit Party is qualified or is required to be qualified to do business, together in each case, to the extent generally available, with a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each such jurisdiction; (iii) a certificate of the Secretary or Assistant Secretary of each Credit Party dated the Closing Date substantially in the form of Exhibit M hereto; (iv) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (iii) above; and (v) such other corporate or other constitutive or organizational documents as the Lead Arrangers or Fried, Frank, Harris, Shriver & Jacobson LLP, counsel for the Lead Arrangers, may reasonably request.

(d) Officer’s Certificates. The Administrative Agent shall have received (i) a certificate, dated the Closing Date and signed by a Responsible Officer of each of Holdings and the Borrower, confirming compliance with the conditions precedent set forth in paragraphs (b) and (c) of Section 4.02 and (ii) a certificate, dated the Closing Date and signed by a Responsible Officer of each other Credit Party, confirming compliance with the condition precedent set forth in paragraph (b) of Section 4.02.

(e) Opinions of Counsel. On the Closing Date, the Administrative Agent shall have received:

(i) a written opinion of Kirkland & Ellis LLP, special counsel to the Credit Parties, addressed to the Agents and each Lender, dated the Closing Date, substantially in the form of Exhibit D-1 hereto;

(ii) from Kirkland & Ellis LLP, special counsel to the Credit Parties, or special local counsel to the Borrower and the other Credit Parties (which counsel shall be reasonably satisfactory to the Lead Arrangers) for each State in which any Credit Party is located (within the meaning of Section 9-301 of the Uniform Commercial Code as in effect in the State of New York), an opinion addressed to the Agents and each Lender, dated the Closing Date, substantially in the form of Exhibit D-2 hereto and covering such additional matters incident to the transactions contemplated hereby as the Lead Arrangers or the Required Lenders may reasonably request;

(iii) from special local counsel to the Borrower and the other Credit Parties (which counsel shall be reasonably satisfactory to the Lead Arrangers) for each jurisdiction in which a Mortgaged Property is located, an opinion addressed to the Agents and each Lender, dated the Closing Date, substantially in the form of Exhibit D-3 hereto, with respect to the enforceability of the form of Mortgage and sufficiency of the form of UCC-1 financing statements or similar notices to be recorded or filed in such jurisdiction, if applicable, and such other matters as the Lead Arrangers or the Required Lenders may reasonably request;

(iv) from special counsel to the Target in respect of the Acquisition, copies of each opinion delivered by them in connection with the Acquisition, accompanied in each case by a letter from such counsel stating that the Agents and the Lenders are entitled to rely on such opinions as if they were addressed to the Agents and the Lenders; and

(v) from Kirkland & Ellis LLP, special counsel to the Borrower, copies of the opinions delivered by them under the purchase agreement for the Senior Subordinated Notes, accompanied in each case by a letter from such special counsel stating that the Agents and the Lenders are entitled to rely on such opinions as if they were addressed to the Agents and the Lenders.

(f) Capitalization. On or prior to the Closing Date, (i) Holdings shall have received gross cash proceeds of not less than $135,000,000 in connection with the purchase by the Investor Group

(directly or indirectly through one or more intermediate holding companies) of common stock of Holdings (the “Holdings Equity Issuance”), at least a majority of which shall have been provided by the Sponsor Group and which proceeds shall have been contributed by Holdings to the capital of the Borrower in exchange for common stock of, or as an additional common capital contribution to, the Borrower, (ii) without the express written consent of the Lead Arrangers, no common stock of the Borrower shall be subject to any redemption, put, call, repurchase or similar provisions prior to the Maturity Date with respect to any Loan, (iii) the proceeds of the Holdings Equity Issuance, when aggregated with the Senior Subordinated Notes, the Term Loans and up to $10,000,000 of Revolving Loans incurred by the Borrower and the face amount of all Letters of Credit issued on the Closing Date, shall be used by the Borrower, and shall be sufficient, to consummate the Acquisition and to pay all fees and expenses owing in connection therewith and (iv) the Administrative Agent shall have received true and correct copies, certified as such by an appropriate officer of Holdings, of all subscription agreements, registration rights agreements, shareholder agreements and other documents and instruments delivered in connection therewith (collectively, the “Capitalization Documents”), each of which shall be in full force and effect and shall be in form and substance reasonably satisfactory to the Lead Arrangers.

(g) Issuance of Senior Subordinated Notes. On or prior to the Closing Date, the Borrower shall have (i) entered into the Senior Subordinated Note Indenture on terms that are reasonably satisfactory to the Lead Arrangers, (ii) executed and delivered the Senior Subordinated Notes, (iii) delivered to the Administrative Agent true and correct copies, certified as such by an appropriate officer of the Borrower, of the Senior Subordinated Note Indenture, each of the Senior Subordinated Notes as originally executed and delivered and each of the other Senior Subordinated Note Documents, each of which shall be in full force and effect, (iv) received gross cash proceeds of at least $150,000,000 from the issuance of the Senior Subordinated Notes (it being understood that such gross cash proceeds shall include all amounts directly applied to pay underwriting and placement commissions and discounts and related fees) and (v) utilized the full amount of such cash proceeds to make payments owing in connection with the Transaction prior to or concurrently with the utilization of any proceeds of the Loans for such purpose.

(h) Consummation of the Acquisition. On or prior to the Closing Date, there shall have been delivered to the Administrative Agent true and correct copies of all Acquisition Documents, certified as such by an appropriate officer of the Borrower, and all terms and conditions of the Acquisition Documents shall be in form and substance reasonably satisfactory to the Lead Arrangers. The Acquisition, including all of the terms and conditions thereof and including, without limitation, the Merger, shall have been duly approved by the board of directors and (if required by applicable law) the shareholders of each of the Borrower (prior to the consummation of the Merger), the Target and each other Group Company party thereto, and all Acquisition Documents shall have been duly executed and delivered by the parties thereto and shall be in full force and effect. The representations and warranties set forth in the Acquisition Documents shall be true and correct in all material respects as if made on and as of the Closing Date (except to the extent such representations and warranties expressly refer to a prior date, in which case such representations and warranties shall have been true and consent as of such prior date), and each of the parties to the Acquisition Documents shall have complied in all material respects with all covenants set forth in the Acquisition Documents to be complied with by it on or prior to the Closing Date (without giving effect to any modification, amendment, supplement or waiver of any of the material terms thereof unless consented to by the Lead Arrangers, which consent shall not be unreasonably withheld or delayed). Each of the material conditions precedent to the Group Companies’ obligations to consummate the Acquisition as set forth in the Acquisition Documents shall have been satisfied to the reasonable satisfaction of the Lead Arrangers or waived with the consent of the Lead Arrangers, and, on the Closing Date substantially concurrently with the borrowing of the initial Loans, the

Acquisition shall have been consummated for aggregate consideration not in excess of $635,000,000 (excluding related transaction fees and expenses not exceeding $56,000,000) in accordance with all applicable laws and the Acquisition Documents (without giving effect to any material amendment or modification thereof or material waiver with respect thereto including, but not limited to, any material modification, amendment, supplement or waiver relating to any disclosure schedule or exhibit, unless such modification, amendment, supplement or waiver could not reasonably be expected to be materially adverse in any respect to the Lenders or unless consented to by the Lead Arrangers). On the Closing Date, the certificate of merger with respect to the Merger shall have been filed with the appropriate Governmental Authority having primary jurisdiction over affairs of corporations in Delaware. Promptly after the effectiveness of the Merger, (i) the Target, as the surviving corporation of the Merger, shall execute and deliver the Acknowledgment Agreement and (ii) all shares of capital stock of the Target, as the surviving corporation of the Merger, shall be pledged pursuant to the Pledge Agreement, and all stock certificates evidencing such shares of capital stock after giving effect to the Merger shall have been delivered to the Collateral Agent.

(i) Repurchase or Defeasance of Existing 13% Notes. To the extent that any Existing 13% Notes are outstanding on the Closing Date, the Target shall have (i) commenced a tender offer for or otherwise taken action to redeem, repay or repurchase all such Existing 13% Notes, (ii)(A) redeemed the Existing 13% Notes and/or (B) effected a covenant defeasance under the Existing 13% Notes Indenture in accordance with the terms of the Existing 13% Notes Indenture and (iii) irrevocably deposited cash with the trustee under the Existing 13% Notes Indenture sufficient to effect such covenant defeasance in accordance with the terms of the Existing 13% Notes Indenture for those Existing 13% Notes not redeemed.

(j) Consummation of the iStar Sale/Leaseback. On or prior to the Closing Date, there shall have been delivered to the Administrative Agent true and correct copies of all material iStar Sale/Leaseback Documents, certified as such by an appropriate officer of the Borrower, and all terms and conditions of the iStar Sale/Leaseback Documents shall be in form and substance reasonably satisfactory to the Lead Arrangers. The iStar Sale/Leaseback, including all of the terms and conditions thereof, shall have been duly approved by the board of directors and (if required by applicable law) the shareholders of each of the Borrower and each other Group Company party thereto, and all iStar Sale/Leaseback Documents shall have been duly executed and delivered by the parties thereto and shall be in full force and effect. The representations and warranties set forth in the iStar Sale/Leaseback Documents shall be true and correct in all material respects as if made on and as of the Closing Date (except to the extent such representations and warranties expressly refer to a prior date, in which case such representations and warranties shall have been true and correct as of such prior date), and each of the parties to the iStar Sale/Leaseback Documents shall have complied in all material respects with all covenants set forth in the iStar Sale/Leaseback Documents to be complied with by it on or prior to the Closing Date (without giving effect to any modification, amendment, supplement or waiver of any of the material terms thereof unless consented to by the Lead Arrangers, which consent shall not be unreasonably withheld or delayed). Each of the material conditions precedent to the Group Companies’ obligations to consummate the iStar Sale/Leaseback as set forth in the iStar Sale/Leaseback Documents shall have been satisfied to the reasonable satisfaction of the Lead Arrangers or waived with the consent of the Lead Arrangers, and, on the Closing Date substantially concurrently with the borrowing of the initial Loans, the iStar Sale/Leaseback shall have been consummated for an net cash consideration to the Borrower and the other Group Companies party thereto of not less than $250,000,000 and in accordance with all applicable laws and the iStar Sale/Leaseback Documents (without giving effect to any material amendment or modification thereof or material waiver with respect thereto including, but not limited to, any material modification, amendment, supplement or waiver relating to any disclosure schedule or exhibit, unless such modification, amendment, supplement or waiver could not reasonably be expected to be materially adverse in any respect to the Lenders or unless consented to by the Lead Arrangers).

(k) Refinancing of Other Existing Debt. On the Closing Date, the commitments under all Refinanced Agreements shall have been terminated, all loans outstanding thereunder shall have been repaid in full (other than contingent indemnification obligations not due and payable), together with accrued interest thereon (including, without limitation, any prepayment premium), all letters of credit issued thereunder shall have been terminated or backstopped through the issuance of Letters of Credit hereunder or shall have become Letters of Credit hereunder and all other amounts owing pursuant to each Refinanced Agreement shall have been repaid in full, and the Administrative Agent shall have received evidence in form, scope and substance reasonably satisfactory to the Lead Arrangers that the matters set forth in this subsection (k) have been satisfied at such time. In addition, on the Closing Date, the creditors under each Refinanced Agreement shall have terminated and released all applicable Liens on the capital stock of and assets owned by the Borrower and its Subsidiaries (including, without limitation, all capital stock and assets of the Target and its Subsidiaries), and the Lead Arrangers shall have received all such releases as may have been requested by the Lead Arrangers, which releases shall be in form and substance satisfactory to the Lead Arrangers. After the consummation of the transactions contemplated by the Acquisition Agreement on the Closing Date, the Group Companies shall have no material liabilities (actual or contingent) required to be disclosed in its financial statements or Preferred Stock, except (i) as disclosed in the most recent interim balance sheet included in the financial statements delivered pursuant to subsection (r) below or the footnotes thereto, (ii) for accounts payable incurred in the ordinary course of business consistent with past practice since the date of the most recent interim balance sheet included in the financial statements delivered pursuant to subsection (r) below and not in violation of the Acquisition Agreement, (iii) Debt under the Senior Finance Documents and the Senior Subordinated Notes, (iv) Debt under the Existing 13% Notes, which Debt shall have been defeased in accordance with subsection (i) above, and (v) contingent indemnification obligations as not due and payable.

(l) Perfection of Personal Property Security Interests and Pledges; Search Reports. On or prior to the Closing Date, the Collateral Agent shall have received or have completed or arrangements satisfactory to the Collateral Agent shall have been provided for:

(i) a Perfection Certificate from each Credit Party;

(ii) appropriate financing statements (Form UCC-1 or such other financing statements or similar notices as shall be required by local law) authenticated and authorized for filing under the Uniform Commercial Code or other applicable local law of each jurisdiction in which the filing of a financing statement or giving of notice may be required, or reasonably requested by the Collateral Agent, to perfect the security interests created by the Collateral Documents;

(iii) copies of reports from CT Corporation or another independent search service reasonably satisfactory to the Collateral Agent listing all effective financing statements, notices of tax, PBGC or judgment liens or similar notices that name the Borrower or any other Credit Party, as such (under its present name and any previous name and, if requested by the Collateral Agent, under any trade names), as debtor or seller that are filed in the jurisdictions referred to in clause (ii) above or in any other jurisdiction having files which must be searched in order to determine fully the existence of Uniform Commercial Code security interests, notices of the filing of federal tax Liens (filed pursuant to Section 6323 of the Code), Liens of the PBGC (filed pursuant to Section 4068 of ERISA) or judgment Liens on any Collateral, together with copies of such financing statements, notices of tax, PBGC or judgment Liens or similar notices (none of which shall cover the Collateral except to the extent evidencing Permitted Liens or for which the Collateral Agent shall have received termination statements (Form UCC-3 or such other termination statements as shall be required by local law) authenticated and authorized for filing);

(iv) searches of ownership of intellectual property in the appropriate governmental offices and such patent, trademark and/or copyright filings as may be requested by the Collateral Agent to the extent necessary or reasonably advisable to perfect the Collateral Agent’s security interest in intellectual property Collateral.

(v) all of the Pledged Collateral, which Pledged Collateral shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, with signatures appropriately guaranteed, accompanied in each case by any required transfer tax stamps, all in form and substance reasonably satisfactory to the Collateral Agent; and

(vi) evidence of the completion of all other filings and recordings of or with respect to the Collateral Documents and of all other actions as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests intended to be created by the Collateral Documents.

(m) Real Property Collateral. The Collateral Agent shall have received (in form and substance satisfactory to the Lead Arrangers):

(i) fully executed and notarized mortgages, deeds of trust or deeds to secure debt (each a “Mortgage” and, collectively, the “Mortgages”) encumbering the fee interest of the Credit Parties in each real property asset owned by a Credit Party set forth on Schedule 4.01(m)(i) (each an “Owned Mortgaged Property” and, collectively, the “Owned Mortgaged Properties”) and the leasehold interest of the Credit Parties in each real property asset leased by a Credit Party set forth on Schedule 4.01(m)(i) (each a “Leased Mortgaged Property” and, collectively, the “Leased Mortgaged Properties” and, together with the Owned Mortgaged Properties, each a “Mortgaged Property” and, collectively, the “Mortgaged Properties”), together with such UCC-1 financing statements or similar notices as the Collateral Agent shall reasonably deem appropriate with respect to each such Mortgaged Property;

(ii) the Borrower shall have used commercially reasonable efforts to obtain a fully executed Landlord Consent and Estoppel with respect to each Leased Mortgaged Property, together with evidence that such Leased Mortgaged Property is a Recorded Leasehold Interest;

(iii) ALTA or other appropriate form mortgagee title insurance policies (the “Mortgage Policies”) issued by Chicago Title Insurance Company (the “Title Insurance Company”), in an amount reasonably satisfactory to the Lead Arrangers with respect to each Mortgaged Property other than those Mortgage Properties designated by an asterisk on Schedule 4.01(m) hereto (with respect to which the related Mortgage shall be deemed held in escrow pending recording or return to the Borrower pursuant to Section 6.10(e)), which amount shall not exceed the fair market value for each such Mortgaged Property, assuring the Lead Arrangers that the applicable Mortgages create valid and enforceable first priority mortgage liens on the respective Mortgaged Property, free and clear of all defects and encumbrances except Permitted Encumbrances, which Mortgage Policies shall contain such endorsements as shall be reasonably satisfactory to the Lead Arrangers and for any other matters that the Lead Arrangers may request, and providing affirmative insurance and such reinsurance as the Lead Arrangers may request, all of the foregoing in form and substance reasonably satisfactory to the Lead Arrangers;

(iv) if requested by the Lead Arrangers, copies of all recorded documents listed as exceptions to title or otherwise referred to in the Mortgage Policies; and

(v) such evidence satisfactory to the Lead Arrangers as the Lead Arrangers reasonably may request to the effect that each of the Mortgaged Properties, and the uses of the Mortgaged Properties, are in compliance in all material respects with all applicable Laws.

(n) Evidence of Insurance. Receipt by the Collateral Agent of copies of insurance policies or certificates of insurance of the Credit Parties and their Subsidiaries evidencing liability and casualty insurance meeting the requirements set forth in the Senior Finance Documents, including, but not limited to, naming the Collateral Agent as additional insured and loss payee on behalf of the Lenders.

(o) Consents and Approvals. On the Closing Date, all governmental (domestic or foreign), regulatory and third party approvals (including, without limitation, with respect to real property leases and license agreements relating to intellectual property) required and material in connection with the transactions contemplated by the Acquisition Agreement and the other Transaction Documents and otherwise referred to herein or therein shall have been obtained and remain in full force and effect, and all applicable waiting periods (including any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976) and appeal periods shall have expired, in each case without any action being taken or threatened by any competent authority which has or could have a reasonable likelihood of restraining, preventing or imposing materially burdensome conditions on such transactions or impose, in the sole judgment of the Lead Arrangers, materially burdensome conditions or qualifications upon the consummation of such transactions; provided, however, that with respect to receipt of licenses to sell or serve alcoholic beverages or to engage in gaming, lottery or gambling activities (or the necessary consents or approvals with respect thereto), the condition set forth in this paragraph (o) shall be satisfied if the Lead Arrangers are reasonably satisfied that licenses have been obtained or that other appropriate mechanisms which will not result in denial or loss of a license or penalties (other than immaterial civil penalties) or put the Borrower or any of its Subsidiaries at risk of an enforcement action for a violation are in place and, in each case, are expected to remain in place for the foreseeable future without material risk or expectation of losing such ability in the future (other than the risk that any holder of a liquor license or gaming, lottery or gambling license that complies with the terms and requirements of such license and the relevant law generally bears of nonrenewal) so that after the Closing Date, alcoholic beverages can continue to be sold or served and gaming activities can continue to be conducted in essentially the same manner and on essentially the same terms (and without any additional material restrictions) as before the Closing Date and in compliance in all material respects with all applicable Laws relating to the sale or service of alcoholic beverages or engaging in gaming, lottery and gambling activities at bowling centers (or related premises) which would reasonably be expected to enable the Borrower and its Subsidiaries to derive during the 12-month period beginning on the Closing Date, at least 90% of the total revenues from the sale or service of alcoholic beverages and, other than in the State of Washington, gambling lottery and gambling activities (and from any related management service agreements and leases).

(p) Litigation; Judgments. On the Closing Date, there shall be no actions, suits, proceedings, counterclaims or investigations pending or overtly threatened (i) challenging the consummation of any portion of the Transaction or which in the judgment of the Required Lenders could restrain, prevent or impose burdensome conditions on the Transaction, in the aggregate, or any other transaction contemplated hereunder, (ii) seeking to prohibit the ownership or operation by the Borrower, the Target or any of their respective Subsidiaries of all or any material portion of any of their respective businesses or assets or (iii) seeking to obtain, or which could result or has resulted in the entry of, any judgment, order or injunction that (A) would restrain, prohibit or impose adverse or burdensome conditions on the ability of the Lenders to make the Loans, (B) in the judgment of the Required Lenders could reasonably be expected to result in a Material Adverse Effect with respect to the Borrower and its Subsidiaries taken as a whole (after giving effect to the Transaction) or (C) could purport to affect the legality, validity or enforceability of any Senior Finance Document or could have a material adverse effect on the ability of any Credit Party to fully and timely perform their payment and security obligations under the Senior Finance Documents or the rights and remedies of the Lenders. Additionally, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon the consummation of the transactions contemplated by the Transaction Documents and otherwise referred to herein or therein.

(q) Solvency Certificate. On or prior to the Closing Date, the Borrower shall have delivered or caused to be delivered to the Administrative Agent a solvency certificate from the chief financial or chief accounting officer of the Borrower, substantially in the form of Exhibit L hereto and otherwise in form and substance reasonably satisfactory to the Lead Arrangers, setting forth the conclusions that, after giving effect to the Acquisition and the consummation of all financings contemplated herein, Holdings and its Subsidiaries (on a consolidated basis) and the Borrower and its Subsidiaries (on a consolidated basis) are solvent.

(r) Financial Information. The Administrative Agent and the Lead Arrangers shall each be reasonably satisfied that the financial statements referred to in Section 5.05, including the pro-forma balance sheet referenced to in Section 5.05(d), are not materially inconsistent with the information, projections, sources and uses of funds or financial model delivered to the Lead Arrangers prior to the Closing Date.

(s) Material Adverse Effect. There shall not have occurred or become known any condition, fact, event or development that has resulted or could reasonably be expected to result in a material adverse change in the business, assets, operations, condition (financial or otherwise), liabilities (contingent or otherwise) or prospects of the Borrower and its Subsidiaries (including the Target and its

Subsidiaries), taken as a whole (both before and after giving effect to the Transaction) since June 29, 2003.

(t) OFAC/Anti-Terrorism Compliance Certificate. The Administrative Agent shall have received a certificate substantially in the form of Exhibit K hereto, dated the Closing Date and signed by a Responsible Officer of the Borrower, certifying as to the matters set forth in Exhibit K.

(u) Payment of Fees. All costs, fees and expenses due to the Lead Arrangers, the Agents and the Lenders on or before the Closing Date shall have been paid to the extent invoiced to the Borrower (together with reasonable detail therefor).

(v) Counsel Fees. The Lead Arrangers shall have received full payment from the Borrower of the fees and expenses of Fried, Frank, Harris, Shriver & Jacobson LLP described in Section 10.04 which are billed through the Closing Date.

All corporate and legal proceedings and instruments and agreements relating to the transactions contemplated by this Agreement and the other Transaction Documents or in any other document delivered in connection herewith or therewith shall be reasonably satisfactory in form and substance to the Lead Arrangers and their counsel, and the Lead Arrangers shall have received all information and copies of all documents and papers, including records of corporate proceedings, governmental approvals, good standing certificates and bring-down facsimiles, if any, which the Lead Arrangers reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate or Governmental Authorities. The documents referred to in this Section 4.01 shall be delivered to the Administrative Agent or Lead Arrangers, as applicable, no later than the Closing Date. The certificates and opinions referred to in this Section 4.01 shall be dated the Closing Date.

The requirement that any document, agreement, certificate or other writing be reasonably satisfactory to the Required Lenders shall be deemed to be satisfied if (i) such document, agreement, certificate or other writing was delivered to the Lenders not less than two Business Days prior to the Closing Date, (ii) such document, agreement, certificate or other writing is satisfactory to the Lead Arrangers and (iii) Lenders holding at least 50% of the Commitments have not objected in writing to such document, agreement, certificate or other writing to the Lead Arrangers prior to the Closing Date.

Promptly after the Closing Date occurs, the Administrative Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding on all parties hereto. If the Closing Date does not occur before 5:00 P.M. on March 15, 2004, the Commitments shall terminate at the close of business on such date and all unpaid fees accrued to such date shall be due and payable on such date.

Section 4.02 Conditions to All Credit Extensions. The obligation of any Lender to make a Loan on the occasion of any Borrowing and the obligation of any Issuing Lender to issue (or renew or extend the term of) any Letter of Credit is subject to the satisfaction of the following conditions:

(a) Notice. The Borrower shall have delivered (i) in the case of any Revolving Loan, to the Administrative Agent, an appropriate Notice of Borrowing, duly executed and completed, by the time specified in, and otherwise as permitted by, Section 2.02 and (ii) in the case of any Letter of Credit, to the Issuing Lender, an appropriate Letter of Credit Request duly executed and completed in accordance with the provisions of Section 2.05.

(b) Representations and Warranties. The representations and warranties made by the Credit Parties in any Senior Finance Document are true and correct in all material respects at and as if made as of such date except to the extent they expressly relate to an earlier date.

(c) No Default. No Default or Event of Default shall exist or be continuing either prior to or after giving effect thereto.

(d) Availability. Immediately after giving effect to the making of a Loan (and the application of the proceeds thereof) or to the issuance of a Letter of Credit, as the case may be, (i) the sum of the Revolving Loans outstanding plus the Multi-Currency Revolving Outstandings plus the amount of all LC Obligations outstanding shall not exceed the Revolving Committed Amount, (ii) the amount of all LC Obligations outstanding shall not exceed the LC Committed Amount, (iii) the Foreign Currency LC Exposure shall not exceed the Foreign Currency LC Committed Amount and (iv) the aggregate Multi-Currency Revolving Outstandings shall not exceed the Multi-Currency Revolving Committed Amount.

(e) Term Borrowings. In the case of the initial Revolving Borrowing or Multi-Currency Revolving Borrowings, as applicable, the fact that prior to, or concurrently with, such Revolving Borrowing or Multi-Currency Revolving Borrowing, as applicable, the Borrower has made a Term B Borrowing in the full amount of the Term B Commitments.

The delivery of each Notice of Borrowing and each request for a Letter of Credit shall constitute a representation and warranty by the Credit Parties of the correctness of the matters specified in subsections (b), (c) and (d) above.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each of Holdings and the Borrower represents and warrants that:

Section 5.01 Organization and Good Standing. Each of the Group Companies is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its formation, has all corporate, partnership or limited liability company powers and all material governmental licenses, franchises, permits, certificates, authorizations, qualifications, accreditations, easements, rights of way and other rights, consents and approvals required to own its property and carry on its business as now conducted and is duly qualified as a foreign corporation, licensed and in good standing in each jurisdiction where qualification or licensing is required by the nature of its business or the character and location of its property, business or customers, except to the extent the failure to so qualify or be licensed, as the case may be, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.02 Power; Authorization; Enforceable Obligations. Each of the Credit Parties has the corporate, partnership, limited liability company or other necessary power and authority, and the legal right, to execute, deliver and perform the Transaction Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder, and has taken all necessary corporate, partnership or limited liability action to authorize the borrowings and other extensions of credit on the terms and conditions of this Agreement and to authorize the execution, delivery and performance of the Transaction Documents to which it is a party. No consent or authorization of, filing with, notice to or other similar act by or in respect of, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of any Credit Party in connection with the borrowings or other extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of the Transaction Documents, except for (i) consents, authorizations, notices and filings disclosed in Schedule 5.02, all of which have been obtained or made, and (ii) filings to perfect the Liens created by the Collateral Documents. This Agreement has been, and each other Transaction Document to which Holdings or any of its Subsidiaries is a party will be, duly executed and delivered on behalf of such Person. This Agreement constitutes, and each other Transaction Document to which any Credit Party or the Target is a party when executed and delivered will constitute, a legal, valid and binding obligation of each Credit Party thereto and, to the knowledge of Holdings and the Borrower, of the Target, enforceable against each such Person in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and (ii) that rights of acceleration and the availability of equitable remedies may be limited by equitable principles of general applicability (regardless of whether enforcement is sought by proceedings in equity or at law).

Section 5.03 No Conflicts. Neither the execution and delivery by any Credit Party of the Transaction Documents to which it is a party, nor the consummation of the transactions contemplated therein, nor performance of and compliance with the terms and provisions thereof by such Person, nor the exercise of remedies by the Agents and the Lenders under the Senior Finance Documents, will (i) violate or conflict with any provision of the articles or certificate of incorporation, bylaws, partnership agreement, operating agreement or other organizational or governing documents of such Person, (ii) violate, contravene or conflict with any Law applicable to it or its properties, (iii) violate, contravene or conflict with contractual provisions of, cause an event of default under, or give rise to material increased, additional, accelerated or guaranteed, rights of any Person under, any indenture, loan agreement, mortgage, deed of trust or other instrument, material contract or material lease to which it is a party or by which it may be bound or (iv) result in or require the creation of any Lien (other than the Lien of the Collateral Documents) upon or with respect to its properties, except in the case of clause (iii) for such violations as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 5.04 No Default. Except as disclosed on Schedule 5.04, none of the Group Companies is in default in any respect under (i) any loan agreement, indenture, mortgage, security agreement or other agreement relating to Debt or any other contract, lease, agreement or obligation to which it is a party or by which any of its properties is bound which default could reasonably be expected to have a Material Adverse Effect or (ii) the Senior Subordinated Note Indenture. No Default or Event of Default has occurred or exists.

Section 5.05 Financial Condition.

(a) Audited Financial Statements. The consolidated balance sheets of the Target and its Consolidated Subsidiaries as of December 31, 2001, February 28, 2002, June 30, 2002 and June 29, 2003 and the related consolidated and consolidating statements of income and cash flows for the respective fiscal years then ended, reported on by Arthur Andersen LLP, in the case of the December 31, 2001 financial statements, and KPMG LLP, in the case of all such other financial statements, copies of each of which have been delivered to each of the Lenders, fairly present in all material respects, in accordance with GAAP (except as disclosed therein), the consolidated financial position of the Target and its Consolidated Subsidiaries as of each such date and their consolidated results of operations and cash flows for the fiscal years ended December 31, 2001 and June 29, 2003, the two months ended February 28, 2002 and the four months ended June 30, 2002.

(b) Interim Quarterly Financial Statements. The unaudited consolidated balance sheet of the Target and its Consolidated Subsidiaries as of December 28, 2003 and the related unaudited consolidated and consolidating statements of income and cash flows for the year-to-date period then ended, copies of which have been delivered to each of the Lenders, fairly present in all material respects, in accordance with GAAP (except as disclosed therein) applied on a basis consistent with the financial statements referred to in subsection (a) of this Section (except for the absence of footnotes and normal year-end audit adjustments), the consolidated financial position of the Target and its Consolidated Subsidiaries as of each such date and their consolidated results of operations and cash flows for such year-to-date period (subject to normal year-end audit adjustments).

(c) Pro-Forma Financial Statements. The consolidated balance sheet of Holdings and its Consolidated Subsidiaries as of the end of the most recent fiscal quarter prior to the Closing Date for which financial information is available, prepared on a pro-forma basis in accordance with Regulation S-X giving effect to the consummation of the Transactions, has heretofore been furnished to each Lender as part of the Pre-Commitment Information. Such pro-forma balance sheet has been prepared in good faith by the Borrower, based on the assumptions used to prepare the pro-forma financial information contained in the Pre-Commitment Information (which assumptions are believed by the Borrower on the date hereof and on the Closing Date to be reasonable and fair in light of current conditions and facts known to the Borrower), is based on the best information available to the Borrower as of the date of delivery thereof, accurately reflects all material adjustments required to be made to give effect to the Transactions and presents fairly on a pro-forma basis the estimated consolidated financial position of Holdings and its Consolidated Subsidiaries as of December 28, 2003, assuming that the Transactions had actually occurred on that date. None of Holdings or any of its Subsidiaries has any reason to believe that such pro-forma balance sheet is misleading in any material respect in light of the circumstances existing at the time of the preparation thereof.

(d) Projections. The projections prepared as part of, and included in, the Pre-Commitment Information (which include projected balance sheets, income and cash flow statements on a monthly basis for the period from the Closing Date through June 30, 2006 and on an annual basis for each of the following four fiscal years) have been prepared on a basis consistent with the financial statements referred to in subsection (a) above and are based on good faith estimates and assumptions believed by management of the Borrower to be reasonable and fair in light of current conditions and facts known to the Borrower at the time delivered. On the Closing Date, such management believes that such projections are reasonable and attainable, it being recognized by the Lenders, however, that projections as to future events are not to be viewed as facts or guaranties of future performance, that actual results during the period or periods covered by such projections may differ from the projected results and that such differences may be material and that the Credit Parties make no representation that such projections will be in fact be realized. There is no fact known to Holdings or the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect which has not been disclosed herein or in the Pre-Commitment Information.

(e) Post-Closing Financial Statements. The financial statements delivered to the Lenders pursuant to Section 6.01(a) and (b), if any, (i) have been prepared in accordance with GAAP (except as may otherwise be permitted under Section 6.01(a) and (b)) and (ii) present fairly in all material respects (on the basis disclosed in the footnotes to such financial statements, if any) the consolidated and consolidating financial condition, results of operations and cash flows of Holdings and its Consolidated Subsidiaries as of the respective dates thereof and for the respective periods covered thereby.

(f) No Undisclosed Liabilities. Except as disclosed on Schedule 5.05 hereto or as fully reflected in the financial statements described in subsection (a) and (b) above and the Debt incurred under this Agreement and the Senior Subordinated Note Indenture, (i) there were as of the Closing Date (and after giving effect to any Loans made and Letters of Credit issued on such date), no liabilities or obligations (excluding current obligations incurred in the ordinary course of business) with respect to any Group Company of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due and including obligations or liabilities for taxes, long-term leases and unusual forward or other long-term commitments), and (ii) neither Holdings nor the Borrower knows of any basis for the assertion against any Group Company of any such liability or obligation, in each case which, either individually or in the aggregate, are or could reasonably be expected to have, a Material Adverse Effect.

(g) Sarbanes-Oxley Act Compliance. To the extent applicable to “voluntary filers,” each required form, report and document containing financial statements that has been filed with or submitted to the United States Securities and Exchange Commission since July 31, 2002, was accompanied by the certifications required to be filed or submitted by the chief executive officer and chief financial officer of any Group Company pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and at the time of filing or submission of each such certification, such certification was true and accurate and complied in all material respects with the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect. No Group Company nor, to the knowledge of Holdings or the Borrower, any director, senior officer, employee, auditor, accountant or authorized representative of any Group Company has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of any Group Company or their respective internal accounting controls, including any complaint, allegation, assertion or claim that any Group Company has engaged in questionable accounting or auditing practices, in each case which if determined to be valid could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 5.05, to the knowledge of Holdings and the Borrower, no attorney representing any Group Company, whether or not employed by any Group Company, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by any Group Company or any of its officers, directors, employees or agents to the board of directors of any Group Company or any committee thereof or to any director or officer of any Group Company, in each case which if determined to have occurred could reasonably be expected to have a Material Adverse Effect.

Section 5.06 No Material Change. Since June 29, 2003 there has been no Material Adverse Effect, and no event or development has occurred which could reasonably be expected to result in a Material Adverse Effect.

Section 5.07 Title to Properties; Possession Under Leases. Each Group Company has good insurable and legal fee title to (in the case of owned Real Property), or valid leasehold interests in (in the case of Leaseholds), all its material properties and assets, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted. All such material properties and assets are free and clear of Liens other than Permitted Liens. Each Group Company has complied with all obligations under all leases to which it is a party, other than leases that, individually or in the aggregate, are not material to the Group Companies, taken as a whole, and the violation of which will not result in a Material Adverse Effect, and all such leases are in full force and effect, other than leases that, individually or in the aggregate, are not material to the Group Companies, taken as a whole, and in respect of which the failure to be in full force and effect will not result in a Material Adverse Effect. Each Group Company enjoys peaceful and undisturbed possession under all such leases with respect to which it is the lessee, other than leases that, individually or in the aggregate, are not material to the Group Companies, taken as a whole, and in respect of which the failure to enjoy peaceful and undisturbed possession will not result in a Material Adverse Effect.

Section 5.08 Litigation. Except as disclosed in Schedule 5.08, there are no actions, suits, investigations or legal, equitable, arbitration or administrative proceedings pending or, to the knowledge of any Credit Party, threatened against or affecting any Group Company in which there is a reasonable possibility of an adverse decision that (i) involve any Senior Finance Document or any of the Transactions or (ii) if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.09 Taxes. Except as disclosed in Schedule 5.09 or otherwise permitted by Section 6.05, each Group Company has filed, or caused to be filed, all federal and all material state, local and foreign tax returns required to be filed and paid (i) all amounts of taxes shown thereon to be due (including interest and penalties) and (ii) all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangible taxes) owing by it. No Credit Party knows of any pending investigation of such party by any taxing authority or proposed tax assessments against any Group Company.

Section 5.10 Compliance with Law. Each Group Company is in compliance with all requirements of Law (including Environmental Laws) applicable to it or to its properties, except for any such failure to comply which could not reasonably be expected to cause a Material Adverse Effect. To the knowledge of the Credit Parties, none of the Group Companies or any of their respective material properties or assets is subject to or in default with respect to any judgment, writ, injunction, decree or order of any court or other Governmental Authority which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Except as disclosed in Schedule 5.10, none of the Group Companies has received any written communication from any Governmental Authority that alleges that any of the Group Companies is not in compliance in any material respect with any Law, except for allegations that have been satisfactorily resolved and are no longer outstanding or which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.11 ERISA; Employee Benefit Arrangements.

(a) ERISA. Except as disclosed in Schedule 5.11:

(i) There are no Unfunded Liabilities (A) with respect to any member of the Group Companies and (B) with respect to any ERISA Affiliate; provided that for purposes of this Section 5.11(a)(i)(B) only, Unfunded Liabilities shall mean the amount (if any) by which the projected benefit obligation exceeds the value of the plan’s assets as of its last valuation date.

(ii) Each Plan, other than a Multiemployer Plan, complies in all respects with the applicable requirements of ERISA and the Code, and each Group Company complies in all respects with the applicable requirements of ERISA and the Code with respect to all Multiemployer Plans to which it contributes, except to the extent that the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

(iii) No ERISA Event has occurred or, subject to the passage of time, is reasonably expected to occur with respect to any Plan maintained by any member of the Group Companies and, except to the extent that such ERISA Event would not reasonably be expected to have a Material Adverse Effect, no ERISA Event has occurred or, subject to the passage of time, is reasonably expected to occur with respect to any Plan maintained by an ERISA Affiliate.

(iv) No Group Company: (A) is or has been within the last six years a party to any Multiemployer Plan; or (B) has completely or partially withdrawn from any Multiemployer Plan.

(v) If any Group Company or any ERISA Affiliate were to incur a complete withdrawal (as described in Section 4203 of ERISA) from any Multiemployer Plan as of the Closing Date, the aggregate withdrawal liability, as determined under Section 4201 of ERISA, with respect to all such Multiemployer Plans would not exceed $5,000,000 unless the full amount of the entire withdrawal liability is paid within 30 days of the date incurred.

(vi) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which taxes could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code, for which an exemption under ERISA does not apply.

(vii) No Group Company or, to the knowledge of any Group Company, any ERISA Affiliate has any contingent liability with respect to any post-retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA.

(b) Foreign Pension Plans. Each Foreign Pension Plan has been maintained in material compliance with its terms and with the requirements of any and all applicable Laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities except to the extent that the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect. No Group Company has incurred any material obligation in connection with the termination of or withdrawal from any Foreign Pension Plan. There are no Unfunded Liabilities with respect to any Foreign Pension Plan except to the extent that such Unfunded Liabilities would not reasonably be expected to have a Material Adverse Effect.

(c) Employee Benefit Arrangements.

(i) All liabilities under the Employee Benefit Arrangements are (A) funded to at least the minimum level required by law or, if higher, to the level required by the terms governing the Employee Benefit Arrangements, (B) insured with a reputable insurance company, (C) provided for or recognized in the financial statements most recently delivered to the Administrative Agent pursuant to Section 6.01(c) hereof or (D) estimated in the formal notes to the financial statements most recently delivered to the Administrative Agent pursuant to Section 6.01(a) hereof, where such failure to fund, insure, provide for, recognize or estimate the liabilities arising under such arrangements could reasonably be expected to have a Material Adverse Effect.

(ii) There are no circumstances which may give rise to a liability in relation to the Employee Benefit Arrangements which are not funded, insured, provided for, recognized or estimated in the manner described in clause (i) above and which could reasonably be expected to have a Material Adverse Effect.

(iii) Each Group Company is in material compliance with all applicable Laws, trust documentation and contracts relating to the Employee Benefit Arrangements.

Section 5.12 Subsidiaries. Schedule 5.12 sets forth a complete and accurate list as of the Closing Date of all Subsidiaries of Holdings. Schedule 5.12 sets forth as of the Closing Date the jurisdiction of formation of each such Subsidiary, whether each such Subsidiary is a Subsidiary Guarantor, the number of authorized shares of each class of Equity Interests of each such Subsidiary, the number of outstanding shares of each class of Equity Interests, the number and percentage of outstanding shares of each class of Equity Interests of each such Subsidiary owned (directly or indirectly) by any Person and the number and effect, if exercised, of all Equity Equivalents with respect to Capital Stock of each such Subsidiary. All the outstanding Equity Interests of each Subsidiary of Holdings are validly issued, fully paid and non-assessable and were not issued in violation of the preemptive rights of any shareholder and, as of the Closing Date, are owned by Holdings, directly or indirectly, free and clear of all Liens (other than those arising under the Collateral Documents). Other than as set forth on Schedule 5.12, as of the Closing Date, no such Subsidiary has outstanding any Equity Equivalents nor does any such Person have outstanding any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its Equity Interests. Holdings has no Subsidiaries, other than the Borrower and its Subsidiaries.

Section 5.13 Governmental Regulations, Etc.

(a) None of Holdings and its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock” within the meaning of Regulation U. No part of the Letters of Credit or proceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying any “margin stock” within the meaning of Regulation U. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in Regulation U. No indebtedness being reduced or retired out of the proceeds of the Loans was or will be incurred for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U or any “margin security” within the meaning of Regulation T. “Margin stock” within the meaning of Regulation U does not constitute more than 25% of the value of the consolidated assets of Holdings and its Consolidated Subsidiaries. None of the transactions contemplated by this Agreement (including the direct or indirect use of the proceeds of the Loans) will violate or result in a violation of the Securities Act, the Exchange Act, or Regulation T, U or X.

(b) None of the Group Companies is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the Investment Company Act of 1940, each as amended. In addition, none of the Group Companies is (i) an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, (ii) controlled by such a company, or (iii) a “holding company”, a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1934, as amended.

Section 5.14 Purpose of Loans and Letters of Credit. The proceeds of the Term B Loans, the Multi-Currency Term B Loans and any Revolving Loans made on the Closing Date will be used solely to fund a portion of the consideration paid pursuant to the Acquisition Agreement, to refinance existing Debt of the Borrower and its Subsidiaries, to pay fees and expenses incurred in connection with the transactions contemplated by the Acquisition Agreement and to fund cash on hand of the Borrower and its Subsidiaries. The proceeds of the Revolving Loans made on and after the Closing Date will be used solely to provide for the working capital requirements of the Borrower and its Subsidiaries and for the general corporate purposes of the Borrower and its Subsidiaries. The Letters of Credit shall be used only for or in connection with appeal bonds, reimbursement obligations arising in connection with surety and reclamation bonds, reinsurance, domestic or international trade transactions and other obligations relating to transactions entered into by the Borrower and its Subsidiaries in the ordinary course of business and for the general corporate purposes of the Borrower and its Subsidiaries.

Section 5.15 Labor Matters. There are no strikes against Holdings or any of its Subsidiaries, other than any strikes that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The hours worked and payments made to employees of Holdings and its Subsidiaries have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable Law dealing with such matters, except to the extent any such violation or violations, could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All payments due from Holdings or any of its Subsidiaries, or for which any claim may be made against Holdings or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the

Borrower and its Subsidiaries, as applicable. The consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings or any of its Subsidiaries is a party or by which Holdings or any of its Subsidiaries (or any predecessor) is bound, other than collective bargaining agreements which, individually or in the aggregate, are not material to Holdings and its Subsidiaries taken as a whole.

Section 5.16 Environmental Matters. Except as disclosed on Schedule 5.16, no Group Company has failed to comply with any Environmental Law or to obtain, maintain, or comply with any permit, license or other approval required under any Environmental Law or is subject to any Environmental Liability which, in any of the foregoing cases, individually or collectively, could reasonably be expected to result in a Material Adverse Effect, or has received notice of any claim with respect to any Environmental Liability, or knows of any basis for any Environmental Liability against any Group Company, in either case which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.17 Intellectual Property. (a) Part A of Schedule 5.17 (as such schedule may be amended or supplemented from time to time) sets forth a true and complete list of (i) all United States and foreign registrations of and applications for Patents, Trademarks, and Copyrights owned by the Borrower and its Domestic Subsidiaries and (ii) all Licenses material to the business of the Borrower and its Subsidiaries.

(b) The Borrower and its Subsidiaries own, or possess the right to use, all of the Trademarks, service marks, trade names, Copyrights, Patents, Patent rights, franchises, Licenses and other rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except to the extent the failure to own or possess the right to use any such Intellectual Property could not reasonably be expected to have a Material Adverse Effect.

(c) To the best knowledge of the Borrower, no Trademark, slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Subsidiary infringes upon any rights held by any other Person, except to the extent any such infringement, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(d) The Borrower and its Subsidiaries have taken all action to maintain and preserve their rights in the Intellectual Property owned by the Borrower and its Domestic Subsidiaries, including without limitation paying all renewal, maintenance, and other fees and taxes required to maintain each and every registration and application of Intellectual Property in full force and effect, except to the extent such action or proceeding would not have a Material Adverse Effect.

(e) The Intellectual Property material to the business of the Borrower and its Subsidiaries is valid and enforceable in all material respects, and no holding, decision, or judgment has been rendered in any action or proceeding before any court or administrative authority challenging the validity of the Borrower’s or its Subsidiaries’ right to register, or the Borrower’s or its Subsidiaries’ rights to own or use any Intellectual Property, and no such action or proceeding is pending or, to the Borrower’s and its Subsidiaries’ knowledge, threatened, except as disclosed in Part E of Schedule 5.17 or except to the extent the failure to do so would not have a Material Adverse Effect.

(f) All registrations and applications for Copyrights, Patents and Trademarks are standing in the name of the Borrower or one of its Subsidiaries, and no material Intellectual Property has been licensed by the Borrower or its Subsidiaries to any third party, except in the ordinary course of business (such licenses in effect on the Closing Date being as disclosed in Part F of Schedule 5.17).

Section 5.18 Solvency. Each of Holdings and its Consolidated Subsidiaries (on a consolidated basis) and the Borrower and its Consolidated Subsidiaries (on a consolidated basis) is and, after consummation of the Transactions, will be Solvent.

Section 5.19 Disclosure. No information or data (excluding financial projections, budgets, estimates and general market data) made by any Credit Party in any Senior Finance Document or furnished to the Administrative Agent or any Lender by or on behalf of any Credit Party in connection with any Senior Finance Document, when taken as a whole as of the date furnished contains any untrue statement of a material fact or omits any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading in light of the circumstances under which such statements were made; provided that (i) to the extent any such statement, information or report therein was based upon or constitutes a forecast or projection, the Borrower represents only that it acted in good faith and utilized assumptions believed by it to be reasonable at the time made (it being understood and agreed that projections as to future events are not to be viewed as facts or guaranties of future performance, that actual results during the period or periods covered by such projections may differ from the projects results and that such differences may be material and that the Credit Parties make no representation that such representations will in fact be realized) and (ii) as to statements, information and reports specified as having been supplied by third parties, other than Affiliates of the Borrower or any of its Subsidiaries, the Borrower represents only that it is not aware of any material misstatement or omission therein.

Section 5.20 Collateral Documents.

(a) Article 9 Collateral. Each of the Security Agreement and the Pledge Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the Finance Parties, a valid and enforceable security interest in the Collateral described therein and, when financing statements in appropriate form are filed in the offices specified on Schedule 4.01 to the Security Agreement and the Pledged Collateral is delivered to the Collateral Agent, each of the Security Agreement and the Pledge Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such of the Collateral in which a security interest can be perfected under Article 9 of the Uniform Commercial Code, in each case prior in right to any other Person, other than with respect to Permitted Liens.

(b) Intellectual Property. When financing statements in appropriate form are filed in the offices specified on Schedule 4.01 to the Security Agreement, the Assignment of Patents and Trademarks, substantially in the form of Exhibit A to the Security Agreement, is filed in the United States Patent and Trademark Office and the Assignment of Copyrights, substantially in the form of Exhibit B to the Security Agreement, is filed in the United States Copyright Office, the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in the United States trademarks, copyrights, patents, licenses and other intellectual property rights covered in such Assignments, in each case prior in right to any other Person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a lien on registered trademarks, trademark applications and copyrights acquired by the Credit Parties after the Closing Date).

(c) Real Property Mortgages. The Mortgages are effective to create in favor of the Collateral Agent, for the ratable benefit of the Finance Parties, a legal, valid and enforceable Lien on all of the right, title and interest of the Credit Parties in and to the Mortgaged Properties thereunder and the proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 5.20(c), the Mortgages shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Credit Parties in such Mortgaged Properties and the proceeds thereof, in each case prior in right to any other Person, other than with respect to Permitted Liens.

(d) Status of Liens. The Collateral Agent, for the ratable benefit of the Finance Parties, will at all times have the Liens provided for in the Collateral Documents and, subject to the filing by the Collateral Agent of continuation statements to the extent required by the Uniform Commercial Code, the Collateral Documents will at all times constitute valid and continuing liens of record and first priority perfected security interests in all the Collateral referred to therein, except as priority may be affected by Permitted Liens. As of the Closing Date, no filings or recordings are required in order to perfect the security interests created under the Collateral Documents, except for filings or recordings listed on Schedule 4.01 to the Security Agreement.

Section 5.21 Ownership.

(a) Securities of the Borrower. Holdings owns good, valid and insurable legal title to all the outstanding common stock of the Borrower, free and clear of all Liens of every kind, whether absolute, matured, contingent or otherwise, other than those arising under the Collateral Documents. Except as set forth on Schedule 5.21, there are no shareholder agreements or other agreements pertaining to Holdings’ beneficial ownership of the common stock of the Borrower, including any agreement that would restrict Holdings’ right to dispose of such common stock and/or its right to vote such common stock.

(b) Holdings Equity Interests. As of the Closing Date, Kingpin Holdings, LLC owns good, valid and insurable legal title to all the outstanding common stock of Holdings. Except as set forth on Schedule 5.21, as of the Closing Date, there are no shareholder agreements or other agreements pertaining to Kingpin Holdings, LLC’s beneficial ownership of the common stock of Holdings, including any agreement that would restrict Kingpin Holdings, LLC’s right to dispose of such common stock and/or its right to vote such common stock.

(c) Kingpin Holdings, LLC Equity Interests. Schedule 5.21 sets forth a true and accurate list as of the Closing Date of each holder of any Equity Interest or Equity Equivalent of Kingpin Holdings, LLC, indicating the name of each such holder and the Equity Interest or Equity Equivalent held by each such Person. Except as set forth on Schedule 5.21, as of the Closing Date, there are no shareholders agreements or other agreements pertaining to the Investor Group’s beneficial ownership of the common Equity Interests of Kingpin Holdings, LLC, including any agreement that would restrict the Investor Group’s right to dispose of such common Equity Interests and/or its right to vote such common Equity Interests.

Section 5.22 Certain Transactions.

(a) Acquisition Agreement. On the Closing Date, (i) the Acquisition Agreement has not been amended or modified, nor has any material condition thereof been waived by Holdings or the Borrower, (ii) all conditions to the obligations of Holdings and the Borrower to consummate the transactions contemplated by the Acquisition Agreement have been satisfied, (iii) all funds advanced on the Closing Date by the Lenders have been used in accordance with Section 5.14 and (iv) the transactions contemplated by the Acquisition Agreement have been consummated in accordance with the Acquisition Agreement in all material respects and all applicable requirements of Law.

(b) Senior Subordinated Notes. On the Closing Date, (i) the Senior Subordinated Note Indenture, has not been amended or modified, nor has any condition thereof been waived by the Borrower in a manner adverse in any material respect to the rights or interests of the Lenders and (ii) all funds advanced by the Senior Subordinated Noteholders have been used to consummate the transactions contemplated by the Acquisition Agreement.

(c) iStar Sale/Leaseback. On the Closing Date, (i) the iStar Sale/Leaseback Documents have not been amended or modified, nor has any condition thereof been waived by Holdings or the Borrower, (ii) all conditions to the obligations of Holdings and the Borrower to consummate the transactions contemplated by the iStar Sale/Leaseback have been satisfied and (iii) the transactions contemplated by the iStar Sale/Leaseback Documents have been consummated in accordance with the iStar Sale/Leaseback Documents in all material respects and all applicable requirements of law. The obligations of the Borrower and the other Group Companies party to the iStar Sale/Leaseback Documents will be treated as an Operating Lease under GAAP.

(d) No Broker’s Fees. Except as disclosed on Schedule 5.22, no broker’s or finder’s fee or commission will be payable with respect to this Agreement or any of the transactions contemplated hereby as a result of any action by or on behalf of the Borrower or their Affiliates, and each of Holdings and the Borrower hereby indemnifies each Agent and each Lender against, and agrees that it will hold each Agent and each Lender harmless from, any claim, demand or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

ARTICLE VI

AFFIRMATIVE COVENANTS

Each of Holdings and the Borrower agrees that so long as any Lender has any Commitment hereunder, any Senior Obligation or other amount payable hereunder or under any Note or other Senior Finance Document or any LC Obligation (in each case other than contingent indemnification obligations) remains unpaid or any Letter of Credit remains in effect:

Section 6.01 Information. The Borrower will furnish, or cause to be furnished, to the Administrative Agent for delivery to each of the Lenders:

(a) Annual Financial Statements. As soon as available, and in any event within 110 days after the end of each fiscal year of the Borrower, a consolidated balance sheet and income statement of Holdings and its Consolidated Subsidiaries, as of the end of such fiscal year, and the related consolidated statement of operations and retained earnings and consolidated statement of cash flows for such fiscal year, setting forth in comparative form consolidated figures for the preceding fiscal year, all such financial statements to be in reasonable form and detail and (in the case of such consolidated financial statements) audited by independent certified public accountants of recognized national standing reasonably acceptable to the Lead Arrangers and accompanied by an opinion of such accountants (which shall not be qualified or limited in any material respect) to the effect that such consolidated financial statements have been prepared in accordance with GAAP and present fairly in all material respects the consolidated financial position and consolidated results of operations and cash flows of Holdings and its Consolidated Subsidiaries in accordance with GAAP consistently applied (except for changes with which such accountants concur) and accompanied by a written statement by the accountants reporting on compliance with this Agreement to the effect that in the course of the audit upon which their opinion on such financial statements was based (but without any special or additional audit procedures for the purpose), they obtained knowledge of no condition or event relating to financial matters which constitutes a Default or an Event of Default or, if such accountants shall have obtained in the course of such audit knowledge of any such Default or Event of Default, disclosing in such written statement the nature and period of existence thereof, it being understood that such accountants shall be under no liability, directly or indirectly, to the Lenders for failure to obtain knowledge of any such condition or event.

(b) Quarterly Financial Statements. As soon as available, and in any event within 45 days after the end of each of the first three fiscal quarters in each fiscal year of the Borrower, a consolidated balance sheet of Holdings and its Consolidated Subsidiaries as of the end of such fiscal quarter, together with related consolidated statement of operations and retained earnings and consolidated statement of cash flows for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in comparative form consolidated figures for the corresponding periods of the preceding fiscal year, all such financial statements to be in form and detail and reasonably acceptable to the Administrative Agent, and accompanied by a certificate of the chief financial officer of the Borrower to the effect that such quarterly financial statements have been prepared in accordance with GAAP and present fairly in all material respects the consolidated financial position and consolidated results of operations and cash flows of Holdings and its Consolidated Subsidiaries in accordance with GAAP consistently applied, subject to changes resulting from normal year-end audit adjustments and the absence of footnotes required by GAAP.

(c) Officer’s Certificate. At the time of delivery of the financial statements provided for in Sections 6.01(a) and 6.01(b) above, a certificate of the chief financial officer or other appropriate Responsible Officer of the Borrower (i) demonstrating compliance with the financial covenants contained in Section 7.17 by calculation thereof as of the end of the fiscal period covered by such financial statements, (ii) stating that no Default or Event of Default exists, or if any Default or Event of Default does exist, specifying the nature and extent thereof and what action the Borrower and the other Credit Parties propose to take with respect thereto and (iii) stating whether, since the date of the most recent financial statements delivered hereunder, there has been any material change in the GAAP applied in the preparation of the financial statements of Holdings and its Consolidated Subsidiaries, and, if so, describing such change. At the time such certificate is required to be delivered, the Borrower shall promptly deliver to the Administrative Agent, at the Administrative Office, information regarding any change in the Leverage Ratio that would change the then existing Applicable Margin.

(d) Annual Business Plan and Budgets. Not more than 90 days after the end of each fiscal year of the Borrower, beginning with the fiscal year ending July 3, 2005, an annual business plan and budget of Holdings and its Consolidated Subsidiaries containing, among other things, projected financial statements for the then-current fiscal year.

(e) Excess Cash Flow. Within 150 days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending July 3, 2005, a certificate of the chief financial officer of the Borrower containing information regarding the calculation of Excess Cash Flow for such fiscal year.

(f) Auditor’s Reports. Within five Business Days of receipt thereof, a copy of any other final report or “management letter” submitted by independent accountants to Holdings, the Borrower or any of their respective Subsidiaries in connection with any annual, interim or special audit of the books of Holdings, the Borrower or any of their respective Subsidiaries.

(g) Reports. Promptly upon transmission or receipt thereof, copies of all filings and registrations with, and reports to or from, the Securities and Exchange Commission, or any successor agency, and copies of all financial statements, proxy statements, notices and reports any Group Company shall send to its shareholders or to a holder of any Debt owed by any Group Company in its capacity as such a holder.

(h) Notices. Prompt notice of: (i) the occurrence of any Default or Event of Default; (ii) any matter that has resulted or may result in a Material Adverse Effect, including (A) breach or non-performance of, or any default under, any material agreement of Holdings or any of its Subsidiaries; (B) any dispute, litigation, investigation, proceeding or suspension between Holdings or any of its Subsidiaries and any Governmental Authority; (C) the commencement of, or any material adverse development in, any litigation or proceeding affecting Holdings or any of its Subsidiaries, including pursuant to any applicable Environmental Law; (D) any litigation, investigation or proceeding affecting any Credit Party in which the amount involved exceeds $15,000,000, or in which injunctive relief or similar relief is sought, which relief, if granted, could be reasonably expected to have a Material Adverse Effect; and (E) any material change in accounting policies or financial reporting practice by Holdings or any of its Subsidiaries. Each notice pursuant to this Section 6.01(h) shall (i) be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower or any other Credit Party has taken and proposes to take with respect thereto and (ii) describe with particularity any and all provisions of this Agreement or the other Senior Finance Documents that have been breached.

(i) Employee Benefits Arrangements. (i) The Borrower will give written notice to the Administrative Agent promptly (and in any event within five Business Days after any officer of any Group Company obtains knowledge thereof) of: (A) any event or condition that constitutes, or is reasonably likely to lead to, an ERISA Event; (B) any change in the funding status of any Plan or Foreign Pension Plan that could have a Material Adverse Effect, together with a description of any such event or condition or a copy of any such notice and a statement by the chief financial officer of the Borrower briefly setting forth the details regarding such event, condition or notice and the action, if any, which has been or is being taken or is proposed to be taken by the Borrower and the other Credit Parties with respect thereto; or (C) any event or condition that constitutes, or is reasonably likely to lead to, an event described in Section 8.01(h)(iii)-(viii). Promptly upon request, the Borrower shall furnish the Administrative Agent and the Lenders with such additional information concerning any Plan or Foreign Pension Plan or Employee Benefit Arrangement as may be reasonably requested, including, but not limited to, with respect to any Plans, copies of each annual report/return (Form 5500 series), as well as all schedules and attachments thereto required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA and the Code, respectively, for each “plan year” (within the meaning of Section 3(39) of ERISA) of each Plan; and (ii) the Borrower will promptly deliver to the Administrative Agent the most recently prepared actuarial reports in relation to the Employee Benefit Arrangements for the time being operated by Group Companies which are prepared in order to comply with the then current statutory or auditing requirements within the relevant jurisdiction.

(j) Domestication in Other Jurisdiction. Not less than 20 days prior to any change in the jurisdiction of organization of any Credit Party, a copy of all documents and certificates intended to be filed or otherwise executed to effect such change.

(k) Other Information. With reasonable promptness upon request therefor, such other information regarding the business, properties or financial condition of any Group Company as the Administrative Agent or any other Senior Finance Party may reasonably request, which may include such information as any Senior Finance Party may reasonably determine is necessary or advisable to enable it either (i) to comply with the policies and procedures adopted by it and its Affiliates to comply with the Bank Secrecy Act, the U.S. Patriot Act and all applicable regulations thereunder or (ii) to respond to requests for information concerning Holdings and its Subsidiaries from any government, self-regulatory organization or financial institution in connection with its anti-money laundering and anti-terrorism regulatory requirements or its compliance procedures under the U.S. Patriot Act, including in each case information concerning the Borrower’s direct and indirect shareholders and its use of the proceeds of the Credit Extensions hereunder.

Section 6.02 Preservation of Existence and Franchises. Except as a result of or in connection with a dissolution, merger or disposition of a Subsidiary of the Borrower permitted under Section 7.04 or Section 7.05, each Group Company will do all things necessary to preserve and keep in full force and effect its legal existence and do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business and to maintain and operate such business in substantially the manner in which it is presently conducted and operated;

provided, however, that neither Holdings nor any of its Subsidiaries shall be required to preserve any such rights, licenses, permits, franchises, authorizations or Intellectual Property if the preservation thereof is no longer desirable in the conduct of the business of the Borrower and its Subsidiaries or the loss thereof could not reasonably be expected to result in a Material Adverse Effect.

Section 6.03 Books and Records; Lender Meeting. Each of the Group Companies will keep complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP (including the establishment and maintenance of appropriate reserves). At the request of the Administrative Agent, within 110 days after the end of each fiscal year of the Borrower, the Borrower will conduct a meeting (which may be by telephone) of the Lenders to discuss such fiscal year’s results and the financial condition of Holdings and its Consolidated Subsidiaries. Such meetings shall be held at times and places convenient to the Lenders and to the Borrower.

Section 6.04 Compliance with Law; Employee Benefit Arrangements. Each of the Group Companies will comply with all requirements of Law applicable to it and its properties to the extent that noncompliance with any such requirement of Law could reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, each of the Group Companies will do each of the following as it relates to any Plan maintained by, or Multiemployer Plan contributed to by, each of the Group Companies, Foreign Pension Plan or Employee benefit Arrangement: (i) maintain each Plan (other than a Multiemployer Plan), Foreign Pension Plan and Employee Benefit Arrangement in compliance in all material respects with the applicable provisions of ERISA, the Code or other Federal, state or foreign law; (ii) cause each Plan (other than a Multiemployer Plan) which is qualified under Section 401(a) of the Code to maintain such qualifications; (iii) make all required contributions to any Plan subject to Section 412 of the Code and make all required contributions to Multiemployer Plans; (iv) ensure that there are no Unfunded Liabilities in excess of $5,000,000 unless the aggregate amount of such Unfunded Liabilities is reduced below $5,000,000 within a 30-day period; (v) except for the obligations set forth on Schedule 5.11, not become a party to any Multiemployer Plan; (vi) make all contributions (including any special payments to amortize any Unfunded Liabilities) required to be made in accordance with all applicable laws and the terms of each Foreign Pension Plan in a timely manner; (vii) ensure that all liabilities under the Employee Benefit Arrangements are either (A) funded to at least the minimum level required by Law or, if higher, to the level required by the terms governing the Employee Benefit Arrangements; (B) insured with a reputable insurance company; (C) provided for or recognized in the accounts most recently delivered to the Administrative Agent under Section 6.01(c); or (D) estimated in the formal notes to the accounts most recently delivered to the Administrative Agent under Section 6.01(a); (viii) ensure that the contributions or premium payments to or in respect of all Employee Benefit Arrangements are and continue to be promptly paid at no less than the rates required under the rules of such arrangements and in accordance with the most recent actuarial advice received in relation to the Employee Benefit Arrangement and generally in accordance with applicable law; and (ix) shall use its reasonable efforts to cause each of its ERISA Affiliates to do each of the items listed in clauses (i) through (iv) above as it relates to Plans and Multiemployer Plans maintained by or contributed to by its ERISA Affiliates such that there shall be no liability to a Group Company by virtue of such ERISA Affiliate’s acts or failure to act.

Section 6.05 Payment of Taxes. Each of the Group Companies will pay and discharge (i) all taxes, assessments and other governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become delinquent and (ii) all lawful claims (including claims for labor, materials and supplies) which, if unpaid, might give rise to a Lien (other than a Permitted Lien) upon any of its properties; provided, however, that no Group Company shall be required to pay any such tax, assessment, charge, levy or claim (i) which is being contested in good faith by appropriate proceedings diligently pursued and as to which adequate reserves have been established in accordance with GAAP, (ii) in respect of immaterial state, local or foreign taxes, (iii) which represent taxes not discharged in the Borrower’s prior Chapter 11 bankruptcy proceeding and which are being paid in accordance with the payment plan applicable thereto established pursuant to such bankruptcy proceeding or (iv) unless the failure to make any such payment (A) could give rise to an immediate right to foreclose on a Lien securing such amounts (unless proceedings thereto conclusively operate to stay such foreclosure) or (B) could reasonably be expected to have a Material Adverse Effect.

Section 6.06 Insurance; Certain Proceeds.

(a) Insurance Policies. Each of the Group Companies will at all times maintain in full force and effect insurance (including worker’s compensation insurance, liability insurance or casualty insurance) in such amounts, covering such risk and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice or otherwise consistent with past practice of the Group Companies or prudent in the reasonable business judgment of the senior management of the Borrower. The Collateral Agent shall be named as loss payee or mortgagee, as its interest may appear, with respect to all such property and casualty policies and additional insured with respect to all such other policies (other than workers’ compensation, employee health and directors and officers policies), and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Collateral Agent, that if the insurance carrier shall have received written notice from the Collateral Agent of the occurrence and continuance of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to Holdings or one or more of its Subsidiaries under such policies directly to the Collateral Agent (which agreement shall be evidenced by a “standard” or “New York” lender’s loss payable endorsement in the name of the Collateral Agent on Accord Form 27) and that it will give the Collateral Agent 30 days’ prior written notice before any such policy or policies shall be altered or canceled, and that no act or default of any Group Company or any other Person shall affect the rights of the Collateral Agent or the Lenders under such policy or policies.

(b) Loss Events. In case of any Casualty or Condemnation with respect to any property of any Group Company or any part thereof in excess of $1,000,000, the Borrower shall promptly give written notice thereof to the Administrative Agent generally describing the nature and extent of such damage, destruction or taking. The Borrower shall, or shall cause such Group Company to, repair, restore or replace the property of such Person (or part thereof) which was subject to such Casualty or Condemnation, at such Person’s cost and expense, whether or not the Insurance Proceeds or Condemnation Award, if any, received on account of such event shall be sufficient for that purpose; provided, however, that such property need not be repaired, restored or replaced to the extent the failure to make such repair, restoration or replacement (i) is desirable to the proper conduct of the business of such Person in the ordinary course and otherwise in the best interest of such Person or (ii) the failure to repair, restore or replace the property is attributable to the contemplated application of the Insurance Proceeds from such Casualty or the Condemnation Award from such Condemnation to the acquisition of other tangible assets used or useful in the business of the Borrower and its Subsidiaries as contemplated in the definition of “Reinvestment Funds” in Section 1.01 or to payment of the Senior Obligations in accordance with the provisions of Section 2.09(b)(v).

(c) Certain Rights of the Lenders. In connection with the covenants set forth in this Section 6.06, it is understood and agreed that none of the Agents, the Lenders or their respective agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 6.06, it being understood that the Group Companies shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage.

Section 6.07 Maintenance of Property. Each of the Group Companies will maintain and preserve its properties and equipment material to the conduct of its business in good working order and condition, normal wear and tear and Casualty and Condemnation excepted, and will make, or cause to be made, as to such properties and equipment from time to time all repairs, renewals, replacements, extensions, additions, betterments and improvements thereto as may be needed or proper in the reasonable good faith business judgment of the Responsible Officers of such Group Companies.

Section 6.08 Use of Proceeds. The Borrower will use the proceeds of the Loans and will use the Letters of Credit solely for the purposes set forth in Section 5.14.

Section 6.09 Audits/Inspections. Upon reasonable notice and during normal business hours, each of the Group Companies will permit representatives appointed by the Agents or the Required Lenders to visit and inspect its executive offices and/or manufacturing facilities and, following the occurrence and during the continuance of any Event of Default, any of its properties, and to review and inspect its books and records, accounts receivable and inventory, and to make photocopies or photographs thereof and to write down and record any information such representatives obtain and shall permit the Agents or such representatives to investigate and verify the accuracy of information provided to the Lenders and to discuss all such matters with the officers, employees, independent accountants and representatives of the Group Companies, in each case so long as a Responsible Officer has been given the opportunity to be present; provided, however, that prior to the occurrence and continuance of an Event of Default, such visits shall be limited to one per year per location, and the Group Companies shall not be obligated to reimburse the expenses of more than two representatives of the Administrative Agent and the Lenders in the aggregate.

Section 6.10 Additional Credit Parties; Additional Security.

(a) Additional Subsidiary Guarantors. Each of Holdings and the Borrower will take, and will cause each of its Subsidiaries (other than Foreign Subsidiaries, except to the extent provided in subsection (d) below, and other than non-Wholly-Owned Liquor License Subsidiaries) to take, such actions from time to time as shall be necessary to ensure that all Subsidiaries of Holdings (other than Foreign Subsidiaries, except to the extent provided in subsection (d) below, and other than non-Wholly-Owned Liquor License Subsidiaries) are Subsidiary Guarantors. Without limiting the generality of the foregoing, if any Group Company shall form or acquire any new Subsidiary, the Borrower, as soon as practicable and in any event within 30 days after such formation or acquisition, will provide the Collateral Agent with notice of such formation or acquisition setting forth in reasonable detail a description of all of the assets of such new Subsidiary and will cause such new Subsidiary (other than a Foreign Subsidiary, except to the extent provided in subsection (d) below, and other than non-Wholly-Owned Liquor License Subsidiaries) to:

(i) within 30 days after such formation or acquisition, execute an Accession Agreement pursuant to which such new Subsidiary shall agree to become a “Guarantor” under the

Guaranty, an “Obligor” under the Security Agreement, an “Obligor” under the Pledge Agreement and/or an obligor under such other Collateral Documents as may be applicable to such new Subsidiary; and

(ii) deliver such proof of organizational authority, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by each Credit Party pursuant to Section 4.01 on the Closing Date or as the Administrative Agent, the Collateral Agent or the Required Lenders reasonably shall have requested.

(b) Additional Security. Each of Holdings and the Borrower will cause, and will cause each of its Subsidiaries (other than a Foreign Subsidiary, except to the extent provided in subsection (d) below, and other than non-Wholly-Owned Liquor License Subsidiaries) to cause, (i) all of its owned Real Properties and personal property located in the United States, other than those owned Real Properties set forth on Schedule 6.10(b) and other than owned Real Properties which are subject to a Permitted Lien the terms of which prohibit the granting of a Lien thereon in favor of the Finance Parties and (ii) to the extent deemed to be material by the Administrative Agent or the Required Lenders in its or their sole reasonable discretion, (A) all of its personal property located in the United States (except to the extent expressly excluded from the Collateral Documents), (B) all of its leased Real Properties located in the United States (other than leased Real Properties subject to a Sale/Leaseback Transaction permitted hereunder or other leaseholds the terms of which prohibit the granting of a lien thereon in favor of the Finance Parties) and (C) all other assets and properties of Holdings and its Domestic Subsidiaries located in the United States as are not covered by the original Collateral Documents (or specifically excluded therefrom) and as may be requested by the Collateral Agent or the Required Lenders in their sole reasonable discretion to be subject at all times to first priority (subject only to Permitted Liens), perfected and, in the case of Real Property (whether leased or owned), title insured Liens in favor of the Collateral Agent pursuant to the Collateral Documents or such other security agreements, pledge agreements, mortgages or similar collateral documents as the Collateral Agent shall request in its sole and reasonable discretion (collectively, the “Additional Collateral Documents”). With respect to any Real Property (whether leased or owned) located in the United States acquired or leased by any Credit Party subsequent to the Closing Date for which the Collateral Agent is entitled to a Lien pursuant to the preceding sentence, such Person will cause to be delivered to the Collateral Agent with respect to such Real Property (other than immaterial leased properties or except for properties with respect to which landlord consent for such Mortgage cannot be obtained after commercially reasonable efforts by the Borrower to do so or as otherwise approved by the Administrative Agent) documents, instruments and other items of the types required to be delivered pursuant to Section 4.01(l), all in form, content and scope reasonably satisfactory to the Collateral Agent. In furtherance of the foregoing terms of this Section 6.10, the Borrower agrees to promptly provide the Administrative Agent with written notice of the acquisition by Holdings or any of its Subsidiaries of any Real Property located in the United States having a market value greater than $500,000 or the entering into a lease by Holdings or any of its Subsidiaries of any Real Property located in the United States for annual rent of $150,000 or more, setting forth in each case in reasonable detail the location and a description of the asset(s) so acquired or leased. Without limiting the generality of the foregoing, Holdings and the Borrower will cause, and will cause each of their respective Subsidiaries to cause, 100% of the Equity Interests of each of their respective direct and indirect Subsidiaries (or 65% of such Equity Interests, if such Subsidiary is a direct Foreign Subsidiary, except as provided in subsection (d) below), other than non-Wholly-Owned Liquor License Subsidiaries to be subject at all times to a first priority, perfected Lien in favor of the Collateral Agent pursuant to the terms and conditions of the Collateral Documents, subject only to Permitted Liens described in paragraph (ii) and/or (iv) of Section 7.02.

If, subsequent to the Closing Date, a Credit Party shall acquire any Intellectual Property, securities, instruments, chattel paper or other personal property required to be delivered to the Collateral Agent as Collateral under any of the Collateral Documents, the Borrower shall promptly (and in any event within 10 Business Days after any Responsible Officer of any Credit Party acquires knowledge of the same) notify the Collateral Agent of the same. Each of the Credit Parties shall adhere to the covenants regarding the location of personal property as set forth in the Collateral Documents.

All such security interests and mortgages shall be granted pursuant to documentation consistent with the Collateral Documents executed at Closing and otherwise reasonably satisfactory in form and substance to the Collateral Agent and shall constitute valid and enforceable perfected security interests and mortgages prior to the rights of all third Persons and subject to no other Liens except for Permitted Liens. The Additional Collateral Documents or instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Collateral Documents, and all taxes, fees and other charges payable in connection therewith shall have been paid in full. The Borrower shall cause to be delivered to the Collateral Agent such opinions of counsel, title insurance and other related documents as may be reasonably requested by the Collateral Agent to assure itself that this Section 6.10(b) has been complied with.

(c) Real Property Appraisals. If the Collateral Agent or the Required Lenders determine that they are required by law or regulation to have appraisals prepared in respect of the Real Property of any Group Company constituting Collateral, the Borrower shall provide to the Collateral Agent appraisals which satisfy the applicable requirements set forth in 12 C.F.R., Part 34—Subpart C or any successor or similar statute, rule, regulation, guideline or order, and which shall be in scope, form and substance, and from appraisers, reasonably satisfactory to the Required Lenders and shall be accompanied by a certification of the appraisal firm providing such appraisals that the appraisals comply with such requirements.

(d) Foreign Subsidiaries Security. If, following a change that is reasonably determined to be relevant by the Administrative Agent in the relevant sections of the Code or the regulations, rules, rulings, notices or other official pronouncements issued or promulgated thereunder, counsel for the Borrower reasonably acceptable to the Collateral Agent and the Required Lenders fails within 90 days after a reasonable request from the Collateral Agent and the Required Lenders to deliver evidence, in form and substance mutually satisfactory to the Collateral Agent and the Borrower, with respect to any Foreign Subsidiary of Holdings which has not already had all of the Equity Interests issued by it pledged pursuant to the Pledge Agreement that (i) a pledge (A) of two-thirds or more of the total combined voting power of all classes of capital stock of such Foreign Subsidiary entitled to vote, and (B) of any promissory note issued by such Foreign Subsidiary to the Borrower or any of its Domestic Subsidiaries, (ii) the entering into by such Foreign Subsidiary of a guaranty in form and substance substantially similar to the Guaranty, (iii) the entering into by such Foreign Subsidiary of a security agreement in form and substance substantially similar to the Security Agreement, and (iv) the entering into by such Foreign Subsidiary of a pledge agreement substantially similar to the Pledge Agreement, in any such case would reasonably be expected to be restricted by applicable Law of the jurisdiction of organization of such Foreign Subsidiary or would reasonably be expected to cause the undistributed earnings or future earnings, if any, of such Foreign Subsidiary as determined for United States federal income tax purposes to be included as gross income of such Foreign Subsidiary’s United States parent (or other domestic Affiliate) for United States federal income tax purposes, then, (A) in the case of a failure to deliver the evidence described in clause (i) above, that portion of such Foreign Subsidiary’s outstanding capital stock or any promissory notes so issued by such Foreign Subsidiary, in each case not theretofore pledged pursuant to the Pledge Agreement, shall be pledged to the Collateral Agent for the benefit of the Finance Parties pursuant to the Pledge Agreement (or another pledge agreement in substantially similar form, if needed), in each case only to the extent that such pledge would not reasonably be expected to cause the undistributed earnings or future earnings, if any, of such Foreign Subsidiary as determined for United States federal income tax purposes to be included in gross income of such Foreign Subsidiary’s United States parent (or other domestic Affiliate) for United States federal income tax purposes or would not reasonably be expected to be restricted by Applicable Law of the jurisdiction of organization of such Foreign Subsidiary; (B) in the case of a failure to deliver the evidence described in clause (ii) above, such Foreign Subsidiary shall execute and deliver the Guaranty (or another guaranty in substantially similar form, if needed), guaranteeing the Finance Obligations; (C) in the case of a failure to deliver the evidence described in clause (iii) above, such Foreign Subsidiary shall execute and deliver the Security Agreement (or another security agreement in substantially similar form, if needed), granting to the Collateral Agent, for the benefit of the Finance Parties, a security interest in all of such Foreign Subsidiary’s assets and securing the Finance Obligations; and (D) in the case of a failure to deliver the evidence described in clause (iv) above, such Foreign Subsidiary shall execute and deliver the Pledge Agreement (or another pledge agreement in substantially similar form, if needed), pledging to the Collateral Agent, for the benefit of the Finance Parties, all of the capital stock and promissory notes owned by such Foreign Subsidiary, in each case to the extent that entering into the Guaranty, Security Agreement or Pledge Agreement is permitted by the Laws of the respective foreign jurisdiction and with all documents delivered pursuant to this Section 6.10(d) to be in form, scope and substance reasonably satisfactory to the Collateral Agent and the Required Lenders.

(e) Landlord Consents; Leasehold Mortgages. To the extent not delivered on the Closing Date and except as otherwise reasonably agreed by the Collateral Agent, the Borrower will use commercially reasonable efforts for a period of 90 days after the Closing Date to obtain a fully executed Landlord Consent and Estoppel with respect to each Leased Mortgaged Property, together with evidence that such Leased Mortgaged Property is a Recorded Leasehold Interest, it being agreed that the Collateral Agent shall promptly thereafter return to the Borrower the Mortgage with respect to any Leased Real Property with respect to which the Borrower has failed to receive a Landlord Consent and Estoppel as contemplated by this Section 6.10(e). The Borrower hereby irrevocably authorizes the Collateral Agent, upon receipt of each Leasehold Consent and Estoppel referred to in this Section 6.10(e), to cause the Mortgage with respect to the relevant Leased Mortgage Property to be recorded in all applicable filing offices. Concurrently with such recordation, the Borrower shall deliver or cause to be delivered to the Collateral Agent a Mortgage Policy with respect to each such Leased Mortgage Property comparable to those delivered on the Closing Date pursuant to Section 4.01(m)(iii) and otherwise in form, substance and amount reasonably satisfactory to the Lead Arrangers.

(f) Each of Holdings and the Borrower agrees that, except as otherwise provided in this Section 6.10, each action required by this Section 6.10 shall be completed as soon as possible, but in no event later than 90 days after such action is either requested to be taken by the Collateral Agent or the Required Lenders or required to be taken by Holdings or any of its Subsidiaries pursuant to the terms of this Section 6.10.

Section 6.11 Interest Rate Protection Agreements. Within 90 days after the Closing Date, the Borrower will enter into and thereafter maintain in full force and effect interest rate swaps, rate caps, collars or other similar agreements or arrangements designed to hedge the position of the Borrower with respect to interest rates at rates and on terms reasonably satisfactory to the Lead Arrangers, taking into account current market conditions, the effect of which is that at least 50% of the Consolidated Debt of Holdings and its Consolidated Subsidiaries will bear interest at a fixed or capped rate or the interest cost in respect of which will be fixed or capped for a period expiring no earlier than 24 months after the Closing Date. The Borrower will promptly deliver evidence of the execution and delivery of such agreements to the Administrative Agent.

Section 6.12 Contributions. Within three Business Days following its receipt thereof, Holdings will contribute as a common equity contribution to the capital of the Borrower any cash proceeds received by Holdings after the Closing Date from any Asset Disposition, Casualty, Condemnation, Debt Issuance or Equity Issuance or any cash capital contributions received by Holdings after the Closing Date.

ARTICLE VII

NEGATIVE COVENANTS

Each of Holdings and the Borrower agrees that so long as any Lender has any Commitment hereunder, any Senior Obligations or other amount payable hereunder or under any Note or other Senior Finance Document or any LC Obligation (in each case other than contingent indemnification obligations) remains unpaid or any Letter of Credit remains unexpired:

Section 7.01 Limitation on Debt. None of the Group Companies will incur, create, assume or permit to exist any Debt, Derivatives Obligations or Synthetic Lease Obligations except:

(i) Debt of the Credit Parties under this Agreement and the other Senior Finance Documents;

(ii) Debt arising under the Senior Subordinated Indenture and the Senior Subordinated Notes (but not including any renewal, refinancing or extension thereof);

(iii) Capital Lease Obligations and Purchase Money Debt of the Borrower and its Subsidiaries incurred after the Closing Date to finance Capital Expenditures permitted by Section 7.14; provided that (A) the aggregate amount of all such Debt (together with refinancings thereof permitted by clause (v) below) does not exceed $20,000,000 at any time outstanding, (B) the aggregate amount of all such Debt consisting of Capital Lease Obligations (together with refinancings thereof permitted by clause (v) below) does not exceed $15,000,000 at any time outstanding, (C) the Debt when incurred shall not be less than 80% or more than 100% of the lesser of the cost or fair market value as of the time of acquisition of the asset financed, (D) such Debt is issued and any Liens securing such Debt are created concurrently with, or within 120 days after, the acquisition of the asset financed and (E) no Lien securing such Debt shall extend to or cover any property or asset of any Group Company other than the asset so financed;

(iv) Debt of Borrower or its Subsidiaries secured by Liens permitted by clauses (xi), (xii) and (xiii) of Section 7.02 or any other Debt acquired or assumed in a Permitted

Business Acquisition or in connection with the acquisition of assets; provided that (A) the aggregate principal amount of all Debt incurred or assumed pursuant to this clause (iv) (together with refinancings thereof permitted by clause (v) below) shall not exceed $15,000,000 at any time outstanding and (B) such Debt was not incurred in connection with, or in anticipation of, the events described in such clauses;

(v) Debt (A) of the Borrower representing a refinancing, replacement or refunding of Debt permitted by clause (ii) above or (B) of the Borrower or its Subsidiaries representing a refinancing, replacement or refunding of Debt permitted by clause (iii) or (iv) above or clause (xiii) below; provided in each case that (A) such Debt (the “Refinancing Debt”) is an original aggregate principal amount not greater than the aggregate principal amount of, and unpaid interest on, the Debt being refinanced, replaced or refunded plus the amount of any premiums required to be paid thereon and fees and expense associated therewith, (B) such Refinancing Debt has a later or equal final maturity and a larger or equal weighted average life than the Debt being refinanced, replaced or refunded, (C) if the Debt being refinanced, replaced or refunded is subordinated to the Senior Obligations, such Refinancing Debt is subordinated to the Senior Obligations on terms no less favorable to the Lenders than the terms of the Debt being refinanced, replaced or refunded, (D) the covenants, events of default and any Guaranty Obligations in respect thereof shall be no less favorable to the Lenders than those contained in the Debt being refinanced, replaced or refunded and (E) at the time of, and after giving effect to, such refinancing, replacement or refunding, no Default or Event of Default shall have occurred and be continuing;

(vi) Derivatives Obligations of the Borrower or any Subsidiary under Derivatives Agreements to the extent entered into after the Closing Date in compliance with Section 6.11 or to manage interest rate or foreign currency exchange rate risks and not for speculative purposes;

(vii) Debt owed to any Person providing property, casualty, liability or other insurance to the Borrower or any Subsidiary of the Borrower, so long as such Debt shall not be in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Debt is incurred and such Debt shall be outstanding only during such year;

(viii) Debt consisting of Guaranty Obligations (A) by Holdings in respect of Debt incurred by the Borrower under the Senior Subordinated Notes or the iStar Sale/Leaseback Documents or otherwise permitted to be incurred by the Borrower or any of its subsidiaries, provided, however, that all such Guaranty Obligations by Holdings shall be unsecured, (B) by the Borrower in respect of Debt permitted to be incurred by Subsidiaries of the Borrower and (C) by Subsidiaries of the Borrower of Debt permitted to be incurred by the Borrower or Subsidiaries of the Borrower;

(ix) Debt owing to the Borrower or a Subsidiary of the Borrower to the extent permitted by Section 7.06(a)(viii), (ix), (xiv) or (xx);

(x) contingent liabilities in respect of any indemnification, adjustment of purchase price, earn-out, incentive, non-compete, consulting, deferred compensation and similar obligations of the Borrower and its Subsidiaries incurred in connection with the Acquisition and Permitted Business Acquisitions;

(xi) unsecured Subordinated Debt of the Borrower or any of its Subsidiaries that is issued to a seller of assets or a Person the subject of a Permitted Business Acquisition in a transaction permitted by this Agreement in an aggregate principal amount at any one time outstanding not exceeding $20,000,000;

(xii) unsecured Debt of the Borrower or any of its Subsidiaries that is denominated in Australian Dollars and incurred to finance working capital requirements in Australia in an aggregate principal Dollar Amount at any one time outstanding not exceeding $5,000,000;

(xiii) Debt of the Borrower and its Subsidiaries outstanding on the Closing Date and disclosed on Part A of Schedule 7.01, without giving effect to any subsequent extension, renewal or refinancing thereof;

(xiv) Debt of Foreign Subsidiaries of the Borrower (A) outstanding on the Closing Date and disclosed on Part B of Schedule 7.01 (without giving effect to any subsequent extension, renewal or refinancing thereof) or (B) incurred on or after the Closing Date to finance working capital requirements in an aggregate principal Dollar Amount which, when taken together with the then outstanding principal amount of all Debt referred to in clause (A) of this subparagraph (xiv) does not exceed the sum of (y) the aggregate principal Dollar Amount of the Debt disclosed on Part B of Schedule 7.01 outstanding on the Closing Date plus (z) $10,000,000;

(xv) unsecured Debt of Holdings representing the obligation of Holdings to make payments with respect to the cancellation or repurchase of certain Equity Interests of officers, employees or directors (or their estates) of Holdings and its Subsidiaries, to the extent permitted by Section 7.07(iv);

(xvi) contingent liabilities in respect of any indemnification, adjustment of purchase price, earn-out, incentive, non-compete, consulting, deferred compensation and similar obligations of the Borrower and its Subsidiaries incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than Guaranty Obligations in respect of Debt of any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(xvii) Debt in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(xviii) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that (A) such Debt (other than credit or purchase cards) is extinguished within three Business Days of its incurrence and (B) such Debt in respect of credit or purchase cards in extinguished within 60 days from its incurrence;

(xix) Subordinated Seller Paper of Holdings, the Borrower or one or more of its Subsidiaries;

(xx) accrual of interest on Debt otherwise permitted under this Section 7.01, accretion or amortization of original issue discount with respect to Debt otherwise permitted under this Section 7.01 and/or Debt incurred as a result of payment of interest in kind on Debt otherwise permitted under this Section 7.01;

(xxi) Guaranty Obligations incurred in the ordinary course of business under repurchase agreements in connection with the financing of bowling equipment sales; and

(xxii) Debt or Synthetic Lease Obligations of the Borrower and its Subsidiaries not otherwise permitted by this Section 7.01 incurred after the Closing Date in an aggregate principal amount not to exceed $20,000,000 at any time outstanding; provided that no Default or Event of Default shall have occurred and be continuing immediately before and immediately after giving effect to such incurrence.

Section 7.02 Restriction on Liens. None of the Group Companies will create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests or other securities of any Person, including any Subsidiary of Holdings) now owned or hereafter acquired by it or on any income or rights in respect of any thereof, except Liens described in any of the following clauses (collectively, “Permitted Liens”):

(i) Liens created by the Collateral Documents;

(ii) Liens (other than any Liens imposed by ERISA or pursuant to any Environmental Law) for taxes (including outstanding Chapter 11 taxes), assessments or governmental charges or levies not more than 30 days overdue or not required to be paid pursuant to Section 6.05;

(iii) Liens securing the charges, claims, demands or levies of landlords (but in all cases excluding any Lien on any Collateral arising under the iStar Sale/Leaseback Documents), carriers, warehousemen, mechanics, sellers of goods, carriers and other like persons which were incurred in the ordinary course of business and which (A) secure charges, claims, demands or levies which are not more than 30 days overdue or not required to be paid pursuant to Section 6.05 or (B) do not, individually or in the aggregate, materially detract from the value of the property or assets which are the subject of such Lien or materially impair the use thereof in the operation of the business of the Borrower or any of its Subsidiaries;

(iv) Liens arising from judgments, decrees or attachments (or securing of appeal bonds with respect thereto) in circumstances not constituting an Event of Default under Section 8.01; provided that no cash or other property (other than proceeds of insurance payable by reason of such judgments, decrees or attachments) the fair value of which exceeds $10,000,000 is deposited or delivered to secure any such judgment, decree or award, or any appeal bond in respect thereof;

(v) Liens (other than any Liens imposed by ERISA or pursuant to any Environmental Law) not securing Debt or Derivatives Obligations incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security and other similar obligations incurred in the ordinary course of business;

(vi) Liens (including pledges or deposits) securing obligations in respect of surety bonds (other than appeal bonds), bids, trade contracts, public or statutory obligations, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business;

(vii) pledges or deposits of cash and Cash Equivalents securing deductibles, self-insurance, co-payment, co-insurance, retentions and similar obligations to providers of insurance on the ordinary cause of business;

(viii) zoning restrictions, building codes, easements, rights of way, licenses, reservations, covenants, conditions, waivers, restrictions on the use of property or other minor encumbrances or irregularities of title not securing Debt or Derivatives Obligations which do not, individually or in the aggregate, materially impair the use of any property in the operation or business of Holdings or any of its Subsidiaries or the value of such property for the purpose of such business;

(ix) Permitted Encumbrances;

(x) Liens securing Capital Lease Obligations and Purchase Money Debt permitted to be incurred under Section 7.01(iii);

(xi) any Lien existing on any asset of any Person at the time such Person becomes a Subsidiary of the Borrower and not created in contemplation of such event;

(xii) any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into the Borrower or a Subsidiary of the Borrower and not created in contemplation of such event;

(xiii) any Lien existing on any asset prior to the acquisition thereof by the Borrower or a Subsidiary of the Borrower and not created in contemplation of such acquisition;

(xiv) any Lien securing Refinancing Debt in respect of any Debt of the Borrower or any Subsidiary of the Borrower secured by any Lien permitted by clauses (xi), (xii), (xiii) or (xxi) of this Section 7.02; provided, that such Debt is not secured by any additional assets;

(xv) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights, in each case incurred in the ordinary course of business;

(xvi) licenses, sublicenses, leases or subleases granted by a Group Company as lessor to third Persons in the ordinary course of business not interfering in any material respect with the business of any Group Company;

(xvii) Liens on (A) incurred premiums, dividends and rebates which may become payable under insurance policies and loss payments which reduce the incurred premiums on such insurance policies and (B) rights which may arise under State insurance guarantee funds relating to any such insurance policy, in each case securing Debt permitted to be incurred pursuant to Section 7.01(vii);

(xviii) any (A) Lien not securing any Debt, Derivatives Obligations or Synthetic Lease Obligations constituting an interest or title of a licensor, lessor or sublicensor or sublessor under any Operating Lease or License entered into by the Borrower or any of its Subsidiaries in compliance with this Agreement or (B) Lien resulting from the subordination by any such lessor or sublessor of its interest or title under such Operating Lease to any Lien described in subparagraph (viii) above; provided that the holder of such Lien or restriction agrees in writing to recognize the rights of such lessee or sublessee under such Operating Lease;

(xix) Liens in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods;

(xx) Liens securing obligations (other than Debt or Derivatives Obligations) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Borrower any its Subsidiaries;

(xxi) Liens existing on the Closing Date and listed on Schedule 7.02 hereto; provided that such Liens shall secure only those obligations which they secure on the date hereof (and permitted extensions, renewals and refinancings of such obligations) and shall not subsequently apply to any other property or assets of the Borrower and its Subsidiaries (other than accessions to and the proceeds of the property or assets subject to such Liens to the extent provided by the terms thereof on the date hereof);

(xxii) Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to a Permitted Business Acquisition;

(xxiii) Liens upon specific items or inventory or other goods and proceeds of the Borrower or any of its Subsidiaries securing such Person’s obligations in respect of bankers’ acceptances or documentary letters of credit issued or created for the account of such Person to facilitate the shipment or storage of such inventory or other goods;

(xxiv) Liens on any assets or Equity Interests of a Foreign Subsidiary of the Borrower securing Debt of such Foreign Subsidiary incurred pursuant to Section 7.01(xiv);

(xxv) Liens deemed to exist in connection with repurchase obligations permitted to be incurred pursuant to Section 7.01(xxi) or in connection with Cash Equivalents;

(xxvi) Liens arising under the iStar Sale/Leaseback Documents consisting of options, whether or not then exercisable, to purchase Bowling Equipment of the Borrower and/or one or more of its Subsidiaries; and

(xxvii) other Liens incurred by the Borrower and its Subsidiaries if the aggregate amount of the obligations secured thereby do not exceed $10,000,000.

Section 7.03 Nature of Business. None of the Group Companies will alter in any material respect the character of the business conducted by such Person as of the Closing Date, except that the Borrower and its Subsidiaries may engage in reasonable extensions thereof and in business reasonably related, ancillary or complementary thereto.

Section 7.04 Consolidation, Merger and Dissolution. Except in connection with an Asset Disposition permitted by the terms of Section 7.05, none of the Group Companies will enter into any transaction of merger or consolidation or liquidate, wind up or dissolve itself or its affairs (or suffer any liquidations or dissolutions); provided that:

(i) the Merger shall be permitted;

(ii) any Domestic Subsidiary of the Borrower may merge with and into, or be voluntarily dissolved or liquidated into, the Borrower, so long as (A) the Borrower is the surviving corporation of such merger, dissolution or liquidation, (B) the security interests granted to the Collateral Agent for the benefit of the Finance Parties pursuant to the Collateral Documents in the assets of the Borrower and such Domestic Subsidiary so merged, dissolved or liquidated shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, dissolution or liquidation), (C) no Default or Event of Default shall have occurred and be continuing immediately before or immediately after giving effect to such transaction and (D) no Person other than the Borrower or a Subsidiary Guarantor receives any consideration in respect or as a result of such transaction;

(iii) any Domestic Subsidiary of the Borrower may merge with and into, or be voluntarily dissolved or liquidated into, any other Domestic Subsidiary of the Borrower, so long as (A) in the case of any such merger, dissolution or liquidation involving one or more Subsidiary Guarantors, (y) a Subsidiary Guarantor is the surviving corporation of such merger, dissolution or liquidation, (z) no Person other than the Borrower or a Subsidiary Guarantor receives any consideration in respect of or as a result of such transaction, (B) the security interests granted to the Collateral Agent for the benefit of the Finance Parties pursuant to the Collateral Documents in the assets of each Domestic Subsidiary so merged, dissolved or liquidated and in the Equity Interests of the surviving entity of such merger, dissolution or liquidation shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, dissolution or liquidation) and (C) no Default or Event of Default shall have occurred and be continuing immediately before or immediately after giving effect to such transaction;

(iv) any Foreign Subsidiary of the Borrower may be merged with and into, or be voluntarily dissolved or liquidated into, the Borrower or any Subsidiary of the Borrower, so long as (A) in the case of any such merger, dissolution or liquidation involving one or more Subsidiary Guarantors, (y) the Borrower or such Subsidiary Guarantor, as the case may be, is the surviving corporation of any such merger, dissolution or liquidation and (z) no Person other than the Borrower or a Subsidiary Guarantor receives any consideration in respect of or as a result of such transaction, (B) the security interests granted to the Collateral Agent for the benefit of the Finance Parties pursuant to the Collateral Documents in the assets of such Foreign Subsidiary, if any, and the Borrower or such other Wholly-Owned Subsidiary, as the case may be, and in the Equity Interests of the surviving entity of such merger, dissolution or liquidation shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, dissolution or liquidation) and (C) no Default or Event of Default shall have occurred and be continuing immediately before or immediately after giving effect to such transaction;

(v) the Borrower or any Subsidiary of the Borrower may merge with any Person (other than Holdings) in connection with a Permitted Business Acquisition if (A) in the case of any such merger involving the Borrower, the Borrower shall be the continuing or surviving corporation in such merger, (B) in the case of any such merger involving a Subsidiary Guarantor, such Subsidiary Guarantor, as the case may be, shall be the continuing or surviving corporation in such merger of the continuing or surviving corporation in such merger shall, simultaneously with the consummation of such merger, become a Subsidiary Guarantor having all the responsibilities and obligations of the Subsidiary Guarantor so merged and (C) the Credit Parties shall cause to be executed and delivered such documents, instruments and certificates as the Lead Arrangers may reasonably request so as to cause the Credit Parties to be in compliance with the terms of Section 6.10 after giving effect to such transactions.

In the case of any merger or consolidation permitted by this Section 7.04 of any Subsidiary of Holdings which is not a Credit Party into a Credit Party, the Credit Parties shall cause to be executed and delivered such documents, instruments and certificates as the Administrative Agent may reasonably request so as to cause the Credit Parties to be in compliance with the terms of Section 6.10 after giving effect to such transaction. Notwithstanding anything to the contrary contained above in this Section 7.04, no action shall be permitted which results in a Change of Control.

Section 7.05 Asset Dispositions. None of the Group Companies will make any Asset Disposition; provided that:

(i) any Group Company may sell inventory in the ordinary course of business on an arms’-length basis;

(ii) the Borrower may make any Asset Disposition to any of the Subsidiary Guarantors if (A) the Credit Parties shall cause to be executed and delivered such documents, instruments and certificates as the Administrative Agent or the Collateral Agent may request so as to cause the Credit Parties to be in compliance with the terms of Section 6.10 after giving effect to such Asset Disposition and (B) after giving effect to such Asset Disposition, no Default or Event of Default exists;

(iii) the Borrower and its Subsidiaries may liquidate or sell Cash Equivalents;

(iv) the Borrower or any of its Subsidiaries may sell, lease, transfer, assign or otherwise dispose of assets (other than in connection with any Casualty or Condemnation) to any other Person; provided that the aggregate fair market value of all property disposed of pursuant to this clause (iv) does not exceed $10,000,000 in the aggregate in any fiscal year of the Borrower or $30,000,000 in the aggregate from and after the Closing Date;

(v) the Borrower or any of its Subsidiaries may dispose of machinery or equipment which will be replaced or upgraded with machinery or equipment put to a similar use and owned, or otherwise used or useful in the ordinary course of business of and owned, by such Person; provided that (A) such replacement or upgraded machinery and equipment is acquired within 120 days after such disposition, and (B) upon their acquisition, such replacement assets become subject to the Lien of the Collateral Agent under the Collateral Documents (to the extent in effect immediately prior to such disposition);

(vi) the Borrower or any of its Subsidiaries may, in the ordinary course of business and in a commercially reasonable manner, dispose of obsolete, worn-out or surplus tangible assets and other excess property no longer used or useful in the ordinary course of business;

(vii) any Group Company may enter into any Sale/Leaseback Transaction (other than the iStar Sale/Leaseback Transaction) not prohibited by Section 7.13;

(viii) any Subsidiary of the Borrower may sell, lease or otherwise transfer any or all or substantially all of its assets (including any such transaction effected by way of merger or consolidation) to the Borrower or any Wholly-Owned Domestic Subsidiary of the Borrower, so long as (A) the security interests granted to the Collateral Agent for the benefit of the Finance Parties pursuant to the Collateral Documents in such assets shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such sale, lease or other transfer) and (B) after giving effect to such Asset Disposition, no Default or Event of Default exists;

(ix) any non-Wholly-Owned Domestic Subsidiary or Foreign Subsidiary of the Borrower may sell, lease or otherwise transfer any or all or substantially all of its assets (including any such transaction effected by way of merger or consolidation) to any other non-Wholly-Owned Domestic Subsidiary or Foreign Subsidiary of the Borrower, so long as the security interests granted to the Collateral Agent for the benefit of the Finance Parties pursuant to the Collateral Documents in such assets shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such sale, lease or other transfer);

(x) any Group Company may sell or dispose of Equity Interests in its Subsidiaries to qualify directors where required by applicable Law or to satisfy other requirements of applicable Law with respect to the ownership of Equity Interests of Foreign Subsidiaries or Liquor License Subsidiaries;

(xi) any Group Company may (A) lease, as lessor or sublessor, or license, as licensor or sublicensor, real or personal property (including Intellectual Property) in the ordinary course of business and consistent with past practices and (B) grant options to purchase, lease or acquire real or personal property in the ordinary course of business, so long as the Asset Disposition resulting from the exercise of such option would otherwise be permitted under this Section 7.05;

(xii) any Group Company may dispose of defaulted receivables and similar obligations in the ordinary course of business and not as part of an accounts receivable financing transaction;

(xiii) each of AMF Bowling Centers, Inc. and AMF Bowling Recreation Centers, Inc. may make (A) Asset Dispositions on the Closing Date under the iStar Sale/Leaseback Documents and (B) Asset Dispositions after the Closing Date under the iStar Sale/Leaseback Documents (including, without limitation, sales of Bowling Equipment required thereunder and/or transfers of additional Real Property as provided therein);

(xiv) any Group Company may dispose of non-core assets acquired in connection with Permitted Business Acquisitions;

(xv) any Group Company may make one or more Asset Dispositions involving any or all of the assets described in Schedule 7.05;

(xvi) any Group Company may make one or more Foreign Asset Dispositions if the Net Cash Proceeds thereof are applied as required under Section 2.09(b)(v);

(xvii) an Group Company may make one or more Asset Dispositions in connection with a like-kind exchange pursuant to Section 1031 of the Code; provided that the Borrower shall have delivered to the Administrative Agent a Pro-Forma Compliance Certificate demonstrating that upon giving effect on a Pro-Forma Basis to such transaction, the Credit Parties will be in compliance with all of the financial covenants set forth in Section 7.17(a) and (b) as of the last day of the most recent period of four consecutive fiscal quarters of Holdings which precedes or ends on the date of such transaction and with respect to which the Administrative Agent has received the consolidated financial information required under Section 6.01(a) or (b) and the officer’s certificate required under Section 6.01(c);

(xviii) the Borrower or any of its Domestic Subsidiaries may make one or more Asset Dispositions described in Section 7.09(ix); and

(xix) any Group Company may make any other Asset Disposition; provided that (A) at least 75% of the consideration therefor is cash or Cash Equivalents; (B) if such transaction is a Sale/Leaseback Transaction, such transaction is permitted by Section 7.01 and Section 7.13; (C) such transaction does not involve the sale or other disposition of a minority Equity Interest in any Group Company; (D) the aggregate fair market value of all assets sold or otherwise disposed of by the Group Companies in all such transactions in reliance on this clause (xix) shall not exceed $20,000,000 in the aggregate from and after the Closing Date; and (E) no Default or Event of Default shall have occurred and be continuing immediately before or immediately after giving effect to such transaction.

Upon consummation of an Asset Disposition permitted under this Section 7.05, the Lien therein created (but not the Lien on any proceeds thereof) under the Collateral Documents shall be automatically released and the Administrative Agent shall (or shall cause the Collateral Agent to) (to the extent applicable) deliver to the Borrower, upon the Borrower’s request and at the Borrower’s expense, such documentation as is reasonably necessary to evidence the release of the Collateral Agent’s security interests, if any, in the assets being disposed of, including amendments or terminations of Uniform Commercial Code Financing Statements, if any, the return of stock certificates, if any, and the release of any Subsidiary being disposed of in its entirety from all of its obligations, if any, under the Senior Finance Documents.

Section 7.06 Investments.

(a) Investments. None of the Group Companies will hold, make or acquire, any Investment in any Person, except the following:

(i) Investments existing on the date hereof in Persons which are Subsidiaries on the date hereof;

(ii) Holdings, the Borrower or any Subsidiary of the Borrower may invest in cash and Cash Equivalents;

(iii) Holdings may acquire and hold obligations of one or more officers or other employees of Holdings or any of its Subsidiaries in connection with such officers’ or employees’ acquisition of Equity Interests of Kingpin Holdings, LLC, so long as no cash is paid by Holdings or any of its Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;

(iv) the Borrower and any Subsidiary of the Borrower may acquire and hold receivables not constituting Debt owing to them, if created or acquired in the ordinary course of business;

(v) the Borrower and each Subsidiary of the Borrower may acquire and own Investments (including Debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(vi) deposits by the Borrower or any Subsidiary of the Borrower made in the ordinary course of business consistent with past practices to secure the performance of leases shall be permitted;

(vii) Holdings may make equity contributions to the capital of the Borrower and may incur Guaranty Obligations permitted under Section 7.01(viii);

(viii) the Borrower may make Investments in any of its Wholly-Owned Domestic Subsidiaries and any Subsidiary of the Borrower may make Investments in the Borrower or any Wholly-Owned Domestic Subsidiary of the Borrower; provided that (A) each item of intercompany Debt evidencing intercompany loans and advances made by a Foreign Subsidiary or a non-Wholly-Owned Domestic Subsidiary to the Borrower or a Wholly-Owned Domestic Subsidiary of the Borrower shall be evidenced by a promissory note in the form of Exhibit G hereto containing the subordination provisions set forth in Exhibit H hereto and (B) each promissory note evidencing intercompany loans and advances payable to a Credit Party shall be pledged to the Collateral Agent pursuant to the Collateral Documents;

(ix) the Borrower and its Subsidiaries may make Investments in any Foreign Subsidiary or any non-Wholly-Owned Domestic Subsidiary of the Borrower (A) in the case of Investments by the Borrower or any Wholly-Owned Domestic Subsidiary of the Borrower, in an aggregate amount (determined without regard to any write-downs or write-offs of any such Investments constituting Debt) at any one time outstanding not exceeding $10,000,000, and (B) to the extent such Investments arise from the sale of inventory in the ordinary course of business by the Borrower or such Subsidiary to such Foreign Subsidiary or non-Wholly-Owned Domestic Subsidiary for resale by such Foreign Subsidiary or non-Wholly-Owned Domestic Subsidiary (including any such Investments resulting from the extension of the payment terms with respect to such sales); provided that each promissory note evidencing intercompany loans and advances (other than promissory notes (A) issued by Foreign Subsidiaries of the Borrower to the Borrower or any of its Domestic Subsidiaries or (B) held by Foreign Subsidiaries of the Borrower, in each case except to the extent provided in Section 6.10(d) or non-Wholly-Owned Subsidiaries of the

Borrower who are not and are not required to be Credit Parties shall be pledged to the Collateral Agent pursuant to the Collateral Documents;

(x) the Borrower and its Subsidiaries may make transfers of assets to the Borrower and its Subsidiaries in accordance with Section 7.05(viii), (ix) and (xviii) and in connection with mergers and consolidations permitted under Section 7.04;

(xi) the Borrower and its Subsidiaries may purchase inventory, machinery, equipment and other assets in the ordinary course of business;

(xii) the Borrower and its Subsidiaries may make expenditures in respect of Permitted Business Acquisitions;

(xiii) the Borrower or any of its Subsidiaries may make loans and advances to employees of Holdings and its Subsidiaries for moving and travel and other similar expenses, in each case in the ordinary course of business, in an aggregate principal amount not to exceed $250,000 at any one time outstanding (determined without regard to any write-downs or write-offs of such loans and advances);

(xiv) the Borrower or any of its Subsidiaries may make loans and advances to Holdings for the purposes and in the amounts necessary to pay the fees, expenses and taxes described in Section 7.07(vi);

(xv) Holdings may repurchase stock to the extent permitted by Section 7.07;

(xvi) the Borrower and its Subsidiaries may make Investments in Permitted Joint Ventures in an aggregate amount (determined without regard to any write-downs or write-offs of any such Investments constituting Debt) at any one time outstanding not exceeding $15,000,000;

(xvii) Investments existing on the date hereof and identified on Schedule 7.06;

(xviii) Investments arising out of the receipt by the Borrower or any of its Subsidiaries of noncash consideration for the sale of assets permitted under Section 7.05;

(xix) Investments resulting from pledges and deposits specifically referred to in Section 7.02; and

(xx) other Investments not otherwise permitted by this Section 7.06 in an aggregate amount (determined without regard to any write-downs or write-offs of any such Investments constituting Debt but excluding any portion thereof funded with proceeds of a Qualifying Equity Issuance) at any time outstanding not exceeding the sum of (A) $10,000,000 plus (B) an amount which, when taken together with the aggregate amount of all payments in respect of the redemption, purchase, prepayment, retirement, defeasance or other acquisition of Senior Subordinated Notes pursuant to the second sentence of Section 7.08(c) and the aggregate amount of all Restricted Payments paid pursuant to Section 7.07(iii), does not exceed 35% of the Net Cash Proceeds from all Foreign Asset Dispositions effected after the Closing Date plus (C) an amount, not exceeding $10,000,000 in the aggregate, equal to that portion of Excess Cash Flow for the fiscal years ended after the Closing Date, if any, not required to be used to prepay the Loans or Cash Collateralize LC Obligations in accordance with Section 2.09; provided, however, that the aggregate amount of all Investments by the Borrower and its Wholly-Owned Domestic Subsidiaries in Foreign Subsidiaries and non-Wholly-Owned Subsidiaries of the Borrower shall not exceed $5,000,000 (determined without regard to any write-downs or write-offs of any such Investments constituting Debt but excluding any portion thereof funded with proceeds of a Qualifying Equity Issuance) at any time outstanding;

provided that no Group Company may make or own any Investment in Margin Stock.

(b) Limitation on the Creation of Subsidiaries. No Group Company will establish, create or acquire after the Closing Date any Subsidiary; provided that the Borrower and its Subsidiaries shall be permitted to establish, create or acquire Subsidiaries so long as (i) at least 5 days’ prior written notice thereof is given to the Administrative Agent, (ii) the Investment resulting from such establishment, creation or acquisitions is permitted pursuant to Section 7.06(a) above, (iii) the capital stock or other equity interests of such new Subsidiary (other than a Foreign Subsidiary, except to the extent otherwise required pursuant to Section 6.10(d) or a non-Wholly-Owned Liquor License Subsidiary) is pledged pursuant to, and to the extent required by, the Pledge Agreement and the certificates representing such interests, together with transfer powers duly executed in blank, are delivered to the Collateral Agent, (iv) such new Subsidiary (other than a Foreign Subsidiary, except to the extent otherwise required pursuant to Section 6.10(d) or a non-Wholly-Owned Liquor License Subsidiary) executes a counterpart of the Accession Agreement, the Guaranty, the Security Agreement and the Pledge Agreement to the extent required by Section 6.10(b), and (v) such new Subsidiary, to the extent requested by the Administrative Agent, takes all other actions required pursuant to Section 6.10.

Section 7.07 Restricted Payments, etc. None of the Group Companies will declare or pay any Restricted Payments (other than Restricted Payments payable solely in Equity Interests (exclusive of Debt Equivalents) of such Person), except that:

(i) any Wholly-Owned Subsidiary of the Borrower may make Restricted Payments to the Borrower or to any Wholly-Owned Subsidiary of the Borrower;

(ii) any non-Wholly-Owned Subsidiary of the Borrower may make Restricted Payments to the Borrower or to any Wholly-Owned Subsidiary of the Borrower or ratably to all holders of its outstanding Equity Interests;

(iii) the Borrower may make to Holdings and Holdings may further make one or more Restricted Payments in an amount that, when taken together with the aggregate amount of Investments made pursuant to Section 7.06(a)(xx)(B) and the aggregate amount of all payments in respect of the redemption, purchase, prepayment, retirement, defeasance or other acquisition of any Senior Subordinated Notes pursuant to the second sentence of Section 7.08(c), does not exceed 35% of the Net Cash Proceeds from all Foreign Asset Dispositions effected after the Closing Date; provided that (A) no Default or Event of Default shall have occurred and be continuing immediately before or after giving effect thereto, (B) as a result of or in contemplation of or following the announcement of the consummation of the most recent Foreign Asset Disposition, no downgrading shall have occurred in the rating or negative change made to the outlook accorded the Senior Subordinated Notes or any of the Borrower’s and its Subsidiaries’ other Debt by either Moody’s or S&P, and neither such organization shall have announced that it has under surveillance or review its ratings of any of the Borrower’s or its Subsidiaries’ rated Debt, (C) the Administrative Agent shall have received a Pro-Forma Compliance Certificate as contemplated by the definition thereof and (D) after giving effect thereto, the Aggregate Revolving Committed Amount shall be at least $10,000,000 greater than the Aggregate Revolving Outstandings;

(iv) Holdings may redeem or repurchase Equity Interests (or Equity Equivalents), or make cash distributions to Kingpin Holdings, LLC to enable Kingpin Holdings, LLC to redeem or repurchase Equity Interests (or Equity Equivalents), or in either case to make payments on any notes issued in connection with the prior redemption or purchase of any such Equity Interests, from (A) current or former officers, employees and directors of any Group Company (or their estates, spouses or former spouses) upon the death, permanent disability, retirement or termination of employment of any such Person or otherwise or (B) other holders of Equity Interests or Equity Equivalents in Holdings, so long as the purpose of such purchase is to acquire common stock for reissuance to new officers, employees and directors (or their estates) of any Group Company, to the extent so reissued within 12 months of any such purchase; provided that in all such cases (A) no Default or Event of Default is then in existence or would otherwise arise therefrom, (B) the aggregate amount of all cash distributed by the Borrower to Holdings in respect of all such shares so redeemed or repurchased (including cash distributed to make payments on any notes issued in connection with the prior redemptions or purchases) does not exceed $2,000,000 in any fiscal year of Holdings (with unused amounts being carried forward to succeeding fiscal years) or $5,000,000 in the aggregate from and after the Closing Date, and provided further that Holdings may purchase, redeem or otherwise acquire Equity Interests and Equity Equivalents of Holdings pursuant to this clause (iv) without regard to the restrictions set forth in the first proviso above for consideration consisting of the proceeds of key man life insurance obtained for the purposes described in this clause (iv);

(v) so long as no Default or Event of Default is then in existence or would otherwise arise therefrom, the Borrower may make cash Restricted Payments to Holdings, if Holdings promptly uses such proceeds for the purposes described in clause (iv) above;

(vi) the Borrower may make cash Restricted Payments to Holdings for the purpose of paying, and in amounts not to exceed the amount necessary to pay, (A) the then currently due fees and expenses of Holdings’ counsel, accountants and other advisors and consultants, and other operating and administrative expenses of Holdings (including employee and compensation expenditures and other similar costs and expenses) incurred in the ordinary course of business that are for the benefit of, or are attributable to, or are related to, including the financing or refinancing of, Holdings’ Investment in the Borrower and its Subsidiaries, (B) the then currently due fees and expenses of Holdings’ independent directors and (C) the then currently due taxes payable by Holdings solely on account of the income of Holdings related to its Investment in the Borrower and its Subsidiaries and the reasonable expenses of preparing returns reflecting such taxes; provided that Holdings agrees to be obligated to contribute to the Borrower any refund Holdings receives relating to any such taxes;

(vii) Restricted Payments made with Net Cash Proceeds of one or more Qualifying Equity Issuances within three Business Days following the receipt thereof; provided that, after giving effect to such Restricted Payment, no Change of Control shall have occurred;

(viii) noncash repurchases of Equity Interests by Holdings deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options; and

(ix) cash payments by Holdings in lieu of the issuance of fractional shares upon exercise or conversion of Equity Equivalents.

Section 7.08 Prepayments of Debt, etc.

(a) Amendments of Agreements. None of the Group Companies will, or will permit any of their respective Subsidiaries to, after the issuance thereof, amend, waive or modify (or permit the amendment, waiver or modification of) any of the terms, agreements, covenants or conditions of or applicable to (i) the Senior Subordinated Notes or (ii) any other Subordinated Debt issued by such Group Company if such amendment, waiver or modification would add or change any terms, agreements, covenants or conditions in any manner adverse to any Group Company, or shorten the final maturity or average life to maturity or require any payment to be made sooner than originally scheduled or increase the interest rate applicable thereto or change any subordination provision thereof.

(b) Prohibition Against Certain Payments of Principal and Interest of Other Debt. Except as provided in subsection (c), none of the Group Companies will (i) directly or indirectly, redeem, purchase, prepay, retire, defease or otherwise acquire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Debt, or set aside any funds for such purpose, whether such redemption, purchase, prepayment, retirement or acquisition is made at the option of the maker or at the option of the holder thereof, and whether or not any such redemption, purchase, prepayment, retirement or acquisition is required under the terms and conditions applicable to such Debt or (ii) make any interest payment in respect of the Senior Subordinated Notes or any other Subordinated Debt.

(c) Certain Allowed Payments in Respect of Subordinated Debt. The Borrower may (i) make regularly scheduled interest payments as and when due in respect of the Senior Subordinated Notes and any other Subordinated Debt entered into in compliance with Section 7.01, (ii) exchange the Senior Subordinated Notes for registered Debt securities of the Borrower on substantially identical terms pursuant to the Senior Subordinated Note Documents, (iii) exchange Subordinated Debt of the Borrower or any of its Subsidiaries for Equity Interests issued by Holdings or its parent companies; (iv) permit the cancellation or forgiveness of Subordinated Debt of the Borrower or any of its Subsidiaries, (v) make regularly scheduled principal payments as and when due in respect of Subordinated Debt of the Borrower and its Subsidiaries (other than Subordinated Seller Paper) and (vi) refinance Subordinated Debt to the extent expressly permitted under Section 7.01, in each case other than any such payments prohibited by the subordination provisions thereof and provided that the aggregate amount of all principal payments in respect of Subordinated Debt of the Borrower and its Subsidiaries shall not exceed $2,000,000 in any fiscal year of the Borrower or $10,000,000 in the aggregate from and after the Closing Date. In addition, the Borrower may redeem, purchase, prepay, retire, defease or otherwise acquire for value any Senior Subordinated Notes in an amount that, when taken together with the aggregate amount of Investments made pursuant to Section 7.06(xx)(B) and the aggregate amount of all Restricted Payments theretofore paid pursuant to Section 7.07(iii), does not exceed 35% of the Net Cash Proceeds from all Foreign Asset Dispositions effected after the Closing Date; provided that (A) no Default or Event of Default shall have occurred and be continuing immediately before or after giving effect thereto, (B) as a result of or in contemplation of or following the announcement of the consummation of the most recent Foreign Asset Disposition, no downgrading shall have occurred in the rating or negative change made to the outlook accorded the Senior Subordinated Notes or any of the Borrower’s and its Subsidiaries’ other rated Debt by either Moody’s or S&P, and neither such organization shall have announced that it has under surveillance or review its ratings of any of the Borrower’s or its Subsidiaries’ Debt, (C) the Administrative Agent shall have received a Pro-Forma Compliance Certificate as contemplated by the definition thereof, (D) after giving effect thereto, the Aggregate Revolving Committed Amount shall be at least $10,000,000 greater than the Aggregate Revolving Outstandings and (E) such payment shall not be prohibited by the subordination provisions of the Senior Subordinated Notes.

Section 7.09 Transactions with Affiliates. None of the Group Companies will engage in any transaction or series of transactions with any Affiliate of Holdings other than:

(i) commencing with the fiscal quarter of the Borrower ended in March, 2004, the payment to the Sponsor of management and other fees pursuant to the Management Agreement when due; provided that no such payment may be made if the Administrative Agent shall have notified the Borrower (which notice may be provided by electronic mail) that an Default or Event of Default shall have occurred and be continuing immediately before or immediately after giving effect to such payment (it being understood and agreed that any payment which cannot be made when due as a result of a Default or an Event of Default shall continue to accrue and may be made upon the cure or waiver of such Default or Event of Default or otherwise with the consent of the Required Lenders);

(ii) reimbursement of reasonable out-of-pocket expenses and indemnities of the Sponsor Group pursuant to the Management Agreement;

(iii) transfers of assets to any Credit Party other than Holdings permitted by Section 7.05;

(iv) transactions expressly permitted by Section 7.01, Section 7.04, Section 7.05, Section 7.06 or Section 7.07;

(v) normal compensation, indemnities and reimbursement of reasonable expenses of officers and directors;

(vi) other transactions with the Sponsor and its Affiliates in existence on the Closing Date to the extent disclosed in Schedule 7.09;

(vii) any transaction entered into among the Borrower and its Wholly-Owned Domestic Subsidiaries or among such Wholly-Owned Domestic Subsidiaries;

(viii) any transaction entered into among the Borrower and any of its Subsidiaries and any non-Wholly-Owned Liquor License Subsidiary or Foreign Subsidiary; provided that if the Borrower or any of its Wholly-Owned Domestic Subsidiaries is party to such transaction, such transaction shall be on terms and conditions at least as favorable to the Borrower or such Wholly-Owned Subsidiary, as applicable, as would be obtainable by such Person in a comparable arms’-length transaction with an independent, unrelated third party;

(ix) (A) sales by the Borrower or any of its Domestic Subsidiaries of Bowling Equipment, bowling products and other equipment used in the operation or maintenance of bowling centers and related accessories to Foreign Subsidiaries of the Borrower for use in bowling centers operated by such Foreign Subsidiaries, and (B) sales by the Borrower or any of its Domestic Subsidiaries of bowling products to Foreign Subsidiaries of the Borrower for resale by such Foreign Subsidiaries, in each case for a price at least equal to the cost to the Borrower and its Domestic Subsidiaries of such Bowling Equipment, bowling products, equipment used in the operation or maintenance of bowling centers or related accessories; and

(x) so long as no Default or Event of Default has occurred and is continuing, other transactions which are engaged in by the Borrower or any of its Subsidiaries in the ordinary course of its business on terms and conditions as favorable to such Person as would be obtainable by it in a comparable arms’-length transaction with an independent, unrelated third party.

Notwithstanding the foregoing, none of Holdings or any of its Subsidiaries will enter into any management, consulting or similar agreement or arrangement (other than the Management Agreement) with, or otherwise pay any professional, consulting, management or similar fees to or for the benefit of, the Sponsor Group or its successors or transferees, except for payments pursuant to the Management Agreement permitted under clause (i), (ii), (vi) or (x) above.

Section 7.10 Fiscal Year; Organizational and Other Documents. None of the Group Companies will (i) change its fiscal year or (ii) consent to any amendment, modification or supplement (A) that is adverse in any respect to the Lenders to its articles or certificate of incorporation, bylaws (or analogous organizational documents), the Acquisition Documents, the Management Agreement or any agreement entered into by it with respect to its Equity Interests (including the Capitalization Documents and the Shareholders’ Agreement) or (B) relating the purchase of, or any option to purchase, Bowling Equipment under the iStar Sale/Leaseback Documents or that is otherwise materially adverse to the Lenders with respect to the iStar Sale/Leaseback Documents, in each case as in effect on the Closing Date. The Borrower will cause the Group Companies to promptly provide the Lenders with copies of all amendments to the foregoing documents and instruments as in effect as of the Closing Date.

Section 7.11 Restrictions with Respect to Intercorporate Transfers. None of the Group Companies will create or otherwise cause or permit to exist any consensual encumbrance or restriction which prohibits or otherwise restricts (i) the ability of any such Subsidiary to (A) make Restricted Payments or pay any Debt owed to the Borrower or any Subsidiary of the Borrower, (B) pay Debt or other obligations owed to any Credit Party, (C) make loans or advances to the Borrower or any Subsidiary of the Borrower, (D) transfer any of its properties or assets to the Borrower or any Subsidiary of the Borrower or (E) act as a Subsidiary Guarantor and pledge its assets pursuant to the Senior Finance Documents or any renewals, refinancings, exchanges, refundings or extensions thereof or (ii) the ability of Holdings or any Subsidiary of Holdings to create, incur, assume or permit to exist any Lien upon its property or assets whether now owned or hereafter acquired to secure the Senior Obligations, except in each case for prohibitions or restrictions existing under or by reason of:

(i) this Agreement and the other Senior Finance Documents;

(ii) restrictions in effect on the date of this Agreement contained in the Senior Subordinated Note Documents, all as in effect on the date of this Agreement, and, if such Debt is renewed, extended or refinanced, restrictions in the agreements governing the renewed, extended or refinancing Debt (and successive renewals, extensions and refinancings thereof) if such restrictions are no more restrictive than those contained in the agreements governing the Debt being renewed, extended or refinanced;

(iii) customary non-assignment provisions with respect to contracts, leases or licensing agreements entered into by the Borrower or any of its Subsidiaries, in each case entered into in the ordinary course of business and consistent with past practices;

(iv) any restriction or encumbrance with respect to any asset of the Borrower or any of its Subsidiaries or a Subsidiary of the Borrower imposed pursuant to an agreement which has been entered into for the sale or disposition of such assets or all or substantially all of the capital stock or assets of such Subsidiary, so long as such sale or disposition is permitted under this Agreement;

(v) restrictions in effect on the date of this Agreement contained in the iStar Sale/Leaseback Documents as in effect on the date of this Agreement, and, if the iStar Sale/Leaseback Transaction is renewed, extended or refinanced, restrictions in the agreements governing the renewed, extended or refinancing Sale/Leaseback Transaction (and successive renewals, extensions and refinancings thereof) if such restrictions are no more restrictive than those contained in the agreements governing the Sale/Leaseback Transaction being renewed, extended or refinanced;

(vi) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business in connection with Permitted Joint Ventures;

(vii) restrictions on cash and other deposits or net worth imposed by customers or suppliers in the ordinary course of business and consistent with past practice;

(viii) any restriction applicable to an acquired Subsidiary of the Borrower pursuant to agreements in effect on the date such Subsidiary became a Subsidiary of the Borrower and otherwise permitted to remain in effect hereunder; provided that such restrictions apply only to such Subsidiary;

(ix) any restriction applicable to a Foreign Subsidiary of the Borrower pursuant to agreements governing Debt of such Foreign Subsidiary Borrower permitted to be incurred pursuant to Section 7.01(xiv); and

(x) Liens permitted under Section 7.02 and any documents or instruments governing the terms of any Debt or other obligations secured by any such Liens; provided that such prohibitions or restrictions apply only to the assets subject to such Liens.

Section 7.12 Ownership of Subsidiaries; Limitations on Holdings and the Parent Borrower.

(a) Holdings and the Borrower will not (i) permit any Subsidiary of the Borrower to issue Equity Interests to any Person, except (A) the Borrower or any Wholly-Owned Subsidiary of the Borrower, (B) to qualify directors where required by applicable Law or to satisfy other requirements of applicable Law with respect to the ownership of Equity Interests of Foreign Subsidiaries or Liquor License Subsidiaries or (C) in the case of non-Wholly-Owned Subsidiaries of the Borrower, ratably to all holders of its outstanding Equity Interests or (iii) permit any non-Wholly-Owned Subsidiary of the Borrower to issue any shares of Preferred Stock (other than to Persons in connection with obtaining liquor licenses or otherwise to the extent required by Law).

(b) Holdings will not (i) hold any material assets other than the Equity Interests of the Borrower and cash or Cash Equivalents expressly permitted to be received and held by it from time to time in accordance with this Agreement, (ii) have any material liabilities other than (A) liabilities under the Senior Finance Documents, the Senior Subordinated Notes, its Guaranty Obligations in respect of the iStar Sale/Leaseback Transaction and other obligations expressly permitted to be incurred by it pursuant to Section 7.01 and (B) tax and accrued liabilities and expenses in the ordinary course of business or (iii) engage in any business activity other than (A) owning the common stock of the Borrower (including purchasing additional shares of common stock after the Closing Date) and activities incidental or related thereto or to the maintenance of the corporate existence of Holdings or compliance with applicable law, (B) acting as a Guarantor under its Guaranty and pledging its assets to the Collateral Agent, for the benefit of the Lenders, pursuant to the Collateral Documents to which it is a party, (C) acting as a guarantor in respect of the Debt arising under the Senior Subordinated Note Indenture and the Senior Subordinated Notes, the iStar Sale/Leaseback Documents and other Guaranty Obligations expressly permitted to be incurred by it pursuant to Section 7.01 and (D) issuing its own Capital Stock (other than Debt Equivalents).

(c) Holdings and the Borrower will not permit any Person other than Holdings to hold any Equity Interests or Equity Equivalents of the Borrower.

Section 7.13 Sale and Leaseback Transactions. None of the Group Companies will directly or indirectly become or remain liable as lessee or as guarantor or other surety with respect to any lease (whether an Operating Lease or a Capital Lease) of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (i) which such Group Company has sold or transferred or is to sell or transfer to any other Person which is not a Group Company or (ii) which such Group Company intends to use for substantially the same purpose as any other property which has been sold or is to be sold or transferred by such Group Company to another Person which is not a Group Company in connection with such lease; provided, however, that the Group Companies may enter into (x) the iStar Sale/Leaseback and (y) any other Sale/Leaseback Transaction (i) (A) if after giving effect on a Pro-Forma Basis to such Sale/Leaseback Transaction, the aggregate outstanding Attributable Debt in respect of all Sale/Leaseback Transactions does not exceed $50,000,000 and/or (B) with respect to one or more Real Properties located in Australia, in each case if (ii) (A) the Borrower shall be in compliance with all other provisions of this Agreement, including Section 7.01 and Section 7.02, (B) the gross cash proceeds of any such Sale/Leaseback Transaction are at least equal to the fair market value of such property (as determined by the Board of Directors, whose determination shall be conclusive if made in good faith) and (C) the Net Cash Proceeds are applied as set forth in Section 2.09(b)(v) to the extent required therein.

Section 7.14 Capital Expenditures.

(a) None of the Group Companies will make any Consolidated Capital Expenditures, except that during any of the fiscal years set forth below, the Borrower and its Subsidiaries may make Consolidated Capital Expenditures so long as the aggregate amount of such Consolidated Capital Expenditures (other than Consolidated Capital Expenditures made with the Net Cash Proceeds of one or more Qualified Equity Issuances) does not exceed the amount indicated opposite such period; provided that the reference below to the 2004 fiscal year shall be to the year from the Closing Date to the last day of such fiscal year:

Period	Amount
2004	$55,000,000
2005	60,000,000
2006	65,000,000
2007	65,000,000
2008	55,000,000
2009	55,000,000
2010	55,000,000

(b) To the extent that Consolidated Capital Expenditures permitted under subsection (a) above for any period set forth above are less than the applicable amount specified in the table in subsection (a) above, the difference may be carried forward and utilized to make Consolidated Capital Expenditures during succeeding fiscal years so long as the aggregate amount of Consolidated Capital Expenditures made during any fiscal year does not exceed 120% of the applicable amount set forth for such year in the table above.

(c) Notwithstanding the foregoing, the Borrower and its Subsidiaries may make Consolidated Capital Expenditures (which Consolidated Capital Expenditures will not be included in any determination under subsection (a) above) with the Net Cash Proceeds of Asset Dispositions, to the extent such Net Cash Proceeds are not required to be applied to repay Loans or cash collateralize Letter of Credit Liabilities pursuant to Section 2.09(b)(v).

Section 7.15 Additional Negative Pledges. None of the Group Companies will enter into, assume or become subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for an obligation if security is given for some other obligation, except (i) pursuant to this Agreement and the other Senior Finance Documents, the Senior Subordinated Note Indenture and any Debt consisting of Refinancing Debt issued to refinance all or any portion of the foregoing, (ii) pursuant to any document or instrument governing Capital Lease Obligations or Purchase Money Debt incurred pursuant to Section 7.01 if any such restriction contained therein relates only to the asset or assets acquired in connection therewith, (iii) pursuant to the iStar Sale/Leaseback Documents, (iv) pursuant to any document on instrument governing Debt incurred pursuant to Section 7.01(xiv) if any such restriction contained therein relates only to the assets of the Foreign Subsidiary of the Borrower party thereto, (v) pursuant to any document on instrument governing Debt incurred pursuant to Section 7.01(xiii) and any Debt consisting of Refinancing Debt issued to refinance all or any portion of the foregoing, (vi) pursuant to any Derivatives Agreement entered into pursuant to Section 7.01(vi), (vii) pursuant to any documents or agreements creating any Lien referred to in Section 7.02(xvii) if such restriction contained therein relates only to the incurred premiums, dividends, rebates and other rights permitted to be subject to such Lien in accordance with Section 7.02(xvii), (viii) any documents or agreements creating any Lien referred to in Section 7.02(vi) if such restriction contained therein relates only to the property of assets subject to the surety bond or similar obligation permitted to be secured thereby pursuant to Section 7.02(vi), (ix) pursuant to an agreement which has been entered into by the Borrower or any of its Subsidiaries for the sale or disposition of any assets of the Borrower or such Subsidiary or of any Subsidiary of the Borrower if such restriction contained therein relates only to the Subsidiary or its assets which is the subject of the sale provided for therein and (x) pursuant to a joint venture or other similar agreement entered into in the ordinary course of business in connection with Permitted Joint Ventures so long as any such restriction contained therein relates only to the assets of, or the interest of the Borrower and its Subsidiaries in, such Permitted Joint Venture.

Section 7.16 Impairment of Security Interests. None of the Group Companies will (i) take or omit to take any action which action or omission could reasonably be expected to materially impair the security interests in favor of the Collateral Agent with respect to the Collateral or (ii) grant to any Person (other than the Collateral Agent pursuant to the Collateral Documents) any interest whatsoever in the Collateral, except for Permitted Liens.

Section 7.17 Financial Covenants.

(a) Leverage Ratio. The Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower ending on or about the last day of any calendar quarter ending during any period described below will not be greater than the ratio set forth below opposite the period during which such calendar quarter ends:

Calendar Quarters Ended	Ratio
Closing Date through 6/30/04	3.80 to 1.0
7/01/04 through 9/30/04	3.90 to 1.0
10/1/04 through 9/30/05	3.80 to 1.0
10/01/05 through 12/31/05	3.70 to 1.0
1/01/06 through 3/31/06	3.60 to 1.0
4/01/06 through 12/31/06	3.40 to 1.0
1/01/07 through 6/30/07	3.20 to 1.0
7/01/07 and thereafter	2.80 to 1.0

(b) Interest Coverage Ratio. The Interest Coverage Ratio as of the last day of any fiscal quarter of the Borrower, in each case for the period of four consecutive fiscal quarters of the Borrower then ended, taken as a single accounting period, will not be less than 3.40 to 1.0.

(c) Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower ending on or about the last day of any calendar quarter ending during any period described below, in each case for the period of four consecutive fiscal quarters of the Borrower then ended, taken as a single accounting period, will not be less than the ratio set forth below opposite the period during which such calendar quarter ends:

Calendar Quarter Ended	Ratio
Closing Date through 6/30/04	1.20 to 1.0
7/01/04 through 6/30/05	1.00 to 1.0
7/01/05 through 3/31/06	0.80 to 1.0
4/01/06 through 3/31/07	0.70 to 1.0
4/01/07 through 6/30/07	0.80 to 1.0
7/01/07 through 12/31/07	1.00 to 1.0
1/01/08 and thereafter	1.25 to 1.0

Section 7.18 No Other “Designated Senior Debt”. None of Holdings or the Borrower shall designate, or permit the designation of, any Debt (other than under this Agreement and the other Finance Documents) as “Designated Senior Debt” or any other similar term for the purpose of the definition of the same or the subordination provisions contained in the Senior Subordinated Note Indenture or any indenture governing any Subordinated Debt permitted under Section 7.01.

Section 7.19 Independence of Covenants. All covenants contained herein shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that such action or condition would be permitted by an exception to, or otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or condition exists.

ARTICLE VIII

DEFAULTS

Section 8.01 Events of Default. An Event of Default shall exist upon the occurrence of any of the following specified events or conditions (each an “Event of Default”):

(a) Payment. Any Credit Party shall:

(i) default in the payment when due (whether by scheduled maturity, acceleration or otherwise) of any principal of any of the Loans or any LC Disbursement; or

(ii) default, and such default shall continue for five or more Business Days, in the payment when due of any interest on the Loans, or of any fees or other amounts owing hereunder, under any of the other Senior Finance Documents or in connection herewith.

(b) Representations. Any representation, warranty or statement made or deemed to be made by any Credit Party herein, in any of the other Senior Finance Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was made or deemed to have been made.

(c) Covenants. Any Credit Party shall:

(i) default in the due performance or observance of any term, covenant or agreement contained in Sections 6.01(a), or (e), or (j), 6.08, 6.11 or Article VII;

(ii) default in the due performance or observance of any term, covenant or agreement contained in Sections 6.01(b) or (c) and such default shall continue unremedied for a period of five Business Days after the earlier of an executive officer of a Credit Party becoming aware of such default or notice thereof given by the Administrative Agent; or

(iii) default in the due performance or observance by it of any term, covenant or agreement contained in Section 6.01(d), (f), (g), (h) or (i) and such default shall continue unremedied for a period of ten Business Days after the earlier of an executive officer of a Credit Party becoming aware of such default or notice thereof given by the Administrative Agent; or

(iv) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsections (a), (b), (c)(i), (c)(ii) or (c)(iii) of this Section 8.01) contained in this Agreement and such default shall continue unremedied for a period of 30 days after the earlier of an executive officer of a Credit Party becoming aware of such default or notice thereof given by the Administrative Agent.

(d) Other Senior Finance Documents. (i) Any Credit Party shall default in the due performance or observance of any term, covenant or agreement in any of the other Senior Finance Documents and such default shall continue unremedied for a period of 30 days after the earlier of an executive officer of a Credit Party becoming aware of such default or notice thereof given by the Administrative Agent or (ii) except pursuant to the terms thereof, any Senior Finance Document shall fail to be in full force and effect or any Credit Party shall so assert.

(e) Cross-Default.

(i) any Group Company (A) fails to make payment of rent when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise but after giving effect to all applicable grace periods), regardless of amount, under the iStar Sale/Leaseback Documents, (B) fails to perform or observe any other condition or covenant, or any other event shall occur or condition shall exist, under any agreement or instrument relating to the iStar Sale/Leaseback Transaction, if the effect of such failure, event or condition is to cause, or to permit the applicable landlord thereunder to cause (x) any obligations of the tenant under the iStar Sale/Leaseback Transaction to be declared to be due and payable prior to its stated maturity, (y) the iStar Sale/Leaseback Transaction or any iStar Leaseback Document to be terminated in whole or in part prior to the scheduled termination date thereof or (z) any Bowling Equipment Acquisition Period (as defined in the iStar Sale/Leaseback Documents) to occur or any purchase option thereunder to be exercised or (C) shall be required by the terms of such the iStar Sale/Leaseback Documents to offer to prepay or terminate the iStar Sale/Leaseback Transaction prior to the stated termination date thereof or repurchase any property subject thereto; or

(ii) any Group Company (A) fails to make payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise but after giving effect to all applicable grace periods), regardless of amount, in respect of any Debt, Guaranty Obligation or Synthetic Lease Obligations (other than in respect of (x) Debt outstanding under the Senior Finance Documents and (y) Derivatives Agreements) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $5,000,000, (B) fails to perform or observe any other condition or covenant, or any other event shall occur or condition shall exist, under any agreement or instrument relating to any such Debt, Guaranty Obligation or Synthetic Lease Obligations, if the effect of such failure, event or condition is to cause, or to permit the holder or holders or beneficiary or beneficiaries of such Debt, Guaranty Obligation or Synthetic Lease Obligations (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, such Debt or Synthetic Lease Obligations to be declared to be due and payable prior to its stated maturity or such Guaranty Obligation to become payable, or cash collateral in respect thereof to be demanded or (C) shall be required by the terms of such Debt, Guaranty Obligation or Synthetic Lease Obligation to offer to prepay or repurchase such Debt or Synthetic Lease Obligation or the primary Debt underlying such Guaranty Obligation (or any portion thereof) prior to the stated maturity thereof; or

(iii) there occurs under any Derivatives Agreement or Derivatives Obligation an Early Termination Date (as defined in such Derivatives Agreement) resulting from (A) any event of default under such Derivatives Agreement as to which any Group Company is the Defaulting Party (as defined in such Derivatives Agreement) or (B) any Termination Event (as so defined) as to which any Group Company is an Affected Party (as so defined), and, in either event, the Derivatives Termination Value owed and not paid within 10 Business Days of when due by a Group Company as a result thereof is greater than $5,000,000.

(f) Insolvency Events. (i) Any Group Company (other than an Insignificant Subsidiary) shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing or (ii) an involuntary case or other proceeding shall be commenced against any Group Company (other than an Insignificant Subsidiary) seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days, or any order for relief shall be entered against any Group Company (other than an Insignificant Subsidiary) under the federal bankruptcy laws as now or hereafter in effect.

(g) Judgments. One or more judgments, orders, decrees or arbitration awards is entered against any Group Company involving in the aggregate a liability (to the extent not covered by independent third-party insurance or on indemnity from a creditworthy third party as to which the insurer or indemnitor, as applicable, does not dispute coverage), as to any single or related series of transactions, incidents or conditions, of $5,000,000 or more, and the same shall not have been discharged, vacated or stayed pending appeal within 30 days after the entry thereof.

(h) Employee Benefit Plans. (i) An ERISA Event occurs which has resulted or could reasonably be expected to result in liability of any Group Company (x) in aggregate amount in excess of $5,000,000 or (y) in an aggregate amount in excess of $5,000,000 by virtue of an ERISA Affiliate having a liability, and, in each case, such liability shall not have been discharged, paid or otherwise satisfied within 30 days after the incurrence thereof, (ii) any Plan or Foreign Pension Plan has any amount of Unfunded Liabilities which has resulted or could reasonably be expected to result in liability of any Group Company (x) in an aggregate amount in excess of $5,000,000 or (y) in an aggregate amount in excess of $5,000,000 by virtue of an ERISA Affiliate having a liability, and, in each case, such liability shall not have been discharged, paid or otherwise satisfied within 30 days after the incurrence thereof, (iii) any Foreign Pension Plan is not in substantial compliance with all applicable pension benefits and tax laws, (iv) any contribution required to be made in accordance with any applicable law or the terms of any Foreign Pension Plan has not been made; (v) any event has occurred or condition exists with respect to any Foreign Pension Plan that has resulted or could result in any Foreign Pension Plan being ordered or required to be wound up in whole or in part pursuant to any applicable laws or having any applicable registration revoked or refused for the purposes of any applicable pension benefits or tax laws or being placed under the administration of the relevant pension benefits regulatory authority or being required to pay any taxes or penalties under applicable pension benefits and tax laws; (vi) an order has been made or notice has been given pursuant to any applicable pension benefits and tax laws in respect of any Foreign Pension Plan requiring any person to take or refrain from taking any action in respect thereof or that there has been a contravention of any such applicable laws; (vii) an event has occurred or a condition exists that has resulted or could result in Holdings or any Subsidiary of Holdings being required to pay, repay or refund any amount other than contributions required to be made or expenses required to be paid in the ordinary course) to or on account of any Foreign Pension Plan or a current or former member thereof; or (viii) an event has occurred or a condition exists that has resulted or could result in a payment being made out of a guarantee fund established under the applicable pension benefits laws in respect of a Foreign Pension Plan; and which, with respect to all the events and obligations described in the preceding clauses (iii) through (viii) of this Section 8.01(h), in the opinion of the Required Lenders could reasonably be expected to have a Material Adverse Effect.

(i) Guaranties. Any Guaranty given by any Credit Parties or any provision thereof shall, except pursuant to the terms thereof, cease to be in full force and effect, or any Guarantor thereunder or any Person acting by or on behalf of such guarantor shall deny or disaffirm such Guarantor’s obligations under such Guaranty.

(j) Impairment of Collateral. Any security interest purported to be created by any Collateral Document shall cease to be, or shall be asserted by any Group Company not to be, a valid, perfected, first-priority (except as otherwise expressly provided in such Collateral Document) security interest in the securities, assets or properties covered thereby, other than in respect of assets and properties which, individually and in the aggregate, are not material to the Group Companies taken as a whole;

(k) Ownership. A Change of Control shall occur.

(l) Subordinated Debt. (i) Any Governmental Authority with applicable jurisdiction determines that the Lenders are not holders of Senior Indebtedness (as defined in the Senior Subordinated Note Indenture) or (ii) the subordination provisions creating the Subordinated Debt shall, in whole or in part terminate, cease to be effective or cease to be legally valid, binding and enforceable as to any holder of the Subordinated Debt.

Section 8.02 Acceleration; Remedies. Upon the occurrence of an Event of Default, and at any time thereafter unless and until such Event of Default has been waived in writing by the Required Lenders (or the Lenders as may be required pursuant to Section 10.03), the Administrative Agent (or the Collateral Agent, as applicable) shall, upon the request and direction of the Required Lenders, by written notice to the Borrower, take any of the following actions without prejudice to the rights of the Agents or any Lender to enforce its claims against the Credit Parties except as otherwise specifically provided for herein:

(a) Termination of Commitments. Declare the Commitments terminated whereupon the Commitments shall be immediately terminated.

(b) Acceleration of Loans. Declare the unpaid principal of and any accrued interest in respect of all Loans, any reimbursement obligations arising from drawings under Letters of Credit and any and all other indebtedness or obligations of any and every kind owing by a Credit Party to any of the Lenders hereunder to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Credit Parties.

(c) Cash Collateral. Direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default under Section 8.01(f), it will immediately pay) to the Collateral Agent additional cash, to be held by the Collateral Agent, for the benefit of the Lenders, in a cash collateral account as additional security for the LC Obligations in respect of subsequent drawings under all then outstanding Letters of Credit in an amount equal to 100% of the maximum aggregate amount which may be drawn under all Letters of Credits then outstanding.

(d) Enforcement of Rights. Enforce any and all rights and interests created and existing under the Senior Finance Documents, including, without limitation, all rights and remedies existing under the Collateral Documents, all rights and remedies against a Guarantor and all rights of set-off.

Notwithstanding the foregoing, if an Event of Default specified in Section 8.01(f) shall occur, then the Commitments shall automatically terminate and all Loans, all reimbursement obligations under Letters of Credit, all accrued interest in respect thereof and all accrued and unpaid fees and other indebtedness or obligations owing to the Lenders hereunder and under the other Senior Finance Documents shall immediately become due and payable without the giving of any notice or other action by the Administrative Agent or the Lenders, which notice or other action is expressly waived by the Credit Parties.

Notwithstanding the fact that enforcement powers reside primarily with the Administrative Agent, each Lender has, to the extent permitted by law, a separate right of payment and shall be considered a separate “creditor” holding a separate “claim” within the meaning of Section 101(5) of the Bankruptcy Code or any other insolvency statute.

In case any one or more of the covenants and/or agreements set forth in this Agreement or any other Senior Finance Document shall have been breached by any Credit Party, then the Administrative Agent may proceed to protect and enforce the Lenders’ rights either by suit in equity and/or by action at law, including an action for damages as a result of any such breach and/or an action for specific performance of any such covenant or agreement contained in this Agreement or such other Senior Finance Document. Without limitation of the foregoing, the Borrower agrees that failure to comply with any of the covenants contained herein will cause irreparable harm and that specific performance shall be available in the event of any breach thereof. The Administrative Agent acting pursuant to this paragraph shall be indemnified by the Borrower against all liability, loss or damage, together with all reasonable costs and expenses related thereto (including reasonable legal and accounting fees and expenses) in accordance with Section 10.05.

Section 8.03 Allocation of Payments After Event of Default.

(a) Priority of Distributions. The Borrower hereby irrevocably waives the right to direct the application of any and all payments in respect of its Finance Obligations and any proceeds of Collateral after the occurrence and during the continuance of an Event of Default and agrees that, notwithstanding the provisions of Sections 2.09(b) and 2.14, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Administrative Agent, the Collateral Agent or any Finance Party on account of amounts then due and outstanding under any of the Senior Finance Documents or any Derivative Agreement or in respect of the Collateral shall be paid over or delivered in respect of its Finance Obligations as follows:

FIRST, to pay interest on and then principal of any portion of the Revolving Loans that the Administrative Agent may have advanced on behalf of any Lender for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower;

SECOND, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of the Administrative Agent or the Collateral Agent in connection with enforcing the rights of the Finance Parties under the Finance Documents, including all expenses of sale or other realization of or in respect of the Collateral, including reasonable compensation to the agents and counsel for the Collateral Agent, and all expenses, liabilities and advances incurred or made by the Collateral Agent in connection therewith, and any other obligations owing to the Collateral Agent in respect of sums advanced by the Collateral Agent to preserve the Collateral or to preserve its security interest in the Collateral;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of (i) each of the Lenders (including any Issuing Lender in its capacity as such) in connection with enforcing its rights under the Senior Finance Documents or otherwise with respect to the Senior Obligations owing to such Lender and (ii) each Derivatives Creditor in connection with enforcing any of its rights under the Derivatives Agreements or otherwise with respect to the Derivatives Obligations owing to such Derivatives Creditor;

FOURTH, to the payment of all of the Senior Obligations consisting of accrued fees and interest;

FIFTH, except as set forth in clauses “FIRST” through “FOURTH” above, to the payment of the outstanding Senior Obligations and Derivatives Obligations owing to any Finance Party, Pro-Rata, as set forth below, with (i) an amount equal to the Senior Obligations being paid to the Collateral Agent (in the case of Senior Obligations owing to the Collateral Agent) or to the Administrative Agent (in the case of all other Senior Obligations) for the account of the Lenders or any Agent, with the Collateral Agent, each Lender and the Agents receiving an amount equal to its outstanding Senior Obligations, or, if the proceeds are insufficient to pay in full all Senior Obligations, its Pro-Rata Share of the amount remaining to be distributed, and (ii) an amount equal to the Derivatives Obligations being paid to the trustee, paying agent or other similar representative (each a “Representative”) for the Derivatives Creditors, with each Derivatives Creditor receiving an amount equal to the outstanding Derivatives Obligations owed to it by the Credit Parties or, if the proceeds are insufficient to pay in full all such Derivatives Obligations, its Pro-Rata Share of the amount remaining to be distributed; and

SIXTH, to the payment of the surplus, if any, to whomever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Finance Parties shall receive an amount equal to its Pro-Rata Share of amounts available to be applied pursuant to clauses “FOURTH” and “FIFTH” above; and (iii) to the extent that any amounts available for distribution pursuant to clause “FIFTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Collateral Agent in a cash collateral account and applied (x) first, to reimburse the Issuing Lender from time to time for any drawings under such Letters of Credit and (y) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clause “SIXTH” above in the manner provided in this Section 8.03.

(b) Pro-Rata Treatment. For purposes of this Section, “Pro-Rata Share” means, when calculating a Finance Party’s portion of any distribution or amount, that amount (expressed as a percentage) equal to a fraction the numerator of which is the then unpaid amount of such Finance Party’s Senior Obligations or Derivatives Obligations, as the case may be, and the denominator of which is the then outstanding amount of all Senior Obligations or Derivatives Obligations, as the case may be. When payments to the Finance Parties are based upon their respective Pro-Rata Shares, the amounts received by such Finance Parties hereunder shall be applied (for purposes of making determinations under this Section 8.03 only) (i) first, to their Senior Obligations and (ii) second, to their Derivatives Obligations. If any payment to any Finance Party of its Pro-Rata Share of any distribution would result in overpayment to such Finance Party, such excess amount shall instead be distributed in respect of the unpaid Senior Obligations or Derivatives Obligations, as the case may be, of the other Finance Parties, with each Finance Party whose Senior Obligations or Derivatives Obligations, as the case may be, have not been paid in full to receive an amount equal to such excess amount multiplied by a fraction the numerator of which is the unpaid Senior Obligations or Derivatives Obligations, as the case may be, of such Finance Party and the denominator of which is the unpaid Senior Obligations or Derivatives Obligations, as the case may be, of all Finance Parties entitled to such distribution.

(c) Distributions with Respect to Letters of Credit. Each of the Finance Parties agrees and acknowledges that if (after all outstanding Loans and Reimbursement Obligations with respect to Letters of Credit have been paid in full) the Lenders are to receive a distribution on account of undrawn amounts with respect to Letters of Credit issued (or deemed issued) under the Credit Agreement, such amounts shall be deposited in the LC Cash Collateral Account as cash security for the repayment of Senior Obligations owing to the Lenders as such. Upon termination of all outstanding Letters of Credit, all of such cash security shall be applied to the remaining Senior Obligations of the Lenders. If there remains any excess cash security, such excess cash shall be withdrawn by the Collateral Agent from the LC Cash Collateral Account and distributed in accordance with Section 8.03(a) hereof.

(d) Distributions of Funds on Deposit in a Prepayment Account. Notwithstanding the foregoing provisions of this Section 8.03, amounts on deposit in a Prepayment Account for any Class of Loans shall be applied upon the occurrence of any Event of Default, first, to pay Loans of such Class and, second, after all the Loans of such Class have been paid in full, to the other Senior Obligations in the manner provided in this Section 8.03.

(e) Reliance by Collateral Agent. For purposes of applying payments received in accordance with this Section 8.03, the Collateral Agent shall be entitled to rely upon (i) the Administrative Agent under the Credit Agreement and (ii) the Representative, if any, for the Derivatives Creditors for a determination (which the Administrative Agent, each Representative for any Derivatives Creditor and the Finance Parties agree (or shall agree) to provide upon request of the Collateral Agent) of the outstanding Senior Obligations or Derivatives Obligations owed to the Agents, the Lenders or the Derivatives Creditors, as the case may be. Unless it has actual knowledge (including by way of written notice from a Derivatives Creditor or any Representatives thereof) to the contrary, the Collateral Agent, in acting hereunder, shall be entitled to assume that no Derivatives Agreements are in existence.

ARTICLE IX

AGENCY PROVISIONS

Section 9.01 Appointment; Authorization.

(a) Appointment. Each Lender hereby designates and appoints Credit Suisse First Boston, Cayman Islands Branch as Administrative Agent and Collateral Agent and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated as Syndication Agent and Documentation Agent for such Lender to act as specified herein and in the other Senior Finance Documents, and each such Lender hereby authorizes the Agents, as the agents for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Senior Finance Documents and to exercise such powers and perform such duties as are expressly delegated by the terms hereof and of the other Senior Finance Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere herein and in the other Senior Finance Documents, the Agents shall not have any duties or responsibilities, except those expressly set forth herein and therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any of the other Senior Finance Documents, or shall otherwise exist against the Agents. In performing its functions and duties under this Agreement and the other Senior Finance Documents, each Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for any Credit Party. Without limiting the generality of the foregoing two sentences, the use of the term “agent” herein and in the other Senior Finance Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The provisions of this Article IX (other than Section 9.10) are solely for the benefit of the Agents and the Lenders, and none of the Credit Parties shall have any rights as a third party beneficiary of the provisions hereof (other than Section 9.10).

(b) Release of Collateral. The Lenders irrevocably authorize the Collateral Agent, at the Collateral Agent’s option and in its discretion, to release any security interest in or Lien on any Collateral granted to or held by the Collateral Agent (i) upon termination of this Agreement and the other Senior Finance Documents, termination of the Commitments and all Letters of Credit and payment in full of all Senior Obligations, including all fees and indemnified costs and expenses that are payable pursuant to the terms of the Senior Finance Documents, (ii) if such Collateral constitutes property sold or to be sold or disposed of as part of or in connection with any disposition permitted pursuant to the terms of this Agreement or (iii) if approved by the Required Lenders or Lenders, as applicable, pursuant to the terms of Section 10.03. Upon the request of the Collateral Agent, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 9.01(b).

(c) Release of Guarantors. The Lenders irrevocably authorize the Administrative Agent, at the Administrative Agent’s option and in its discretion, to release any Guarantor from its obligations hereunder if (i) such Guarantor is no longer required to be a Guarantor pursuant to the terms of this Agreement or (ii) if approved by the Required Lenders or Lenders, as applicable, pursuant to the terms of Section 10.03. Upon the request of the Administrative Agent, the Lenders will confirm in writing the Administrative Agent’s authority to release a particular Guarantor pursuant to this Section 9.01(c).

(d) HLT Classification. Each Lender recognizes that applicable Laws may require the Administrative Agent to determine whether the transactions contemplated hereby should be classified as “highly leveraged” or assigned any similar or successor classification, and that such determination may be binding upon the other Lenders. Each Lender understands that any such determination shall be made solely by the Administrative Agent based upon such factors (which may include the Administrative Agent’s internal policies and prevailing market practices) as the Administrative Agent shall deem relevant and agrees that the Administrative Agent shall have no liability for the consequences of any such determination.

Section 9.02 Delegation of Duties. An Agent may execute any of its duties hereunder or under the other Senior Finance Documents by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. An Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it in the absence of bad faith, gross negligence or willful misconduct.

Section 9.03 Exculpatory Provisions. No Agent or any of its or their directors, officers, employees or agents shall be (i) liable for any action lawfully taken or omitted to be taken by any of them under or in connection herewith or in connection with any of the other Senior Finance Documents or the transactions contemplated hereby or thereby (except for its own bad faith, gross negligence or willful misconduct in connection with its duties expressly set forth herein) or (ii) responsible in any manner to any of the Lenders or participants for any recitals, statements, representations or warranties made by any of the Credit Parties contained herein or in any of the other Senior Finance Documents or in any certificate, report, document, financial statement or other written or oral statement referred to or provided for in, or received by an Agent under or in connection herewith or in connection with the other Senior Finance Documents, or enforceability or sufficiency therefor of any of the other Senior Finance Documents, or for any failure of any Credit Party to perform its obligations hereunder or thereunder or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or the use of the Letters of Credit or of the existence or possible existence of any Default or Event of Default or to inspect the properties, books or records of the Credit Parties.

Section 9.04 Reliance on Communications. The Agents shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex, teletype or e-mail message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to any of the Credit Parties, independent accountants and other experts selected by the Agents). The Agents may deem and treat each Lender as the owner of its interests hereunder for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent in accordance with Section 10.06(b). The Agents shall be fully justified in failing or refusing to take any action under this Agreement or under any of the other Senior Finance Documents unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The

Agents shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under any of the other Senior Finance Documents in accordance with a request of the Required Lenders (or to the extent specifically provided in Section 10.03, all the Lenders) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders (including their successors and assigns). Where this Agreement expressly permits or prohibits an action unless the Required Lenders otherwise determine, any Agent shall, and in all other instances an Agent may, but shall not be required to, initiate any solicitation for the consent or vote of the Lenders.

Section 9.05 Notice of Default. An Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder, except with respect to defaults in the payment of principal, interest and fees required to be paid to such Agent for the accounts of the Lenders, unless such Agent has received notice from a Lender or a Borrower referring to the Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. If an Agent receives such a notice, such Agent shall give prompt notice thereof to each other Agent and the Lenders. The Administrative Agent and the Collateral Agent shall take such actions with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default or it shall deem advisable or in the best interest of the Lenders.

Section 9.06 Credit Decision; Disclosure of Information by Administrative Agent. Each Lender expressly acknowledges that no Agent has made any representations or warranties to it and that no act by any Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Credit Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent to any Lender as to any matter, including whether any Agent has disclosed material information in its possession. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other condition, prospects and creditworthiness of the Credit Parties, and all requirements of Law pertaining to the Transaction, and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Senior Finance Documents, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrowers and the other Credit Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Agents shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial or other conditions, prospects or creditworthiness of any Credit Party or their respective Affiliates which may come into the possession of any Agent.

Section 9.07 No Reliance on Arranger’s or Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender nor any of its Affiliates, participants or assignees may rely on either Lead Arranger or any Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the U.S. Patriot Act or the regulations thereunder, including the regulations contained in 31 C.F.R. 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other

Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Credit Parties, their Affiliates or agents, the Senior Finance Documents or the transactions hereunder or contemplated hereby: (i) any identification procedures; (ii) and recordkeeping; (iii) comparisons with government lists, (iv) customer notices; or (v) other procedures required under the CIP regulations or such other Laws.

Section 9.08 Indemnification. Whether or not the transactions contemplated hereby are consummated, the Lenders agree to indemnify each Agent (to the extent not reimbursed by the Borrower or any other Credit Party and without limiting the obligation of the Borrower or any other Credit Party to do so), ratably according to their respective Commitments (or if the Commitments have expired or been terminated, in accordance with the respective principal amounts of outstanding Loans and Participation Interests of the Lenders), from and against any and all Indemnified Liabilities which may at any time (including, without limitation, at any time following payment in full of the Senior Obligations) be imposed on, incurred by or asserted against an Agent in its capacity as such in any way relating to or arising out of this Agreement or the other Senior Finance Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by an Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment to any Agent of any portion of such Indemnified Liabilities resulting from such Person’s gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.08. If any indemnity furnished to an Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including fees and disbursements of counsel) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Senior Finance Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower or any other Credit Party. The agreements in this Section 9.08 shall survive the payment of the Senior Obligations and all other obligations and amounts payable hereunder and under the other Senior Finance Documents.

Section 9.09 Agents in Their Individual Capacity. Each Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting and other business with the Borrower or any other Credit Party as though such Agent were not an Agent hereunder or under another Senior Finance Document. The Lenders acknowledge that, pursuant to any such activities, an Agent or its Affiliates may receive information regarding any Credit Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Credit Party or such Affiliate) and acknowledge that no Agent shall be under any obligation to provide such information to them. With respect to the Loans made by, Letters of Credit issued by and all obligations owing to it, an Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it was not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

Section 9.10 Successor Agents. Any Agent may, at any time, resign upon 30 days’ written notice to the Lenders. If an Agent resigns under a Senior Finance Document, the Required Lenders shall appoint from among the Lenders a successor Agent, which successor Agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment prior to the effective date of the resignation of the resigning Agent, then the resigning Agent shall have the right, after consulting with the Lenders and the Borrower, to appoint a successor Agent; provided such successor is a Lender hereunder or an Eligible Assignee. If no successor Agent is appointed prior to the effective date of the resignation of the resigning Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor Agent from among the Lenders. Upon the acceptance of any appointment as an Agent hereunder by a successor, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations as an Agent, as appropriate, under this Agreement and the other Senior Finance Documents and the provisions of this Section 9.10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement. If no successor Administrative Agent has accepted appointment as Administrative Agent within 60 days after the retiring Administrative Agent’s giving notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless become effective and the Lenders shall perform all duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Likewise, if no successor Collateral Agent has accepted appointment as Collateral Agent within 60 days after the retiring Collateral Agent’s giving notice of resignation, the retiring Collateral Agent’s resignation shall nevertheless become effective and the Lenders shall perform all duties of the Collateral Agent under the Collateral Documents until such time, if any, as the Required Lenders appoint a successor Collateral Agent as provided for above.

Section 9.11 Certain Other Agents. None of the Lenders identified on the facing page or signature pages of this Agreement as a “syndication agent”, “documentation agent”, “co-agent”, “bookrunner”, “lead manager” or “arranger” shall have any right, power, obligation, liability, responsibility or duty under the Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or any such Person so identified shall have or be deemed to have any fiduciary relationship to any Lender or Credit Party. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 9.12 Agents’ Fees; Arranger Fee. The Borrower shall pay to the Administrative Agent for its own account, to the Collateral Agent for its own account and to the Lead Arrangers, in their capacity as Lead Arrangers, for their own account, fees in the amounts and at the times previously agreed upon between the Borrower and the Administrative Agent and the Lead Arrangers, respectively, in each case with respect to this Agreement, the other Senior Finance Documents and the transactions contemplated hereby and thereby.

ARTICLE X

MISCELLANEOUS

Section 10.01 Notices and Other Communications.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission) and mailed, faxed or delivered, to the address, facsimile number or (subject to subsection (c) below) electronic mail address specified for notices: (i) in the case of Holdings, the Borrower or the Administrative Agent, as set forth on the signature pages hereof; (ii) in the case of any Issuing Lender, as set forth on the signature pages hereto or in any applicable agreement pursuant to which such Issuing Lender was designated as an Issuing Lender hereunder; (iii) in the case of any Lender, as set forth in Schedule 1.01D hereto or in any applicable Assignment and Acceptance pursuant to which such Lender became a Lender hereunder; and (iv) in the case of any party, at such other address as shall be designated by such party in a notice to the Borrower, the Administrative Agent and any Issuing Lender. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the intended recipient and (ii) (A) if delivered by hand or by courier, when signed for by the intended recipient; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to the Administrative Agent and any Issuing Lender pursuant to Article II shall not be effective until actually received by such Person. Any notice or other communication permitted to be given, made or confirmed by telephone hereunder shall be given, made or confirmed by means of a telephone call to the intended recipient at the number specified pursuant to this Section 10.01, it being understood and agreed that a voicemail message shall in no event be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. Senior Finance Documents may be transmitted and/or signed by facsimile or signed and delivered by electronic mail in an Adobe PDF document. The effectiveness of any such documents and signatures shall, subject to requirements of Law, have the same force and effect as manually-signed originals and shall be binding on all Credit Parties, the Agents and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document, Adobe PDF document or signature.

(c) Limited Use of Electronic Mail. Except as expressly provided herein or as may be agreed by the Administrative Agent in its sole discretion, electronic mail and internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information, and to distribute Senior Finance Documents for execution by the parties thereto, to distribute executed Senior Finance Documents in Adobe PDF format and may not be used for any other purpose.

(d) Reliance by Agents and Lenders. The Agents and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower or any other Credit Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 10.02 No Waiver; Cumulative Remedies. No failure or delay on the part of an Agent or any Lender in exercising any right, power or privilege hereunder or under any other Senior Finance Document and no course of dealing between the Agents or any Lender and any of the Credit Parties shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Senior Finance Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Agents or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle the Credit Parties to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Agents or the Lenders to any other or further action in any circumstances without notice or demand.

Section 10.03 Amendments, Waivers and Consents. Neither this Agreement nor any other Senior Finance Document nor any of the terms hereof or thereof may be amended, changed, waived, discharged or terminated except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower and the Required Lenders or, in the case of any other Senior Finance Document, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower and/or any other Credit Parties party thereto and the Administrative Agent and/or the Collateral Agent, as applicable, party thereto; provided that (i) the foregoing shall not restrict the ability of the Required Lenders to waive any Event of Default prior to the time the Administrative Agent shall have declared, or the Required Lenders shall have requested the Administrative Agent to declare, the Loans immediately due and payable pursuant to Article VIII and (ii) the Administrative Agent and the Borrower may, with the consent of the other and upon notice to each Lender, amend, modify or supplement this Agreement and any other Senior Finance Document to cure any ambiguity, typographical error, defect or inconsistency if such amendment, modification or supplement does not adversely affect the rights of any Agent, any Lender or any Issuing Lender; provided, however, that:

(i) no such amendment, change, waiver, discharge or termination shall, without the consent of each Lender directly affected thereby:

(A) extend the final maturity of any Loan or the time of payment of any reimbursement obligation, or any portion thereof, arising from drawings under Letters of Credit or extend or waive any Principal Amortization Payment or any portion thereof; provided that this clause (A) shall not restrict the ability of the Required Lenders to waive any Event of Default (other than an Event of Default the waiver of which would effectively result in any such extension or waiver), prior to the time the Administrative Agent shall have declared, or the Required Lenders shall have requested the Administrative Agent to declare, the Loans immediately due and payable pursuant to Article VIII;

(B) reduce the rate, or extend the time of payment, of interest on any Loan (other than as a result of waiving the applicability of any post-default increase in interest rates) thereon or fees hereunder;

(C) reduce or waive the principal amount of any Loan or any LC Disbursement;

(D) increase the Commitment of a Lender over the amount thereof in effect (it being understood and agreed that a waiver of any Default or Event of Default or a mandatory reduction in the Commitments shall not constitute a change in the terms of any Commitment of any Lender);

(E) release all or substantially all of the Collateral securing the Senior Obligations hereunder (provided that the Collateral Agent may, without consent from any other Lender, release any Collateral that is sold or transferred by a Credit Party in compliance with Section 7.05 or released in compliance with Section 9.01(b));

(F) release the Borrower or any material Guarantor from its obligations under the Senior Finance Documents (provided that the Administrative Agent may, without the consent of any other Lender, release any Guarantor that is sold or transferred in compliance with Section 7.05);

(G) amend, modify or waive any provision of this Section 10.03, reduce any percentage specified in, or otherwise modify, the definition of Required Lenders;

(H) consent to the assignment or transfer by the Borrower or all or substantially all of the other Credit Parties of any of its or their rights and obligations under (or in respect of) the Senior Finance Documents, except as permitted thereby;

(I) if and so long as the collective Domestic Revolving Credit Exposure of the Lead Arrangers or one or more Subsidiaries of their respective parent holding companies constitute more than 50% of the Domestic Revolving Credit Exposures of all Lenders, effect any waiver of the conditions to funding any Revolving Loan or to issuing any Letter of Credit in each case after the Closing Date, without the prior written consent of Lenders having in the aggregate at least a majority of the outstanding principal amount of Revolving Loans, LC Obligations and unused Revolving Credit Commitments; or

(J) if and so long as the Lead Arrangers or one or more Subsidiaries of their respective parent holding companies collectively have at least a majority of the Multi-Currency Revolving Outstandings and unused Multi-Currency Revolving Commitments, effect any waiver of the conditions to funding any Multi-Currency Revolving Loan after the Closing Date, without the prior written consent of Lenders having in the aggregate at least a majority of the Multi-Currency Revolving Outstandings and unused Multi-Currency Revolving Commitments; and

(ii) no provision of Article IX may be amended without the consent of the Administrative Agent and the Collateral Agent and no provision of Section 2.05 may be amended without the consent of each Issuing Lender.

Notwithstanding the above, the right to deliver a Payment Blockage Notice (as defined in the Senior Subordinated Note Indenture), shall reside solely with the Administrative Agent, and the Administrative Agent shall deliver such Payment Blockage Notice, only upon the direction of the Required Lenders.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (i) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans or the Letters of Credit, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersede the unanimous consent provisions set forth herein and (ii) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding.

The various requirements of this Section 10.03 are cumulative. Each Lender and each holder of a Note shall be bound by any waiver, amendment or modification authorized by this Section 10.03 regardless of whether its Note shall have been marked to make reference therein, and any consent by any Lender or holder of a Note pursuant to this Section 10.03 shall bind any Person subsequently acquiring a Note from it, whether or not such Note shall have been so marked.

Section 10.04 Expenses. Holdings and the Borrower, jointly and severally, agree (i) to pay or reimburse the Administrative Agent for all reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of this Agreement and the other Senior Finance Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation of the transactions contemplated hereby and thereby, including all reasonable fees, disbursements and other charges of Fried, Frank, Harris, Shriver & Jacobson LLP, counsel for the Lead Arrangers and the Administrative Agent, and (ii) to pay or reimburse (without duplication of any amount paid pursuant to Section 10.05) each Agent and each Lender for all reasonable costs and expenses incurred in connection with the enforcement, attempted enforcement or preservation of any rights or remedies under this Agreement or the other Senior Finance Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Senior Obligations and during any legal proceeding, including any proceeding under any bankruptcy or insolvency proceeding), including all reasonable fees and disbursements of counsel (including the allocated charges of internal counsel); provided that the Borrower shall not be required to reimburse the legal fees and expenses of more than one outside counsel (in addition to up to one local counsel in each applicable local jurisdiction) for all Persons indemnified under this clause (ii) unless, in the written opinion of outside counsel reasonably satisfactory to the Borrower and the Administrative Agent, representation of all such indemnified persons would be inappropriate due to the existence of an actual or potential conflict of interest. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by any

Agent and the cost of independent public accountants and other outside experts retained by or behalf of the Agents and the Lenders. The agreements in this Section 10.04 shall survive the termination of the Commitments and repayment of all Senior Obligations.

Section 10.05 Indemnification. Whether or not the transactions contemplated hereby are consummated, Holdings and the Borrower, jointly and severally, agree to indemnify, save and hold harmless each Agent, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact and their respective successors and assigns (collectively, the “Indemnitees”) from and against: (i) any and all claims, demands, actions or causes of action that are asserted against any Indemnitee by any Person (other than the Administrative Agent or any Lender) relating directly or indirectly to a claim, demand, action or cause of action that such Person asserts or may assert against any Credit Party, any Affiliate of any Credit Party or any of their respective officers or directors; (ii) any and all claims, demands, actions or causes of action that may at any time (including at any time following repayment of the Senior Obligations and the resignation or removal of any Agent or the replacement of any Lender) be asserted or imposed against any Indemnitee, arising out of or relating to, the Senior Finance Documents, any predecessor Senior Finance Documents, the Commitments, the use of or contemplated use of the proceeds of any Credit Extension, or the relationship of any Credit Party, any Agent and the Lenders under this Agreement or any other Senior Finance Document or from any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Group Company, or any Environmental Liability related in any way to any Group Company; (iii) any administrative or investigative proceeding by any Governmental Authority arising out of or related to a claim, demand, action or cause of action described in clause (i) or (ii) above; and (iv) any and all liabilities (including liabilities under indemnities), losses, costs or expenses (including fees and disbursements of counsel) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action, cause of action or proceeding, or as a result of the preparation of any defense in connection with any foregoing claim, demand, action, cause of action or proceeding, in all cases, and whether or not an Indemnitee is a party to such claim, demand, action, cause of action, or proceeding (all the foregoing, collectively, the “Indemnified Liabilities”); provided that no Indemnitee shall be entitled to indemnification for any claim to the extent such claim is determined by a court of competent jurisdiction is a final and nonappealable judgment to have been caused by its own gross negligence, bad faith or willful misconduct; and provided further that the Borrower shall not be required to reimburse the legal fees and expenses of more than one outside counsel (in addition to up to one local counsel in each applicable local jurisdiction) for all Indemnities unless, in the written opinion of outside counsel reasonably satisfactory to the Borrower and the Administrative Agent, representation of all such Indemnitees would be inappropriate due to the existence of an actual or potential conflict of interest. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Credit Party, its directors, shareholders or creditors or an Indemnitee or any other Person or any Indemnitee is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. Each of Holdings and the Borrower agrees not to assert or permit any of their respective Subsidiaries to assert any claim against any Agent, any Lender, any of their Affiliates or any of their respective directors, officers, employees, attorneys, agents and advisers, and each of the Agents, and the Lenders agrees not to assert or permit any of their respective Subsidiaries to assert any claim against Holdings, the Borrower or any of their respective Subsidiaries or any of their respective directors, officers, employees, attorneys, agents or advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Senior Finance Documents, any of the transactions contemplated herein or therein or the actual or proposed use of the proceeds of the Loans or the Letters of Credit. Without prejudice to the survival of any other agreement of the Credit Parties hereunder and under the other Senior Finance Documents, the agreements and obligations of the Credit Parties contained in this Section 10.05 shall survive the repayment of the Loans, LC Obligations and other obligations under the Senior Finance Documents and the termination of the Commitments hereunder.

Section 10.06 Successors and Assigns.

(a) Generally. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided that none of the Credit Parties may assign or transfer any of its interests and obligations without the prior written consent of either the Required Lenders or the Lenders, as the terms set forth in Section 10.03 may require;

(b) Assignments. Any Lender may assign all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Loans, its Notes, its Commitments and any Participation Interest in Letters of Credit held by it); provided, however, that

(i) each such assignment shall be to an Eligible Assignee;

(ii) except in the case of an assignment to another Lender, an Affiliate of an existing Lender or any Approved Fund (A) the aggregate amount of the Revolving Commitment, Multi-Currency Revolving Commitment, Term B Loans or Multi-Currency Term B Loans of an assigning Lender subject to each such assignments (determined as of the date the Assignment and Acceptance with respect to such assignment is recorded by the Administrative Agent) shall not, without the consent of the Lead Arrangers and, if no Default or Event of Default has occurred and is continuing, the Borrower, be less (with respect to any such Class) than $1,000,000, and an integral multiple of $1,000,000 (or such lesser amount as shall equal the assigning Lender’s entire Commitment or Term Loans of the applicable Class) and (B) after giving effect to such assignment, unless otherwise consented to by the Borrower if no Default or Event of Default has occurred and is continuing, the aggregate amount of the Revolving Commitment and/or Multi-Currency Revolving Commitment of, and Term B Loans at the time owing to, the assigning Lender shall not be less than $1,000,000 (unless the assigning Lender shall have assigned its entire Revolving Commitment and Term B Loans at the time owing it pursuant to such assignment or assignments otherwise complying with this Section 10.06 executed substantially simultaneously with such assignment);

(iii) each such assignment by a Lender shall be of a constant, and not varying, percentage of all rights and obligations in respect of a particular Class of Commitments under this Agreement and the other Senior Finance Documents;

(iv) the parties to such assignment shall either (A) electronically execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent (which initially shall be ClearPar, LLC) or (B) execute and deliver to the Administrative Agent and, only with respect to any assignment of all or a portion of the Revolving Committed Amount, the Issuing Lenders for their acceptance an Assignment and Acceptance, together with any Note subject to such assignment and a processing fee of $3,500, payable or agreed between the assigning Lender and the assignee (and which shall not be required to be paid by the Borrower).

(c) Assignment and Acceptance. By executing and delivering an Assignment and Acceptance in accordance with this Section 10.06, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and the assignee warrants that it is an Eligible Assignee; (ii) except as set forth in clause (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, any of the other Senior Finance Documents or any other instrument or document furnished pursuant hereto or thereto, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any of the other Senior Finance Documents or any other instrument or document furnished pursuant hereto or thereto or the financial condition of the Credit Parties or the performance or observance by any Credit Party of any of its obligations under this Agreement, any of the other Senior Finance Documents or any other instrument or document furnished pursuant hereto or thereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such assignment agreement; (iv) such assignee confirms that it has received a copy of this Agreement, the other Senior Finance Documents, together with copies of the most recent financial statements delivered pursuant to Section 6.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, any Issuing Lender, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Senior Finance Documents; (vi) such assignee appoints and authorizes each of the Administrative Agent and the Collateral Agent to take such action on its behalf and to exercise such powers under this Agreement or any other Senior Finance Document as are delegated to such Persons by the terms hereof or thereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement and the other Senior Finance Documents are required to be performed by it as a Lender. Upon execution, delivery, and acceptance of such Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of such assignment, have the obligations, rights, and benefits of a Lender hereunder and the assigning Lender shall, to the extent of such assignment, relinquish its rights and be released from its obligations under this Agreement. Upon the consummation of any assignment pursuant to this Section 10.06(c), the assignor, the Administrative Agent and the Credit Parties shall make appropriate arrangements so that, if required, new Notes are issued to the assignor and the assignee. If the assignee is not a United States person under Section 7701(a)(30) of the Code, it shall deliver to the Credit Parties and the Administrative Agent certification as to exemption from deduction or withholding of Taxes in accordance with Section 3.01. In addition, if applicable, the assignee shall deliver to the Administrative Agent the information referred to in Section 10.20.

(d) Register. The Borrower hereby designates the Administrative Agent to serve as its agent, solely for purposes of this subsection 10.06(d), to (i) maintain a register (the “Register”) on which the Administrative Agent will record the Commitments from time to time of each Lender, the Loans made by each Lender and each repayment in respect of the principal amount of the Loans of each Lender and to (ii) retain a copy of each Assignment and Acceptance delivered to the Administrative Agent pursuant to this Section 10.06. Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligation in respect of such Loans. The entries in the

Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent, the Issuing Lenders and the Lenders shall treat each Person in whose name a Loan and the Note evidencing the same is registered as the owner thereof for all purposes of this Agreement, notwithstanding notice or any provision herein to the contrary. With respect to any Lender, the assignment or other transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made and any Note issued pursuant to this Agreement shall not be effective until such assignment or other transfer is recorded on the Register and, except to the extent provided in this subsection 10.06(d), otherwise complies with Section 10.06, and prior to such recordation all amounts owing to the transferring Lender with respect to such Commitments, Loans and Notes shall remain owing to the transferring Lender. The registration of assignment or other transfer of all or part of any Commitments, Loans and Notes for a Lender shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Acceptance and payment of the administrative fee referred to in Section 10.06(b)(iv). The Register shall be available at the offices where kept by the Administrative Agent for inspection by the Borrower and any Lender at any reasonable time upon reasonable prior notice to the Administrative Agent. The Borrower may not replace any Lender pursuant to Section 2.11(d), unless, with respect to any Notes held by such Lender, the requirements of subsection 10.06(b) and this subsection 10.06(d) have been satisfied.

(e) Participations. Each Lender may, without the consent of the Borrower, the Issuing Lenders or any Agent, sell participations to one or more Persons in all or a portion of its rights, obligations or rights and obligations under this Agreement (including all or a portion of its Loans, its Notes, its Commitments and any Participation Interest in Letters of Credit held by it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participant shall be entitled to the benefit of the right of setoff contained in Section 10.08 and the yield protection provisions contained in Sections 3.01, 3.04 and 3.05 to the same extent that the Lender from which such participant acquired its participation would be entitled to the benefits of such yield protection provisions; provided that Borrower shall not be required to reimburse any participant pursuant to Sections 3.01, 3.04 or 3.05 in an amount which exceeds the amount that would have been payable thereunder to such Lender had such Lender not sold such participation and (iv) the Credit Parties, the Agents, the Issuing Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Credit Parties relating to the Senior Obligations owing to such Lender and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing the amount of principal of or the rate at which interest is payable on such Loans or Notes, extending any scheduled principal payment date or date fixed for the payment of interest on such Loans or Notes or extending its Commitment).

(f) Other Assignments. Any Lender may at any time (i) assign all or any portion of its rights under this Agreement and any Notes to a Federal Reserve Bank, (ii) pledge or assign a security interest in all or any portion of its interest and rights under this Agreement (including all or any portion of its Notes, if any) to secure obligations of such Lender and (iii) grant to an SPC referred to in subsection (h) below identified as such in writing from time to time by such Lender to the Administrative Agent and the Borrower the option to provide to the Borrower all or any part of any Loans that such Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that no such assignment, option, pledge or security interest shall release a Lender from any of its obligations hereunder or substitute any such Federal Reserve Bank or other Person to which such option, pledge or assignment has been made for such Lender as a party hereto.

(g) Information. Any Lender may furnish any information concerning any Credit Party or any of their respective Subsidiaries in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants), subject, however, to the provisions of Section 10.07.

(h) Other Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”) the option to fund all or any part of any Loan that such Granting Lender would otherwise be obligated to fund pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to fund all or any part of such Loan, the Granting Lender shall be obligated to fund such Loan pursuant to the terms hereof, (iii) no SPC shall have any voting rights pursuant to Section 10.01 and (iv) with respect to notices, payments and other matters hereunder, the Borrower, the Administrative Agent and the Lenders shall not be obligated to deal with an SPC, but may limit their communications and other dealings relevant to such SPC to the applicable Granting Lender. The funding of a Loan by an SPC hereunder shall utilize the Revolving Commitment or Multi-Currency Revolving Commitment, as applicable, of the Granting Lender to the same extent that, and as if, such Loan were funded by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or payment under this Agreement for which a Lender would otherwise be liable for so long as, and to the extent, the Granting Lender provides such indemnity or makes such payment. Notwithstanding anything to the contrary contained in this Agreement, any SPC may disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee to such SPC. This subsection (h) may not be amended without the prior written consent of each Granting Lender, all or any part of whose Loan is being funded by an SPC at the time of such amendment.

Section 10.07 Confidentiality and Disclosure. (a) Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (ii) to the extent requested by any regulatory authority (in which case the Administrative Agent or such Lender, as applicable, shall use reasonable efforts to notify the Borrower prior to such disclosure); (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (iv) to any other party to this Agreement; (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (vi) subject to an agreement containing provisions substantially the same as those of this Section 10.07, to (A) any Eligible Assignee of or participant in, or any prospective Eligible Assignee of or participant in, any of its rights or obligations under this Agreement or (B) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Borrower; (vii) with the consent of the Borrower; (viii) to the extent such information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to an Agent or any Lender on a nonconfidential basis from a source other than the Borrower; or (ix) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender’s or its Affiliates’ investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates. For the purposes of this Section 10.07, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified in writing at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding the foregoing, any Agent and any Lender may place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or worldwide web as it may choose, and circulate similar promotional materials, after the closing of the transactions contemplated by this Agreement in the form of a “tombstone” or otherwise describing the names of the Credit Parties, or any of them, and the amount, type and closing date of such transactions, all at their sole expense.

(b) Notwithstanding the foregoing or any other contrary provision in this Agreement or any other Senior Finance Documents, the parties hereto hereby agree that, from the commencement of discussions with respect to the Transactions and the Senior Finance Documents, each of the parties hereto and each of their respective employees, representatives and other agents may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure (as such terms are used in Sections 6011, 6111 and 6112 of the Code and the Treasury Regulations promulgated thereunder) of the Senior Finance Documents and the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to any of the parties hereto relating to such tax treatment and tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws; provided, however, that for this purpose the U.S. federal income tax treatment and U.S. federal income tax structure shall not include (i) the identity of any existing or future party (or affiliate of such party) to this Agreement or (ii) any specific market pricing information, including the amount of any fees, expenses, rates or payments, arising in connection with this Agreement or the transactions contemplated hereby.

Section 10.08 Set-off. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of a payment Event of Default, each Lender (and each of its Affiliates) is authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind (all of such rights being hereby expressly waived), to set-off and to appropriate and apply any and all deposits (general or specific, but excluding Exempt Deposit Accounts as defined in the Security Agreement) and any other indebtedness at any time held or owing by such Lender (including, without limitation, branches, agencies or Affiliates of such Lender wherever located) to or for the credit or the account of any Credit Party against obligations and liabilities of such Credit Party then due to the Lenders hereunder, under the Notes, under the other Senior Finance Documents or otherwise, and any such set-off shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of such Lender subsequent thereto. The Credit Parties hereby agree that to the extent permitted by law any Person purchasing a participation in the Loans, Commitments and LC Obligations hereunder pursuant to Section 2.01(d), 2.05(a) or (e), 2.14 or 10.06(e) may exercise all rights of set-off with respect to its participation interest as fully as if such Person were a Lender hereunder and any such set-off shall reduce the amount owed by such Credit Party to the Lender.

Section 10.09 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be charged or contracted for, charged or otherwise received by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 10.09, shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such Lender shall have received such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of payment.

Section 10.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

Section 10.11 Integration. This Agreement, together with the other Senior Finance Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Senior Finance Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Senior Finance Document shall not be deemed a conflict with this Agreement. Each Senior Finance Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 10.12 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Senior Finance Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Agents and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Senior Obligation shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

Section 10.13 Severability. Any provision of this Agreement and the other Senior Finance Documents to which any Credit Party is a party that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.14 Headings. The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

Section 10.15 Defaulting Lenders. Each Lender understands and agrees that if such Lender is a Defaulting Lender then, notwithstanding the provisions of Section 10.03, it shall not be entitled to vote on any matter requiring the consent of the Required Lenders or to object to any matter requiring the consent of all the Lenders adversely affected thereby; provided, however, that all other benefits and obligations under the Senior Finance Documents shall apply to such Defaulting Lender, except as provided in Section 2.03(e).

Section 10.16 Governing Law; Submission to Jurisdiction.

(a) THIS AGREEMENT AND THE OTHER SENIOR FINANCE DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND OTHER THAN AS EXPRESSLY SET FORTH IN SUCH OTHER SENIOR FINANCE DOCUMENTS) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS (1993 REVISION), INTERNATIONAL CHAMBER OF COMMERCE, PUBLICATION NO. 500 AND, AS TO MATTERS NOT GOVERNED BY SUCH UNIFORM CUSTOMS, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES. Any legal action or proceeding with respect to this Agreement or any other Senior Finance Document may be brought in the courts of the State of New York in New York County, or of the United States for the Southern District of New York, and, by execution and delivery of this Agreement, each of Holdings and the Borrower hereby irrevocably accepts for itself and in respect of its property, generally and unconditional, the nonexclusive jurisdiction of such courts. Each of Holdings and the Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such court and any claim that any such proceeding brought in any such court has been brought in an inconvenient forum.

(b) Each of Holdings and the Borrower hereby irrevocably consents and agrees that any and all process which may be served in any suit, action or proceeding of the nature referred to in this Section 10.16 may be served the mailing of a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to Holdings’ or the Borrower’s address referred to in Section 10.03, as the case may be. Each of Holdings and the Borrower agrees that such service (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon and personal delivery to it. Nothing in this Section 10.16 shall affect the right of any Lender to serve process in any manner permitted by law or limit the right of any Lender to bring proceedings against Holdings or the Borrower in the courts of any jurisdiction or jurisdictions.

Section 10.17 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY SENIOR FINANCE DOCUMENT OR IN

ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY SENIOR FINANCE DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.17 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY HERETO CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.17.

Section 10.18 Binding Effect. This Agreement shall become effective at such time when it shall have been executed by Holdings, the Borrower and the Administrative Agent shall have received copies hereof (telefaxed or otherwise) which, when taken together, bear the signatures of each Lender, and thereafter this Agreement shall be binding upon and inure to the benefit of Holdings, the Borrower, each Agent and each Lender and their respective successors and assigns; provided, however, unless the conditions set forth in Section 4.01 have been satisfied by the Credit Parties or waived by the Lenders on or before March 15, 2004, none of Holdings, the Borrower, the Agents or the Lenders shall have any obligations under this Agreement.

Section 10.19 Judgment Currency.

(a) The obligations of the Credit Parties hereunder and under the other Senior Finance Documents to make payments in a specified currency (the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by a Senior Finance Party of the full amount of the Obligation Currency expressed to be payable to it under this Agreement or another Senior Finance Document. If, for the purpose of obtaining or enforcing judgment against any Credit Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made at the Exchange Rate determined as of the Business Day immediately preceding the date on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b) If there is a change in the Exchange Rate prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due pursuant to the applicable judgment, the Borrower covenants and agrees to pay, or cause to be paid, or remit, or cause to be remitted, such additional amounts, if any, as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the Exchange Rate prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of

Judgment Currency stipulated in the judgment or judicial award at the Exchange Rate prevailing on the Judgment Currency Conversion Date.

(c) For purposes of determining any Exchange Rate or currency equivalent for this Section, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

Section 10.20 Lenders’ U.S. Patriot Act Compliance Certification. Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States or a State thereof (and is not excepted from the certification requirement contained in Section 313 of the U.S. Patriot Act and the applicable regulations because it is both (i) an Affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country and (ii) subject to supervision by a banking regulatory authority regulating such affiliated depository institution or foreign bank) shall deliver to the Administrative Agent the certification or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the U.S. Patriot Act and the applicable regulations thereunder: (i) within 10 days after the Closing Date or, if later, the date such Lender, assignee or participant of a Lender becomes a Lender, assignee or participant of a Lender hereunder and (ii) at such other times as are required under the U.S. Patriot Act.

Section 10.21 U.S. Patriot Act Notice. Each Senior Finance Party (for itself and not on behalf of any other Senior Finance Party) hereby notifies each of Holdings and the Borrower that, pursuant to the requirements of the U.S. Patriot Act, such Senior Finance Party is required to obtain, verify and record information that identifies each of Holdings and each other Credit Party, which information includes the name and address of each such Credit Party and other information that will allow such Senior Finance Party to identify each such Credit Party in accordance with the U.S. Patriot Act.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

KINGPIN INTERMEDIATE CORP.

By:	/s/ Christopher F. Caesar

Name: Christopher F. Caesar
Title: Chief Financial Officer Assistant Secretary

c/o Code Hennessy & Simmons 10 S. Wacker Drive Suite 3175 Chicago, IL 60606 Facsimile:

KINGPIN MERGER SUB, INC.

By:	/s/ Christopher F. Caesar

Name: Christopher F. Caesar
Title: Chief Financial Officer Assistant Secretary

c/o Code Hennessy & Simmons 10 S. Wacker Drive Suite 3175 Chicago, IL 60606 Facsimile:

CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands branch, as Administrative Agent, Issuing Lender and a Lender

By:	/s/ Robert Hetu

Name: Robert Hetu
Title: Director

By:	/s/ Cassandra Droogan

Name: Cassandra Droogan
Title: Associate

Eleven Madison Avenue New York, NY 10010 Facsimile:

MERRILL LYNCH & CO., MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Syndication Agent and Documentation Agent

By:	/s/ Stephen B. Paras

Name: Stephen B. Paras
Title: Managing Director

4 World Financial Center 250 Vesey Street New York, NY 10080 Facsimile:

MERRILL LYNCH CAPITAL CORPORATION

By:	/s/ Michael E. O’Brien

Name: Michael E. O’Brien
Title: Vice President

4 World Financial Center 250 Vesey Street New York, NY 10080 Facsimile:

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ W. Jerome McDermott

Name: W. Jerome McDermott
Title: Duly Authorized Signatory

General Electric Capital Corporation Corporate Financial Services 201 Merritt 7, P.O. Box 5201 Norwalk, CT 06856-4193 Facsimile: